SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            UNION COMMUNITY BANCORP
             (Exact name of registrant as specified in its charter)

            INDIANA                      6035                    35-2025237
        (State or other            (Primary Standard          (I.R.S. Employer
        jurisdiction of                Industrial            Identification No.)
       incorporation or              Classification
        organization)                 Code Number)

                               221 E. Main Street
                         Crawfordsville, Indiana 47933
                                 (765) 362-2400
              (Address, including ZIP Code, and telephone number,
        including area code of registrant's principal executive offices)

                          JOSEPH E. TIMMONS, PRESIDENT
                            UNION COMMUNITY BANCORP
                               221 E. MAIN STREET
                         CRAWFORDSVILLE, INDIANA 47933
                            Telephone (765) 362-2400
                           Telecopier (765) 364-9416
            (Name, address, including ZIP Code and telephone number,
                   including area code, of agent for service)

Copy to:        Claudia V. Swhier, Esq.         Martin L. Meyrowitz, P.C.
                 Barnes & Thornburg           Silver, Freedman & Taff, L.L.P.
                 11 S. Meridian Street        1100 New York Avenue, N.W.
               Indianapolis, IN   46204          Washington, D.C.   20005
              Telephone (317) 231-7231          Telephone (202) 414-6100
              Telecopier (317) 231-7433         Telecopier (202) 682-0354

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon the effective time of the merger of Montgomery Financial Corporation with and into Registrant pursuant to the Agreement and Plan of Reorganization described in the enclosed joint proxy statement/prospectus included as Part I of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                         Calculation of Registration Fee
                                                          Proposed           Proposed maximum
Title of each class of             Amount to be       maximum offering           aggregate             Amount of
securities to be registered       registered (1)      price per unit         offering price (2)    registration fee
-----------------------------     --------------      ----------------       ------------------    ----------------
common stock, Without Par Value     678,967               $11.92                $8,095,351             $2,023.84

--------------------------------
(1) This amount is based on the number of shares of common stock of Union Community Bancorp to be issued upon consummation of the merger contemplated by the Agreement and Plan of Reorganization dated July 23, 2001, among Union Community Bancorp, Montgomery Financial Corporation, Union Federal Savings and Loan Association, and Montgomery Savings, A Federal Association.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f) of the Securities Act of 1933, as amended, based on the average of the bid and asked prices of Montgomery Financial Corporation's 1,207,698 outstanding shares of common stock on October 1, 2001 ($14 13/64), less the amount of cash to be paid by Union Community Bancorp to the shareholders of Montgomery Financial Corporation ($9,057,735).

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             UNION COMMUNITY BANCORP
                              221 East Main Street
                          Crawfordsville, Indiana 47933
                                 (765) 362-2400
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 19, 2001

To the Shareholders of Union Community Bancorp:

     We will hold a special meeting of the shareholders of Union Community Bancorp to consider and vote on the merger of Montgomery Financial Corporation ("Montgomery") with and into Union Community Bancorp ("Union Community") on December 19, 2001, at 10:00 a.m., Crawfordsville time, at our principal office located at 221 East Main Street, Crawfordsville, Indiana, for the following purposes:

1. Merger Proposal. To approve the Agreement and Plan of Reorganization dated July 23, 2001 (the "Agreement"), by and among Union Community, Montgomery, Union Federal Savings and Loan Association, a wholly-owned subsidiary of Union Community, and Montgomery Savings, A Federal Association, a wholly-owned subsidiary of Montgomery. Under the Agreement, shareholders of Montgomery have the right to elect to receive either 1.1244 shares of Union Community common stock ("Union Community common stock"), or $15.00 in cash, for each share of Montgomery common stock ("Montgomery common stock"), owned by them, provided that an aggregate of 678,967 shares of Union Community common stock must be issued in the merger.

2. Other Matters. To approve a proposal to adjourn the meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger.

     The Boards of Directors of Union Community and Montgomery have unanimously approved the agreement to merge Montgomery with and into Union Community. Among other conditions, the merger must also be approved at the special meeting of Union Community shareholders by the affirmative vote of at least a majority of the outstanding shares of Union Community common stock. Only shareholders of Union Community as of the close of business on October 29, 2001, may vote at the special meeting. The attached joint proxy statement /prospectus gives you detailed information about the merger and includes a copy of the Agreement and Plan of Reorganization as Annex A. You should read these documents carefully.

     Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope. If no instructions are indicated on your signed proxy card, your shares will be voted "FOR" the merger. You may revoke your proxy prior to its exercise in the manner provided in the accompanying document. If you do not return your proxy and do not vote in person at the special meeting, the effect is the same as a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

                                              By Order of the Board of Directors


                                              /s/ Joseph E. Timmons
                                              Joseph E. Timmons
                                              President

Crawfordsville, Indiana
November 6, 2001

                        MONTGOMERY FINANCIAL CORPORATION
                              119 East Main Street
                          Crawfordsville, Indiana 47933
                                 (765) 362-4710
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 19, 2001

To the Shareholders of Montgomery Financial Corporation:

     We will hold a special meeting of the shareholders of Montgomery Financial Corporation to consider and vote on the merger of Montgomery Financial Corporation ("Montgomery") with and into Union Community Bancorp ("Union Community") on December 19, 2001, at 2:00 p.m., Crawfordsville time, at our principal office located at 119 East Main Street, Crawfordsville, Indiana, for the following purposes:

1. Merger Proposal. To approve the Agreement and Plan of Reorganization dated July 23, 2001 (the "Agreement"), by and among Union Community, Montgomery, Union Federal Savings and Loan Association, a wholly-owned subsidiary of Union Community, and Montgomery Savings, A Federal Association, a wholly-owned subsidiary of Montgomery. Under the Agreement, shareholders of Montgomery have the right to elect to receive either 1.1244 shares of Union Community common stock ("Union Community common stock"), or $15.00 in cash, for each share of Montgomery common stock ("Montgomery common stock"), owned by them, provided that an aggregate of 678,967 shares of Union Community common stock must be issued in the merger.

2. Other Matters. To approve a proposal to adjourn the meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger.

     The Boards of Directors of Union Community and Montgomery have unanimously approved the agreement to merge Montgomery with and into Union Community. Among other conditions, the merger must also be approved at the special meeting of Montgomery shareholders by the affirmative vote of at least a majority of the outstanding shares of Montgomery common stock. Only shareholders of Montgomery as of the close of business on October 29, 2001, may vote at the special meeting. The attached joint proxy statement/prospectus gives you detailed information about the merger and includes a copy of the Agreement and Plan of Reorganization as Annex A. You should read these documents carefully.

     You are entitled to assert dissenters' rights as set forth in Sections 23-1-44-1 through 23-1-44-20 of the Indiana Business Corporation Law, copies of which are included in the attached joint proxy statement/prospectus as Annex D. For a discussion of the procedures to be followed in asserting those dissenters' rights, please refer to the section entitled "Rights of Dissenting Shareholders" in the attached joint proxy statement/prospectus

     Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope. If no instructions are indicated on your signed proxy card, your shares will be voted "FOR" the merger. You may revoke your proxy prior to its exercise in the manner provided in the accompanying document. If you do not return your proxy and do not vote in person at the special meeting, the effect is the same as a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

                                              By Order of the Board of Directors


                                              /s/ J. Lee Walden
                                              J. Lee Walden
                                              President

Crawfordsville, Indiana
November 6, 2001

                JOINT PROXY STATEMENT FOR THE SPECIAL MEETINGS OF
                     SHAREHOLDERS OF UNION COMMUNITY BANCORP
                      AND MONTGOMERY FINANCIAL CORPORATION

                                 PROSPECTUS OF
                            UNION COMMUNITY BANCORP

     The boards of directors of Montgomery Financial Corporation and Union Community Bancorp have unanimously approved an agreement to merge Montgomery with and into Union Community. If the merger is approved by the shareholders of both Montgomery and Union and all other closing conditions are satisfied, each shareholder of Montgomery will have the option to elect to receive 1.1244 shares of Union Community common stock or $15.00 in cash, for each share of Montgomery common stock owned before the merger. However, the number of shares of Union Community common stock that must be issued in the merger must equal 678,967 shares, and there may be pro rata allocations of cash or stock made to Montgomery shareholders to ensure that this requirement is satisfied. Each Montgomery shareholder will also receive cash in lieu of any fractional shares of Union Community common stock that such shareholder would otherwise receive in the merger, based on a value of $13.34 per share of Union Community common stock. The Board of Directors of both Montgomery and Union Community believe that the merger is in the best interests of Union Community, Montgomery, and their respective shareholders.

     This document is a joint proxy statement that both companies are using to solicit proxies for use at their special shareholder meetings to be held to vote on the merger. It is also a prospectus relating to Union Community's issuance of 678,967 shares of Union Community common stock in connection with the merger.

     Union Community common stock is listed for quotation on the Nasdaq National Market under the symbol "UCBC." The closing price of a share of Union Community common stock on November 1 2001, was $13.60 per share.

     Montgomery common stock is listed for quotation on the Nasdaq Small Cap Market under the symbol "MONT." The closing price of a share of Montgomery common stock on November 1, 2001, was $14.22 per share.

     For a description of certain significant considerations in connection with the merger and related matters described in this document, see "Risk Factors" beginning on page 17.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

     The shares of Union Community common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

 The date of this joint proxy statement/prospectus is November 6, 2001, and it is first being mailed to shareholders on or about November 9, 2001.

                     HOW TO OBTAIN INCORPORATED INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about Union Community Bancorp and Montgomery Financial Corporation that is not included in or delivered with this joint proxy statement/prospectus. This information is available without charge to shareholders upon written or oral request made to:

For Union Community Bancorp:            Joseph E. Timmons
                                        Union Community Bancorp
                                        221 E. Main Street
                                        Crawfordsville, Indiana 47933
                                        (765) 362-2400

For Montgomery Financial Corporation:   J. Lee Walden
                                        Montgomery Financial Corporation
                                        119 E. Main Street
                                        Crawfordsville, Indiana 47933
                                        (765) 362-4710

     In order to assure timely delivery of these documents, you must request the information no later than December 12, 2001.

     Also see "Where You Can Find More Information" on page 73.

                                TABLE OF CONTENTS


                                                                            Page

Questions and Answers About the Merger ....................................... 4
Summary ...................................................................... 8
Risk Factors .................................................................17
A Warning about Forward-Looking Information ..................................19
The Union Community Special Meeting ..........................................20
The Montgomery Special Meeting ...............................................23
The Merger ...................................................................26
The Agreement ................................................................40
Selected Consolidated Financial Data of Union Community ......................47
Selected Consolidated Financial Data of Montgomery ...........................49
Unaudited Pro Forma Combined Condensed Financial Information .................50
Interests of Certain Directors and Executive Officers
        of Montgomery in the Merger ..........................................56
Effective Time ...............................................................58
Election and Allocation Procedures ...........................................58
Exchange and Payment Procedures ..............................................58
Fractional Shares ............................................................59
Treatment of Montgomery Stock Options ........................................59
Rights of Dissenting Shareholders ............................................59
Regulatory Approvals for the Merger ..........................................60
Material Federal Income Tax Consequences .....................................61
Accounting Treatment of the Merger ...........................................64
NASDAQ National Market Listing ...............................................64
Description of Union Community common stock and Montgomery common stock ......64
Restrictions on Acquisition of Union Community and Montgomery ................65
Independent Public Accountants and Experts ...................................72
Shareholder Proposals ........................................................72
Legal Matters ................................................................73
Where You Can Find More Information ..........................................73

Annexes
  Annex A - Agreement and Plan of Reorganization
  Annex B - Opinion of Edelman & Co., Ltd.
  Annex C - Opinion of Keefe, Bruyette & Woods, Inc.
  Annex D - Chapter 44 of the Indiana Business Corporation Law (Dissenters'
                Rights)
  Annex E - Union Community's Annual Report to Shareholders for the year ended
                December 31, 2000
  Annex F - Union Community's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2001
  Annex G - Montgomery's Annual Report on Form 10-KSB for the year ended
                June 30, 2001

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: For each share of Montgomery common stock you own before the merger, you will have the right to elect, on a share-by-share basis, to receive:

          o    1.1244 shares of Union Community common stock; or

          o    $15.00 in cash.

     Montgomery shareholders may elect to receive Union Community common stock for some or all of their shares and cash for any balance of their shares. Union Community will also pay cash in lieu of issuing fractional shares on the basis of $13.34 per share. The Agreement provides that 678,967 shares of Union Community common stock must be issued in the merger. If Montgomery shareholder elections result in the issuance of fewer or more than 678,967 shares of Union Community common stock, your elections may be subject to proration as described under "Election and Allocation Procedures" on page
     58. As a result of the proration, you may not receive cash or shares of Union Community common stock to the full extent that you elect to receive that form of merger consideration.

     The following table illustrates the approximate value of what a holder of 100 shares of Montgomery common stock will receive in the merger, assuming varying final Union Community common stock prices and different percentages of cash and of Union Community common stock. You should bear in mind that the value of Union Community common stock is subject to market fluctuations and, therefore, the value of a share of Union Community common stock as of the effective date of the merger and after the merger may well differ from the value of such stock set forth below. This table uses hypothetical final Union Community common stock prices.


                                                     If you hold 100 shares of Montgomery
                                                           Common Stock and the final
                                                        Union Community stock price is:

     You receive                                       $12.00       $13.00       $14.50       $16.00
     ------------------------------------------------ ---------   ----------   ----------   ---------
     100% cash........................................$1,500.00    $1,500.00    $1,500.00    $1,500.00
     75% cash and 25% Union Community Common Stock....$1,462.47    $1,490.47    $1,532.47    $1,574.47
     50% cash and 50% Union Community Common Stock....$1,424.93    $1,480.93    $1,564.93    $1,648.93
     25% cash and 75% Union Community Common Stock....$1,387.40    $1,471.40    $1,597.40    $1,723.40
     100% Union Community Common Stock................$1,349.87    $1,461.87    $1,629.87    $1,797.87


     As of November 1, 2001, the closing price for a share of Union Community common stock was $13.60 and for a share of Montgomery common stock was $14.22. You should obtain current market prices for shares of Union Community common stock and Montgomery common stock. Union Community common stock is listed on the Nasdaq National Market under the symbol "UCBC." Montgomery common stock is listed on the Nasdaq Small Cap Market under the symbol "MONT."


Q:   WHAT RISKS SHOULD I CONSIDER BEFORE I VOTE ON THE MERGER?

A:   You should review "Risk Factors" beginning on page 17.

Q: WILL UNION COMMUNITY SHAREHOLDERS RECEIVE ANY SHARES OR CASH AS A RESULT OF THE MERGER?

A: No. Union Community shareholders will continue to own the same number of Union Community shares they owned before the effectiveness of the merger.

Q:   WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We must first obtain the necessary regulatory approvals and the approvals of the Montgomery shareholders and Union Community shareholders at the special meeting that each company will hold for its shareholders to vote on the merger. We currently expect to complete the merger in the first quarter of 2002.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We have structured the merger so that Union Community, Montgomery and our respective shareholders will not recognize any gain or loss for federal income tax purposes on the exchange of Montgomery shares for Union Community shares in the merger. Taxable income will result, however, to the extent a Montgomery shareholder receives cash instead of Union Community common stock (including cash received in lieu of fractional shares of Union Community common stock) and the cash received exceeds the shareholder's adjusted basis. At the closing, Montgomery is to receive an opinion confirming these tax consequences. See "Material Federal Income Tax Consequences."

     Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:   HOW DO THE DIRECTORS PLAN TO VOTE?

A: The Agreement obligates each director of Montgomery, in his capacity as a Montgomery shareholder, to vote his Montgomery shares in favor of the merger and, in his capacity as a director, to recommend approval of the merger to the shareholders of Montgomery, subject to his fiduciary duties to shareholders. The Montgomery directors collectively own with the power to vote 97,089 shares, or approximately 8.0% of the outstanding Montgomery common stock as of the voting record date. The Agreement also obligates each director of Union Community in his capacity as a Union Community shareholder, to vote his Union Community shares in favor of the merger and, in his capacity as a director, to recommend approval of the merger to the shareholders of Union Community, subject to his fiduciary duties to shareholders. The Union Community directors collectively own with the power to vote 164,310 shares, or approximately 7.8% of the outstanding Union Community common stock as of the voting record date.

Q:   WILL I HAVE DISSENTERS' RIGHTS?

A: Montgomery shareholders will be able to dissent from the proposed merger, but only by complying with the applicable provisions of the Indiana Business Corporation Law. Union Community shareholders have no dissenters' rights or other rights to demand the fair value in cash of their shares of Union Community common stock as a result of the merger.

Q:   WHAT DO I NEED TO DO NOW?

A: After reading this joint proxy statement/prospectus, just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the December 19, 2001 Union Community shareholder meeting, if you are a Union Community shareholder, or at the December 19, 2001 Montgomery shareholder meeting, if you are a Montgomery shareholder. If you are a Montgomery shareholder, you should also complete your Election Form and Letter of Transmittal to specify the type of merger consideration you prefer (or provide instructions to your broker if you hold your shares in "street name"). To submit your Montgomery stock certificates for exchange, you should follow the instructions contained in the Election Form and Letter of Transmittal.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Yes. Your broker will vote your shares, but only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. If you do not provide instructions to your broker, your broker will not be able to vote your shares on the proposed merger, and this will have the effect of voting against the merger.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the applicable shareholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke you proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the appropriate meeting and vote in person. Your attendance at the shareholder meeting will not, however, by itself revoke you proxy. If you hold your shares in "street name" and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: If you are a Montgomery shareholder, enclosed is an Election Form and Letter of Transmittal and instructions for electing your preferred form of merger consideration and exchanging your shares of Montgomery common stock for shares of Union Community common stock and any cash payments you may be entitled to receive. You must include your Montgomery stock certificates with your Election Form and Letter of Transmittal. If you are a Union Community shareholder, you should retain your certificates, as you will continue to hold the Union Community shares you currently own.

Q:   HOW DO I ELECT THE FORM OF PAYMENT THAT I PREFER?

A: An Election Form and Letter of Transmittal is enclosed with this joint proxy statement/prospectus mailed to Montgomery shareholders. If you wish to make an election, you should complete this Election Form and Letter of Transmittal and send it in the envelope provided to the exchange agent, The Fifth Third Bank. For you to make an effective election, your properly executed election form must be received by the exchange agent before 5:00 p.m., Cincinnati time, on December 21, 2001, the election deadline. You must include your Montgomery stock certificates with your Election Form and Letter of Transmittal. If you hold your shares in street name with a broker, you should ask your broker for instructions on tendering your Montgomery shares. Please read the instructions to the Election Form and Letter of Transmittal for information on completing the form. These instructions will also inform you what to do if your stock certificates have been lost, stolen or destroyed.

Q:   WHICH FORM OF PAYMENT SHOULD I CHOOSE? WHY?

A: The form of payment you should elect will depend upon your personal financial and tax circumstances. We urge you to consult your financial or tax advisor if you have any questions about the form of payment you should elect.

Q: WHAT WILL HAPPEN IF I DON'T MAKE AN ELECTION AS TO SOME OR ALL OF MY MONTGOMERY SHARES?

A: Your non-elections will either be treated as elections for cash, Union Community common stock, or a combination thereof, depending on the elections that are made by other shareholders. If you do not make an election, it is impossible to predict at this point what merger consideration you will receive.

Q:   IF I AM VOTING AGAINST THE MERGER, SHOULD I STILL MAKE AN ELECTION?

A: Yes. If the merger is approved by the Union Community and Montgomery shareholders and becomes effective, you will receive merger consideration based on the Election Form and Letter of Transmittal you submit. If you fail to submit an Election Form and Letter of Transmittal, your Montgomery shares will be treated as described in the preceding answer. If you vote against the merger, you may still exercise your dissenters' rights even though you have submitted an Election Form and Letter of Transmittal, although your right to do so depends on your strict compliance with the requirements in the Indiana Business Corporation Law.

Q:   CAN I CHANGE MY ELECTION?

A: Yes. You can change your election by submitting a new Election Form and Letter of Transmittal to the exchange agent so it is received prior to the election deadline set forth on the Election Form and Letter of Transmittal. After the election deadline, no changes may be made.

Q: WHAT WILL HAPPEN IF I ACQUIRE SHARES OF MONTGOMERY COMMON STOCK FROM A MONTGOMERY SHAREHOLDER AFTER THE VOTING RECORD DATE?

A: If you acquire shares of Montgomery common stock from a Montgomery shareholder after the voting record date, you must obtain and submit your own Election Form and Letter of Transmittal by the Election Deadline in order for an election to be valid with respect to the shares you acquired. If the shares are registered in your name, the exchange agent will send you a new Election Form and Letter of Transmittal although you may submit an Election Form and Letter of Transmittal obtained from the selling shareholder or by some other means. If you are not the registered owner of the shares acquired, then you should contact the bank, broker or dealer through which you acquired the shares to request that the bank, broker or dealer submit an Election Form and Letter of Transmittal on your behalf. In either case, the Election Form and Letter of Transmittal must be submitted by the Election Deadline.

Q:   WHOM SHOULD I CALL IF I HAVE OTHER QUESTIONS?

A: If you are a Montgomery shareholder and you have more questions about the merger, you should contact The Fifth Third Bank, the exchange agent for the merger, at (800) 837-2755, or Georgeson Shareholder Communications Inc., the information agent for the merger, at (866) 233-9058 or e-mail: pdibona@georgesonshareholder.com or msedlak@georgesonshareholder.com.
     Montgomery shareholders can also contact:

         Montgomery Financial Corporation
         Attn: J. Lee Walden
         119 East Main Street
         Crawfordsville, Indiana 47933
         Tel: (765) 362-2400
         E-mail: jlwalden@montsav.com

     If you are a Union Community shareholder and you have more questions about the merger, you should contact:

         Union Community Bancorp
         Attn: Joseph E. Timmons
         221 East Main Street
         Crawfordsville, Indiana 47933
         Tel: (765) 362-4710
         E-mail: unionfederalcville@mail.tds.net

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, AS WELL AS THE ADDITIONAL DOCUMENTS WE REFER YOU TO, INCLUDING THE AGREEMENT WHICH WE HAVE ATTACHED AS ANNEX A. SEE "WHERE YOU CAN FIND MORE INFORMATION" AT PAGE .

General

     We are proposing a merger between Montgomery and Union Community which we believe will create opportunities for the combined company to realize enhanced revenues through asset growth and operating efficiencies. In the merger, each Montgomery shareholder will have the option of receiving 1.1244 shares of Union Community common stock, or $15.00 in cash, for each share of Montgomery common stock they own. However, 678,967 shares of Union Community common stock must be issued in the merger, and there may be pro rata allocations of cash or stock made to Montgomery shareholders to ensure that this requirement is satisfied. Union Community will also pay cash in lieu of issuing fractional shares of Union Community common stock to current holders of Montgomery common stock, on the basis of $13.34 per share of Union Community common stock.

Union Community

     Union Community Bancorp
     221 East Main Street
     Crawfordsville, Indiana 47933
     (765) 362-2400

     Union Community, which was organized in September 1997 as an Indiana corporation, is a unitary savings and loan holding company that primarily conducts business through its wholly-owned subsidiary, Union Federal Savings and Loan Association. On December 29, 1997, Union Community acquired the common stock of Union Federal upon the conversion of Union Federal from a federal mutual savings association to a federal stock savings association. Both Union Community and Union Federal have their headquarters in Crawfordsville, Indiana. At June 30, 2001, Union Community had $127.4 million in total assets, $77.7 million in total deposits, $115.8 million in net loans, and shareholders' equity of $35.6 million. For the fiscal year ended December 31, 2000, Union Community had net income of $1.9 million, a return on assets of 1.59%, and a return on equity of 5.17%, and for the six-month period ended June 30, 2001, Union Community had net income of $885,580, a return on assets of 1.40%, and a return on equity of 5.01%, on an annualized basis.

     Union Federal was organized as a state-chartered savings and loan association in 1913. Since then, Union Federal has conducted its business from its full-service office located in Crawfordsville, Indiana, and a full-service branch in Crawfordsville which it opened in April 2001. Union Federal's principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate. Union Federal offers a number of lending, deposit and other financial services, including, without limitation, residential real estate loans, multi-family residential loans, commercial real estate loans, construction loans, home improvement loans, money market demand accounts, passbook savings accounts and certificates of deposit.

The Union Community Special Meeting

     The Union Community special shareholders' meeting will be held at Union Community's principal office located at 221 East Main Street in Crawfordsville, Indiana, at 10:00 a.m., Crawfordsville time, on December 19, 2001. At the meeting, Union Community shareholders will vote upon a proposal to approve the merger and the Agreement and a proposal to adjourn or postpone the meeting to allow additional time to solicit additional proxies should there not be sufficient votes in favor of the merger.

Record Date; Voting Power

     You are entitled to vote at the Union Community special meeting if you owned shares of Union Community on October 29, 2001, the record date. As of the record date, there were 2,100,000 shares of Union Community common stock issued and outstanding held by approximately 314 shareholders of record. Each holder of Union Community common stock will be entitled to one vote per share on any matter that may properly come before the meeting.

Vote Required

     Approval by the Union Community shareholders of the proposal to approve the merger and adopt the Agreement requires the affirmative vote of a majority of the outstanding shares of Union Community common stock. Approval by the Union Community shareholders of the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. The Agreement obligates the directors of Union Community, in their capacities as shareholders of Union Community, to vote in favor of the merger. Collectively, these individuals own with the power to vote 164,310 shares, which represent 7.8% of the outstanding shares of Union Community common stock.

Recommendation of Board of Directors

     The Union Community Board of Directors has unanimously approved and adopted the Agreement and recommends a vote "FOR" approval of the merger. You should refer to the reasons that the Union Community Board of Directors considered in determining whether to approve and adopt the Agreement on page 27. The Union Community Board of Directors also recommends a vote "FOR" the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies.

Opinion of Edelman & Co., Ltd, Financial Advisor to Union Community

     Edelman & Co., Ltd., financial advisor to Union Community, rendered an opinion dated as of July 23, 2001 to the Union Community Board of Directors that, as of that date and based on and subject to the assumptions, factors and limitations set forth in the opinion, the merger consideration was fair to the Union Community shareholders from a financial point of view. Edelman subsequently updated its July 23, 2001 opinion by delivering to the Union Community Board of Directors an opinion dated as of the date of this document. A copy of the updated fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Edelman, is attached to this document as Annex B. Union Community shareholders should read the fairness opinion in its entirety.

Montgomery

     Montgomery Financial Corporation
     119 East Main Street
     Crawfordsville, Indiana  47933
     (765) 362-4710

     Montgomery was organized in April 1997 as an Indiana corporation by Montgomery Savings, A Federal Association for the purpose of serving as the savings and loan holding company of Montgomery Savings. Montgomery is a unitary savings and loan holding company that primarily conducts business through its wholly-owned subsidiary, Montgomery Savings. At June 30, 2001, Montgomery had $136.9 million in total assets, $100.6 million in total deposits, $120.2 million in net loans, and shareholders' equity of $16.9 million. For the fiscal year ended June 30, 2001, Montgomery had net income of $377,000, a return on assets of 0.27%, and a return on equity of 2.21%.

     Montgomery Savings was established in 1888 as an Indiana state-chartered mutual savings and loan association known as The Montgomery Savings Association. It was converted in 1985 to a federally chartered, mutual savings and loan association. On August 11, 1995, Montgomery Savings transferred substantially all its assets and liabilities to a federally-chartered stock savings and loan association named Montgomery Savings, A Federal Association.

     In June 1997, Montgomery became the holding company of Montgomery Savings and issued shares of common stock to the public. Pursuant to a Plan of Conversion and Agreement and Plan of Reorganization adopted by Montgomery Savings and Montgomery Mutual Holding Company, a federally chartered mutual holding company, Montgomery Mutual Holding Company converted from mutual form to a federal interim stock savings institution and was simultaneously merged with and into Montgomery Savings, with Montgomery Savings being the surviving entity and subsidiary of Montgomery. At the same time, Montgomery completed its initial public offering of 1,186,778 shares of Montgomery common stock and exchanged 466,254 shares of its common stock for the shares of Montgomery Savings previously held by public shareholders. Montgomery Savings conducts business from five offices, two in Montgomery County, Indiana and the others in Fountain, Warren and Tippecanoe Counties in Indiana.

     Montgomery Savings is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans secured by one- to four-family residences. Montgomery Savings also offers construction loans, home equity loans and consumer loans secured by savings deposits, residential real estate and various other items of collateral. Montgomery Savings derives most of its funds for lending from the deposits of its customers, which consist primarily of certificates of deposit, demand accounts and savings accounts. Montgomery Savings does not make loans insured by the Federal Housing Authority or loans guaranteed by the Veterans Administration.

The Montgomery Special Meeting

     The Montgomery special shareholders' meeting will be held at Montgomery's principal office located at 119 East Main Street, Crawfordsville, Indiana, at 2:00 p.m., Crawfordsville time, on December 19, 2001. At the meeting, Montgomery shareholders will vote upon a proposal to approve the merger and the Agreement and a proposal to adjourn or postpone the meeting to allow additional time to solicit additional proxies should there not be sufficient votes in favor of the merger.

Record Date; Voting Power

     You are entitled to vote at the Montgomery special meeting if you owned shares of Montgomery on October 29, 2001, the record date. As of that date, there were 1,207,698 shares of Montgomery common stock issued and outstanding held by approximately 259 shareholders of record. Each holder of Montgomery common stock will be entitled to one vote per share on any matter that may properly come before the meeting.

Vote Required

     Approval by the Montgomery shareholders of the proposal to approve the merger and adopt the Agreement requires the affirmative vote of a majority of the outstanding shares of Montgomery common stock. Approval by the Montgomery shareholders of the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. The Agreement obligates the directors of Montgomery, in their individual capacities, to vote in favor of the merger. Collectively, these individuals own with power to vote 97,089 shares, or 8.0% of the outstanding shares of Montgomery common stock.

Recommendation of Board of Directors

     The Montgomery Board of Directors has unanimously approved and adopted the Agreement, and recommends a vote "FOR" approval of the merger. You also should refer to the reasons that the Montgomery Board of Directors considered in determining whether to approve and adopt the Agreement on page 28. The Montgomery Board of Directors also recommends a vote "FOR" the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies.

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Montgomery

     Keefe, Bruyette & Woods, Inc., financial advisor to Montgomery, rendered an opinion dated as of July 23, 2001 to the Montgomery Board of Directors that, as of that date and based on and subject to the assumptions, factors and limitations set forth in the opinion, the merger consideration was fair to the Montgomery shareholders from a financial point of view. KBW subsequently updated its July 23, 2001 opinion by delivering to the Montgomery Board of Directors an opinion dated as of the date of this document. A copy of the updated fairness opinion, setting forth the information reviewed, assumptions made and matters considered by KBW, is attached to this document as Annex C. Montgomery shareholders should read the fairness opinion in its entirety.

Our Reasons for the Merger

     Union Community. The Board of Directors of Union Community considered a number of financial and non-financial factors in making its decision to merge with Montgomery, including its respect for the ability and integrity of the Montgomery Board of Directors, management and staff, and the fairness opinion of its independent financial advisor, Edelman, and the underlying analysis included therein. The Union Community Board believes that increasing its presence in Crawfordsville, Indiana offers long range strategic benefits to Union Community.

     Montgomery. Montgomery's Board of Directors considered several financial and non-financial factors in determining whether to approve the merger, including, among other things, the price Union Community offered to the Montgomery shareholders, the form of consideration, the nature of the merger, the fairness opinion of its independent financial advisor, KBW, and the underlying analysis included therein, the impact of the merger on Montgomery's shareholders, customers, employees and on the communities in which it conducts business, and Union Community's continuing commitment to the Crawfordsville, Indiana community and to the other communities in which it will operate following the merger.

Terms of the Agreement

     THE AGREEMENT IS ATTACHED TO THIS DOCUMENT AS ANNEX A. WE ENCOURAGE YOU TO READ THE AGREEMENT IN ITS ENTIRETY. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER. WE ALSO ENCOURAGE YOU TO READ THE RISK FACTORS BEGINNING ON PAGE 17.

     General. The Agreement provides that Montgomery will merge with and into Union Community, with Union Community as the surviving corporation, and that Montgomery Savings will merge with and into Union Federal, with Union Federal as the surviving entity.

     Merger Consideration. At the effective time of the merger, each share of issued and outstanding Montgomery common stock will be converted into the right to receive, at the election of each Montgomery shareholder, either

     o 1.1244 shares of Union Community common stock (sometimes referred to as the "exchange ratio"); or

     o    $15.00 in cash.

     However, Union Community and Montgomery have agreed that, in the aggregate, 678,967 shares of Union Community common stock must be issued in the merger. Accordingly, there may be pro rata allocations of cash or stock made to Montgomery shareholders to ensure that this requirement is satisfied.

     Opinions of the Financial Advisors. Montgomery was advised by KBW, which delivered a fairness opinion with respect to Montgomery shareholders in connection with the merger. Union Community was advised by Edelman, which also delivered a fairness opinion with respect to Union Community shareholders in connection with the merger. Copies of these fairness opinions appear as annexes to this joint proxy statement/prospectus.

     Appraisal Rights. Montgomery shareholders have dissenters' rights with respect to the merger, but Union Community shareholders do not.

     Completion of the Merger. The merger of Montgomery into Union Community will become effective when we file Articles of Merger with the Secretary of State of Indiana, or at such later date and time as may be set forth in the Articles of Merger. We expect the merger to become effective in the first quarter of 2002.

     Conditions to the Merger. The completion of the merger depends upon the satisfaction of a number of conditions, including:

     o approval of the Agreement by the shareholders of Union Community and Montgomery;

     o approval of the agreement relating to the merger of Montgomery Savings into Union Federal (the "subsidiary merger"), by Union Community and Montgomery, as sole shareholders of those entities;

     o notification to the Nasdaq Stock Market, Inc. regarding the common stock that Union Community will issue in the merger;

     o receipt of all necessary authorizations, orders and consents of governmental authorities and the expiration of any regulatory waiting periods and the absence of any injunction or order prohibiting consummation of the transactions contemplated by the Agreement;

     o receipt of all third party consents required for consummation of the merger and the subsidiary merger;

     o Montgomery shall have received an opinion of Barnes & Thornburg, counsel to Union Community, that the merger will be treated, for U.S. federal income tax purposes, as a reorganization within the meaning of
          Section 368(a) of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by Montgomery shareholders in the merger to the extent they receive shares of Union Community common stock as consideration for their shares of Montgomery common stock, and Union Community shall have received a similar opinion from Barnes & Thornburg;

     o the Closing Book Value of Montgomery (determined as provided in the Agreement and described elsewhere herein) shall be not less than $16,932,097 (which was the amount of the consolidated shareholders' equity of Montgomery as of March 31, 2001);

     o the receipt by Union Community of environmental reports requested by it, and Union Community shall not have elected to exercise its termination rights with respect thereto;

     o other customary conditions and obligations of the parties set forth in the Agreement.

     Unless prohibited by law, either Union Community or Montgomery could elect to waive a condition that has not been satisfied and complete the merger anyway.

     Fees and Expenses. Union Community and Montgomery will pay their own fees, costs, and expenses incurred in connection with the merger except that printing and postage expenses for the Union Community and Montgomery shareholder meetings will be shared. In addition, Montgomery has agreed to pay the costs of any phase two investigation conducted at Union Community's request which recommends or suggests as being appropriate the taking of any remedial or corrective action.

     Termination Fee. Montgomery and Union Community have agreed that if the Montgomery Board of Directors fails to recommend the approval of the Agreement to the shareholders of Montgomery or, in good faith and after consulting with legal counsel and its financial advisor, accepts what it considers to be a superior proposal from a third party to acquire Montgomery, Montgomery shall pay to Union Community a termination fee of $750,000. If Union Community fails to recommend the approval of the Agreement to the shareholders of Union Community, Union Community shall pay to Montgomery a termination fee of $750,000.

     Further, the Agreement provides that if it is terminated for failure by a party to receive shareholder approval of the merger after public announcement of a proposal to acquire that party and, within 12 months after the date of termination, a change in control by that party is consummated, the party consummating the change in control shall pay a termination fee of $750,000 to the other party.

     Conduct of Business Pending Merger. Under the Agreement, Montgomery must carry on its business in the ordinary course and may not take certain extraordinary actions without first obtaining Union Community's approval.

     Union Community and Montgomery have agreed to pay quarterly dividends at no more than their current rate ($.15 for Union Community and $.055 for Montgomery) until the merger closes. They will each cooperate to insure that shareholders will receive only one quarterly dividend for the quarter in which the merger closes, and not one from both Union Community and from Montgomery.

     Termination. Either Union Community or Montgomery may call off the merger under certain circumstances, including if:

     o    we both consent in writing;

     o    the merger is not completed before March 31, 2002;

     o    we are not able to obtain required governmental approvals;

     o the Montgomery shareholders or the Union Community shareholders do not approve the Agreement;

     o the other party breaches in a material manner any of the representations or warranties or any covenant or agreement it has made under the Agreement and the breach is not cured within 30 days of receiving written notice; or

     o any condition to a party's obligations under the Agreement has not been met or waived.

     In addition, either Union Community or Montgomery may call off the merger if the other party's Board of Directors withdraws, modifies or changes, in an adverse manner, its recommendation with respect to the merger or the Agreement, and thereby will be entitled to a $750,000 termination fee. Montgomery may terminate the Agreement if its Board of Directors accepts what it considers in good faith, after consulting with legal counsel and its financial advisor, to be a superior offer from a third party, provided that in such an event, Montgomery shall pay to Union Community a termination fee of $750,000.

Interests of Certain  Directors  and  Executive  Officers of  Montgomery  in the
Merger

     When you consider the Montgomery Board of Director's recommendation, you should be aware that certain directors and executive officers of Montgomery have interests in the merger as employees and/or directors that are different from, and may conflict with, your interests as a shareholder of Montgomery. The Montgomery Board of Directors recognized these interests and determined that they did not affect the benefits of the merger to the Montgomery shareholders. See "Interests of Certain Directors and Executive Officers of Montgomery in the Merger" beginning at page 56.

Directors and Officers of Union Community and Union Federal Following the Merger

     Upon completion of the merger, the current directors of Union Community and Union Federal will continue to serve in such capacities. In addition, Messrs. Joseph M. Malott, C. Rex Henthorn, and Mark E. Foster, who currently serve as directors of Montgomery, will be appointed to the Board of Directors of Union Community and Union Federal as of the effective time of the merger. Two of such new directors will serve for two-year terms ending in 2003, while the other will serve for a three-year term ending in 2004. In the event any one or more of such new directors is not able to serve, another director or directors of Montgomery selected by agreement between Union Community and Montgomery shall serve in his or their place. Upon completion of the merger, the current officers of Union Community and Union Federal will continue to serve in such capacities. In addition, J. Lee Walden will become Chief Financial Officer of Union Community and Union Federal.

Accounting Treatment

     We expect the merger to be accounted for using the purchase method of accounting. This means that all of the assets and liabilities of Montgomery will be marked to fair market value. Any excess payment by Union Community over the fair market value of the net assets of Montgomery will be recorded as goodwill on the financial statements of Union Community.

Resales of Union Community common stock

     Shares of Union Community common stock which Montgomery shareholders receive in the merger will be freely transferable by the holders, except for those shares held by holders who may be "affiliates." Affiliates generally include directors, executive officers, and holders of 10% or more of Montgomery common stock. Montgomery has agreed to provide to Union Community the written agreement of each person who may be deemed its "affiliate" that such person will not dispose of any shares of Union Community common stock he or she receives in the merger, except in compliance with the Securities Act of 1933, as amended.

Regulatory Approvals

     Union Community and Montgomery are both registered savings and loan holding companies. Union Community has requested approval of the merger of the holding companies and of their savings association subsidiaries from the Office of Thrift Supervision. These approvals require consideration of the competitive effect of the mergers, the managerial and financial resources and future prospects of the resulting organizations and various other factors. An application seeking approval by the Office of Thrift Supervision of the merger was filed on October 8, 2001. In addition, Union Community must notify the Nasdaq Stock Market, Inc. of the common stock issued to Montgomery shareholders and must file Articles of Merger with the Indiana Secretary of State and Articles of Combination with the Office of Thrift Supervision.

     We cannot predict whether or when we will obtain all required regulatory approvals.

Comparative Per Share Data

     The tables below show the earnings, book value and dividends per share for Union Community and Montgomery both on an historical and a pro forma basis. We derived the Union Community and Montgomery pro forma data as described under "Unaudited Pro Forma Combined Condensed Financial Information" on page 50. You should read the respective audited and unaudited historical consolidated financial statements and related notes of Union Community and Montgomery incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 73.

     We urge you to obtain current market quotations for Union Community common stock and Montgomery common stock. We expect that the market price of Union Community common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market price of Union Community common stock is subject to fluctuation, the value of the shares of Union Community common stock that Montgomery shareholders will receive in the merger may increase or decrease prior to and after the merger.

                                                        Six Months Ended                 Year Ended
Union Community Historical                                June 30, 2001               December 31, 2000
                                                        ----------------              -----------------
Earnings per share:
     Basic...........................................      $    .43                      $    .87
     Diluted.........................................           .43                           .87
Book value per share.................................         15.70                         15.46
Dividends per share..................................           .30                           .585

                                                                                         Year Ended
Montgomery Historical                                                                   June 30, 2001
Earnings per share:                                                                     -------------
     Basic...........................................                                    $    .34
     Diluted.........................................                                         .34
Book value per share.................................                                       14.00
Dividends per share..................................                                         .22

                                                        Six Months Ended                 Year Ended
Union Community Unaudited Pro Forma                       June 30, 2001               December 31, 2000
Earnings per share:                                     ----------------              -----------------
     Basic...........................................      $    .30                      $    .70
     Diluted.........................................           .30                           .70
Book value per share.................................         15.14                         14.97
Dividends per share..................................           .30                           .585

                                                                                         Year Ended
Montgomery Equivalent Unaudited Pro Forma                                               June 30, 2001
Earnings per share:                                                                     -------------
     Basic...........................................       $   .34                       $   .79
     Diluted.........................................           .34                           .79
Book value per share.................................         17.02                         16.83
Dividends per share..................................           .34                           .66


Comparative Market Price Information

     The following table presents quotation information for Union Community common stock on the Nasdaq National Market and for Montgomery common stock on the Nasdaq Small Cap Market on July 23, 2001 and November 1, 2001. July 23, 2001 was the last business day prior to our announcement of the signing of the Agreement. November 1, 2001 was the last practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus.

                                       Union Community common stock         Montgomery common stock
                                     ---------------------------------     -----------------------------
                                     High         Low        Close         High        Low        Close
                                     ----         ---        -----         ----        ---        -----
                                                              (dollars per share)
July 23, 2001...................   $13 35/64    $13 19/64   $13 19/64     $14 3/32   $13 45/64   $13 45/64
November 1, 2001................   $13 19/32     13 19/32    13 19/32      14 1/2     14 15/64    14 15/64


     Also set forth below for each of the closing prices of Union Community common stock on July 23, 2001, and November 1, 2001, is the equivalent pro forma price of Montgomery common stock, which we determined by multiplying the applicable price of Union Community common stock by the number of shares of Union Community common stock we are issuing for a share of Montgomery common stock, which is the exchange ratio of 1.1244.


                                                         Montgomery Equivalent
                                                               Pro Forma
                                                         ---------------------
Closing price on July 23, 2001                                  $14.95
Closing price on November 1, 2001                               $15.29

     We urge you to obtain current market quotations for Union Community common stock and Montgomery common stock. We expect that the market price of Union Community common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market price of Union Community common stock is subject to fluctuation, the value of the shares of Union Community common stock that Montgomery shareholders will receive in the merger may increase or decrease prior to and after the merger.

Comparison of Shareholder Rights

     The rights of holders of Montgomery common stock and Union Community common stock differ in certain respects. Although both corporations are organized under Indiana law, Union Community's Articles of Incorporation and Bylaws, and not Montgomery's Articles of Incorporation and Bylaws, will govern its operations following the merger. The governing documents of Union Community and Montgomery differ in several respects.

     Certain provisions of Union Community's Articles of Incorporation and Bylaws reduce Union Community's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors of Union Community believes that it is in the best interests of Union Community and its shareholders to encourage potential acquirors to negotiate directly with Union Community's Board of Directors and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the view of Union Community's Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of Union Community and which is in the best interests of all shareholders. These provisions may, however, also have the effect of discouraging a future takeover attempt which would not be approved by Union Community's Board of Directors, but pursuant to which shareholders may receive a premium for their shares over the then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of Union Community's Board of Directors and management more difficult.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS DOCUMENT, INCLUDING THE MATTERS ADDRESSED IN "A WARNING ABOUT FORWARD-LOOKING INFORMATION," YOU SHOULD CONSIDER THE MATTERS DESCRIBED BELOW CAREFULLY IN DETERMINING WHETHER TO APPROVE THE AGREEMENT.

     Recent Events May Adversely Affect Financial Markets and Union Community. On September 11, 2001, the United States was subjected to multiple terrorist attacks, resulting in the loss of many lives and massive property damage and destruction in New York City, Washington, D.C. and Pennsylvania. Since that date, various persons have received letters infected with anthrax bacteria resulting in a number of deaths. As a result, there has been considerable uncertainty in the world financial markets. The full impact of these events on financial markets is not yet known but could include, among other things, increased volatility in the prices of securities. According to publicly available reports, the financial markets are in part responding to uncertainty with regard to the scope, nature and timing of possible military responses led by the United States, as well as disruptions in air travel, substantial losses by various companies including airlines, insurance providers and aircraft makers, the need for heightened security across the country and decreases in consumer confidence that could cause a general slowdown in economic growth. These disruptions and uncertainties could adversely affect world financial markets, the value of Union Community common stock and Union Community's financial condition and results of operations.

     The Value of the Union Community common stock You Receive May Fluctuate. Due to changes in the market price of Union Community common stock, Montgomery shareholders who elect to receive Union Community common stock cannot be sure of the value of the common stock they will receive. The value of Union Community shares and Montgomery shares at the effective time of the merger may be different from the price and value of these securities on the date the merger consideration was determined or on the date of the special shareholder meetings. This difference could be caused by changes in the operations and prospects of Union Community or Montgomery, general market and economic conditions or other factors which are beyond the control of either party.

     We urge you to obtain current market quotations for Union Community common stock and Montgomery common stock because the value of the shares you receive may be more or less than the value of such shares as of the date of this joint proxy statement/prospectus.

     Union Community's Proposed Acquisition of Montgomery is Subject to a Number of Conditions, Many of Which are Beyond the Control of Union Community and Montgomery. The completion of the merger depends on a number of conditions being satisfied. These conditions include the following:

     o approval by Union Community shareholders of the merger, the Agreement and the related transactions;

     o approval by Montgomery shareholders of the merger, the Agreement and the related transactions;

     o    approval   of  the  merger  by  the   necessary   federal   regulatory
          authorities;

     o the absence of any order, injunction, decree, law or regulation that would prohibit the merger or make it illegal; and

     o receipt by Montgomery of an opinion that, for U.S. federal income tax purposes, Montgomery shareholders who receive their merger consideration in the form of Union Community common stock will not recognize any gain or loss as a result of the acquisition, except in connection with the payment of cash in lieu of fractional shares.

     The merger will be completed only if all conditions to the merger are satisfied or waived. Many of the conditions to the merger are beyond either party's control. Union Community and Montgomery cannot be certain when, or if, the conditions to the acquisition will be satisfied or waived, or that the merger will be completed.

     The Integration of Montgomery's Business with Union Community's Business May Be Difficult. There are uncertainties in integrating the operations of Montgomery into Union Community that could affect whether the merger will enhance the earnings of Union Community. The merged company's failure to successfully integrate Montgomery with Union Community may harm our financial condition and results of operations. Accordingly, the success of this merger will depend on a number of factors, including, but not limited to, the merged company's ability to:

     o    integrate  Montgomery's   operations  with  the  operations  of  Union
          Community;


     o maintain existing relationships with Union Community's depositors and the depositors of Montgomery to minimize withdrawals of deposits subsequent to the acquisition;


     o maintain and enhance existing relationships with borrowers to limit unanticipated losses from Union Community's loans and the loans of Montgomery;


     o achieve expected cost savings and revenue enhancements from the merged company;


     o control the incremental non-interest expense to maintain overall operating efficiencies;


     o    retain and attract qualified personnel; and


     o compete effectively in the communities served by Union Community and Montgomery, and in nearby communities.

     Montgomery Shareholders May Not Receive the Form of Merger Consolidation They Select. The Agreement provides that in the aggregate 678,976 shares of Union Community common stock must be issued in the merger. Although Montgomery shareholders will have the opportunity to elect the form of merger consideration they prefer to receive, the Agreement provides for a proration of the merger consideration among certain Montgomery shareholders in the event the Montgomery shareholders collectively elect to receive more or less than 678,967 shares of Union Community common stock.

     If you are a Montgomery shareholder, depending on which form of merger consideration you elect to receive and which form of merger consideration other Montgomery shareholders elect to receive, your election may be subject to proration and, therefore, you may not receive all or a portion of the merger consideration in the form you elect. This may result in adverse tax consequences to you. You will not know which form of merger consideration you will receive until after we complete the merger.

     There are uncertainties in integrating the operations of Montgomery into Union Community that could affect whether the merger will enhance the earnings of Union Community. The merged company's failure to successfully integrate Montgomery with Union Community may harm our financial condition and results of operations.

     The Fairness Opinions Obtained By Union Community and Montgomery Will Not Reflect Changes in the Relative Values of the Companies Since They Were Obtained. Union Community does not intend to obtain any further update of Edelman's fairness opinion, and Montgomery does not intend to obtain any further update of KBW's fairness opinion. Changes in the operations and prospects of Union Community and Montgomery, general market and economic conditions and other factors which are beyond the control of Union Community or Montgomery, on which the opinions of Edelman, and KBW are based, may alter the relative value of the companies. Therefore, the opinions of Edelman and KBW do not address the fairness of the merger consideration at the time the merger will be completed.

     The Merged Company's Shares of common stock Will Not Be FDIC Insured. Neither the Federal Deposit Insurance Corporation nor any other governmental agency will insure the shares of Union Community common stock. Therefore, the value of your shares in Union Community will be based on their market value and may decline.

     Anti-takeover Defenses May Delay or Prevent Future Mergers. Provisions contained in Union Community's articles of incorporation and bylaws and certain provisions of Indiana law could make it more difficult for a third party to acquire Union Community, even if doing so might be beneficial to Union
Community's shareholders. These provisions could limit the price that some investors might be willing to pay in the future for shares of Union Community's common stock and may have the effect of delaying or preventing a change in control.

     The Merged Company's Stock Price May Be Volatile. The trading price of Union Community common stock may be volatile. The market for Union Community common stock may experience significant price and volume fluctuations in response to a number of factors including actual or anticipated quarterly variations in operating results, changes in expectations of future financial performance, changes in estimates by securities analysts, governmental regulatory action, banking industry reform measures, customer relationship developments and other factors, many of which will be beyond Union Community's control.

     Furthermore, the stock market in general, and the market for financial institutions in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of Union Community's common stock, regardless of actual operating performance.

     An Economic Slowdown in Central Indiana Could Hurt Our Business. Because we will focus our business in central Indiana in Montgomery, Fountain, Warren and Tippecanoe Counties, an economic slowdown in this area could hurt our business. An economic slowdown could have the following consequences:

     o    Loan delinquencies may increase;

     o    Problem assets and foreclosures may increase;

     o    Demand  for  the  products  and  services  of  Union  Federal   and/or
          Montgomery Savings may decline; and

     o Collateral for loans made by Union Federal and Montgomery Savings may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with existing loans of Union Federal.

     Union Community May Not Be Able to Repurchase All of the Shares Issued in the Merger. Union Community has announced its intention to repurchase the 678,967 shares of its common stock issued in the merger. Since the merger was announced, it has repurchased 170,000 shares. There can be no guarantee that it will be able to repurchase the remaining shares at acceptable prices. An inability to repurchase such shares at prices acceptable to Union Community could have an adverse effect on the company's financial condition or operating results.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

     Union Community and Montgomery have each made forward-looking statements in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of Union Community and/or Montgomery set forth under "Questions and Answers About the Merger," "Summary," "The Merger" and "Unaudited Pro Forma Combined Condensed Financial Information," and statements preceded by, followed by, or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     In particular, we have made statements in this document regarding expected cost savings from the merger, the anticipated effect of the merger and Union Community's anticipated performance in future periods. With respect to estimated cost savings, Union Community has made assumptions regarding, among other things, the extent of operational overlap between Union Community and
Montgomery, the amount of general and administrative expense consolidation, costs relating to converting Union Federal's operations and outside data processing to Montgomery Savings' systems, the amount of severance expenses, and direct merger costs. The realization of cost savings is subject to the risk that the foregoing assumptions are not accurate.

     Moreover, any statements in this document regarding the anticipated effect of the merger and Union Community's anticipated performance in future periods are subject to risks relating to, among other things, the following:

     o Union Community may not realize expected cost savings from the merger within the expected time frame;

     o Union Community's revenues following the merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the merger may be greater than expected;

     o    competitive   pressures   among   depository   and   other   financial
          institutions may increase significantly;

     o    Union  Community  may  experience   greater  than  expected  costs  or
          difficulties relating to the integration of the businesses of Union Community and Montgomery;

     o    changes in the interest rate environment may reduce profits;

     o there may be less than favorable general economic or business conditions, either nationally or in central Indiana, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; and

     o competitors of Union Community and Montgomery may have greater financial resources and develop products that enable such competitors to compete more successfully than Union Community and Montgomery.

     Management of Union Community and Montgomery believe these forward-looking statements are reasonable; however, you should not place undue reliance on such forward-looking statements, which are based on current expectations.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties, and assumptions. The future results and shareholder values of Union Community following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Union Community's and Montgomery's ability to control or predict. For those statements, Union Community and Montgomery claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                      THE UNION COMMUNITY SPECIAL MEETING

General

     We are furnishing this document to shareholders of Union Community in connection with the solicitation of proxies by the Union Community Board of Directors for use at the special meeting of Union Community shareholders, including any meeting adjournments or postponements, to be held on December 19, 2001.

     The purpose of the special meeting is for you to consider and vote upon the Agreement and Plan of Reorganization, dated as of July 23, 2001 (the
"Agreement"), providing for the merger of Montgomery with and into Union Community, and of Montgomery Savings with and into Union Federal. The Agreement is attached to this document as Annex A and is incorporated in this document by this reference. For a description of the Agreement, see "The Agreement," beginning on page 40.

     The Agreement provides that Montgomery will merge with and into Union Community. In the merger, shareholders of Montgomery will have the option of electing to receive 1.1244 shares of Union Community common stock, without par value, or $15.00 in cash for each share of Montgomery common stock, $.01 par value per share, that they own. However, an aggregate of 678,967 shares of Union Community common stock must be paid in the merger. Accordingly there may be pro rata allocations of cash or stock made to Montgomery shareholders to ensure that this requirement is satisfied. Montgomery shareholders will also receive cash in the amount of $13.34 multiplied by any fraction of a share of Union Community common stock that would otherwise be issued to them in connection with the merger.

     Time and Place. Union Community will hold its special meeting on December 19, 2001, at 10:00 a.m., Crawfordsville time, at Union Community's principal office located at 221 East Main Street, Crawfordsville, Indiana.

     Record Dates; Voting Power. If you were a Union Community shareholder at the close of business on October 29, 2001, you may vote at the special meeting. As of October 29, 2001, there were 2,100,000 issued and outstanding shares of Union Community common stock held by approximately 314 shareholders. These shareholders have one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of Union Community common stock as nominees will not have discretionary authority to vote these shares without instructions from the beneficial owners. Any shares of Union Community common stock for which a broker has submitted an executed proxy card but for which the beneficial owner has not given instructions on voting to such broker are referred to as "broker non-votes."

     Vote Required. The presence in person or by proxy of the holders of a majority of the shares of Union Community common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. Union Community will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the special meeting. The approval of the proposal to approve the Agreement and the merger requires the affirmative vote of a majority of the shares of Union Community common stock eligible to vote at the special meeting. The proposal to adjourn or postpone the special meetings for the purpose of allowing additional time for the solicitation of proxies from shareholders to approve the Agreement requires the affirmative vote of a majority of the shares of Union Community common stock present in person or by proxy and entitled to vote at the special meeting. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the Agreement and the merger. Abstentions will be included in the number of shares present and entitled to vote on the proposal to adjourn or postpone the special meeting for the purpose of allowing additional time for the solicitation of proxies and accordingly will have the effect of a "No" vote on that proposal, but broker non-votes will be excluded from the number of shares present and entitled to vote on the proposal and, therefore, will have no effect on the adjournment and postponement proposal.

     On the record date, the directors and executive officers of Union Community, including their affiliates, had voting power with respect to an aggregate of 190,625 shares of Union Community common stock, approximately 9.1% of the shares of Union Community common stock then outstanding. The Agreement obligates the directors of Union Community, in their individual capacities, to vote all of their shares in favor of the merger. We currently expect that the executive officers will also vote all of their shares in favor of the proposal to approve the merger and the Agreement.

     Recommendation of the Union Community Board of Directors. The Union Community Board of Directors has unanimously approved and adopted the Agreement. The Union Community Board of Directors believes that the merger is fair to and in the best interests of Union Community and the Union Community shareholders, and unanimously recommends that you vote "FOR" approval of the Agreement and the transactions contemplated thereby. In addition, the Union Community Board of Directors unanimously recommends that you vote "FOR" the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies.

     Solicitation and Revocation of Proxies. If you are a Union Community shareholder, you should have received a proxy card for use at the Union Community special meeting with this joint proxy statement/prospectus. Shares represented by a proxy card will be voted at the special meeting as specified in the proxy card. Proxy cards that are properly signed and dated but which do not have voting instructions will be voted by the proxy holders FOR the merger and FOR the proposal to adjourn or postpone the Union Community special meeting for the purpose of allowing additional time for the solicitation of proxies. Properly signed and dated proxy cards will also confer on the proxy holder the power to vote in the discretion of the proxy holder as to any other matter which may properly come before the special meeting, which the proxy holder was not aware of a reasonable time before the meeting, and in the discretion of the proxy holder as to any matter incident to the conduct of the meeting.

     UNION COMMUNITY ASKS YOU TO VOTE BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING PROXY CARD AND RETURNING IT PROMPTLY TO UNION COMMUNITY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARDS.

     If you deliver a properly executed proxy card, you may revoke your proxy at any time before its exercise. You may revoke your proxy by

     o filing with the Secretary of Union Community prior to the special meeting, at the principal executive office of Union Community, either a written revocation of your proxy or a duly executed proxy card bearing a later date, or

     o attending the special meeting and voting in person or by proxy at the meeting. Presence at the special meeting will not revoke your proxy unless you vote in person or by proxy at the meeting. If your shares are held in the name of your broker, bank, or other nominee, and you wish to vote in person, you must bring an account statement and authorization from your nominee so that you may vote your shares.

     Union Community is soliciting proxies for use at its special meeting. Union Community will bear the cost of solicitation of proxies from its own shareholders. Union Community and Montgomery will share equally the cost of printing and mailing this document. In addition to solicitation by mail, directors, officers, and employees of Union Community may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. Union Community will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of such shares. Union Community will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation. In addition, Union Community and Montgomery have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies and have agreed to split the associated fees, which are expected to be approximately $25,000.

     Other Matters. Union Community is unaware of any matter to be presented at its special meeting other than the proposals to approve the merger and the Agreement and, if necessary, to adjourn or postpone the special meeting for the purpose of soliciting additional proxies. If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the special meeting for any purpose other than to allow time for the solicitation of additional proxies. Proxies that have been designated to vote against approval of the Agreement will not be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Agreement unless the shareholder so indicates on the proxy card.

                         THE MONTGOMERY SPECIAL MEETING

General

     We are furnishing this document to the shareholders of Montgomery in connection with the solicitation of proxies by the Montgomery Board of Directors for use at the special meeting of Montgomery shareholders, including any meeting adjournments or postponements, to be held on December 19, 2001.

     The purpose of the special meeting is for you to consider and vote upon the Agreement and Plan of Reorganization, dated as of July 23, 2001 (the
"Agreement"), providing for the merger of Montgomery with and into Union Community, and of Montgomery Savings with and into Union Federal. The Agreement is attached to this document as Annex A and is incorporated in this document by this reference. For a description of the Agreement, see "The Agreement" beginning on page 40.

     The Agreement provides that Montgomery will merge with and into Union Community. In the merger, Montgomery shareholders will have the option of electing to receive 1.1244 shares of Union Community common stock or $15.00 in cash for each share of Montgomery common stock that they own. However, an aggregate of 678,967 shares of Union Community common stock must be paid in the merger. Accordingly there may be pro rata allocations of cash or stock made to Montgomery shareholders to ensure that this requirement is satisfied. Montgomery shareholders will also receive cash in the amount of $13.34 multiplied by any fraction of a share of Union Community common stock that would otherwise be issued to them in connection with the merger.

     Time and Place. Montgomery will hold its special meeting on December 19, 2001, at 2:00 p.m., Crawfordsville time, at Montgomery's principal office located at 119 East Main Street, Crawfordsville, Indiana.

     Record Dates; Voting Power. If you were a Montgomery shareholder at the close of business on October 29, 2001, you may vote at the special meeting. As of October 29, 2001, there were 1,207,698 issued and outstanding shares of Montgomery common stock held by approximately 259 shareholders. These shareholders have one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of Montgomery common stock as nominees will not have discretionary authority to vote these shares without instructions from the beneficial owners. Any shares of Montgomery common stock for which a broker has submitted an executed proxy card but for which the beneficial owner has not given instructions on voting to such broker are referred to as "broker non-votes."

     Vote Required. The presence in person or by proxy of the holders of a majority of the shares of Montgomery common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. Montgomery will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the special meeting. The approval of the proposal to approve the Agreement and the merger requires the affirmative vote of a majority of the shares of Montgomery common stock eligible to vote at the special meeting. The proposal to adjourn or postpone the special meetings for the purpose of allowing additional time for the solicitation of proxies from shareholders to approve the Agreement requires the affirmative vote of a majority of the shares of Montgomery common stock present in person or by proxy at the special meeting. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the Agreement and the merger. Abstentions will be included in the number of shares present and entitled to vote on the proposal to adjourn or postpone the special meeting for the purpose of allowing additional time for the solicitation of proxies and accordingly will have the effect of a "No" vote on that proposal, but broker non-votes will be excluded from the number of shares present and entitled to vote on the proposal and, therefore, will have no effect on the adjournment and postponement proposal.

     On the record date, the directors and executive officers of Montgomery, including their affiliates, had voting power with respect to an aggregate of 110,145 shares of Montgomery common stock, approximately 9.1% of the shares of Montgomery common stock then outstanding. The Agreement obligates the directors of Montgomery, in their individual capacities, to vote all of their shares in favor of the merger. We currently expect that the executive officers will also vote all of their shares in favor of the proposals to approve the merger and the Agreement.

     Recommendation of the Montgomery Board of Directors. The Montgomery Board of Directors has unanimously approved and adopted the Agreement. The Montgomery Board of Directors believes that the merger is fair to and in the best interests of Montgomery and the Montgomery shareholders, and unanimously recommends that you vote "FOR" approval of the Agreement and the transactions contemplated thereby. In addition, the Montgomery Board of Directors unanimously recommends that you vote "FOR" the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies.

     Solicitation   and   Revocation  of  Proxies.   If  you  are  a  Montgomery
shareholder, you should have received a proxy card for use at the Montgomery special meeting with this joint proxy statement/prospectus. Shares represented by a proxy card will be voted at the special meeting as specified in the proxy card. Proxy cards that are properly signed and dated but which do not have voting instructions will be voted by the proxy holders FOR the merger and FOR the proposal to adjourn or postpone the Montgomery special meeting for the purpose of allowing additional time for the solicitation of proxies. Properly signed and dated proxy cards will also confer on the proxy holder the power to vote in the discretion of the proxy holder as to any other matter which may properly come before the special meeting, which the proxy holder was not aware of a reasonable time before the meeting, and in the discretion of the proxy holder as to any matter incident to the conduct of the meeting.

     MONTGOMERY ASKS YOU TO VOTE BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     If you deliver a properly executed proxy card, you may revoke your proxy at any time before its exercise. You may revoke your proxy by

     o filing with the Secretary of Montgomery prior to the special meeting, at the principal executive office of Montgomery, either a written revocation of your proxy or a duly executed proxy card bearing a later date, or

     o attending the special meeting and voting in person or by proxy at the meeting. Presence at the special meeting will not revoke your proxy unless you vote in person or by proxy at the meeting. If your shares are held in the name of your broker, bank, or other nominee, and you wish to vote in person, you must bring an account statement and authorization from your nominee so that you may vote your shares.

     Montgomery is soliciting proxies for use at its special meeting. Montgomery will bear the cost of solicitation of proxies from its own shareholders. Union Community and Montgomery will share equally the cost of printing and mailing this document. In addition to solicitation by mail, directors, officers, and employees of Montgomery may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. Montgomery will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. Montgomery will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation. In addition, Montgomery and Union Community have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies and to split the associated fees, which are expected to be approximately $25,000.

     Other Matters. Montgomery is unaware of any matter to be presented at its special meeting other than the proposals to approve the merger and the Agreement and, if necessary, to adjourn or postpone the special meeting for the purpose of soliciting additional proxies. If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the special meeting for any purpose other than to allow time for the solicitation of additional proxies. Proxies that have been designated to vote against approval of the Agreement will not be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Agreement unless the shareholder so indicates on the proxy card.

                                   THE MERGER

     THE DETAILED TERMS OF THE MERGER ARE CONTAINED IN THE AGREEMENT AND PLAN OF REORGANIZATION ATTACHED AS ANNEX A TO THIS DOCUMENT. THE FOLLOWING DISCUSSION AND THE DISCUSSION UNDER "THE AGREEMENT" DESCRIBE THE MORE IMPORTANT ASPECTS OF THE MERGER AND ALL OF THE MATERIAL TERMS OF THE AGREEMENT. THESE DESCRIPTIONS ARE QUALIFIED BY REFERENCE TO THE AGREEMENT, WHICH WE ENCOURAGE YOU TO READ CAREFULLY.

Structure of the Merger

     General. The Agreement provides that, after approval by the shareholders of both Union Community and Montgomery and the satisfaction or waiver of the other conditions to the merger, Montgomery will merge with and into Union Community. Immediately after the merger, Montgomery Savings will merge with and into Union Federal. The Articles of Incorporation and Bylaws of Union Community, as in effect immediately prior to the merger, will be the Articles of Incorporation and Bylaws of Union Community after the merger. The Charter and Bylaws of Union Federal, as in effect immediately prior to the merger of Montgomery Savings with and into Union Federal, will be the Charter and Bylaws of Union Federal after this subsidiary merger. Union Federal, however, will conduct business outside of Crawfordsville under the name "Montgomery Savings, a division of Union Federal Savings and Loan Association" immediately following the merger.

     The directors and officers of Union Community and Union Federal immediately prior to the merger will be the directors and officers of Union Community and Union Federal, respectively, after the merger until they resign or until their respective successors are duly elected and qualified. In addition, Messrs. Joseph M. Malott, C. Rex Henthorn, and Mark E. Foster, who currently serve as directors of Montgomery, shall be appointed to the Boards of Directors of Union Community and Union Federal as of the effective time of the merger. Two of such new directors shall serve for two-year terms ending in 2003, while the other shall serve for a three-year term ending in 2004. In the event any one or more of such directors is not able to serve, another director or directors of Montgomery selected by agreement between Union Community and Montgomery shall serve in his or their place. Moreover, J. Lee Walden, the Chief Executive
Officer of Montgomery and Montgomery Savings, will become Chief Financial Officer of Union Community and Union Federal as of the effective time of the merger and the subsidiary merger, respectively.

     Timing of Closing. The closing of the merger will occur on the fifth trading day following the satisfaction or waiver of all conditions precedent to the closing or on such other date as the parties may agree in writing. The merger will become effective when Articles of Merger are filed with the Secretary of State of Indiana or at such later date and time as may be specified in the Articles of Merger. The parties anticipate that the merger will be completed during the first quarter of 2002. The subsidiary merger is anticipated to close on the effective date of the merger and requires filing of Articles of Combination with the Office of Thrift Supervision.

     Conversion of Shares. At the effective time of the merger, each share of issued and outstanding Montgomery common stock will cease to be outstanding and (excluding any shares held by Union Community, Montgomery or their respective subsidiaries, except shares held by Union Community in a fiduciary capacity or in satisfaction of a debt) will be converted into the right to receive, at the election of each Montgomery shareholder, either (a) 1.1244 shares of Union Community common stock or (b) $15.00 in cash. Montgomery shareholders may elect to receive a combination of Union Community common stock and cash for their shares. Pursuant to the Agreement, Union Community and Montgomery have agreed that, in the aggregate, 678,967 shares of Union Community common stock must be issued in the merger. There may be pro rata allocations of cash or stock made to Montgomery shareholders to ensure that this requirement is satisfied. Therefore, Montgomery shareholders may receive a different combination of cash and Union Community common stock for their shares than they elected based on the choices made by the other Montgomery shareholders.

     If Union Community changes (or establishes a record date for changing) the number of outstanding shares of Union Community common stock before the merger through any stock split, stock dividend, recapitalization or similar transaction, then Union Community will proportionately adjust the 1.1244 conversion ratio.

     Montgomery shareholders should obtain current market quotations for Union Community common stock and Montgomery common stock. We expect that the market price of Union Community common stock will fluctuate between the date of this document and the date of the merger and thereafter. Because the number of shares of Union Community common stock Montgomery shareholders may elect to receive in exchange for each Montgomery share is fixed and the market price of Union Community common stock may fluctuate, the value of the shares of Union Community common stock that Montgomery shareholders may elect to receive in the merger may increase or decrease prior to and after the merger.

     Treatment of Stock Options. The Agreement provides that, subject to obtaining any necessary consents from option holders to such treatment, each option to acquire shares of Montgomery common stock that has vested as of the effective time of the merger shall be converted into the right to receive from Montgomery, at the effective time, an amount in cash equal to the excess of $15.00 over the per share exercise price for the share of Montgomery common stock subject to the stock option.

     Tax Opinion. The Agreement establishes as a condition to the closing of the merger of Montgomery with and into Union Community, among other items, a requirement that Barnes & Thornburg, counsel to Union Community, shall have provided an opinion stating that the proposed merger constitutes a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and that shareholders of Montgomery will not recognize gain or loss in the merger to the extent they receive shares of Union Community common stock as consideration in exchange for their shares of Montgomery common stock.

Union Community's Reasons for the Merger

     In approving and adopting the Agreement, the Union Community Board of Directors considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, the Union Community Board of Directors considered the following material factors:

     (a) Union Community's respect for the ability and integrity of the Montgomery Board of Directors, management, and staff, and Union Community's belief that expanding its presence in Montgomery County and the other counties in which Montgomery Savings conducts its business offers important long range strategic benefits to Union Community;

     (b) a review of (i) the business, operations, earnings and financial condition of Montgomery, including the capital levels and asset quality, on an historical, prospective and pro forma basis, (ii) the demographic, economic, and financial characteristics of Montgomery's customer base and the Indiana counties in which Montgomery conducts its business, as well as existing competition, the history of the market area with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Union Community's due diligence review of Montgomery;

     (c) Union Community's long familiarity, from the vantage point of a competitor, with Montgomery's markets and operations;

     (d) Union Community's analysis that the merger will result in general and administrative cost reductions of approximately $850,000;

     (e) Union Community's recognition that the high capital position it has enjoyed since converting from mutual to stock ownership in 1997 created a strong rationale for leveraging capital with the goal of profitable growth;

     (f) Union Community's judgment that its cost rationalization plan, coupled with a repurchase of a number of shares equal to the number issued in the merger, would effectively leverage capital and improve the fundamental profitability of Union Community;

     (g) a variety of factors affecting and relating to the overall strategic focus of Union Community and its desire to expand the mortgage lending and other business lines pursued by Montgomery Savings and Union Federal; and

     (h) the opinion delivered by Edelman that the merger is fair, from a financial point of view, to the shareholders of Union Community.

     THE BOARD OF DIRECTORS OF UNION COMMUNITY HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Montgomery's Reasons for the Merger

     Montgomery's Board of Directors believes that the merger is in the best interest of Montgomery shareholders. Montgomery's Board of Directors considered a number of factors in deciding to approve and recommend the terms of the merger to Montgomery shareholders, including:

     o the financial condition, results of operations and future prospects of Montgomery;

     o    the  value  of  the   consideration   to  be  received  by  Montgomery
          shareholders relative to the book value and earnings per share of Montgomery common stock;

     o the competitive and regulatory environment for financial institutions generally;

     o the fact that many Montgomery shareholders will be able to elect to exchange their Montgomery common stock for shares of common stock of a company which, on a pro forma basis, will be a larger and more diversified entity, the stock of which may be more widely held and more actively traded;

     o    the likelihood of receiving requisite regulatory approvals;

     o    the prospects for growth and expanded products and services, and other
          anticipated   positive   impacts  on  the  employees,   customers  and
          communities served by Montgomery;

     o the opinion delivered by KBW, that the merger consideration is fair, from a financial standpoint, to the shareholders of Montgomery;

     o the interests of Montgomery's directors and executive officers in the merger, in addition to their interests as shareholders, as described under "Interests of Certain Directors and Executive Officers of Montgomery in the Merger";

     o the results of the due diligence investigation of Union Federal. This included assessments of asset quality, interest rate risk, litigation and adequacy of loan loss reserves;

     o the potential for appreciation in the value of Union Community common stock;

     o the nature and compatibility of Union Community's management and the business philosophy with Montgomery; and

     o the fact that Joseph Stilwell, one of Montgomery's largest shareholders, had threatened to conduct a proxy contest at Montgomery's next annual shareholder meeting, and had been recommending strongly to Montgomery's management that it merge with another financial institution.

     Montgomery's Board of Directors also considered the following factors that potentially created risks if the board decided to approve the merger:

     o The possibility that integrating the operations of Montgomery and Union Community may be more difficult than expected, resulting in the disruption of Union Community's on-going business and would therefore be unfavorable to the market's perception of the value of the combined entity;

     o The possibility that deposit attrition, customer loss and operating costs following the merger may be greater than expected; and

     o The other risks described in this joint proxy statement/prospectus under "Risk Factors."

     Montgomery's Board of Directors concluded that the anticipated benefits of merging with Union Community were likely to substantially outweigh the risks discussed above.

     The Montgomery Board of Directors recognized that there could be no assurance about future results, including results expected or considered in the factors listed above, such as estimated revenue enhancements, cost savings and earnings accretion. The above discussion of the information and factors considered by the Montgomery Board of Directors is not exhaustive, but includes all material factors considered by the Montgomery Board of Directors. In view of the wide variety of factors considered by the Montgomery Board of Directors in connection with its evaluation of the merger and the complexity of these matters, the Montgomery Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Individual directors may, however, have given differing weights to different factors. The Montgomery Board of Directors conducted a discussion of the factors described above, including asking questions of Montgomery's management and legal and financial advisors and reached a consensus that the merger was in the best interests of Montgomery and its shareholders. The Montgomery Board of Directors relied on the experience and expertise of KBW for quantitative analysis of the financial terms of the merger. See "The Merger -- Opinion of Financial Advisor to Montgomery."

     THE BOARD OF DIRECTORS OF MONTGOMERY HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Background of the Merger

     Because of various changes to the banking laws, as well as other factors, acquisition activity among financial institutions located in Indiana and in other states during the last several years has increased. This acquisition activity has resulted in regional and large financial institutions entering Indiana and other markets in the midwestern United States. In addition, developments and deregulation in the financial services industry generally have led to increases in competition for bank services. Further, recent increases in bank regulatory burdens have resulted in increased costs to most financial institutions. These increased costs and competitive factors have created an environment in which it is increasingly difficult for community banks such as Union Federal and Montgomery Savings to compete effectively with other larger financial institutions and financial services providers.

     In light of the competitive and regulatory factors described above and other financial, legal and market considerations, the Board of Directors of Union Community discussed from time to time whether to pursue an acquisition of another financial institution.

     Since the conversion of Montgomery to a full stock company in 1997, the directors of Montgomery have continually focused on various strategic steps to enhance shareholder value from both a long-term and short-term perspective. These steps have included expansion of the retail franchise with additional products and services, growth of the loan and deposit portfolios and the repurchase of outstanding shares of stock. Some of these steps resulted in increased operating expenses which, when combined with the compressed interest rate spreads of the past couple of years, generated earnings levels for Montgomery that were less than its peer group.

     In February 2001, Joseph Stilwell, Stilwell Value Partners I, L.P., Stilwell Associates, L.P., and Stilwell Value LLC (collectively, "Stilwell") filed a Schedule 13D with the Securities and Exchange Commission indicating a 9% ownership in Montgomery. In their filing, Stilwell indicated that they wanted Montgomery to consider additional steps to further explore all strategic options by hiring an investment banker. In March 2001, the board of Montgomery met with its legal counsel and KBW to discuss the exploration of strategic options. In late March 2001, KBW was retained by Montgomery to assist with the analysis of all strategic options.

     Beginning in 1998, Edelman met with the management and Board of Directors of Union Community to discuss the state of the trading and merger markets and the strategic alternatives available to Union Community to improve shareholder value. The directors of Union Community and Montgomery have known each other for many years and one strategic option explored at those meetings was a possible merger between Union Community and Montgomery. Based on these discussions, Union Community's Board of Directors retained Edelman in the first quarter of 2001 to explore formally the possibility of acquiring Montgomery. A confidentiality agreement was signed by Montgomery and Union Community on March 20, 2001.

     At a meeting of the special committees of directors of both Union Community and Montgomery held in early April 2001, Union Community commenced initial discussions with Montgomery regarding the merger of Montgomery by Union Community. On April 12, 2001, Union Community delivered to Montgomery an initial draft letter of intent which proposed certain terms of the acquisition. The special committees of Union Community and Montgomery held a second meeting in late April 2001 to further discuss the terms upon which the proposed merger would be consummated.

     On April 19, 2001, KBW met with the Montgomery board to review the Union Community indication of interest relative to its terms and fairness to the Montgomery shareholders. The Montgomery Board of Directors authorized KBW to continue discussions with Union Community to address specific points in the indication of interest. In addition, after the filing by Stilwell in February 2001, Montgomery had been contacted by two other financial institutions who expressed an interest in merger discussions if Montgomery decided to pursue that path. The Montgomery directors asked KBW to contact the two institutions and a third financial institution to determine their level of interest and to obtain a market test. On April 20, 2001, representatives of Montgomery met with representatives of Stilwell to discuss ways to maximize shareholder value. At that meeting, the Stilwell representatives indicated their intention to run an opposition slate of directors at Montgomery's next annual meeting unless a sale transaction was announced. In June 2001, Stilwell submitted a notice of intention to nominate two individuals as directors of Montgomery.

     In May 2001, Union Community and its representatives conducted a due diligence examination of Montgomery.

     In early June 2001, two of the other three institutions notified Montgomery that they would not pursue any further discussions relative to Montgomery. The third institution, after performing due diligence, did submit an indication of interest. On June 13, 2001, the Montgomery Board of Directors met with its legal counsel and KBW to review the recently received indication of interest and to be updated on the ongoing discussions with Union Community. The Montgomery Board of Directors considered both indications of interest and decided to continue discussions with Union Community with the intention of moving towards a definitive agreement. This determination was based in part on the consideration by the Montgomery Board of Directors of the percentage of the combined entity to be owned by Montgomery's shareholders, the number of board seats and officer positions to be held in the combined entity, as well as a comparison of the prices offered and an evaluation of the two companies.

     At a special meeting of the Union Community Board of Directors held on June 27, 2001, the Union Community Board of Directors reviewed with legal counsel and Edelman a draft form of the Agreement and established a target date for completing the negotiations with Montgomery in connection with the merger.

     In July 2001, Montgomery and its representatives conducted a due diligence review of Union Community.

     The Montgomery Board of Directors received and reviewed several drafts of the definitive agreement beginning on July 10, 2001. On July 18, 2001, final terms of the agreement were reached. On July 23, 2001, the Montgomery Board of Directors, its legal counsel and KBW met to review the final document. At this meeting, legal counsel reviewed in detail the terms of the agreement and KBW issued its opinion that the transaction was fair to Montgomery shareholders from a financial point of view. Following this discussion of the proposed merger, the Montgomery Board of Directors voted unanimously to approve the definitive agreement.

     After various board meetings to discuss the proposed merger and extensive negotiations between Union Community and Montgomery, on July 23, 2001, the Union Community Board of Directors met again to review the proposed final version of the Agreement and to discuss with legal counsel and Edelman the outstanding issues in connection with the proposed merger. Edelman presented its fairness opinion analysis and delivered its oral opinion that the merger consideration to be paid by Union Community was fair to its shareholders from a financial point of view. Edelman followed that up with a written opinion to that effect dated July 23, 2001. Following general discussion of the proposed merger, the Union Community Board of Directors unanimously concluded that it was in the best interests of Union Community and its shareholders to merge with Montgomery, and approved the execution of the Agreement.

Effects of the Merger

     The Boards of Directors of Union Community and Montgomery believe that, over the long-term, the merger will be beneficial to Union Community shareholders, including the current shareholders of Montgomery who will become Union Community shareholders if the merger is completed. The Union Community Board of Directors believes that one of the potential benefits of the merger is the cost savings that may be realized by combining the two companies, which savings are expected to enhance Union Community's earnings.

     Union Community expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the merger, which will enable Union Community to achieve economies of scale in these areas. Promptly following the completion of the merger, which is expected to occur during the first quarter of 2002, Union Community plans to begin the process of eliminating redundant functions, and eliminating duplicative expenses.

     The amount of any cost savings Union Community may realize in 2002 will depend upon how quickly and efficiently Union Community is able to implement the processes outlined above during the year.

     Union Community believes that it will achieve cost savings based on the assumption that it will be able to:

     o    reduce external data processing costs;

     o    reduce staff;

     o    achieve economies of scale in advertising and marketing budgets;

     o    reduce legal and accounting fees; and

     o    achieve   other   savings   through   reduction  or   elimination   of
          miscellaneous items such as insurance premiums, travel and automobile expense, and investor relations expenses.

     Union Community has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

Opinion of Financial Advisor to Union Community

     On June 22, 1999, Union Community engaged Edelman to provide financial advisory services with respect to possible acquisitions or mergers with other financial institutions. Edelman is a financial advisory and consulting firm engaged in advising financial institutions and other businesses regarding financing and merger transactions and other matters. As of March 1, 2001, Montgomery was designated as a candidate for a transaction with Union Community under Edelman's engagement. Union Community selected Edelman because of its expertise with financial institutions and mergers and acquisitions, and its particular knowledge of and experience with Union Community.

     No limitations were imposed by Union Community on the scope of Edelman's investigation or the procedures followed by Edelman in connection with preparing its opinion. Edelman was not requested to and did not make any recommendation to the Union Community Board of Directors as to the form or amount of consideration to be paid to Montgomery shareholders in the merger, which was determined through negotiations between Union Community and Montgomery, although Edelman did participate in such negotiations.

     At a meeting of the Union Community Board of Directors on July 23, 2001, Edelman provided its verbal fairness opinion to the Board. It was noted that under the Agreement, upon consummation of the merger, each share of Montgomery common stock issued and outstanding would be converted into the right to receive
1.1244 shares of Union Community common stock, or $15.00 in cash, subject to certain limitations and conditions, as described in section 3.01 of the Agreement (the "Consideration"). Edelman's opinion, subsequently delivered in written form, indicated that the Consideration was fair, from a financial point of view, to the holders of Union Community common stock. Edelman subsequently updated its analysis and delivered an equivalent opinion as of the date of this joint proxy statement/prospectus (the "Opinion").

     The full text of Edelman's Opinion is attached to this joint proxy statement/prospectus as Annex B and is incorporated herein by reference. The summary set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such Opinion, and shareholders are urged to read such Opinion.

     In forming its Opinion, Edelman reviewed, among other things, (i) with respect to Montgomery, Annual Reports on Form 10-KSB for the fiscal years ended June 30, 1997 through 2001; Annual Reports to Shareholders for the fiscal years ended June 30, 1997 through 2000; and the Montgomery press release dated October 30, 2001 containing financial information for the quarter ended September 30, 2001; (ii) with respect to Union Community, Annual Reports on Form 10-K and Annual Reports to Shareholders for the fiscal years ended December 31, 1997 through 2000; Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; the Union Community press release dated October 22, 2001 containing financial information for the quarter ended September 30, 2001; and the audited financial statements of Union Federal Savings and Loan Association and Subsidiary (predecessor to Union Community) for the fiscal year ended
December 31, 1996; (iii) the Agreement; (iv) certain other information concerning the future prospects of Montgomery and Union Community, and of the combined entity, as furnished by the respective companies, which Edelman discussed with the senior management of Montgomery and Union Community; (v) historical market price and trading data for Montgomery and Union Community common stock; (vi) the financial performance and condition of Montgomery and Union Community and similar data for other financial institutions which Edelman believed to be relevant; (vii) the financial terms of other mergers which Edelman believed to be relevant; and (viii) such other information as Edelman deemed appropriate.

     Edelman met with certain senior officers of Montgomery and Union Community to discuss the foregoing as well as other matters relevant to its opinion including the past and current business operations, financial condition and future prospects of Montgomery and Union Community. Edelman also took into account its assessment of general economic, market and financial conditions, and such additional financial and other factors it deemed relevant.

     In conducting its review and preparing its Opinion, Edelman assumed and relied upon the accuracy and completeness of the financial and other information used by it without independently verifying any such information and further relied upon the assurances of management of Montgomery and Union Community that they are not aware of any facts or circumstances that would make such information misleading or inaccurate. Edelman relied upon the management of Montgomery and Union Community in forming a view of the future prospects of Montgomery and Union Community, and in forming assumptions regarding a variety of matters, including, but not limited to, cost savings resulting from the proposed transaction. Edelman assumed, without independent verification, that the allowances for loan losses at Montgomery and Union Community were adequate to cover such losses. Edelman did not inspect any properties, assets or liabilities of Montgomery or Union Community and did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of Montgomery or Union Community. In rendering its Opinion, Edelman assumed that the merger would be consummated on the terms described in the Agreement. Edelman's engagement and Opinion were for the benefit of the Union Community Board of Directors.

     Edelman's Opinion was directed solely to the fairness, from a financial point of view, of the Consideration and did not address the decision to effect the merger or constitute a recommendation to any Union Community shareholder as to how such shareholder should vote on the merger. It is further understood that the Opinion was based on economic and market conditions and other circumstances existing as of November 6, 2001, and did not represent an opinion as to what the value or trading price of Union Community stock would be at any point in the future.

     In connection with rendering its Opinion to the Union Community Board, Edelman performed a variety of financial analyses that are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and quantitative analysis and is not necessarily susceptible to partial analysis or summary description. Edelman believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, creates an incomplete view of the analyses and processes underlying Edelman's Opinion. Any estimates or assumptions used in Edelman's analyses are not necessarily indicative of actual future value or results, which may be significantly more or less favorable than is suggested by such estimates. No company or previous transaction used in Edelman's analyses was identical to Union Community or Montgomery or the merger. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis. Edelman may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions.

     The following is a brief summary of the analysis performed by Edelman in connection with its Opinion.

     Impact Analysis. Edelman analyzed the pro forma impact of the Merger on Union Community's earnings per share (EPS) and book value per share (BVPS) based on a variety of assumptions, including but not limited to: cost savings resulting from the transaction totaling $855,000; a borrowing rate to fund cash requirements associated with the transaction and subsequent share repurchases of 4.75%; and a price for Union Community's planned repurchase of the number of shares issued in the transaction of $14.49 per Union Community share. Pro forma impacts were calculated with 0% of the share repurchase completed (PF I) and with 100% of the share repurchase completed (PF II). Ratios were calculated as if all one-time charges and cost savings associated with the transaction were already realized.

     Core Cash EPS (before amortization of intangibles) showed a 2% increase under PF I and a 19% increase under PF II. Accounting Earnings Per Share (after amortization of intangibles) showed a 5% decrease under PF I and an 11% increase under PF II. Tangible Book Value Per Share (after deduction of intangibles) showed a 9% decrease under PF I and under PF II.

     Edelman performed an expense reduction staging analysis illustrating the pace at which cost savings were expected to be implemented. Using a breakdown of savings and an item-by-item estimated timetable from Union Community management, and assuming a December 31, 2001 transaction closing, it was estimated that $733,000 of the $855,000 in estimated annual savings would be realized in calendar 2002.

     Edelman performed sensitivity analysis showing how various outputs of the impact analysis would change if various individual assumptions were changed. Compared to the 19% increase in Core Cash EPS shown under PF II, the increase would have been 16% if cost savings were reduced $100,000, 16% if the borrowing rate increased .50% and 19% if the repurchase share price increased 50 cents.

     Comparable Company Analysis. Edelman compared certain financial ratios of Union Community and Montgomery to those of all publicly traded thrifts: nationwide (the National group); in the Midwestern region (the Midwest group); and with total assets of $50 million to $500 million (the 50-500 group). Ratios included Return on Average Assets (ROA), Return on Average Equity (ROE), Efficiency Ratio (Efficiency) and latest reported Tangible Equity/Tangible Assets (Capital). Using latest 12 months figures and median industry data from SNL Securities LC (SNL), results were:

                             ROA          ROE       Efficiency      Capital
                            -----        ------     ----------      -------
Union Community........... 1.43%         5.17%          41%          28.9%
Montgomery................  .31%         2.55%          81%          12.4%
National..................  .73%         6.75%          65%           9.5%
Midwest...................  .73%         6.49%          64%           9.9%
50-500....................  .69%         5.88%          68%          10.3%


     Edelman also calculated the ratios on a pro forma basis for the combined organization post-transaction, in accordance with assumptions and calculations made in the Impact Analysis. Using PF II (following full share repurchase) and Core Cash net income, the combined organization was shown to have ROA of .80%, ROE of 6.77%, Efficiency of 55% and Capital of 11.0%.

     Contribution Analysis. Edelman calculated the proportions of total Union Community-Montgomery deposits, assets, shareholders' equity and net income which were contributed by Montgomery. Using the unadjusted sum of the latest values available for the two companies (except for an adjustment made to add back merger related expense to recent net income), the Montgomery contribution was 57% of total deposits, 52% of total assets, 34% of total equity and 19% of total last 12 months net income. On a last reported quarter basis for net income, the Montgomery contribution was 21%. Edelman also calculated the net income contribution analysis as if estimated cost reductions resulting from the transaction (after estimated increase in loan loss reserve charges and before amortization of intangibles) were attributable to Montgomery as the acquired party. On this basis, the Montgomery net income contribution was 34% on a 12-months basis and on a last quarter basis.

     Edelman similarly weighed the transaction value being paid in aggregate for Montgomery against Union Community's market value. These amounts were calculated on a current basis based on recent trading values of Union Community common stock, including the cash-out value of Montgomery stock options. The transaction value paid for Montgomery, approximately $18.3 million, represented 40% of the sum of the transaction value and Union Community's market value.

     In connection with conducting its contribution analysis, Edelman also addressed the question of whether the transaction could be deemed a merger of equals in financial terms. Based on future board and management composition, future share ownership and various size comparisons, Edelman concluded that the transaction was not a merger of equals.

     Comparable Transactions Analysis. Edelman analyzed certain industry pricing statistics regarding thrift acquisitions and compared these to pricing ratios in the transaction. The following table shows median Price to Tangible Book Value (P/TB) and Price to Earnings (P/E) ratios as of October 26, 2001 for four comparable transactions groups: all US thrift acquisitions announced since July 1, 2000 (National group); all transactions in the National group with acquiree assets of $50 million to $500 million (the 50 to 500 group); all transactions in the National group with midwestern acquirees (the Midwest group); and all transactions in the National group with acquiree return on assets of less than
 .50% (the ROA < .50% group).

                                                  P/TB            P/E
                                                  ----            ---
National.......................................... 137%           24.5
50 to 500......................................... 126%           27.4
Midwest........................................... 116%           24.6
ROA < .50%........................................ 119%        Not Meaningful

     The data above was gathered from the SNL database. Mergers of equals, terminated transactions and transactions with pricing data unavailable were excluded. Statistics as of transaction announcement were used unless closing pricing data was available. The number of transactions in the respective groups was as follows: National (61), 50 to 500 (34), Midwest (24) and ROA < .50% (20). The merger would fit into each of the comparable groups.

     P/E statistics for the ROA < .50% group were deemed "not meaningful" because per SNL definitions, half of the individual group members had "not meaningful" P/E's, either because the acquiree had negative net income or because the P/E was greater than 60. Thus the "not meaningful" designation would be equivalent to a P/E of more than 60.

     By comparison to the foregoing data, the Montgomery acquisition P/TB was 107%. This was based on a transaction price of $14.94, which is the average of the $15.00 cash price to be paid for half of the Montgomery shares and the value for the balance of the shares based on the exchange ratio and recent trading values for Union Community shares. The Montgomery acquisition P/E was calculated using three different methods. With the alternative inputs for Montgomery profitability shown below, PE's ranged from 31.1 to 44.0:

Montgomery Profitability Data                                            Resulting P/E Ratio
---------------------------------------------                            -------------------
EPS as reported for fiscal year ended 6/30/01................................    44.0
EPS adjusted for Merger expense, 12 months through 9/30/01...................    38.3
EPS adjusted for Merger expense, 3 months through 9/30/01, annualized........    31.1

     Present Value Analysis. Edelman calculated the theoretical value of Montgomery on a present value basis over an eight-year time horizon in the context of Montgomery's consolidation into Union Community. Anticipated combined company cost reductions were incorporated into the Montgomery income stream. Three scenarios were used respectively encompassing discount rates of 8%, 9% and 10%; net income growth rates of 15%, 10% and 5%; and year 8 sale or trading valuation multiples of 18, 15 and 12 times net income. Based on the foregoing, respective present value figures calculated in the three scenarios were $30.8 million, $19.5 million and $12.4 million.

     Edelman and Union Community entered into an agreement relating to the services Edelman is providing in connection with the merger. Pursuant to the agreement, Union Community has paid Edelman fees totaling $5,000. Upon closing of the merger, Union Community will also pay Edelman a fee equal to $200,000 plus 1% of the amount by which the Purchase Price (as defined in the agreement) exceeds $10,000,000. Union Community has also agreed to reimburse Edelman for out-of-pocket expenses associated with its services and to indemnify Edelman against certain liabilities.

     No company used as a comparison in the above analyses is identical to Montgomery, Union Community or the combined entity and no other transaction is identical to the merger. Therefore, Edelman did not rely solely on the quantitative results of the analysis, but also made qualitative judgments concerning the differences between Union Community, Montgomery and the combined entity, on the one hand, and the compared companies on the other, and between the merger and the compared transactions.

Opinion of Financial Advisor to Montgomery

     On March 27, 2001, Montgomery retained KBW to evaluate Montgomery's strategic alternatives as part of a shareholder enhancement program and to review and evaluate any specific proposals for a strategic alliance that might be received regarding an alliance with Montgomery. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings and distributions of listed and unlisted securities. KBW is familiar with the market for common stocks of publicly traded banks, thrifts and bank holding companies. The Montgomery board selected KBW on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger, and its previous relationship with KBW, who managed their mutual to stock conversion in 1997.

     In connection with its engagement, KBW was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to shareholders of Montgomery. KBW delivered its opinion to the Montgomery board that, as of July 23, 2001, the merger consideration is fair from a financial point of view, to the shareholders of Montgomery. No limitations were imposed by the Montgomery board upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion in this joint proxy statement/prospectus of the summary of its opinion to the Montgomery board and to the reference to the entire opinion attached hereto as Annex C.

     The full text of the opinion of KBW, which is attached as Annex C to this joint proxy statement/prospectus, includes certain assumptions made, matters considered and limitations on the review undertaken by KBW, and should be read in its entirety. The summary of the opinion of KBW in this joint proxy statement/prospectus is qualified in its entirety by reference to the opinion.

     In rendering its opinion, KBW:

     o    reviewed the Agreement;

     o reviewed Montgomery's Annual Reports to Shareholders and Proxy Statements for the fiscal years ended June 30, 1999, 2000 and 2001; unaudited financial statements for the three months ended September 30, 2001; Union Community's Annual Reports to Shareholders for the fiscal years ended December 31, 1999 and 2000; Union Community's unaudited financial statements for the six months ended June 30, 2001 and announced results for the period ended September 30, 2001, and certain other information considered relevant;

     o discussed with senior management and the boards of directors of Montgomery and its wholly-owned subsidiary, Montgomery Savings, the current position and prospective outlook for Montgomery;

     o considered historical quotations, levels of activity and prices of recorded transactions in Montgomery's common stock;

     o reviewed financial and stock market data of other thrifts in a comparable asset range and asset composition as Montgomery;

     o reviewed certain recent business combinations with thrifts as the acquired company, which KBW deemed comparable in whole or in part; and

     o    performed other analyses that KBW considered appropriate.

     In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by Montgomery and Union Community. In its review, with the consent of the Montgomery board, KBW did not undertake any independent verification of the assets or liabilities of
Montgomery or Union Community, and potential or contingent liabilities of Montgomery or Union Community.

     Montgomery's shareholders have the right to elect to receive $15.00 in cash or 1.1244 shares of Union Community common stock for each share of Montgomery common stock, or a combination of cash and stock. In total, Montgomery shareholders will receive 50% of the consideration in cash and 50% in stock. Based on the closing stock price of Union Community common stock on July 20, 2001, if an all stock election was requested and received by a Montgomery shareholder, the consideration received would be $15.09. KBW reviewed the range of the prices of Union Community common stock from January 1, 2001 to July 20, 2001, reflecting a low of $12.13 and a high of $14.00 with an average of $13.21. Based on the range of the prices of Union Community common stock during this time and assuming that a Montgomery shareholder received all stock. The consideration value to a Montgomery shareholder would range from $13.63 to $15.74. For analysis and comparative purposes, KBW used the $15.00 price as the consideration for Montgomery shareholders.

     In rendering its opinion, KBW analyzed the consideration offered by Union Community in relation to the following:

     o the results of a limited market test, whereby three institutions were invited to submit indications of interest; two of the institutions decided not to submit an indication of interest, and the third institution did submit an indication;

     o certain comparable merger and acquisition transactions of pending thrift deals, comparing merger consideration relative to tangible book value, last 12 months earnings, total assets, total deposits and premium to core deposits. KBW analyzed this data in conjunction with the composition of Montgomery's earnings. Pending thrift deals consist of all thrift acquisitions, announced but not yet closed, as of July 9, 2001.

     The information in the following table summarizes the comparable group results analyzed by KBW with respect to the merger. The summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion. Selecting portions of KBW's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors could create an incomplete or potentially misleading view of the evaluation process.

                                                                        Price to
                                           ---------------------------------------------------------------------
                                                                                                          Core
                                                        Tang.         LTM                                deposit
                                                        Book          EPS       Assets     Deposits      premium
                                           Number        (%)          (x)         (%)         (%)          (%)
                                           ------       ----          ---       ------     --------      -------
Consideration to Montgomery
    Financial - $15.00 (3).................            108.6 (1)     38.8 (2)    12.9        17.3          1.5
Median of pending transactions.............  26        144.9         19.6        15.8        22.6          6.3
Median of completed transactions...........  28        133.8         20.2        18.0        26.6          8.1
Median of pending transactions
    with a total assets of seller less
    than $150 million......................  14        115.0         31.4        16.2        22.7          6.1
Median of completed transactions
    with a total assets of seller less
    than $150 million......................  11        124.4         42.5        18.2        28.5          6.1
Median of pending transactions
    with seller's equity to assets
    between 11% and 14%....................   2        107.1         19.0        14.4        22.8          2.2
Median of completed transactions
    with seller's equity to assets
    between 11% and 14%....................   6        142.2         20.2        18.5        26.4          9.3
Median of pending transactions with
    seller's return on equity less
    than 5%................................  10        113.1         41.8        21.6        27.5          3.6
Median of completed transactions
    with seller's return on equity less
    than 5%................................   9        109.0         27.7        19.4        25.3          6.4
Median of pending transactions in
    the Midwest region.....................  10        113.1         25.4        20.2        31.7          4.1
Median of completed transactions in
    the Midwest region.....................  10        126.3         17.2        16.9        25.6          5.4

-------------------------------------
(1)  Assumes Montgomery tangible book value of $14.01 per share.
(2)  Last twelve months (LTM) ending March 31, 2001, earnings per share of $.45.
(3) Consideration composed of $15.00 in cash or 1.1244 shares of Union Community common stock or a combination. Shareholders will have the election of all cash, all stock or a combination of the consideration based on a 50%/50% split. Based on the closing price of $13.50 on July 23, 2001 and $13.35 on October 30, 2001, an all stock election would represent $15.18 and $15.01 of consideration, respectively.

     In rendering its opinion, KBW reviewed the relative performance and current valuation of Union Community considering the following information among other factors:

                                                                                  Indiana Peer      Midwest Peer
Operating Performance                                               UCBC            Group (1)         Group (2)
                                                                  --------        ------------      ------------
Return on assets.....................................              1.44%              0.74%             0.82%
Return on equity.....................................              4.94%              6.40%             6.31%
Net interest margin..................................              3.72%              3.22%             2.97%
Efficiency ratio.....................................             39.96%             62.22%            65.34%
Capital Strength / Asset Quality
Equity/Assets........................................             27.99%             10.49%            11.85%
NPAs/Assets..........................................              0.33%              0.35%             0.25%
NPLs/Loans...........................................              0.37%              0.43%             0.33%
Reserves/Loans.......................................              0.44%              0.74%             0.45%
Valuation and Stock Performance
Price/LTM EPS........................................             15.00x             13.64x            13.76x
Price/Book value.....................................             84.08%             92.18%            88.98%
YTD Total Return thru 7/18/2001......................              8.01%             15.40%            21.66%
Dividend Yield.......................................              4.55%              2.56%             3.37%
Dividend Yield.......................................              4.55%              2.56%             3.37%

-----------------------------------
(1)  Contains all publicly traded thrifts in Indiana
(2) Contains All Midwest publicly traded thrifts with assets between $100 - $200 million and conversion date prior to 12/31/1998

     Based on the above information, KBW concluded that the above analysis of the transaction with an implied deal price of $15.00, which represents an 18 % price premium over the $12.7 closing price of Montgomery common stock on June 4, 2001 the day Montgomery that KBW was hired as an investment advisor, is fair from a financial point of view to the shareholders of Montgomery.

     In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and Montgomery. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

     KBW will receive a fee of approximately $184,000 for services rendered in connection with advising and issuing a fairness opinion regarding this matter. As of the date of this joint proxy statement/prospectus, KBW has received $50,000 of its fee, and the remainder of the fee is due upon closing of the merger.

     No company used as a comparison in the above analyses is identical to Montgomery, Union Community or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Montgomery, Union Community and the combined entity are being compared.

     In connection with the delivery of its opinion dated as of the date of this joint proxy statement/prospectus, KBW performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating the opinion.

     KBW is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Montgomery and/or Union Community. As a market maker, KBW may also have purchased and sold the securities of Montgomery and/or Union Community for its own account and for the accounts of its customers.

                                  THE AGREEMENT

Conditions to the Merger

     The obligation of Union Community and Montgomery to consummate the merger is subject to the satisfaction or waiver on or before the completion of the merger of many conditions, including the following:

     o no statute, rule, regulation, judgment, decree, injunction or order of any governmental authority will be in effect which prohibits the consummation of the transactions described in the Agreement;

     o the Agreement must receive the approval of the shareholders of both Union Community and Montgomery and the applicable governmental authorities. The Boards of Directors of Union Community and Montgomery have already unanimously approved the Agreement;

     o the subsidiary merger must be approved by Union Community and Montgomery as sole shareholders of Union Federal and Montgomery Savings, respectively;

     o no stop order suspending the effectiveness of the registration statement, of which this joint proxy statement/prospectus is a part, shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

     o the Nasdaq Stock Market, Inc. shall have been notified of the shares of Union Community common stock issuable to Montgomery shareholders in connection with the merger;

     o all consents, approvals or notices of or to governmental authorities that are required for the performance of the transactions contemplated in the Agreement shall have been obtained;

     o    all material  consents or approvals of persons  other than  government
          authorities  that  are  required  for  the  execution,   delivery  and
          performance of the Agreement shall have been obtained; and

     o all permits and other authorizations under applicable securities laws necessary to consummate the transactions contemplated in the Agreement and to issue the shares of Union Community common stock to be issued as consideration in the merger transaction shall have been obtained.

     The obligation of Union Community to consummate the merger is also subject to fulfillment of other conditions, including the following:

     o The representations and warranties of Montgomery set forth in the Agreement shall be true and correct in all material respects as of the effective time of the merger;

     o    Montgomery   shall  have  performed  in  all  material   respects  all
          obligations required by the Agreement to be performed by it at or prior to the effective time of the merger;

     o Union Community shall have received an opinion from Barnes & Thornburg that the merger constitutes a "reorganization" for purposes of section 368 of the Code, as amended;

     o Union Community shall have received the environmental reports, which describe the environmental conditions of certain properties owned by Montgomery, that are satisfactory to Union Community; and

     o The Closing Book Value of Montgomery shall not be less than $16,932,097, the consolidated shareholders' equity of Montgomery as of March 31, 2001. For this purpose, Closing Book Value means the consolidated shareholders' equity of Montgomery, as of the month ending immediately preceding the closing of the merger plus the amount of any expenses of the merger or the subsidiary merger plus any reduction of shareholders' equity taken as a result of accruals, reserves or charges taken by Montgomery at the request of Union Community. As the Closing Book Value will be determined as of the end of the month immediately preceding the closing date of the merger, it is not possible, as of the date of this joint proxy statement/prospectus, to determine whether the foregoing condition has been satisfied. Assuming, for purposes of illustration only, that the closing date occurred in October 2001, the Closing Book Value would have been $17,053,118 and the foregoing condition would have been satisfied.

     The obligations of Montgomery to consummate the merger are also subject to the fulfillment of other conditions, including the following:

     o The representations and warranties of Union Community set forth in the Agreement shall be true and correct as of the effective time of the merger;

     o Union Community shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the effective time of the merger; and

     o Montgomery shall have received an opinion from Barnes & Thornburg that, as of the closing date of the merger, the merger constitutes a "reorganization" for purposes of Section 368 of the Code, as amended, and that no gain or loss will be recognized by Montgomery shareholders to the extent they receive shares of Union Community common stock as consideration for shares of Montgomery common stock.

     Additionally, the completion of the merger is subject to the delivery of standard legal opinions and the receipt of officers' certificates and other documents.

     If these and other conditions are not satisfied or waived, Union Community and/or Montgomery may terminate the Agreement.

Expenses

     Each party has agreed to pay its own expenses in connection with the merger transaction, provided that the parties will share the expense of printing and mailing this joint proxy statement/prospectus. In addition, Montgomery has agreed to pay the costs of any phase two investigation conducted at Union Community's request which recommends or suggests as being appropriate the taking of any remedial or corrective action.

Termination Fee

     If, prior to the effective time of the merger, the Montgomery Board of Directors fails to recommend the approval of the Agreement to the shareholders of Montgomery or, in good faith and, after consulting with legal counsel and its financial advisor, accepts what it considers to be a superior proposal to acquire Montgomery from a third party, Montgomery shall pay a termination fee of $750,000 to Union Community. If, prior to the effective time of the merger, the Union Community Board of Directors fails to recommend the approval of the Agreement to the shareholders of Union Community, Union Community shall pay a termination fee of $750,000 to Montgomery. Further, if the Agreement is terminated solely by reason of the failure of either Union Community or Montgomery to receive shareholder approval of the merger after another party has publicly announced a proposal to acquire that party, and, within 12 months after the date of termination, a change in control of the party failing to receive shareholder approval is consummated, the party consummating the change in control shall pay a termination fee of $750,000 to the other party.

Treatment of Options to Acquire Shares of Montgomery common stock

     The Agreement provides that, subject to obtaining any necessary consents of option holders to such treatment, each option to acquire shares of Montgomery common stock shall be converted into the right to receive from Montgomery, at the effective time, an amount in cash equal to the excess of $15.00 over the per share exercise price for each share of Montgomery common stock subject to the stock option.

Treatment of Recognition And Retention Plan

     The Agreement provides that Montgomery and Montgomery Savings will take the necessary steps to cause the awards of restricted stock made under the Montgomery Financial Corporation 1997 Recognition and Retention Plan (the "1997 RRP") and the Montgomery Savings Management Recognition Plan and Trust Agreement (the "MRP") to become fully vested, subject to any applicable bank regulatory requirements, no later than the effective time of the merger. Shares of Montgomery common stock held in the 1997 RRP or the MRP which vest on or before the effective time shall carry with them the right to elect to receive the merger consideration to the same extent as any other Montgomery shareholder.

Treatment of Employee Stock Ownership Plan

     Upon the effective time of the merger, the Montgomery Financial Employee Stock Ownership Plan (the "Montgomery ESOP") will be terminated, and all shares of Montgomery common stock held by the Montgomery ESOP will be converted into rights to elect to receive either (a) 1.1244 shares of Union Community common stock or (b) $15.00 in cash, for each share of Montgomery common stock held by the Montgomery ESOP. All of the outstanding indebtedness of the Montgomery ESOP which is owed to Montgomery will be repaid (which at June 30, 2001, totaled $1,058,000.00), and any assets remaining in the suspense account under the Montgomery ESOP shall then be allocated to the respective participants' accounts. The net assets of the Montgomery ESOP shall be distributed to the participants and their beneficiaries, subject to the receipt of a favorable tax determination letter from the Internal Revenue Service on the termination of the Montgomery ESOP. Montgomery may continue to make payments when due on the ESOP loan from Montgomery at contribution levels consistent with past practice. Between June 30, 2001, and December 31, 2001, the ESOP would expect to pay Montgomery $33,062.50 in principal and $37,611.90 in interest on its ESOP loan. Following the merger, Union Community will not be required to permit former Montgomery ESOP participants to participate in the Union Community Employee Stock Ownership Plan and Trust until January 1, 2004.

Treatment of 401(k) Plan

     Montgomery Savings maintains a Cash or Deferred Profit Sharing Plan (the "Montgomery 401(k) Plan") and Union Federal maintains a Financial Institutions Thrift Plan (the "Union Federal 401(k) Plan"). The Agreement provides that, at the effective time of the merger, subject to applicable law and the requirements of the Union Federal 401(k) Plan, Union Federal shall assume the Montgomery 401(k) Plan, merge such plan into its own Union Federal 401(k) Plan, and amend as necessary the participation agreement of such merged plan so that (a) after the effective time of the merger, employees of Montgomery Savings who become employees of Union Federal will accrue benefits pursuant to the merged plan, and
(b) after the merger of those plans, former Montgomery employees participating in the merged plan shall receive credit for eligibility and vesting purposes, for the service of such employees with Montgomery and its subsidiaries prior to the effective time of the merger as if such service were with Union Community and its subsidiaries; provided that the benefit of any such former Montgomery employee in respect of service prior to the closing of the merger shall be determined under Montgomery's contribution formulae and such benefits after the closing of the merger shall be determined under Union Community's contribution formulae.

Treatment of Deferred Compensation Agreement

     From and after the effective time of the merger, Union Federal will assume the obligations of Montgomery Savings under its Deferred Compensation Agreement with Earl F. Elliott. Montgomery Savings has agreed to amend such agreement before the closing of the merger to provide that on January 1, 2003, Montgomery Savings (or its successor in interest) shall make a lump sum cash payment to Mr. Elliott of the entire accrued benefits payable under such agreement as of such date. As of June 30, 2001, Mr. Elliott's accrued benefit under such plan totaled $116,640.00.

Employee Matters

     The Agreement provides that the current employees of Montgomery Savings who become employees of Union Community or Union Federal following the merger will be provided with benefits under Union Community's benefit plans that are no less favorable in the aggregate than the benefits provided to similarly-situated employees by Union Community or Union Federal. In addition, the Agreement requires Union Community, to the extent necessary, to amend each of its employee benefit plans in which former Montgomery Savings employees are to participate so that such plans will take into account for eligibility, vesting and benefit accrual purposes, the service of such persons with Montgomery Savings and to exempt such persons from any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Union Community or its subsidiaries in which they are eligible to participate. The Agreement further provides that employees of Montgomery Savings who become employees of Union Federal following the merger will retain credit for unused sick leave and vacation time accrued during their service with Montgomery Savings. Former Montgomery Savings employees who participated in the Montgomery ESOP will become eligible to participate in the Union Community Bancorp Employee Stock Ownership Plan on January 1, 2004. No former employee of Montgomery will be eligible to participate in Union Federal's Financial Institutions Retirement Fund, which Union Community intends to terminate as soon as practicable after the excess of plan assets over plan liabilities in that plan is eliminated.

     The Agreement also provides that Mr. Earl F. Elliott, who is currently Vice Chairman of the Montgomery Board of Directors, will retire and cease to be an employee of Montgomery or Montgomery Savings or their respective successors as of the effective time of the merger. Mr. Elliott will continue to be paid the compensation provided for in his employment agreement (including benefits payable under insurance, health, retirement and bonus plans) with Montgomery Savings and will continue participating in the employee benefit, retirement, and compensation plans up to the effective time of the merger. At the effective time of the merger, Mr. Elliott's employment agreement with Montgomery Savings shall terminate and Montgomery shall pay to Mr. Elliott, in consideration of such termination, an aggregate amount in cash equal to $340,160, less the value at the date of closing of any restricted stock or stock options held by Mr. Elliott which vest as a result of the merger.

     Pursuant to the Agreement, Union Federal has agreed to employ Mr. J. Lee Walden as their Chief Financial Officer. Mr. Walden, who is currently the Chief Executive Officer of Montgomery and Montgomery Savings, will continue to be paid the compensation provided for in his employment agreement (including benefits payable under insurance, health, retirement and bonus plans) with Montgomery Savings and will continue participating in the employee benefit, retirement, and compensation plans through the effective time of the merger. At the effective time of the merger, Mr. Walden's employment agreement with Montgomery Savings shall terminate, and Montgomery shall pay to Mr. Walden, in consideration of such termination, an aggregate amount in cash equal to $254,789, less the value at the date of closing of any restricted stock or stock options held by Mr. Walden which vest as a result of the merger. Mr. Walden will be provided a three-year employment contract by Union Federal similar to his current contract with Montgomery Savings.

     The Agreement further provides that, with the exception of Messrs. Earl F. Elliott and J. Lee Walden, those employees of Montgomery at the effective time of the merger who are terminated by Union Community or Union Federal other than for cause within nine months after the effective time of the merger, shall be entitled to severance pay equal to one week of pay, at the employee's rate of pay at the effective date, for each full year of continuous service with Montgomery or its subsidiaries, not in excess of 20 years of service. To be eligible for such severance payment, an employee will be required to execute a release agreement provided by Union Community.

Termination

     The Agreement may be terminated at any time prior to the completion of the merger:

     o    By mutual consent of Union Community and Montgomery in writing;

     o By Union Community or Montgomery if there has been a material breach by the other of any of the covenants or agreements or any of the representations or warranties set forth in the Agreement, which breach is not cured within thirty (30) days following written notice given by the non-breaching party to the party committing the breach;

     o By Union Community or Montgomery, if the completion of the merger has not occurred on or before March 31, 2002 (provided that the right to terminate the Agreement is not available to any party whose failure or whose affiliate's failure to perform any covenant or obligation under the Agreement has been the cause of or resulted in the failure of the merger to occur on or before such date);

     o By Union Community if environmental reports obtained pursuant to the terms of the Agreement disclose any contamination or presence of hazardous wastes the estimated clean-up or other remedial cost of which exceeds $250,000 in the aggregate or cannot be reasonably estimated to be such amount or less, with respect to properties owned by Montgomery;

     o By Union Community or Montgomery if the other party fails to recommend the merger to its shareholders or withdraws or modifies its recommendation that shareholders approve the Agreement and the merger in a manner adverse to the interests of the other party, in which event such party will be obligated to pay the other party a termination fee of $750,000; or

     o By Montgomery if, without otherwise breaching the Agreement, its Board of Directors accepts what it considers in good faith, after consulting with legal counsel and KBW, to be a superior offer from a third party, provided that, in such event, Montgomery must pay to Union Community a termination fee of $750,000.

Conduct of Business Prior to Completion of the Merger

     The Agreement provides that Montgomery will not, from the date of the execution of the Agreement until the effective time of the merger, take or cause any of its subsidiaries to take, any of the following actions without the prior written consent of Union Community:

     o Conduct its business other than in the ordinary and usual course, or fail to use reasonable efforts to preserve intact its business organizations, assets and existing business relationships;

     o Issue, sell or otherwise increase the number of its outstanding shares of common stock except pursuant to the exercise of outstanding options as to which Montgomery has not been able to obtain consent to the treatment of stock options under the Agreement, or as otherwise contemplated in the Agreement;

     o Repurchase, reclassify or declare a stock split with respect to its common stock;

     o Make or declare any dividend, other than regular quarterly cash dividends on its common stock in an amount not to exceed $0.055 per share paid in a manner consistent with past practice, and dividends payable solely to Montgomery from Montgomery Savings and its subsidiary service corporation. Union Community has a similar restriction with respect to its quarterly dividends and may not increase them above $.15 per share until the merger closes or the Agreement is terminated;

     o Enter into any new employment or consulting agreement, or amend any such existing agreement, with any of its directors, officers, employees or affiliates, or increase the salary paid to such persons other than in a manner consistent with past practice or as otherwise provided in the Agreement;

     o Amend, modify or terminate any benefit plan or stock-based compensation plan, or increase any outstanding grants or accelerate the vesting or exercisability of any rights granted under such plans, except as otherwise provided in the Agreement;

     o Sell, transfer, or otherwise dispose of or discontinue any material portion of its assets, business or properties, or acquire assets, properties or investments, except as otherwise provided in the Agreement;

     o Amend its Articles of Incorporation or By-laws or those of its subsidiaries;

     o Implement or adopt any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles and upon the concurrence of its independent financial auditors;

     o Enter into, terminate, or make a material modification to any of its existing material contracts, except in the ordinary course of business consistent with past practice;

     o    Settle any material claim, action or proceeding;

     o Implement or adopt any change to its interest rate risk management and hedging policies or fail to follow its existing policies in this area;

     o Incur any indebtedness for borrowed money other than in the ordinary course of business and consistent with past practice, or guaranty the indebtedness of a material amount of any other person, or release any material indebtedness of any other person;

     o Make any loan or advance other than in the ordinary course of business consistent with its lending policies, or make any non-mortgage loan in excess of $100,000;

     o Take any action reasonably likely to prevent or impede the merger of Montgomery with and into Union Community or the merger of Montgomery Savings with and into Union Federal from qualifying as a reorganization within the meaning of Section 368 of the Code or enter into any agreement which would otherwise result in (a) a breach of Montgomery's representations and warranties set forth in the Agreement, (b) any conditions of the Agreement not being satisfied, or
          (c) a material breach of any provision of the Agreement; or

     o Increase or decrease the rate of interest paid by Montgomery Savings on any deposit product, except in a manner and pursuant to prices consistent with past practice; provided however that in no event may Montgomery Savings pay a rate of interest on any deposit product which is more than the greater of (a) one-quarter of one percent (0.0025) above the average of the rates paid on comparable deposit products by the five highest deposit interest paying banks or other thrifts located in the market in which such deposit product is offered by Montgomery Savings (or, if fewer than five banks and other thrifts are located in such market, the average of the rates paid by all banks and other thrifts located in such market), or (b) the rate paid by Union Federal.

Management and Operations After Merger

     Upon consummation of the merger and the subsidiary merger, Montgomery and Montgomery Savings will merge with and into Union Community and Union Federal, respectively, and Montgomery and Union Federal will cease to exist as separate entities. Union Federal will conduct business outside of Crawfordsville under the name "Montgomery Savings, a division of Union Federal Savings and Loan Association." The Boards of Directors of Union Community and Union Federal will consist of all persons serving on those Boards immediately prior to the effective times of the mergers plus Joseph M. Malott, C. Rex Henthorn and Mark
E. Foster. The officers of Union Community and Union Federal will consist of all persons serving as officers of Union Community and Union Federal immediately prior to the effective times of the mergers, plus J. Lee Walden, who will serve as Chief Financial Officer of Union Community and Union Federal.

No Solicitation

     The Agreement provides that, unless and until the Agreement has been terminated, neither Montgomery nor Union Community will solicit or encourage or, subject to the fiduciary duties of its directors as advised by counsel and its investment banker, hold discussions or negotiations with, or provide information to, any person relating to a possible business combination involving Montgomery or Union Community, or any of their subsidiaries, respectively. Montgomery and Union Community are required to promptly (within 24 hours) advise the other party of its receipt of any such proposal or inquiry, the substance of such proposal or inquiry, the identity of such person, and any developments relating thereto.

Environmental Inspections

     Montgomery has provided to Union Community copies of all environmental reports it had obtained with respect to real property owned, leased or operated by it or its subsidiaries. In addition, Union Community ordered a report of phase one environmental investigations on certain real properties owned by Montgomery or its subsidiaries which are not covered by such reports. These investigations ("Environmental Reports") are intended to identify and quantify potential environmental risks of ownership, such as contamination, which could lead to liability for clean-up costs under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other applicable laws. After reviewing all such Environmental Reports, Union Community is of the opinion that no further investigations are necessary at this time.

Accounting and Reserve Policies; Restructuring Expenses

     Montgomery and Union Community have agreed to consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Montgomery and its subsidiaries to those policies of Union Community. In addition, the parties have agreed to consult on appropriate and reasonable charges and accounting adjustments taking into account Union Community's business plans following the merger. Moreover, Montgomery and Union have agreed to consult on the amount and timing for recognizing for financial accounting purposes the expenses of the merger and the subsidiary merger.

     Montgomery has agreed, subject to applicable law and consistent with generally accepted accounting principles, to take such reserves and accruals with respect to the foregoing as shall be reasonably requested by Union Community, but in no event prior to two business days before the effective date of the merger or before Montgomery shall have received certain assurances that in fact the merger is likely to be consummated.

Amendment and Waiver of the Agreement

     Subject to applicable law, any provision of the Agreement may be amended or waived by Union Community or Montgomery prior to closing if the parties mutually agree to the amendment. In addition, either Union Community or Montgomery may waive the other party's performance of covenants or conditions to the Agreement.

Resales of Union Community common stock by Montgomery Shareholders

     The shares of Union Community common stock to be issued to Montgomery shareholders in the merger will be registered under the Securities Act of 1933, as amended. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of any class of capital stock) of Montgomery as of the date of the Montgomery special meeting. For one year after the effective time of the merger, if Union Community remains current in its reporting obligations under the Securities Exchange Act of 1934, as amended (or two years if Union Community is not current), affiliates of Montgomery may only sell their shares of Union Community common stock:

     o in accordance with the provisions of Rule 145(d) under the Securities Act of 1933;

     o pursuant to an effective registration statement under the Securities Act; or

     o in transactions otherwise exempt from the registration requirements of the Securities Act.

     In addition, Montgomery shareholders, officers, and directors who become "affiliates" of Union Community following the merger will be subject to the same resale restrictions as affiliates of Union Community. Generally, persons who are not executive officers, directors, or greater than ten percent shareholders of Montgomery at the effective time of the merger will not be considered affiliates in the absence of other factors indicating a control relationship. Montgomery has agreed to deliver to Union Community an agreement by each person who may be deemed an affiliate of Montgomery that such person will not dispose of any Union Community common stock in violation of the Securities Act of 1933, as amended.

            SELECTED CONSOLIDATED FINANCIAL DATA OF UNION COMMUNITY

     The following table sets forth selected consolidated financial condition data for Union Community for the five years ended December 31, 2001, and for the six months ended June 30, 2001, and 2000. Information for the six months ended June 30, 2001 and 2000 is unaudited but, in the opinion of management, includes all adjustments (comprising only normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of and for such dates. The selected financial and other data of Union Community set forth below do not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere herein, including, without limitation, the consolidated financial statements and related notes thereto appearing in Union Community's 2000 Annual Report to Shareholders and Quarterly Report on Form 10-Q for the period ended June 30, 2001, which are attached to this joint proxy statement/prospectus as Annex E and Annex F, respectively. The operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

                                               At June 30,                          At December 31,
                                          --------------------    --------------------------------------------------------
                                            2001        2000        2000        1999          1998        1997      1996
                                          --------    --------    --------    --------      --------    --------  --------
                                                                     (Dollars in thousands)
Summary of Selected Consolidated
Financial Condition Data:
Total assets                              $127,355    $121,426    $125,383     $120,654     $108,162    $132,040   $82,789
Loans, net                                 115,822     108,109     109,505      106,174       90,900      78,436    72,697
Cash and interest-bearing deposits in
   other banks (1)                           2,957       2,142       4,755        3,117        6,191      44,781     1,465
Investment securities available for sale        --         198          --          315           --          --        --
Investment securities held to maturity       5,101       7,714       7,597        7,522        8,026       5,820     5,747
Deposits                                    77,717      70,720      72,816       68,990       64,846      62,258    60,436
Stock subscriptions refundable                  --          --          --           --           --      22,687        --
Borrowings                                  12,883      12,189      15,189       12,496        1,793       3,573     7,880
Shareholders' equity                        35,641      37,542      36,188       38,280       40,531     42,906     13,910

                                              Six Months Ended
                                                  June 30,                    Year Ended December 31,
                                              2001       2000       2000      1999       1998       1997       1996
                                            --------   --------   --------  --------   --------   --------   --------
Summary of Operating Data:
Total interest and dividend income .......  $ 4,772    $ 4,558    $ 9,222    $ 8,470    $ 8,105    $ 6,801    $ 6,112
Total interest expense ...................    2,441      2,175      4,601      3,817      3,415      3,836      3,424
                                            -------    -------    -------    -------    -------    -------    -------
   Net interest income ...................    2,331      2,383      4,621      4,653      4,690      2,965      2,688
Provision for loan losses ................       30         30         60         60        110        165         48
                                            -------    -------    -------    -------    -------    -------    -------
Net interest income after provision
   for loan losses .......................    2,301      2,353      4,561      4,593      4,580      2,800      2,640
                                            -------    -------    -------    -------    -------    -------    -------
Other income (losses):
   Equity in losses of limited partnership      (35)       (55)      (100)       (44)      (121)      (158)      (173)
   Gain on sales of available for sale
   securities ............................       --          8         46         73         --         --         --
   Other .................................       84         62        124        110         73         62         57
                                            -------    -------    -------    -------    -------    -------    -------
Total other income (losses) ..............       49         15         70        139        (48)       (96)      (116)
                                            -------    -------    -------    -------    -------    -------    -------
Other expenses:
   Salaries and employee benefits ........      618        532      1,102      1,069        850        480        461
   Net occupancy expenses ................       30         17         45         47         39         39         39
   Equipment expenses ....................       16         10         23         27         28         22         20
   Deposit insurance expense .............        7          8         15         44         46         31        495
   Legal and professional fees ...........       81         71        109        127        128         34         29
   Data processing .......................       49         39         77        122         77         66         57
   Other .................................      227        152        314        323        296        289        201
                                            -------    -------    -------    -------    -------    -------    -------
Total other expenses .....................    1,028        829      1,685      1,759      1,464        961      1,302
                                            -------    -------    -------    -------    -------    -------    -------
Income before income taxes ...............    1,322      1,539      2,946      2,973      3,068      1,743      1,222
Income taxes .............................      436        509      1,011      1,003      1,094        545        336
                                            -------    -------    -------    -------    -------    -------    -------
Net income ...............................  $   886    $ 1,030    $ 1,935    $ 1,970    $ 1,974    $ 1,198    $   886
                                            =======    =======    =======    =======    =======    =======    =======
Supplemental Data:
Basic earnings per share ...................$   .43    $   .45    $   .87    $   .81    $  .70          --         --
Diluted earnings per share .................    .43        .45        .87        .81        .70         --         --
Dividends per share ........................    .30        .285       .585       .465       .355        --         --
Dividend payout ratio ......................  69.77%     63.33%     67.24%     57.41%     50.71%        --         --
Interest rate spread during period .........   2.15       2.31       2.12       2.31       2.23       2.55%      2.54%
Net yield on interest-earning assets (2) ...   3.76       4.02       3.87       4.14       4.42       3.50       3.53
Return on assets (3) .......................   1.40       1.70       1.59       1.72       1.82       1.38       1.13
Return on equity (4) .......................   5.01       5.39       5.17       5.02       4.65       8.10       6.54
Other expenses to average assets (5) .......   1.63       1.37       1.39       1.53       1.35       1.11       1.66
Equity to assets (6) .......................  27.99      30.92      28.86      31.73      37.47      32.49      16.80
Average equity to average assets ...........  28.00      31.55      30.77      34.25      39.24      17.03      17.31
Average interest-earning assets to
   average interest-bearing liabilities      140.74     146.72     145.47     153.70     167.89     120.98     121.94
Non-performing assets to total
   assets (6) ..............................    .26        .07        .33        .22        .32        .07        .59
Allowance for loan losses to total
   loans outstanding (6) ...................    .44        .42        .44        .40        .40        .32        .22
Allowance for loan losses to
   non-performing loans (6) ................ 156.49     513.64     118.23     253.69     103.72     484.62      32.52
Net charge-offs to average total loans
   outstanding .............................     --         --         --         --         --        .10         --
Number of full service offices (6) .........   2          1          1          1          1          1          1

----------------------------
(1)  Includes certificates of deposit in other financial institutions.
(2)  Net interest income divided by average interest-earning assets.
(3)  Net income divided by average total assets.
(4)  Net income divided by average total equity.
(5)  Other expenses divided by average total assets.
(6)  At end of period.

               SELECTED CONSOLIDATED FINANCIAL DATA OF MONTGOMERY


     The following table sets forth selected consolidated financial condition data for Montgomery for the five years ended June 30, 2001. The selected financial and other data of Montgomery set forth below do not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere herein, including, without limitation, the consolidated financial statements and related notes thereof appearing in Montgomery's Annual Report on Form 10-KSB for the period ended June 30, 2001, which is attached to the joint proxy statement/prospectus as Annex G.


                                                                           At June 30,
                                                  ------------------------------------------------------------
                                                    2001         2000         1999         1998         1997
                                                  --------     --------     --------     --------     --------
                                                                         (In thousands)
Summary of Financial Condition
Total assets................................      $136,855     $138,122     $123,959     $117,163     $103,399
Interest-bearing deposits in other
   financial institutions...................         7,716       10,390        4,629       10,785       11,473
Investment securities available for sale....           324          444          881          312           42
Loans receivable, net ......................       120,203      119,131       11,415      100,210       86,908
Deposits....................................       100,635       91,507       82,468       83,982       71,265
Borrowings..................................        17,630       28,241       20,632       11,261       11,428
Stockholders' equity........................        16,909       16,981       19,397       20,065       19,367

                                                                         Year Ended June 30,
                                                  ------------------------------------------------------------
                                                    2001         2000         1999         1998         1997
                                                  --------     --------     --------     --------     --------
                                                                     (Dollars in thousands)
Summary of Operating Results:
Interest income(1)..........................       $10,437       $9,912       $9,149       $8,335       $7,220
Interest expense............................         6,749        5,953        5,150        4,570        4,456
                                                   -------       ------       ------       ------       ------
   Net interest income......................         3,688        3,959        3,999        3,765        2,764
Provision for loan losses...................            53           --           40            6           22
                                                   -------       ------       ------       ------       ------
   Net interest income after provision
     for loan losses........................         3,635        3,959        3,959        3,759        2,742
Other income................................           219          166           86           65          105
Other expenses:
   Salaries and employee benefits...........         1,774        1,647        1,337        1,200          934
   Other....................................         1,473        1,320        1,124          988        1,359
                                                   -------       ------       ------       ------       ------
     Total non-interest expense.............         3,247        2,967        2,461        2,188        2,293
                                                   -------       ------       ------       ------       ------
Income before income tax....................           607        1,158        1,584        1,636          554
Income tax expense..........................           230          459          628          655          241
                                                   -------       ------       ------       ------       ------
   Net income...............................       $   377       $  699       $  956       $  981       $  313
                                                   =======       ======       ======       ======       ======
Net income per share(2)
   Basic....................................        $0.34        $0.56        $0.65         $0.64        $0.67
   Diluted..................................         0.34         0.56         0.65          0.64         0.67
Net income per share without the
   special SAIF assessment(2)
   Basic....................................         0.34         0.56         0.65          0.64         1.23
   Diluted..................................         0.34         0.56         0.65          0.64         1.23
Dividends declared per share(3).............         0.22         0.22         0.22          0.22         0.21
Dividend payout ratio(4)....................        64.71%       39.29%       33.85%        34.38%       31.34%


                                                                        Year Ended June 30,
                                                  ------------------------------------------------------------
                                                    2001         2000         1999         1998         1997
                                                  --------     --------     --------     --------     --------
Performance Ratios:
Return on average assets(5).................         0.27%        0.52%        0.79%         0.92%        0.32%
Return on average equity(6).................         2.21         3.86         4.81          4.97         3.39
Average equity to average assets............        12.13        13.56        16.48         18.60         9.88
Equity to assets at end of period...........        12.36        12.29        15.65         17.13        18.73
Interest rate spread(7).....................         2.13         2.44         2.65          2.70         2.64
Net interest margin(8)......................         2.75         3.10         3.46          3.70         3.09
Average interest-earning assets to
   average interest-bearing liabilities.....       112.22       114.17       118.34        122.17       108.91
Non-interest expenses to average assets.....         2.31         2.22         2.01          2.05         2.37
Net interest income after provision for
   loan losses to non-interest expenses.....         1.12x        1.33x        1.63x         1.73x        1.24x

Asset Quality Ratios:
Non-performing assets to total assets.......         1.63%        1.01%        0.66%         0.78%        0.59%
Allowance for loan losses to net loans
   receivable at end of period..............         0.23         0.19         0.20          0.19         0.21
Allowance for loan losses to non-performing
   loans at end of period...................        17.49        22.83        41.32         25.69        35.86
Non-performing loans to total loans.........         1.31         0.83         0.49          0.72         0.58

--------------------------------
(1)  Loan origination fees are included in interest income, on a deferral basis.
(2) Computed based upon the weighted average of the 250,000 shares of publicly owned common stock of the Association that were outstanding during the year ended June 30, 1997 converted to 466,254 shares of Montgomery common stock in connection with the stock conversion.
(3)  Adjusted for conversion ratio.
(4)  Dividends per share divided by net income per share.
(5)  Net income divided by average total assets.
(6)  Net income divided by average total equity.
(7) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated.
(8)  Net interest income divided by average interest-earning assets.

                          UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL INFORMATION


     The following Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 2001 combines the historical consolidated balance sheets of Union Community and Montgomery as if the merger had been effective on June 30, 2001. The Unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 2001, and for the fiscal year ended December 31, 2000, present the combined results of operations of Union Community and Montgomery as if the merger had been effective at the beginning of those periods. Dollars are in thousands except for per share data.

     The Unaudited Pro Forma Combined Condensed Financial Information and accompanying notes reflect the application of the purchase method of accounting for the merger. Under this method of accounting, intangible assets (such as core deposit intangibles) are identified and the recorded assets and liabilities of Montgomery are marked to their fair values through an allocation of the purchase price. Any excess of purchase price remaining after the allocation of the purchase price to assets and liabilities is recorded as goodwill. The estimated core deposit intangibles is amortized over a period of time. Goodwill is not amortized, but is tested periodically for impairment. If goodwill is determined to be impaired, an impairment loss will be recorded at that time. The pro forma combined figures are simply arithmetical combinations of Union Community's and Montgomery's separate financial results in order to assist you in analyzing the future prospects of Union Community. The pro forma combined figures illustrate the possible scope of the change in Union Community's historical figures caused by the merger. You should not assume that Union Community and Montgomery would have achieved the pro forma combined results if the merger had actually occurred during the periods presented.

     The combined company expects to achieve merger benefits in the form of operating cost savings. The pro forma earnings, which do not reflect any potential savings that are expected to result from the consolidation of the operations of Union Community and Montgomery, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings. See "A Warning About Forward-Looking Information" and "Risk Factors-The Integration of Montgomery's Business With Union Community's Business May be Difficult."

     For purposes of preparing these financial statements, we used the audited consolidated financial statements contained in the Union Community 2000 Annual Report to Shareholders for the year ended December 31, 2000 which is attached to this joint proxy statement/prospectus as Annex E. We also used the unaudited consolidated financial statements of Union Community filed with the Securities and Exchange Commission for the six months ended June 30, 2001 on Form 10-Q. In addition, we used the unaudited consolidated financial statements of Montgomery for the year ended December 31, 2000. The December 31, 2000 unaudited financial statements of Montgomery were derived from the audited consolidated financial statements which Montgomery previously filed with the Securities and Exchange Commission for the year ended June 30, 2000 on Form 10-KSB, and the unaudited consolidated financial statements of Montgomery previously filed with the Securities and Exchange Commission for the six months ended December 31, 2000, which included financial statements for the six month periods ended December 31, 2000 and 1999. Finally, we used the audited consolidated financial statements of Montgomery for the fiscal year ended June 30, 2001, to derive unaudited consolidated financial statements of Montgomery for the six months ended June 30, 2001.

     Union Community's and Montgomery's consolidated financial statements are prepared in conformity with generally accepted accounting principles. In the opinion of Union Community and Montgomery, the unaudited pro forma condensed combined financial statements include all adjustments necessary to present fairly the results of the periods presented. Union Community Bancorp Unaudited Pro Forma Combined Condensed Balance Sheet June 30, 2001


                                                       Union Community Bancorp
                                                         Unaudited Pro Forma
                                                  Combined Condensed Balance Sheet
                                                            June 30, 2001

                                                   Union          Montgomery
                                                 Community         Financial        Pro Forma         Pro Forma
                                                  Bancorp         Corporation      Adjustments        Combined
                                                 ---------        -----------      -----------        --------
                                                                    (Dollars in Thousands)
Assets
   Cash and due from banks..................   $       297      $       487                        $       784
   Short-term interest-bearing deposits.....         2,660            7,477                             10,137
                                               -----------      -----------                        -----------
     Cash and Cash equivalents..............         2,957            7,964                             10,921
   Interest bearing deposits................                            239                                239
   Investment securities
     Available for sale.....................                            324           $  (253)(c)           71
     Held to maturity.......................         5,101                                               5,101
                                               -----------      -----------           --------     -----------
       Total investment securities..........         5,101              324              (253)           5,172
   Loans, net of allowance for loan
       losses...............................       115,822          120,203             3,178 (f)      239,153
                                                                                          (50)(k)
   Premises and equipment...................           419            3,180              (138)(g)        3,810
                                                                                          349 (h)
   Federal Home Loan Bank of
     Indianapolis stock, at cost............         1,181            1,893                              3,074
   Goodwill.................................                                            1,201 (b)        1,201
   Core deposit intangible..................                                              701 (l)          701
   Other assets.............................         1,875            3,052               138 (g)        5,443
                                                                                         (134)(h)
                                                                                          512 (i)
                                               -----------      -----------           --------     -----------
     Total assets...........................   $   127,355      $   136,855           $ 5,504      $   269,714
                                               ===========      ===========           =======      ===========
Liabilities
   Deposits.................................     $  77,717         $100,635            $1,051 (f)     $179,403
   Federal Home Loan Bank of
     Indianapolis advances..................        12,406           17,630             9,058 (d)       39,607
                                                                                          513 (f)
   Note payable.............................           477                                                 477
   Other liabilities........................         1,114            1,681             2,094 (e)        5,871
                                                                                          982 (j)
                                               -----------      -----------           --------     -----------
     Total liabilities......................        91,714          119,946            13,698          225,358
                                               -----------      -----------           --------     -----------
Shareholders' Equity
   Preferred stock, without par value
   Common stock, without par value..........     $  22,191     $         12            $8,956 (a)    $  30,906
                                                                                         (253)(c)
   Additional paid-in capital...............                          9,874            (9,874)(a)
   Retained earnings........................        15,992            8,160            (8,160)(a)       15,992
   Accumulated other comprehensive
     income.................................                             14               (14)(a)
   Unearned recognition and retention
     plan shares............................        (1,071)            (179)              179 (a)       (1,071)
   Unearned ESOP shares.....................        (1,471)            (972)              972 (a)       (1,471)
                                               -----------      -----------           --------     -----------
Total shareholders' equity..................        35,641           16,909            (8,194)          44,356
                                               -----------      -----------           --------     -----------
     Total liabilities and shareholders'
       equity...............................   $   127,355      $   136,855           $ 5,504      $   269,714
                                               ===========      ===========           ========     ===========

-------------------------------------
Footnotes on pages 55 and 56.


                                                       Union Community Bancorp
                                                         Unaudited Pro Forma
                                               Combined Condensed Statement of Income


                                                                For the Six Month Period Ended
                                                                         June 30, 2001
                                                ---------------------------------------------------------------
                                                   Union          Montgomery
                                                 Community         Financial        Pro Forma         Pro Forma
                                                  Bancorp         Corporation      Adjustments        Combined
                                                 ---------        -----------      -----------        --------
                                                                    (Dollars in Thousands)
Interest Income
   Loans, including fees....................        $4,393           $4,819             $(353)(m)       $8,859
   Investment securities....................           212                7                                219
   Deposits with financial institutions.....            46              305                                351
   Dividends................................           120               74                                194
                                               -----------      -----------           --------     -----------
     Total interest income..................         4,771            5,205              (353)           9,623
                                               -----------      -----------           --------     -----------
Interest Expense
   Deposits.................................         2,060            2,795              (263)(o)        4,592
   Federal Home Loan Bank advances..........           380              520               (28)(p)        1,098
                                                                                          226 (r)
                                               -----------      -----------           --------     -----------
     Total interest expense.................         2,440            3,315               (65)           5,690
                                               -----------      -----------           --------     -----------
Net Interest Income.........................         2,331            1,890              (288)           3,933
   Provision for loan losses................            30               53                                 83
                                               -----------      -----------           --------     -----------
Net Interest Income After Provision
    for Loan Losses.........................         2,301            1,837              (288)           3,850
                                               -----------      -----------           --------     -----------
Other Income
   Service charges on deposit accounts......            10               67                                 77
   Equity in losses of limited partnerships.           (35)                                                (35)
   Other income.............................            74               38                                112
                                               -----------      -----------           --------     -----------
     Total other income.....................            49              105                                154
                                               -----------      -----------           --------     -----------
Other Expenses
   Salaries and employee benefits...........           618              878                              1,496
   Premises and equipment...................            30              275                 6 (n)          311
   Data processing fees.....................            49               79                                128
   Amortization of core deposit intangible..                                               75 (q)           75
   Legal and professional fees..............            81               60                                141
   Other expenses...........................           250              416                                666
                                               -----------      -----------           --------     -----------
     Total other expense....................         1,028            1,708                81            2,817
                                               -----------      -----------           --------     -----------
Income Before Income Tax....................         1,322              234              (369)           1,187
   Income tax expense (benefit).............           436               82              (146)(s)          372
                                               -----------      -----------           --------     -----------
Net Income..................................   $       886      $       152           $  (223)     $       815
                                               ===========      ===========           ========     ===========
Basic Earnings per Share                           $  0.43         $   0.13                            $  0.30
Diluted Earnings per Share                         $  0.43         $   0.12                            $  0.30

Weighted Average Shares Outstanding
   Basic....................................     2,054,427        1,209,937                          2,713,394
   Diluted..................................     2,054,427        1,227,192                          2,713,394

--------------------------------
Footnotes on pages 55 and 56.

                                                       Union Community Bancorp
                                                         Unaudited Pro Forma
                                               Combined Condensed Statement of Income


                                                                  For the Twelve Months Ended
                                                                      December 31, 2001
                                                ---------------------------------------------------------------
                                                   Union          Montgomery
                                                 Community         Financial        Pro Forma         Pro Forma
                                                  Bancorp         Corporation      Adjustments        Combined
                                                 ---------        -----------      -----------        --------
                                                                    (Dollars in Thousands)
Interest Income
   Loans, including fees....................        $8,486         $  9,548             $(706)(m)      $17,328
   Investment securities....................           548               19                                567
   Deposits with financial institutions.....            86              582                                668
   Dividends................................           102              156                                258
                                               -----------      -----------           --------     -----------
     Total interest income..................         9,222           10,305              (706)          18,821
                                               -----------      -----------           --------     -----------
Interest Expense
   Deposits.................................         3,856            4,981              (526)(o)        8,311
   Short term borrowings....................                              8                                  8
   Federal Home Loan Bank advances..........           745            1,559               (57)(p)        2,700
                                                                                          453 (r)
                                               -----------      -----------           --------     -----------
     Total interest expense.................         4,601            6,548              (130)          11,019
                                               -----------      -----------           --------     -----------
Net Interest Income.........................         4,621            3,757              (576)           7,802
   Provision for loan losses................            60                                                  60
                                               -----------      -----------           --------     -----------
Net Interest Income After Provision
    for Loan Losses.........................         4,561            3,757              (576)           7,742
                                               -----------      -----------           --------     -----------
Other Income
   Service charges on deposit accounts......                             78                                 78
   Net realized losses on sales of available
     for sale securities....................            46               34                                 80
   Equity in losses of limited partnerships.          (100)                                               (100)
   Other income.............................           124               56                                180
                                               -----------      -----------           --------     -----------
     Total other income.....................            70              168                                238
                                               -----------      -----------           --------     -----------
Other Expenses
   Salaries and employee benefits...........         1,102            1,754                              2,856
   Premises and equipment...................            68              413                12 (n)          493
   Data processing fees.....................            77              181                                258
   Amortization of core deposit intangible..                                              150 (q)          150
   Legal and professional fees..............           109               21                                130
   Other expenses...........................           329              682                              1,011
                                               -----------      -----------           --------     -----------
     Total other expense....................         1,685            3,051               162            4,898
                                               -----------      -----------           --------     -----------
Income Before Income Tax....................         2,946              874              (738)           3,082
   Income tax expense (benefit).............         1,011              336              (292)(s)        1,055
                                               -----------      -----------           --------     -----------
Net Income..................................   $     1,935      $       538           $  (446)     $     2,027
                                               ===========      ===========           ========     ===========
Basic Earnings per Share....................       $  0.87        $    0.47                          $    0.70
Diluted Earnings per Share..................       $  0.87        $    0.47                          $    0.70

Weighted Average Shares Outstanding
   Basic....................................     2,217,229        1,139,867                          2,876,196
   Diluted..................................     2,217,229        1,139,867                          2,876,196

-------------------------------
Footnotes on pages 55 and 56.

(a) To reflect the issuance of 678,967 shares of Union Community common stock to holders of Montgomery common stock, cash paid to holders of Montgomery common stock, elimination of capital accounts of Montgomery and registration costs of $100,000.

(b) To record the excess cost of acquisition over the estimated market value of the net assets acquired (goodwill).

The purchase price allocation is summarized as follows:

Purchase price paid as:
   Union Community Common Stock...........................................                        $  9,068
   Cash to holders of Montgomery Common Stock.............................                           9,058
   Acquisition expenses ..................................................                             465
                                                                                                  --------
                                                                                                    18,591

Allocated to:
   Historical book value of Montgomery's assets
     and liabilities......................................................   $16,909
       Adjustments:
         Professional fees................................................      (385)
         Vesting of RRP and MRP shares not vested.........................      (169)
         Cash payment for stock options not exercised.....................      (281)
         Pre-tax costs of payout of employment contracts and personnel
           severance package..............................................      (694)
         Tax benefit on above adjustments (excluding non-deductible
           professional fees).............................................       453
         Tax benefit on RRP and MRP shares vested for the excess of the estimated market value at vesting over the market value
           at grant date..................................................         59
                                                                             --------
   Adjusted book value of Montgomery's assets
     and liabilities......................................................              $15,892
Adjustments to step-up assets and liabilities to fair value:
   Loans                                                                                  3,178
   Premises and equipment.................................................                  349
   Real estate owned......................................................                 (134)
   Deposits...............................................................               (1,051)
   Federal Home Loan Bank advances........................................                 (513)
   Allowance adjustment...................................................                  (50)
   Core deposit intangible................................................                  701
   Deferred taxes.........................................................                 (982)
                                                                                        -------
     Total allocation.....................................................                          17,390
                                                                                                  --------
Excess of purchase price over allocation to identifiable assets and
   liabilities (goodwill).................................................                        $  1,201
                                                                                                  ========

(c) To cancel the 20,000 shares of Union Community common stock held by Montgomery.
(d) To record borrowings of $9,058,000 used to fund cash portion of payment to holders of Montgomery common stock. Union Community previously announced its intention to repurchase the 678,967 shares of Union Community common stock issued in the merger. As of the dated hereof, it had repurchased 170,000 such shares. Union Federal intends to borrow an additional $7,442,000 to complete its announced stock repurchase program.
(e) To adjust for the pre-tax costs of payout of employment contracts and a personnel severance package, payments made for stock options not exercised, vesting of RRP and MRP shares, professional fees and acquisition expenses and registration costs.
(f) To adjust interest-earning assets and interest-bearing liabilities of Montgomery to approximate market value.
(g) To transfer bank premises held for future use of Montgomery to real estate owned.
(h) To adjust premises and equipment of Montgomery to replacement cost new, less estimated depreciation and real estate owned of Montgomery to the estimated market value.
(i) To record the tax assets as a result of the adjustments to Montgomery's historical book value using Union Community's statutory rate of 39.61%.
(j) To record the net deferred tax liability as a result of the purchase accounting adjustments using Union Community's statutory rate of 39.61%.
(k) To record an adjustment to the allowance for loan losses based on a plan to expedite the workout of nonperforming loans.
(l)  To record the core deposit intangible.
(m) To record amortization of the fair value adjustment of loans using a method that approximates the effective interest method over eight years.
(n) To increase depreciation expense from step up of Montgomery's premises and equipment to estimated fair value.
(o) To record amortization of the fair value adjustment of deposits using the straight line method over two years.
(p) To record amortization of the fair value adjustment of Federal Home Loan Bank advances using the straight line method over nine years.
(q) To record amortization of the core deposit intangible using the 125% declining balance method over 10 years.
(r) To record interest expense on borrowings of $9,058,000. Union Community previously announced its intention to repurchase the 678,967 shares of Union Community common stock issued in the merger. As of the dated hereof, it had repurchased 170,000 such shares. Union Federal intends to borrow an additional $7,442,000 to complete its announced stock repurchase program, which borrowing has not been included in these pro forma financial statements.
(s)  To record the impact of taxes at 39.61% rate.

            INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF
                            MONTGOMERY IN THE MERGER

     When considering the recommendations of the Montgomery Board of Directors, you should be aware that some of the employees of Montgomery and Montgomery Savings and members of the Montgomery Board of Directors and management have interests that are different from, or in conflict with, your interests. The Board of Directors was aware of these interests when it approved the merger and the Agreement. Except as described below, to the knowledge of Montgomery, the executive officers and directors of Montgomery do not have any material interest in the merger apart from their interests as shareholders.

     Appointment of Messrs. Joseph M. Malott, C. Rex Henthorn and Mark E. Foster to the Board of Directors of Union Community and Union Federal and Mr. J. Lee Walden as the Chief Financial Officer of Union Community and Union Federal.

     The Agreement provides that Messrs. Joseph M. Malott, C. Rex Henthorn and Mark E. Foster (or in the event one or more of such persons is not able to serve, another director or directors of Montgomery, selected by agreement between Montgomery and Union Community prior to the effective time of the merger), shall be appointed to the Boards of Directors of Union Community and Union Federal. Two of such new directors shall serve for two-year terms ending in 2003 and the other shall serve for a three-year term ending in 2004. Under the current policies of Union Community, members of the Union Community Board of Directors are not compensated for their service; however, under the policies of Union Federal, Messrs. Malott, Henthorn and Foster will receive a monthly retainer of $500 plus $250 for each month in which they attend one or more meetings.

     In addition, Mr. J. Lee Walden shall be appointed as the Chief Financial Officer of Union Community and Union Federal as of the effective time of the merger. He will receive a three-year employment contract for such service comparable to his existing employment agreement with Montgomery Savings.

     Change in Control Provisions of Existing Employment Agreements Between Montgomery Savings and each of Messrs. Earl F. Elliott and J. Lee Walden.

     Montgomery Savings has entered into three-year employment agreements with each of Mr. Earl F. Elliot and Mr. J. Lee Walden. Each of the employment agreements provides, in part, that, in the event of the involuntary termination of the employment of Mr. Elliott or Mr. Walden (which shall include a material reduction in duties and responsibilities), as the case may be, with Montgomery Savings following a change in control, the applicable terminated employee shall be entitled to receive a lump sum in cash equal to 299% of the five-year average of the employee's W-2 or 1099 compensation. The employment agreements further provide that, during such periods, Montgomery Savings will maintain in full force and effect for the continued benefit of Mr. Elliott and Mr. Walden, as the case may be, health benefits to which Mr. Elliott or Mr. Walden were entitled to immediately prior to the date of termination. In addition, the employment agreements provide that Montgomery would not be liable for payments to Mr. Elliott and Mr. Walden in excess of the limitations set forth at section 280(g) of the Code. As of June 30, 2001 Mr. Elliott's 5-year average of W-2 and 1099 compensation was $113,766.00, while Mr. Walden's was $85,214.00.

     Subject to the agreement of Mr. Elliott, the Agreement provides that, in lieu of receiving the severance payment described above that would otherwise be payable under his employment agreement, Mr. Elliott shall receive at the effective date of the merger, an amount in cash equal to $340,160, less the value at the date of closing of any restricted stock or stock options held by Mr. Elliott which vest as a result of the merger. In addition, subject to the agreement of Mr. Walden, the Agreement further provides that, in lieu of receiving the severance payment described above that would otherwise be payable to Mr. Walden under his employment agreement, Mr. Walden shall receive at the effective date of the merger, an amount in cash equal to $254,789, less the value at the date of closing of any restricted stock or stock options held by Mr. Walden which vest as a result of the merger. The amounts payable pursuant to the provisions of the Agreement shall be paid to Mr. Elliott or Mr. Walden, as the case may be, only in the event that they deliver a binding written confirmation of their respective agreement to receive such amounts in lieu of amounts that otherwise would be payable under their respective employment agreements.

Treatment of Certain Benefit Plans

     All employees of Montgomery Savings, including Mr. Walden and Mr. Elliott, benefit from the early termination of the Montgomery ESOP, as all shares of Montgomery common stock held in the Montgomery ESOP will be converted into consideration payable in the merger and, after payment in full of the loan made by Montgomery to the Montgomery ESOP, will be distributed to Montgomery Savings employees. See "Treatment of Employee Stock Ownership Plan."

     In addition, Mr. Elliott will receive a lump sum payment on January 1, 2003 representing the accrued balance under his Deferred Compensation Agreement with Montgomery Savings. On June 30, 2001, that accrued benefit was $116,640.00. See "Treatment of Deferred Compensation Agreement."

Indemnification and Insurance of Directors and Officers

     Union Community has agreed to indemnify and hold harmless each director and officer of Montgomery and any subsidiary of Montgomery for six years after the effective time of the merger in connection with any threatened or actual claim, action or investigation arising out of the fact that any such person is or was a director or officer of Montgomery or any Montgomery subsidiary at or prior to the effective time, including all indemnified liabilities based on, or arising out of, or pertaining to the Agreement, the merger or the transactions contemplated by the Agreement, to the full extent permitted under Indiana law, and by Union Community's or Montgomery's articles of incorporation as in effect on July 23, 2001 (whichever was more favorable to such officers and directors).

     In addition, Union Community has agreed to use its reasonable best efforts to include Montgomery's directors and officers on its existing insurance, or to obtain directors' and officers' liability insurance "tail" policy coverage for Montgomery's directors and executive officers, for a period of three years, which will provide the directors and officers with coverage on substantially similar terms as currently provided by Montgomery to such directors and officers for claims based on activity prior to the effective time. However, Union Community has no obligation during the three-year period to pay an aggregate amount in premiums, with respect to the former Montgomery directors and officers, which is more than three times the current amount spent by Montgomery to maintain its current directors' and officers' insurance coverage.

                                 EFFECTIVE TIME

     The merger will be consummated if the Agreement is approved by the Union Community and Montgomery shareholders, all required consents and approvals are obtained and all other conditions to the merger are either satisfied or waived. The merger will become effective on the date and at the time (referred to in this joint proxy statement/prospectus as the "effective time of the merger") that Articles of Merger are filed with the Secretary of State of the State of Indiana, or such later date or time as may be indicated in such Articles of Merger. It is currently anticipated that the merger will occur in the first quarter of 2002. Union Community and Montgomery each has the right to terminate the Agreement if the merger is not completed by March 31, 2002.

                       ELECTION AND ALLOCATION PROCEDURES

     Each record holder of shares of Montgomery common stock on October 29, 2001, the record date for Montgomery's shareholder meeting, will have the option to elect to receive the merger consideration consisting of either (a) 1.1244 shares of Union Community common stock (the "stock-election shares") or (b) $15.00 in cash (the "cash-election shares") for each share of Montgomery common stock owned on the record date. Montgomery shareholders may elect to receive a combination of Union Community common stock and cash for their shares or choose to make no election at all (the "no-election shares").

     Elections are to be made by Montgomery shareholders on the Election Form and Letter of Transmittal enclosed with this joint proxy statement/prospectus. Elections are due December 21, 2001 (the "Election Deadline"). As soon as practicable after the Election Deadline, Union Community will cause the exchange agent to allocate among the holders of Montgomery common stock, rights to receive Union Community common stock, cash, or both, in exchange for their shares.

     If the number of stock-election shares is less than 678,967 shares of Montgomery common stock outstanding at the effective time of the merger (the "Stock Number"), then (1) all stock-election shares will be converted into the right to receive Union Community common stock, (2) the exchange agent will allocate pro rata from among the no-election shares a sufficient number of no-election shares so that the sum of such number and the number of stock-election shares is equal as closely as practicable to the Stock Number. If the sum of the number of stock-election shares and no-election shares is less than the Stock Number, then the exchange agent will allocate pro rata from among the total cash-election shares a sufficient number of cash-election shares such that the sum of such number and the number of stock-election shares and no-election shares is as equal as practicable to the Stock Number, and all such shares will be converted into the right to receive Union Community common stock portion of the merger consideration. In either case, any remaining no-election shares and cash-election shares will be converted into the right to receive $15.00 per share.

     If the number of stock-election shares is greater than the Stock Number, then (1) all cash-election shares and no-election shares will be converted into the right to receive the cash portion of the merger consideration and (2) the exchange agent will allocate pro rata from among the stock-election shares a sufficient number of stock-election shares such that the number of remaining stock-election shares shall equal as closely as practicable the Stock Number, and all such selected shares shall be converted into the right to receive cash. The stock-election shares not converted to cash-election shares shall remain stock election shares.

     If the number of stock-election shares is equal to the Stock Number, then all stock-election shares shall be converted into shares of Union Community common stock and all no-election and cash-election shares shall be converted into cash.

                        EXCHANGE AND PAYMENT PROCEDURES

     Enclosed with this joint proxy statement/prospectus are transmittal materials for use by Montgomery shareholder in making the election described above and for exchanging his or her certificates representing shares of Montgomery common stock for shares of Union Community common stock and/or cash. Montgomery shareholders should surrender their certificates for exchange using the procedures described in the Election Form and Letter of Transmittal and instructions. The Fifth Third Bank, the exchange agent for the merger, will deliver certificates for Union Community common stock and/or a check for any cash consideration (or fractional share interests or dividends or distributions) once it receives the certificates representing a holder's shares of Montgomery common stock.

     In the event that Union Community pays any dividends or other distributions with respect to Union Community common stock with a record date occurring after the effective time of the merger, Union Community will not pay any such dividends or other distributions to any former Montgomery shareholder who has not exchanged his or her certificates representing Montgomery common stock. After exchanging his or her Montgomery stock certificates for Union Community stock certificates, all paid dividends and other distributions will be delivered to such shareholder, in each case without interest.

     After the effective time of the merger, there will be no transfers of shares of Montgomery common stock on Montgomery's stock transfer books. If certificates representing shares of Montgomery common stock are presented for transfer after the effective time of the merger, the exchange agent or Union Community will cancel and exchange them for the merger consideration consisting of cash certificates representing shares of Union Community common stock, or a combination of both, and cash for the amount to be paid for fractional shares of Union Community common stock, if any, as provided by and in accordance with the Agreement.

     Any merger consideration which is delivered to the exchange agent and is unclaimed for six months will be returned to Union Community, and any holders of Montgomery certificates will, after that date, only look to Union Community for the merger consideration, subject to applicable abandoned property or similar laws.

                               FRACTIONAL SHARES

     Union Community will not issue any fractional shares of Union Community common stock. Instead, a Montgomery shareholder who would otherwise have received a fraction of a share of Union Community common stock will receive cash (without interest). The amount of cash received will be determined by multiplying the fraction of Union Community common stock the shareholder would have been entitled to receive by $13.34. In addition, Montgomery shareholders will not be entitled to dividends, voting rights or any other rights as a shareholder with respect to any fractional shares.

                     TREATMENT OF MONTGOMERY STOCK OPTIONS

     As of the effective time, each outstanding Montgomery stock option shall be converted into the right to receive from Montgomery an amount in cash equal to the excess of $15.00 over the per share exercise price for each share of Montgomery common stock subject to the stock option.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Pursuant to Chapter 44 of the Indiana Business Corporation Law (the "IBCL"), Montgomery shareholders have dissenters' rights with respect to the merger of Montgomery with Union Community. Chapter 44 of the IBCL authorizes a Montgomery shareholder to demand payment in cash for the fair value of his or her shares of Montgomery common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in the value unless a court determines that such exclusion would be inequitable. To claim this right a Montgomery shareholder who desires to exercise his or her rights as a dissenting shareholder: (a) must, before the vote is taken at the special meeting of Montgomery shareholders, deliver to Montgomery written notice of his or her intent to demand payment for his or her shares if the merger is effectuated, and
(b) must not vote in favor of the merger in person or by proxy at the Montgomery special meeting of shareholders.

     If the merger is approved by the Montgomery shareholders, Union Community will send a notice of dissenters' rights to those Montgomery shareholders satisfying the above conditions within ten days after the shareholder approval. The notice will state the procedures the dissenting Montgomery shareholders thereafter must follow to exercise his or her dissenters' rights in accordance with Chapter 44 of the IBCL.

     A MONTGOMERY SHAREHOLDER WHO DOES NOT DELIVER WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT AND EITHER VOTES AGAINST THE MERGER OR REFRAINS FROM VOTING WILL BE CONSIDERED NOT TO BE ENTITLED TO RIGHTS UNDER CHAPTER 44 OF THE IBCL.

     Montgomery shareholders who execute and return the enclosed proxy but do not specify a choice on the merger proposals will be deemed to have voted in favor of the merger of Montgomery with Union Community and, accordingly to have waived their dissenters' rights, unless they revoke the proxy prior to its being voted.

     Upon consummation of the merger, Union Community will pay each dissenting Montgomery shareholder who has complied with all requirements of Chapter 44 of the IBCL and of the notice, Union Community's estimate of the fair value of the shares as of the time immediately prior to the merger, EXCLUDING ANY APPRECIATION IN VALUE IN ANTICIPATION OF THE MERGER. The determination of the estimate of "fair value" will be based on the value of such shares of Montgomery common stock on July 23, 2001, the last business day immediately prior to the announcement of the merger.

     Dissenters can object to the fair value by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value within 30 days after Union Community makes or offers payments for the dissenters' shares. Union Community can elect to agree to the dissenters' fair value demand or can commence an action in the Circuit or Superior Court of Montgomery County, Indiana, within 60 days after receiving the demand for payment for a judicial determination of the fair value. The Court can appoint appraisers to determine the fair value. The costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties, and experts, will be assessed against all parties to the action in such amounts as the Court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the Court finds the fair value of the dissenters' shares, plus interest, exceeds the amount paid by Union Community.

     See the full text of Chapter 44 set forth in Annex D to this joint proxy statement/prospectus.

     TO PERFECT RIGHTS OF DISSENT, A MONTGOMERY SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE MERGER AND MUST DELIVER A WRITTEN DEMAND FOR PAYMENT IN ACCORDANCE WITH THE REQUIREMENTS OF CHAPTER 44 OF THE IBCL. THIS SUMMARY OF THE DISSENTERS' RIGHTS OF MONTGOMERY SHAREHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX D. ANY INDIVIDUAL CONSIDERING EXERCISING RIGHTS OF DISSENT SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION DISCLOSED IN ANNEX D AND CONSULT WITH AN INDEPENDENT INVESTMENT ADVISOR BEFORE EXERCISING RIGHTS OF DISSENT.

                      REGULATORY APPROVALS FOR THE MERGER

     The mergers of Montgomery with and into Union Community are subject to prior approval by the Office of Thrift Supervision under Section 10(e) of the Home Owners' Loan Act and under the Change in Bank Control Act. These statutes require the Office of Thrift Supervision, when considering a transaction such as a merger of two savings and loan holding companies or two savings associations to take into consideration the financial and managerial resources and the future prospects of the companies and associations involved, the insurance risk to the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable, and the effect of the transaction on the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Office of Thrift Supervision will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions. In considering the managerial resources, the Office of Thrift Supervision will consider the competence, experience, and integrity of the officers, directors, and principal shareholders of the companies and associations.

     The Home Owners' Loan Act prohibits the Office of Thrift Supervision from approving a merger if the merger:

     o would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States; or

     o would substantially lessen competition or tend to create a monopoly in any section of the country, or would result in any other manner in a restraint of trade, unless the Office of Thrift Supervision finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In addition, under the Community Reinvestment Act of 1977, the Office of Thrift Supervision must take into account the record of performance of Montgomery and Union Community in meeting the credit needs of the communities served by such associations, including low- and moderate-income neighborhoods.

     Union Community and Montgomery filed an application for approval of the proposed merger with the Office of Thrift Supervision on October 8, 2001. The merger may not be completed until the 30th day, or, with the consent of the relevant agencies, the 15th day, following the date of the Office of Thrift Supervision approval, during which period the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of any approval unless a court specifically orders otherwise.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     As a condition to closing the merger, Montgomery must obtain the opinion of Barnes & Thornburg that, for federal income tax purposes, the merger constitutes a reorganization within the meaning of Section 368 of the Code and will not result in gain or loss for federal income tax purposes to Montgomery. In addition, the opinion must state that the issuance of Union Community's common stock in the merger will not result in the recognition of gain or loss by the holders of Montgomery common stock to the extent they receive shares of Union Community common stock in the merger in exchange for shares of Montgomery common stock.

     In addition, Union Community must also obtain the opinion of Barnes & Thornburg to the effect that the merger constitutes a reorganization within the meaning of Section 368 of the Code.

     Pursuant to the Agreement, Montgomery and Union Community may exercise their right to terminate the merger if Barnes & Thornburg is unable to render these tax opinions at closing. If the market price of the Union Community common stock as of the effective time declines relative to the market price of Montgomery common stock to the extent that the value of the Union Community common stock received by the Montgomery shareholders in the merger is less than 45% of the value of formerly outstanding shares of Montgomery common stock, then Montgomery and Union Community will not be obligated to consummate the merger pursuant to the Agreement because Barnes & Thornburg would be unable to render their favorable tax opinions on the merger.

     Barnes & Thornburg has rendered its tax opinion, based on certain assumptions, as of the date the registration statement relating to this joint proxy statement/prospectus was filed. That opinion was based on current market prices of Montgomery and Union Community common stock. Subject to the qualifications set forth above, the opinion of Barnes & Thornburg provides:

     o The merger will constitute a tax-free reorganization for Federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code, meaning that neither Montgomery nor Union Community will recognize any gain or loss with respect to the merger;

     o A Montgomery shareholder who receives solely shares of Union Community common stock as consideration will not recognize any gain or loss on the transfer of their Montgomery common stock except to the extent they receive cash in lieu of fractional shares (as discussed below);

     o A Montgomery shareholder who receives a combination of cash and shares of Union Community common stock in exchange for shares of Montgomery common stock in the merger will not recognize loss but will recognize gain, if any, on the shares so exchanged to the extent of any cash received. Any such recognized gain will be treated as capital gain unless, in the case of the particular shareholder, the receipt of the cash is deemed to have the effect of a dividend, in which case such gain will be treated as ordinary income to the extent of such shareholder's ratable share of Montgomery's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the exchange, the shareholder's holding period for such shares is greater than one year;

     o The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by a Montgomery shareholder pursuant to the merger has the effect of a dividend under Section 356(a)(2) of the Code (the "Hypothetical Redemption Analysis"). Under the Hypothetical Redemption Analysis, a Montgomery shareholder will be treated as if the portion of the Montgomery common stock exchanged for cash in the merger instead had been exchanged for shares of Union Community common stock (the "Hypothetical Shares"), followed immediately by a redemption of the Hypothetical Shares by Union Community for cash. Under the principles of Section 302, a Montgomery shareholder will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such shareholder. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing a shareholder's ownership interest in Union Community both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption. Whether the hypothetical redemption by Union Community of the Hypothetical Shares for cash is "not essentially equivalent to a dividend" with respect to a Montgomery shareholder will depend upon such shareholder's particular circumstances. However, the hypothetical redemption must, in any event, result in a "meaningful reduction" in such shareholder's percentage ownership of Union Community common stock. In determining whether the hypothetical redemption by Union Community results in a meaningful reduction in the shareholder's percentage ownership of Union Community common stock and therefore does not have the effect of a distribution of a dividend, a Montgomery shareholder should compare his or her interest in Union Community (including interests owned actually, hypothetically and constructively) immediately after the merger (but before the hypothetical redemption) to his or her interest after the hypothetical redemption. The Internal Revenue Service has indicated, in Revenue Ruling 76-385, that a shareholder in a publicly held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the hypothetical redemption. In Revenue Ruling 76-385, the Internal Revenue Service found a reduction from .0001118% to .0001081% to be a meaningful reduction. The hypothetical redemption transaction would be "substantially disproportionate" and, therefore, would not have the effect of a distribution of a dividend with respect to a Montgomery shareholder who owns less than 50% of the voting power of the outstanding Union Community common stock if the percentage of Union Community common stock actually and constructively owned by such shareholder immediately after the hypothetical redemption is less than 80% of the percentage of Union Community common stock actually, hypothetically and constructively owned by such shareholder immediately before the hypothetical redemption;

     o In general, in the case of a shareholder of Montgomery who exchanges all of his or her Montgomery common stock for cash in the Merger, the cash will be treated as received by such shareholder as a distribution in redemption of the shareholder's Montgomery common stock, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, the Montgomery shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the Montgomery common stock redeemed. Sections 302(b)(3) and 1001 of the Code. The gain or loss will be capital gain or loss if the Montgomery common stock was held by the Montgomery shareholder as a capital asset at the Effective Time. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by the Montgomery shareholder will be treated as ordinary income;

     o The aggregate adjusted tax basis of the shares of Union Community common stock received in such exchange will be equal to the aggregate tax basis of the shares surrendered therefor, decreased by the cash received and increased by the amount of gain (including any amount which is characterized as a dividend) recognized, if any. The holding period of Union Community common stock will include the holding period of the shares of Montgomery common stock surrendered therefor;

     o Cash received in lieu of a fractional share of Union Community common stock will be treated as received in redemption of such fractional interest and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the share of common stock allocable to such fractional interest. Such gain or loss will be long-term capital gain or loss if, as of the date of exchange, the holding period for such share is greater than one year;

     o The receipt in the merger by a holder of options to acquire shares of Montgomery common stock of an amount in cash equal to the excess of $15.00 over the per share exercise price for each share of common stock subject to such stock options will result in the recognition of taxable income by the person in the amount of cash received as consideration for the termination of such stock options; and

     o Payments of cash to a Montgomery shareholder surrendering shares of common stock will be subject to information reporting and "backup" withholding at a rate of 30.5% of the cash payment to the shareholder, unless the shareholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

     This discussion is for general information only. The opinion of Barnes & Thornburg will be based on current law at the effective time of the merger, and will assume that the merger is consummated as described in the Agreement. Neither this discussion nor the opinion of Barnes & Thornburg is binding on the Internal Revenue Service and no ruling from the Internal Revenue Service has been sought or will be sought with respect to the tax consequences of the merger.

     The foregoing discussion is limited to the material federal income tax consequences of the proposed merger and does not discuss state, local, or foreign tax consequences, or all of the tax consequences that might be relevant to an individual shareholder of Montgomery. Each shareholder is urged to consult with his or her own tax advisor concerning the specific tax consequences of the merger to the shareholder, including the applicability and effect of foreign, state, local, or other tax laws and of any future changes in the Code, or regulation issued thereunder, or under any tax rulings or court decisions or other laws concerning taxes.

                       ACCOUNTING TREATMENT OF THE MERGER

     The merger is expected to be recorded under the purchase method of accounting for financial reporting purposes. Accordingly, in connection with the merger, intangible assets will be identified and the assets and liabilities of Montgomery will be marked to their fair market value prior to being added to the corresponding balance sheet categories of Union Community, subject to any adjustments required to conform the accounting policies and financial statement classifications of the two companies. Any amount remaining after allocating the purchase price to intangible assets other than goodwill and Montgomery's assets and liabilities will be classified as goodwill. Intangible assets, such as core deposit intangibles, will be amortized over a period of time. Goodwill is not amortized but is tested periodically for impairment. If goodwill is determined to be impaired, an impairment loss will be recorded at that time. In future financial statements, the results of operations of Union Community will include the results of both Montgomery and Union Community only for the periods beginning after the effective date of the merger. Union Community must treat certain expenses incurred to effect the merger as current charges against income rather than as adjustments to its balance sheet.

     The unaudited pro forma condensed combined financial information contained in this document has been prepared using the purchase method of accounting to account for the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements" and the footnotes thereto beginning on page 50.

                         NASDAQ NATIONAL MARKET LISTING

     Union Community will file a notification with the Nasdaq Stock Market, Inc. regarding the issuance of Union Community common stock in the merger. This notification must be made for the merger to proceed.

                  DESCRIPTION OF UNION COMMUNITY COMMON STOCK
                          AND MONTGOMERY COMMON STOCK

     In the merger, Montgomery shareholders will exchange their shares of Montgomery common stock for shares of Union Community common stock and/or cash. Both Union Community and Montgomery are organized under the laws of the State of Indiana. On consummation of the merger, some of Montgomery's shareholders will become Union Community shareholders, and the articles of incorporation and by-laws of Union Community will govern their rights as Union Community shareholders.

     Set forth below is a summary of the material features of the Union Community common stock and Montgomery common stock. This summary is not a complete discussion of the charter documents and other instruments of Union Community and Montgomery that create the rights of the security holders.

     Union Community is authorized to issue 5,000,000 shares of common stock, without par value ("Union Community common stock"), all of which have identical rights and preferences, and 2,000,000 shares of preferred stock, without par value. As of the date of this joint proxy statement/prospectus, Union Community had outstanding 2,100,000 shares of its common stock and no shares of preferred stock. Each of the outstanding shares of Union Community common stock has been validly issued, fully paid, and is not liable for further call or assessment.

     Montgomery is authorized to issue 8,000,000 shares of common stock, $.01 par value per share ("Montgomery common stock"), all of which have identical rights and preferences, and 2,000,000 shares of preferred stock, $.01 par value per share. As of the date of this joint proxy statement/prospectus, Montgomery has outstanding 1,207,698 shares of its common stock and no shares of preferred stock. Each of the outstanding shares of Montgomery common stock has been validly issued, fully paid, and is not liable for further call or assessment.

     Shareholders of Union Community and Montgomery do not have any preemptive rights to acquire additional shares of common stock which may be subsequently issued. The shares of common stock of both Union Community and Montgomery represent nonwithdrawable capital, are not of an insurable type and are not federally insured by the FDIC or any government entity.

     Under Indiana law, the holders of Union Community and Montgomery common stock possess exclusive voting power in the respective corporations, unless preferred stock is issued and voting rights are granted to the holders thereof. Each shareholder is entitled to one vote for each share held on all matters voted upon by shareholders, subject to the limitations discussed under the caption "Restrictions on Acquisition of Union Community and Montgomery." Shareholders of Montgomery or Union Community may not cumulate their votes in the election of the Board of Directors of the respective corporations. Holders of common stock are entitled to payment of dividends as may be declared from time to time by the respective corporations' Board of Directors.

     In the unlikely event of the liquidation or dissolution of Montgomery prior to the effective time of the merger, or of Union Community, the holders of the common stock of the respective corporations will be entitled to receive after payment or provision for payment of all of the respective corporations' debts and liabilities, all of the assets of the corporation available for distribution, in cash or in kind. If Union Community issues preferred stock in the future, the holders thereof are likely to have a priority over the holders of Union Community common stock in the event of liquidation or dissolution.

     The Agreement prohibits the Board of Directors of Montgomery from issuing preferred stock prior to the effective time of the merger. The Board of Directors of Union Community is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Union Community's preferred stock may rank prior to its common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

     Except in  connection  with the  proposed  merger  with  Montgomery  and as otherwise provided herein, Union Community has no specific plans for the issuance of the additional authorized shares of common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Union Community common stock will be available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, or in future underwritten or other public or private offerings. The authorized but unissued shares of Union Community preferred stock will similarly be available for issuance in future mergers or acquisitions, in future underwritten public offerings or private placements or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of Union Community common stock or authorized shares of preferred stock would be issued, no shareholder approval will be required for the issuance of these shares. Accordingly, Union Community's Board of Directors without shareholder approval may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Union Community common stock.

         RESTRICTIONS ON ACQUISITION OF UNION COMMUNITY AND MONTGOMERY

General

     The Articles of Incorporation of Union Community (the "Union Community Articles") and Montgomery (the "Montgomery Articles") include several provisions that are intended to protect the interests of the respective companies and their shareholders from unsolicited changes in the control. These provisions separately authorize the respective Boards of Directors of Union Community and Montgomery to respond to such unsolicited offers to effect a change in control in a manner the Boards conclude will best protect the interests of their respective companies and of the respective savings association subsidiaries thereof. Although the Boards of Directors of Union Community and Montgomery believe that the restrictions on acquisition described below are beneficial to their respective shareholders, the provisions may have the effect of rendering Union Community or Montgomery less attractive to potential acquirors, thereby discouraging future takeover attempts which would not be approved by the Board of Directors of Union Community or Montgomery, as appropriate, but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. These provisions will also render the removal of the incumbent Boards of Directors and of management more difficult. Union Community's and Montgomery's Board of Directors have, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

     The following general discussion contains a summary of the material provisions of the Union Community Articles, Union Community's Code of By-Laws (the "Union Community By-Laws"), the Montgomery Articles and Montgomery's Code of By-Laws (the "Montgomery By-Laws"), and certain other regulatory provisions that may be deemed to have an effect of delaying, deferring or preventing a change in the control of Union Community or Montgomery, respectively. The relevant provisions of the Union Community Articles and the Union Community By-Laws, and the Montgomery Articles and the Montgomery By-Laws discussed below are similar in many ways, although there are some differences. The following description of certain of these provisions is general and not necessarily complete, and with respect to provisions contained in the Union Community Articles and Montgomery By-Laws and the Union Community Articles and Montgomery By-Laws, reference should be made in each case to the document in question, each of which has previously been filed with the Securities and Exchange Commission by Union Community or Montgomery, as the case may be. See "Where You Can Find More Information."

     Provisions of the Union Community Articles and Union Community By-Laws and the Montgomery Articles and Montgomery By-Laws

     Directors. Certain provisions in the Union Community Articles and the Union Community By-Laws and the Montgomery Articles and Montgomery By-Laws will impede changes in majority control of the Boards of Directors of the respective companies. The Union Community Articles and the Montgomery Articles each provide that the respective Boards of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms. Therefore, it would take two annual elections to replace a majority of Union Community's or Montgomery's Board of Directors. Moreover, the Union Community By-laws provide that directors of Union Community must be residents of Montgomery County, Indiana, must have had a loan or deposit relationship with Union Federal which they have maintained for twelve (12) months prior to their nomination to the Board, and, if nonemployee directors, must have served as a member of a civic or community organization based in Montgomery County, Indiana for at least twelve
(12) months during the five years prior to their nomination to the Board. The Board of Directors of Union Community may waive one or more of these requirements for one new member appointed to the Board in connection with the acquisition of another financial institution by Union Community; provided, however, the new member must be a member of the Board of the acquired financial institution and meet all of the eligibility requirements with respect to the acquired financial institution. Likewise, the Montgomery By-Laws provide that directors of Montgomery must be residents of Fountain, Montgomery, Tippecanoe or Warren County, Indiana, must have had a loan or deposit relationship with Montgomery Savings which they have maintained for twelve (12) months prior to their nomination to the Board, and, if nonemployee directors, must have served as a member of a civic or community organization based in Fountain, Montgomery, Tippecanoe or Warren County, Indiana for at least twelve (12) months during the five years prior to their nomination to the Board. The Board of Directors of Montgomery may waive one or more of these requirements for new members appointed to the Board in connection with the acquisition of another financial institution by Montgomery or the acquisition or opening of a new branch by Montgomery Savings. Therefore, the ability of a shareholder to attract qualified nominees to oppose persons nominated by the respective Boards of Directors of Union Community or Montgomery may be limited.

     The Union Community Articles provide that the size of the respective Union Community Board of Directors shall range between five and fifteen directors, with the exact number of directors to be fixed from time to time exclusively by the Union Community Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. The Montgomery Articles provide that the number of directors of Montgomery shall be fixed from time to time by resolution of the Board of Directors adopted by a majority of the total number of directors.

     The Union Community Articles further provide that any vacancy occurring in Union Community's Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the directors of the company then in office. The Montgomery Articles provide that vacancies shall be filled by a majority vote of Continuing Directors (directors then serving who were directors on Montgomery's date of incorporation or were recommended for appointment or election by a majority of the Continuing Directors then on the Board). Finally, the Union Community By-Laws and Montgomery By-Laws each impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the respective Boards of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

     The Union Community Articles and Montgomery Articles each provide that a director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of at least 80%, in the case of Union Community, or 67%, in the case of Montgomery, of the shares eligible to vote generally in the election of directors. Removal for "cause" is defined in the Union Community Articles as grounds for termination in the OTS regulation relating to employment contracts of federally-insured savings associations. "Cause" is defined in the Montgomery Articles as declaration of unsound mind by an order of a court of competent jurisdiction, conviction of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction or liability by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to the corporation.

     Restrictions on Call of Special Meetings. The Union Community Articles provide that a special meeting of shareholders may be called only by the Chairman of the Board of Union Community or pursuant to a resolution adopted by a majority of the total number of directors of Union Community. The Montgomery Articles provide that a special meeting of shareholders may be called only by a majority resolution of the Board of Directors or by the Chairman of the Board or the Chief Executive Officer. Shareholders are not authorized to call a special meeting in either case.

     No Cumulative Voting. The Union Community Articles and the Montgomery Articles each provide that there shall be no cumulative voting rights in the election of directors.

     Authorization of Preferred Stock. The Union Community Articles and the Montgomery Articles each authorize the respective companies to issue 2,000,000 shares of preferred stock. Union Community and Montgomery each is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Boards of Directors of the respective companies are authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (if any and which could be as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of Union Community or Montgomery not approved by the respective Board of Directors, it might be possible for the Board of Directors of Union Community or Montgomery, as the case may be, to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Boards of Directors have no present plans or understandings for the issuance of any preferred stock and do not intend to issue any preferred stock except on terms which the respective Boards deem to be in the best interests of Union Community and its shareholders or of Montgomery and its shareholders, as the case may be.

     Limitations on 10% Shareholders. The Union Community Articles and the Montgomery Articles each provide that: (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Union Community or of Montgomery (subject to certain exceptions); and that (ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of shareholders.

     Evaluation of Offers. The Union Community Articles and the Montgomery Articles each provide that the respective Boards of Directors, when determining to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to Union Community's shareholders or Montgomery's shareholders, as the case may be, may, in connection with the exercise of its judgment in determining what is in the best interest of Union Community, Union Federal and the shareholders of Union Community, or of Montgomery, Montgomery Savings and the shareholders of Montgomery, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on Union Community's or Montgomery's customers and Union Federal's or Montgomery Savings' present and future account holders, borrowers, employees and suppliers; the effect on the communities in which Union Community and Union Federal, or in which Montgomery and Montgomery Savings operate or are located; and the effect on the ability of Union Community or Montgomery to fulfill the objectives of a holding company and of Union Federal or Montgomery Savings, or future financial institution subsidiaries, to fulfill the objectives of a financial institution under applicable statutes and regulations. The Union Community Articles and Montgomery Articles also authorize the respective Boards of Directors to take certain actions to encourage a person to negotiate for a change of control of Union Community or Montgomery or to oppose such a transaction deemed undesirable by the respective Boards of Directors including the adoption of so-called shareholder rights plans. By having these standards and provisions in the Union Community Articles and the Montgomery Articles, the respective Boards of Directors may be in a stronger position to oppose such a transaction if either Board concludes that the transaction would not be in the best interest of Union Community or Montgomery, as the case may be, even if the price offered is significantly greater than the then market price of any equity security of Union Community or Montgomery.

     Procedures for Certain Business Combinations. The Union Community Articles and Montgomery Articles each require that certain business combinations between Union Community or Montgomery (or any majority-owned subsidiary of the respective companies) and a 10% or greater shareholder of the respective companies either be approved (i) by at least 80% of the total number of outstanding voting shares of Union Community or Montgomery, as appropriate, or
(ii) by a majority of certain directors unaffiliated with such 10% or greater shareholder or involve consideration per share generally equal to the higher of
(A) the highest amount paid by such 10% shareholder or its affiliates in acquiring any shares of the common stock or (B) the "Fair Market Value" (generally, the highest closing bid paid for the Union Community common stock or Montgomery common stock, as appropriate, during the thirty days preceding the date of the announcement of the proposed business combination or on the date the 10% or greater shareholder became such, whichever is higher).

     Amendments to Articles and Bylaws. Amendments to the Union Community Articles or to the Montgomery Articles must be approved by a majority vote of Union Community's Board of Directors or Montgomery's Board of Directors, as appropriate, and also by a majority of the outstanding shares of Union Community's or Montgomery's voting shares; provided, however, that approval by at least 80% of the outstanding voting shares is required for certain provisions (i.e., provisions relating to number, classification, and removal of directors; provisions relating to the manner of amending the By-Laws; call of special shareholder meetings; criteria for evaluating certain offers; certain business combinations; and amendments to provisions relating to the foregoing). The provisions concerning limitations on the acquisition of shares may be amended only by an 80% vote of Union Community's or Montgomery's outstanding shares unless at least two-thirds of Union Community's Continuing Directors (directors of Union Community on September 11, 1997, or directors recommended for appointment or election by a majority of such Continuing Directors) or Montgomery's Continuing Directors, respectively, approve such amendments in advance of their submission to a vote of shareholders (in which case only a majority vote of shareholders is required).

     The Union Community By-Laws and the Montgomery By-Laws may be amended only by a majority vote of the total number of directors of Union Community or Montgomery, as appropriate.

Purpose and Effects of the Anti-Takeover Provisions of the Union Community Articles and By-Laws and the Montgomery Articles and By-Laws

     The Boards of Directors of Union Community and Montgomery each believe that the provisions described above are prudent and will reduce the vulnerability of the respective companies to takeover attempts and certain other transactions which have not been negotiated with and approved by their respective Boards of Directors. The Boards of Directors believe these provisions are in the best interests of their respective companies and their shareholders. In the judgment of Union Community's and Montgomery's Boards of Directors, the respective Boards of Directors will be in the best position to determine the true value of Union Community or Montgomery, as appropriate, and to negotiate more effectively for what may be in the best interests of Union Community or Montgomery and their respective shareholders. The Boards of Directors believe that these provisions will encourage potential acquirers to negotiate directly with the respective Boards of Directors and discourage hostile takeover attempts. It is also the view of the Boards of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflecting the true value of Union Community or Montgomery and which is in the best interests of their respective shareholders.

     Attempts to take over financial institutions and their holding companies have recently increased. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time to obtain maximum value for Union Community or Montgomery and their respective shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Union Community's or Montgomery's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to undertake defensive measures at a great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objective may not be similar to that of the remaining shareholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive Union Community's or Montgomery's remaining shareholders of the benefits of certain protective provisions of the Securities Exchange Act of 1934 if the number of beneficial owners becomes less than 300 and Union Community or Montgomery terminates its registration under the Securities Exchange Act of 1934.

     Despite the belief of Union Community's and Montgomery's Boards of Directors in the benefits to the shareholders of the respective companies of the foregoing provisions, the provisions may also have the effect of discouraging future takeover attempts which would not be approved by the respective Boards of Directors, but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions will also render the removal of the incumbent Boards of Directors and of management more difficult. The Boards of Directors have, however, each concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Other Restrictions on Acquisition of Union Community and Union Federal or of Montgomery and Montgomery Savings

     State Law. Several provisions of the Indiana Business Corporation Law, as amended (the "IBCL"), could affect the acquisition of shares of Union Community common stock or Montgomery common stock or otherwise affect the control of Union Community or of Montgomery. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as Union Community or Montgomery (assuming that either company has over 100 shareholders) and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the acquisition was approved in advance of that date by the Board of Directors of the respective companies. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. These requirements are similar to those contained in the Union Community Articles and Montgomery Articles and described in " - Provisions of the Union Community Articles and Union Community By-Laws and Montgomery Articles and Montgomery By-Laws -
Procedures for Certain Business Combinations." In general, the price requirements contained in the IBCL may be more stringent than those imposed in the Union Community Articles or Montgomery Articles. However, the procedural restraints imposed by the Union Community Articles and Montgomery Articles are somewhat broader than those imposed by the IBCL. Also, the provisions of the IBCL may change at some future date, but the relevant provisions of the Union Community Articles or the Montgomery Articles may only be amended by an 80% vote of the shareholders of the respective companies.

     In addition, the IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person made a tender offer for, or otherwise acquired, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share Acquisitions Statute"). Under the Control Share Acquisitions Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), approves in a special or annual meeting the rights of the acquiror to vote the shares which take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote these shares. An Indiana corporation otherwise subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its articles of incorporation or by-laws. Both Union Community and Montgomery, however, have elected to remain subject to this statute because of the desire of the respective companies to discourage non-negotiated hostile takeovers by third parties.

     The IBCL specifically authorizes Indiana corporations to issue options, warrants or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants or rights may, but need not be, issued to shareholders on a pro rata basis.

     The IBCL specifically authorizes directors, in considering the best interest of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. As described above, the Union Community Articles and Montgomery Articles each contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be "reasonable in relation to the threat posed."

     In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

     Because of the foregoing provisions of the IBCL, the Boards of Directors of Union Community and of Montgomery each have the flexibility in responding to unsolicited proposals to acquire Union Community or Montgomery, as the case may be, and accordingly it may be more difficult for an acquiror to gain control of Union Community or of Montgomery in a transaction not approved by the respective Boards of Directors.

     Federal Limitations. The Change in Bank Control Act provides that no "person," acting directly or indirectly, or through or in concert with one or more persons, other than a company, may acquire control of a savings association or a savings and loan holding company unless at least 60 days prior written notice is given to the OTS and the OTS has not objected to the proposed acquisition.

     The Savings and Loan Holding Company Act also prohibits any "company," directly or indirectly or acting in concert with one or more other persons, or through one or more subsidiaries or transactions, from acquiring control of an insured savings institution without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company by the OTS.

     The term "control" for purposes of the Change in Bank Control Act and the Savings and Loan Holding Company Act includes the power, directly or indirectly, to vote more than 25% of any class of voting stock of the savings association or to control, in any manner, the election of a majority of the directors of the savings association. It also includes a determination by the OTS that such company or person has the power, directly or indirectly, to exercise a controlling influence over or to direct the management or policies of the savings association.

     OTS regulations also set forth certain "rebuttable control determinations" which arise (i) upon an acquisition of more than 10% of any class of voting stock of a savings association; or (ii) upon an acquisition of more than 25% of any class of voting or nonvoting stock of a savings association; provided that, in either case, the acquiror is subject to any of eight enumerated "control factors," which are: (1) the acquiror would be one of the two largest holders of any class of voting stock of the association; (2) the acquiror would hold more than 25% of the total shareholders' equity of the association; (3) the acquiror would hold more than 35% of the combined debt securities and shareholders' equity of the savings association; (4) the acquiror is a party to any agreement pursuant to which the acquiror possesses a material economic stake in the savings association or which enables the acquiror to influence a material aspect of the management or policies of the association; (5) the acquiror would have the ability, other than through the holding of revocable proxies, to direct the votes of more than 25% of a class of the voting stock or to vote in the future more than 25% of such voting stock upon the occurrence of a future event; (6) the acquiror would have the power to direct the disposition of more than 25% of the association's voting stock in a manner other than a widely dispersed or public offering; (7) the acquiror and/or his representative would constitute more than one member of the association's Board of Directors; or (8) the acquiror would serve as an executive officer or in a similar policy-making position with the association. For purposes of determining percentage share ownership, a person is presumed to be acting in concert with certain specified persons and entities, including members of the person's immediate family, whether or not those family members share the same household with the person.

     The regulations also specify the criteria which the OTS uses to evaluate control applications. The OTS is empowered to disapprove an acquisition of control if it finds, among other things, that (i) the acquisition would substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the institution or its depositors, or (iii) the competency, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution, or the public to permit the acquisition of control by such person.

                   INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS

     The audited consolidated financial statements of Union Community as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, and the accompanying report of independent auditor prepared by BKD, LLP, independent certified public accountants, are incorporated herein in reliance upon the authority of BKD, LLP as experts in giving said report. Olive LLP and Baird, Kurtz & Dobson merged effective June 1, 2001, to become BKD, LLP.

     The audited consolidated financial statements of Montgomery as of June 30, 2001 and 2000, and for each of the three years in the period ended June 30, 2001, and the accompanying report of independent auditor prepared by BKD, LLP, independent certified public accountants, are incorporated herein in reliance upon the authority of BKD, LLP as experts in giving said report.

     A representative of BKD, LLP is expected to be present at the Montgomery and Union Community special meetings. The representative will have the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have presented at the next Annual Meeting of Union Community and included in the proxy statement and form of proxy relating to that meeting must be received at the main office of Union Community for inclusion in the proxy statement no later than 120 days in advance of March 14, 2002. Any such proposal should be sent to the attention of the Secretary of Union Community at 221 E. Main Street, Crawfordsville, Indiana 47933. A shareholder proposal being submitted outside the processes of Rule 14a-8 promulgated under the Securities and Exchange Act of 1934, will be considered untimely if it is received by Union Community later than 45 days in advance of March 14, 2002. If Union Community receives notice of such proposal after such time, each proxy that Union Community receives will confer upon the discretionary authority to vote on the proposal in the manner the proxies deem appropriate.

     If the merger takes place, Montgomery will have no more annual meetings. If the merger does not take place, any Montgomery shareholder who wished to submit a shareholder proposal for possible inclusion in the proxy statement and proxy for Montgomery's 2001 annual meeting of shareholder must do so within a reasonable time before Montgomery prints and mails its proxy materials for such meeting. Any such proposal should be sent to the attention of the Secretary of Montgomery at 119 East Main Street, Crawfordsville, Indiana 47933. A shareholder proposal being submitted outside the processes of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be considered untimely if not received a reasonable time before Montgomery mails its proxy materials for the 2001 annual meeting. If Montgomery receives notice of such proposal after such time, each proxy that Montgomery receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate.

                                 LEGAL MATTERS

     The validity of the shares of Union Community common stock to be issued pursuant to the terms of the Agreement will be passed upon for Union Community by Barnes & Thornburg, Indianapolis, Indiana. The material federal income tax consequences of the merger will be passed upon for Union Community and Montgomery by Barnes & Thornburg.

                      WHERE YOU CAN FIND MORE INFORMATION

     Union Community and Montgomery file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Union Community and Montgomery public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Shares of Union Community common stock are listed on the Nasdaq National Market under the symbol "UCBC" and shares of Montgomery common stock are listed on the Nasdaq Small Cap Market under the symbol "MONT."

     Union Community has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the common stock of Union Community being offered in the merger. This joint proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the joint proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made int his joint proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

     The Securities and Exchange Commission allows Union Community and Montgomery to "incorporate by reference" the information filed by Union Community and Montgomery with the Securities and Exchange Commission which means that Union Community and Montgomery can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus.

     Union Community incorporates by reference the documents and information listed below:

     (1) Union Community's annual report on Form 10-K for the year ended December 31, 2000;

     (2) Union Community's quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

     (3)  Union Community's current report on Form 8-K filed July 24, 2001;

     (4) the following information under the captions contained in Union Community's Annual Report on Form 10-K for the fiscal year ended
          December 31, 2000: (a) "Security Ownership of Certain Beneficial Owners and Management" at page 29, (b) "Certain Relationships and Related Transactions" at page 29, (c) "Directors and Executive Officers of Registrant" at page 29, (d) "Executive Compensation" at page 29, and (e) "Certain Relationships and Related Transactions" at page 29; and

     (5) the following information in the specified pages of Union Community's Annual Report to Shareholders for its fiscal year ended December 31, 2000: (a) "Market Information" at page 41; (b) "Selected Consolidated Financial Data of Union Community Bancorp and Subsidiary" at pages 2-3; (c) "Quarterly Results of Operations" at page 13, (d)
          "Management's Discussion and Analysis of Financial Condition and Results of Operations" at pages 3-12, and (e) "Quantitative and Qualitative Disclosures about Market Risks" at pages 13-15.

     The Securities and Exchange Commission has assigned file number 000-23543 to the reports and other information that Union Community files with the Securities and Exchange Commission.

     Montgomery incorporates by reference the documents and information listed below:

     (1) Montgomery's annual report on Form 10-KSB for the year ended June 30, 2001.

     (2) the following information under the captions contained in Montgomery's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000: (a) "Security Ownership of Certain Beneficial Owners and Management" at page 71, (b) "Certain Relationships and Related Transactions" at page 72, (c) "Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(A) of the Exchange Act" at page 72, (d) "Executive Compensation" at page 68.

     The Securities and Exchange Commission has assigned file number 0-29312 to the reports and other information that Montgomery files with the Securities and Exchange Commission.

     Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This joint proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this joint proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this joint proxy statement/prospectus is required to be delivered, this joint proxy statement/prospectus will be supplemented or amended.

     All information regarding Union Community in this joint proxy statement/prospectus has been provided by Union Community and all information regarding Montgomery in this joint proxy statement/prospectus has been provided by Montgomery.

                                                                         ANNEX A
                                                                         -------



                              AGREEMENT AND PLAN OF
                                 REORGANIZATION



                                      among



                        MONTGOMERY FINANCIAL CORPORATION,


                   MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION,

                            UNION COMMUNITY BANCORP,


                                       and


                   UNION FEDERAL SAVINGS AND LOAN ASSOCIATION








                                  July 23, 2001

                                TABLE OF CONTENTS



Article I      The Company Merger..........................................A-1
               1.01     The Company Merger.................................A-1
               1.02     Reservation of Right to Revise Structure...........A-2
               1.03     Effective Time.....................................A-3
               1.04     Accounting Treatment...............................A-3

Article II     The Subsidiary Merger.......................................A-3

               2.01     The Subsidiary Merger..............................A-3
               2.02     Effective Time.....................................A-4

Article III    Consideration...............................................A-4
               3.01     Consideration......................................A-4
               3.02     Rights as Shareholders; Stock Transfers............A-7
               3.03     Fractional Shares..................................A-7
               3.04     Exchange Procedures................................A-8
               3.05     Anti-Dilution Adjustments..........................A-9

Article IV     Actions Pending the Merger..................................A-9
               4.01     Forbearances of MFC................................A-9
               4.02.    Forbearances of UCB................................A-13

Article V      Representations and Warranties..............................A-14
               5.01     Disclosure Schedules...............................A-14
               5.02     Representations and Warranties of MFC..............A-14
               5.03     Representations and Warranties of UCB..............A-24

Article VI     Covenants...................................................A-31
               6.01     Reasonable Best Efforts............................A-31
               6.02     Shareholder Approvals..............................A-31
               6.03     Registration Statement.............................A-32
               6.04     Press Releases.....................................A-33
               6.05     Access; Information................................A-33
               6.06     Acquisition Proposals..............................A-34
               6.07     Affiliate Agreements...............................A-34
               6.08     NASDAQ Listing.....................................A-34
               6.09     Regulatory Applications............................A-34
               6.10     Title Insurance....................................A-35

               6.11     Environmental Reports..............................A-35
               6.12     Conforming Accounting and Reserve Policies;
                        Restructuring Expenses.............................A-36
               6.13     D & O Insurance....................................A-37
               6.14     Notification of Certain Matters....................A-38
               6.15     Stock Option Plan..................................A-38
               6.16     Recognition and Retention Plan.....................A-38
               6.17     ESOP...............................................A-38
               6.18     Defined Contribution Plans.........................A-39
               6.19     Deferred Compensation Agreement....................A-39
               6.20     Employee Matters...................................A-39
               6.21     Severance..........................................A-41
               6.22     Directors..........................................A-41

Article VII    Conditions to Consummation of the Merger....................A-41
               7.01     Conditions to Each Party's Obligation to Effect
                        the Company Merger.................................A-41
               7.02     Conditions to Obligation of MFC....................A-43
               7.03     Conditions to Obligation of UCB....................A-43

Article VIII   Closing.....................................................A-45
               8.01     Deliveries by MFC at Closing.......................A-45
               8.02     Deliveries by UCB at the Closing...................A-45

Article IX     Termination.................................................A-46
               9.01     Termination........................................A-46
               9.02     Effect of Termination and Abandonment..............A-47
               9.03     Liquidated Damages.................................A-48

Article X      Miscellaneous...............................................A-48
               10.01    Survival...........................................A-48
               10.02    Waiver; Amendment..................................A-49
               10.03    Counterparts.......................................A-49
               10.04    Governing Law......................................A-49
               10.05    Expenses...........................................A-49
               10.06    Notices............................................A-49
               10.07    Entire Understanding; No Third Party Beneficiaries.A-50

List of Exhibits...........................................................A-54

                      AGREEMENT AND PLAN OF REORGANIZATION


          THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated as of July 23, 2001, by and among Montgomery Financial Corporation, an Indiana corporation with its headquarters in Crawfordsville, Indiana ("MFC"), Montgomery Savings, A Federal Association, a federal savings association based in Crawfordsville, Indiana ("Montgomery"), Union Community Bancorp, an Indiana corporation with its principal place of business in Crawfordsville, Indiana ("UCB"), and Union Federal Savings and Loan Association, a federal savings association based in Crawfordsville, Indiana ("Union Federal").

                              W I T N E S S E T H :

A. Each of the parties desire to effect a merger of MFC with and into UCB, with UCB being the surviving entity in the merger (the "Company Merger").

B. MFC owns all of the issued and outstanding shares of capital stock of Montgomery. UCB owns all of the issued and outstanding shares of capital stock of Union Federal. In addition to the Company Merger, the parties desire to effect a merger of Montgomery with and into Union Federal, with Union Federal being the surviving entity in the merger (the "Subsidiary Merger").

C. The Boards of Directors of MFC and UCB, respectively, each have determined that it is in the best interests of their respective corporations, shareholders, customers, and employees to effect the Company Merger and the Subsidiary Merger.

D. It is the intention of the parties to this Agreement that the business combinations contemplated hereby each be treated as a "reorganization" under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:


                                    Article I

                               The Company Merger

1.01 The Company Merger. At the date and time at which the Company Merger becomes effective (the "Effective Time"), the Company Merger contemplated by this Agreement shall occur and in furtherance thereof:

          (a) Structure and Effects of the Company Merger. MFC shall merge with and into UCB, and the separate corporate existence of MFC shall thereupon cease. UCB shall be the surviving corporation in the Company Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Indiana, and the separate corporate existence of UCB with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Company Merger. The Company Merger shall have the effects specified in the Indiana Business Corporation Law, IND. CODE ss. 23-1-17-1, et seq. (the "IBCL").

          (b) Name and Offices. The name of the Surviving Corporation shall be Union Community Bancorp. Its principal office shall be located at 221 E. Main Street, Crawfordsville, Indiana 47933.

          (c) Articles of Incorporation. The UCB Articles of Incorporation as in effect immediately prior to the Effective Time shall continue to be the articles of incorporation of the Surviving Corporation following the Company Merger, until duly amended in accordance with the terms thereof and the IBCL.

          (d) By-Laws. The UCB Code of By-laws as in effect immediately prior to the Effective Time shall continue to be the by-laws of the Surviving Corporation following the Company Merger, until duly amended in accordance with the terms thereof, the Articles of Incorporation of UCB, and the IBCL.

          (e) Directors. The directors of UCB immediately prior to the Effective Time shall continue to hold such positions following the Company Merger, and such directors shall hold office until such time as their successors shall be duly elected and qualified. In addition, Joseph M. Malott, C. Rex Henthorn and Mark E. Foster (or in the event one or more of such persons is not able to serve, another director or directors of MFC selected by agreement between MFC and UCB prior to the Effective Time) shall be appointed to the Board of Directors of UCB effective as of the Effective Time. Two of such new directors shall serve for two-year terms ending in 2003, and the other shall serve for a three-year term ending in 2004.

          (f) Officers. The officers of UCB holding such positions immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation following the Company Merger. In addition, J. Lee Walden shall be appointed Chief Financial Officer of UCB at the Effective Time.

1.02 Reservation of Right to Revise Structure. At UCB's election, the Company Merger may alternatively be structured so that (a) MFC is merged with and into any other direct or indirect wholly- owned subsidiary of UCB or (b) any direct or indirect wholly-owned subsidiary of UCB is merged with and into MFC; provided, however, that no such change shall (x) alter or change the amount or kind of the consideration payable in the Company Merger (the "Consideration") or the treatment of the holders of MFC Common Stock, $.01 par value per share ("MFC Common Stock"), or holders of options for MFC Common Stock, (y) prevent the parties from obtaining the opinions of Silver, Freedman & Taff and Barnes & Thornburg referred to in Sections 7.02(d)and (e) and 7.03(d) and (e) or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

1.03 Effective Time. The Company Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Indiana, of Articles of Merger in accordance with IND. CODE ss.23-1-40-5, which shall include the Plan of Merger attached hereto as Exhibit A, or at such later date and time as may be set forth in such articles. Subject to the terms of this Agreement, the parties shall cause the Company Merger to become effective (a) on the date that is the fifth full National Association of Securities Dealers Automated Quotation System ("NASDAQ") trading day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement, or (b) on such date as the parties may agree in writing (the "Effective Date").

1.04 Accounting Treatment. The combination of UCB and MFC effected by the Company Merger will be accounted for under the purchase method of accounting.


                                   Article II

                              The Subsidiary Merger

2.01 The Subsidiary Merger. At the Effective Time, the Subsidiary Merger contemplated by this Agreement shall occur and in furtherance thereof:

          (a) Structure and Effects of the Subsidiary Merger. Montgomery shall merge with and into Union Federal on the terms set forth in Exhibit B (which shall be executed by Union Federal and Montgomery simultaneously with the execution of this Agreement), and the separate corporate existence of Montgomery shall thereupon cease. Union Federal shall be the surviving bank in the Subsidiary Merger (sometimes hereinafter referred to as the "Surviving Bank") and shall continue to be governed by federal law, and the separate corporate existence of Union Federal with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Subsidiary Merger. The Subsidiary Merger shall have the effects specified in 12 C.F.R. ss. 552.13(e).

          (b) Name and Offices. The name of the Surviving Bank shall be Union Federal Savings and Loan Association. Its principal office shall be located at 221 E. Main Street, Crawfordsville, Indiana 47933. However, subject to applicable legal requirements, it will conduct business at the offices of Montgomery located outside of Crawfordsville under the name "Montgomery Savings, a division of Union Federal Savings and Loan Association."

          (c) Articles of Incorporation. The Union Federal Stock Charter, as in effect immediately prior to the Effective Time, shall continue to be the charter of the Surviving Bank following the Subsidiary Merger, until duly amended in accordance with the terms thereof and the Home Owners' Loan Act of 1933, as amended ("HOLA").

          (d) Bylaws. The Union Federal Stock Bylaws, as in effect immediately prior to the Effective Time, shall continue to be the bylaws of the Surviving Bank following the Subsidiary Merger, until duly amended in accordance with the terms thereof, the Stock Charter of Union Federal, and HOLA.

          (e) Directors. The directors of Union Federal, immediately prior to the Effective Time, shall continue to hold such positions following the Subsidiary Merger, and such directors shall hold office until such time as their successors shall be duly elected and qualified. In addition, Joseph M. Malott,
C. Rex Henthorn and Mark E. Foster (or in the event one or more of such persons is not able to serve, another director or directors of MFC selected by agreement between MFC and UCB prior to the Effective Time) shall be appointed to the Board of Directors of Union Federal effective as of the Effective Time. Two of such new directors shall serve for two-year terms ending in 2003 and the other shall serve for a three-year term ending in 2004.

          (f) Officers. The officers of Union Federal holding such positions immediately prior to the Effective Time shall continue to be the officers of the Surviving Bank following the Subsidiary Merger. In addition, J. Lee Walden shall be appointed Chief Financial Officer of Union Federal at the Effective Time.

2.02 Effective Time. The Subsidiary Merger shall become effective upon the filing, in the Office of Thrift Supervision (the "OTS"), of Articles of Combination in accordance with 12 C.F.R. ss. 552.13(j), or at such later date and time as may be set forth in such articles. Subject to the terms of this Agreement, the parties shall cause the Subsidiary Merger to become effective on the same date that the Company Merger becomes effective.


                                   Article III

                                  Consideration

3.01      Consideration.

          (a) Subject to the terms and conditions of this Agreement, at the Effective Time:

                    (1) Each share of MFC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of MFC and shares held directly or indirectly by UCB, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive, subject to adjustment as set forth in Section 3.05:

                              (A) 1.1244 shares (the "Exchange Ratio") of Common
                    Stock, without par value, of UCB ("UCB Common Stock") (the "Per Share Stock Consideration"), or

                              (B) $15.00 in cash (such sum,  the "Per Share Cash
                    Consideration"   and  together  with  the  Per  Share  Stock
                    Consideration, the "Consideration");

          provided that the aggregate number of shares of UCB Common Stock that shall be issued in the Company Merger shall equal the product of (a) fifty percent (50%), and (b) the Exchange Ratio, times (c) the number of shares of MFC Common Stock outstanding immediately prior to the Effective Time (the "Stock Number").

                    (2) Each share of MFC Common Stock that, immediately prior to the Effective Time, is held as treasury stock of MFC or held directly or indirectly by UCB, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Company Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

                    (3) Each share of UCB Common Stock which is issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of UCB Common Stock at and after the Effective Time.

                    (4) Notwithstanding the foregoing, if any holders of MFC Common Stock dissent from the Company Merger and demand dissenters' rights under the IBCL, any issued and outstanding shares of MFC Common Stock held by such dissenting holders shall not be converted as described in this Section 3.01(a) but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holders pursuant to the IBCL; provided, however, that each share of MFC Common Stock outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for dissenters' rights or lose his or her right to exercise dissenters' rights shall have only the right to receive the consideration as No-Election Shares (as hereinafter defined).

          (b) Subject to the allocation procedures set forth in Section 3.01(c), each record holder of MFC Common Stock will be entitled (1) to elect to receive UCB Common Stock for all or some of the shares of MFC Common Stock ("Stock Election Shares") held by such record holder, (2) to elect to receive cash for all or some of the shares of MFC Common Stock ("Cash Election Shares") held by such record holder or (3) to indicate that such holder makes no such election for all or some of the shares of MFC Common Stock ("No-Election Shares") held by such record holder. All such elections (each, an "Election") shall be made on a form designed for that purpose by UCB and reasonably acceptable to MFC (an "Election Form"). Any shares of MFC Common Stock with respect to which the record holder thereof shall not, as of the Election Deadline (as defined below), have properly submitted to the Exchange Agent (as defined below) a properly completed Election Form shall be deemed to be No-Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts.

          (c) Not later than the 5th day after the Election Deadline, UCB shall cause the Exchange Agent to effect the allocation among the holders of MFC Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Company Merger as follows:

                    (1) Number of Stock Elections Less Than Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than the Stock Number, then

                              (A) all Stock Election  Shares shall be, as of the
                    Effective Time, converted into the right to receive the Per Share Stock Consideration,

                              (B) the  Exchange  Agent shall  allocate  pro rata
                    from among the No-Election Shares a sufficient number of No-Election Shares such that the sum of such number and the number of Stock Election Shares shall equal as closely as practicable the Stock Number, and all such selected shares ("Stock-Selected No-Election Shares") shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; provided that if the sum of all No-Election Shares and Stock Election Shares is less than the Stock Number, all No-Election Shares shall be Stock-Selected No-Election Shares,

                              (C) if the sum of Stock Election Shares and No-Election Shares is less than the Stock Number, the Exchange Agent shall allocate pro rata from among the Cash Election Shares a number of Cash Election Shares such that the sum of such number, plus the number of Stock Election Shares and the number of Stock-Selected No-Election Shares, shall equal as closely as practicable the Stock Number, and all such selected shares ("Converted Cash Election Shares") shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

                              (D) the No-Election Shares and Cash Election Shares that are not Stock- Selected No-Election Shares or Converted Cash Election Shares (as the case may be) shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; or

                    (2) Number of Stock Elections Greater Than Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than the Stock Number, then:

                              (A) all Cash  Election  Shares shall be, as of the
                    Effective Time, converted into the right to receive the Per Share Cash Consideration;

                              (B) all  No-Election  Shares  shall  be, as of the
                    Effective Time, converted into the right to receive the Per Share Cash Consideration (the "Cash-Selected No-Election Shares");

                              (C) the  Exchange  Agent shall  allocate  pro rata
                    from among the Stock Election Shares a number of Stock Election Shares such that after converting such Stock
                    Election Shares to Cash Election Shares, the number of remaining Stock Election Shares shall equal as closely as practicable the Stock Number, and all such selected shares ("Converted Stock Election Shares") shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration, and

                              (D) the Stock Election Shares that are not Converted Stock Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; or

                    (3) Number of Stock Elections Equal to Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is equal to the Stock Number, then:

                              (A) all Stock Election  Shares shall be, as of the
                    Effective Time, converted into the right to receive the Per Share Stock Consideration, and

                              (B) all  No-Election  Shares and all Cash Election
                    Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

          (d) Subject to any consents required by law and Section 6.15 hereof, at the Effective Time, each outstanding option for MFC Common Stock ("MFC Stock Option") without any action on the part of any holder thereof, shall be converted into the right to receive from MFC, at the Effective Time, an amount in cash equal to the excess of $15.00 over the per share exercise price for each share of MFC Common Stock subject to such MFC Stock Option; provided, however, that the payer shall withhold from such cash payment any taxes required to be withheld by applicable law. Each MFC Stock Option to which this paragraph applies will be cancelled and shall cease to exist by virtue of such payment.

3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, (a) holders of MFC Common Stock shall cease to be, and shall have no rights as, shareholders of MFC, other than the right to receive (1) any dividend or other distribution with respect to such MFC Common Stock with a record date occurring prior to the Effective Time, (2) the Consideration provided under this Article III, and (3) any dissenters' rights to which they may be entitled under the IBCL if such holders have dissented to the Company Merger, and (b) holders of MFC Stock Options shall have no further or continuing right to receive MFC Common Stock, UCB Common Stock or any form of consideration other than the consideration provided in Section 3.01(d) hereof. After the Effective Time, there shall be no transfers on the stock transfer books of MFC or the Surviving Corporation of shares of MFC Common Stock.

3.03 Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of UCB Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, UCB shall pay to each holder of MFC Common Stock who otherwise would be entitled to a fractional share of UCB Common Stock an amount in cash (without interest) determined by multiplying such fraction by the quotient of the Per Share Cash Consideration and the Exchange Ratio.

3.04      Exchange Procedures.

          (a) Not later than the 20th business day prior to the anticipated Effective Date or such other date as the parties may agree in writing (the "Mailing Date"), UCB shall mail an Election Form and a letter of transmittal to each holder of record of MFC Common Stock. To be effective, an Election Form must be properly completed, signed and actually received by The Fifth Third Bank, as Exchange Agent (the "Exchange Agent"), no later than 5:00 p.m., Cincinnati time, on the 20th calendar day after the Mailing Date (the "Election Deadline") or such other time and date as the parties may agree in writing, and in order to be deemed properly completed the Election Form must be accompanied by one or more certificates (the "Old Certificates") (or an indemnity satisfactory to the Surviving Corporation and the Exchange Agent, if any of such certificates are lost, stolen or destroyed ) representing all shares of MFC Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. UCB shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms (and the accompanying certificates and material) have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of UCB (or of the Exchange Agent) shall be conclusive and binding. Neither UCB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent and UCB shall also make all computations contemplated by Section 3.01 hereof, and, after consultation with MFC, all such computations shall be conclusive and binding on the former holders of MFC Common Stock absent manifest error. Shares of MFC Common Stock covered by an Election Form which is not effective shall be treated as if no Election had been made with respect to such shares of MFC Common Stock. Once an Election is made it may be amended at any time prior to the Election Deadline, but thereafter it may not be amended or revoked.

          (b) At or prior to the Effective Time, UCB shall deposit, or shall cause to be deposited, with the Exchange Agent, certificates representing the shares of UCB Common Stock ("New Certificates") and an estimated amount of cash to be issued as Consideration (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund").

          (c) The Surviving Corporation shall cause the New Certificates into which shares of a shareholder's MFC Common Stock are converted on the Effective Date and/or any check in respect of any Per Share Cash Consideration, fractional share amounts or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder no later than the later of (i) 15 days following delivery to the Exchange Agent of certificates representing such shares of MFC Common Stock ("Old Certificates") (or indemnity satisfactory to the Surviving Corporation and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder, or (ii) 15 days following the Effective Date. No interest will be paid on any Consideration that any such person shall be entitled to receive pursuant to this Article III upon such delivery.

          (d) No dividends or other distributions on UCB Common Stock with a record date occurring on or after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of MFC Common Stock converted in the Company Merger into the right to receive shares of such UCB
Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of UCB Common Stock such holder had the right to receive upon surrender of the Old Certificate.

          (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of MFC for six months after the Effective Time shall be returned to UCB. Any shareholders of MFC who have not theretofore complied with this Article III shall thereafter look only to UCB for payment of Per Share Stock Consideration, Per Share Cash Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on UCB Common Stock deliverable in respect of each share of MFC Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

          (f) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of MFC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.05 Anti-Dilution Adjustments. Should UCB change (or establish a record date for changing) the number of shares of UCB Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding UCB Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.


                                   Article IV

                           Actions Pending the Merger

4.01 Forbearances of MFC. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Disclosure Schedule (as hereinafter defined in Section 5.01), without the prior written consent of UCB (which shall not be unreasonably delayed or withheld with respect to subsections (g), (n) or
(p)), MFC will not, and will cause each of its direct or indirect Subsidiaries (collectively, the "Subsidiaries") not to:

          (a) Ordinary Course. Conduct the business of MFC and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

          (b) Capital Stock. Except for the valid exercise of MFC Stock Options, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of MFC Common Stock or any rights to subscribe for or purchase MFC Common Stock or any other capital stock, or securities convertible into or exchangeable for any capital stock, of MFC or its Subsidiaries, (2) permit any additional shares of MFC Common Stock or capital stock of MFC's Subsidiaries to become subject to new grants of employee or director stock options, restricted stock grants, or similar stock-based employee or director rights, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of MFC Common Stock or capital stock of MFC's Subsidiaries except pursuant to the exercise of MFC Stock Options as to which MFC has been unable to obtain the consents required by Section 6.15 hereof, (4) effect any recapitalization, reclassification, stock split or like change in capitalization, or (5) enter into, or take any action to cause any holders of MFC Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of MFC Common Stock to vote any shares of MFC Common Stock, or cooperate in any formation of any voting trust relating to such shares.

          (c) Dividends, Etc. Make, declare, pay or set aside for payment any dividend, other than (1) regular quarterly cash dividends on MFC Common Stock in an amount not to exceed $.055 per share paid with record and payment dates consistent with past practice (provided the declaration of the last quarterly dividend by MFC prior to the Effective Time and the payment thereof shall be coordinated with UCB so that holders of MFC Common Stock do not receive dividends on both MFC Common Stock and UCB Common Stock received in the Company Merger in respect of such quarter or fail to receive a dividend on at least one of the MFC Common Stock or UCB Common Stock received in the Company Merger in respect of such quarter) and (2) dividends from wholly-owned Subsidiaries to MFC or another wholly-owned Subsidiary of MFC, as applicable (in each case consistent with past practice), on or in respect of, any shares of its capital stock.

          (d) Compensation; Employment Contracts; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance or similar contracts with any directors, officers or employees of, or independent contractors with respect to, MFC or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (1) for normal general increases in salary to individual employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law, (3) to satisfy contracts described in the Disclosure Schedule existing on the date hereof, (4) the mere extension of employment contracts for J. Lee Walden and Earl F. Elliott at the times contemplated thereby; or (5) for benefit increases or changes contemplated in Section 3.01(d) above or Sections 6.15, 6.16, 6.17, 6.18, 6.19 and 6.20 hereof.

          (e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee or director benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or make any new or increase any outstanding grants or awards under any such contract, plan or arrangement, in respect of any current or former directors, officers or employees of, or independent contractors with respect to, MFC or its Subsidiaries (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law or to satisfy contracts existing on the date hereof and described in the Disclosure Schedule or (2) as are provided for in Section 3.01(d) above or in Section 6.15, 6.16, 6.17. 6.18, 6.19 or 6.20 hereof.

          (f) Dispositions. Except as set forth in the Disclosure Schedule, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.

          (g) Acquisitions. Except (1) pursuant to contracts existing on the date hereof and described in the Disclosure Schedule, (2) for short-term investments for cash management purposes, (3) pursuant to bona fide hedging transactions, or (4) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, neither MFC nor any of its Subsidiaries will acquire any assets or properties of another person in any one transaction or a series of related transactions, other than readily marketable securities in the ordinary and usual course of business consistent with past practice.

          (h) Governing Documents. Amend the MFC Articles of Incorporation, MFC By-laws or the charter, articles of incorporation, or by-laws (or similar governing documents) of any of MFC's Subsidiaries.

          (i) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by MFC and its Subsidiaries, other than as may be required by generally accepted accounting principles, as concurred with by MFC's independent auditors, or as required by Section 6.12 hereof.

          (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts.

          (k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate, that is not material to MFC and its Subsidiaries, taken as a whole.

          (l) Risk Management. Except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (m) Indebtedness. Other than in the ordinary course of business (including creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or
(3) cancel, release, assign or modify any material amount of indebtedness of any other person.

          (n) Loans. Without the prior consultation with UCB, make any loan or advance in excess of $100,000 other than residential mortgage loans in the ordinary course of business consistent with lending policies as in effect on the date hereof, provided that in the case of any loan for which consultation is required, MFC or any of its Subsidiaries may make any such loan in the event (A) MFC or any of its Subsidiaries has delivered to UCB or its designated representative a notice of its intention to make such loan and such additional information as UCB or its designated representative may reasonably require and
(B) UCB or its designated representative shall not have reasonably objected to such loan by giving notice of such objection within three business days following the delivery to UCB of the applicable notice of intention.

          (o) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Company Merger or the Subsidiary Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

          (p) Interest Rates. Increase or decrease the rate of interest paid by Montgomery on any deposit product, including without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; provided, however, that, notwithstanding the foregoing, in no event shall Montgomery pay a rate of interest on any deposit product which is more than the greater of (i) one-quarter of one percent (0.0025) above the average of the rates paid on comparable deposit products by the five (5) highest deposit interest paying banks or other thrifts located in the market in which such deposit product is offered by Montgomery (or, if fewer than five (5) banks and other thrifts are located in such market, the average of the rates paid by all banks and other thrifts located in such market) or (ii) the rate paid by Union Federal.

          (q) Commitments. Agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (a) through (p) without first obtaining UCB's consent.

4.02. Forbearances of UCB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of MFC, UCB will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of UCB and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent herewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

          (b) Dividends, Etc. Make, declare, pay or set aside for payment any dividend, other than (1) regular quarterly cash dividends on UCB Common Stock in an amount not to exceed $.15 per share paid with record and payment dates consistent with past practice (provided the declaration of the last quarterly dividend by UCB prior to the Effective Time and the payment thereof shall be coordinated with MFC so that holders of UCB Common Stock do not receive dividends on both UCB Common Stock and MFC Common Stock received in the Company Merger in respect of such quarter or fail to receive a dividend on at least one of the UCB Common Stock or MFC Common Stock received in the Company Merger in respect of such quarter) and (2) dividends from wholly-owned Subsidiaries to UCB or another wholly-owned Subsidiary of UCB, as applicable (in each case consistent with past practice), on or in respect of, any shares of its capital stock.

          (c) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by UCB and its Subsidiaries, other than as may be required by generally accepted accounting principles, as concurred with by UCB's independent auditors.

          (d) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Company Merger or the Subsidiary Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

          (e) Governing Documents. Amend the UCB Articles of Incorporation or the UCB Code of By-Laws in a manner that would be materially adverse to the holders of UCB Common Stock.

          (f) Commitments. Agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (a) through (c) without first obtaining MFC's consent.


                                    Article V

                         Representations and Warranties

5.01 Disclosure Schedules. On or prior to the date hereof, MFC has delivered to UCB and UCB has delivered to MFC a schedule (respectively, each party's "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (1) in response to an express disclosure requirement contained in a provision hereof or (2) as an exception to one or more representations or warranties contained in Section 5.02 or 5.03, respectively, or to one or more of its covenants contained in Article IV.

5.02 Representations and Warranties of MFC. Except as set forth in the Disclosure Schedule, MFC and Montgomery hereby represent and warrant, jointly and severally, to UCB:

          (a) Organization and Capital Stock.

                    (1) MFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the corporate power to own all of its property and assets, to incur all of its liabilities, and to carry on its business as now being conducted. Montgomery is a savings and loan holding company registered with the OTS under HOLA.

                    (2) The authorized capital stock of MFC consists of (i) 8,000,000 shares of MFC Common Stock, of which, as of the date hereof, 1,207,698 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of MFC Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of MFC Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of MFC. As of the date hereof, MFC had outstanding employee and director stock options representing the right to acquire not more than 31,618 shares of MFC Stock Common pursuant to MFC's three stock option plans (the "MFC Stock Options"). The Disclosure Schedule lists the name, number of options, and option price of each MFC Stock Option held by each holder of MFC Stock Options.

                    (3) Except as set forth in subsection (2) above, there are no shares of MFC Common or other capital stock or other equity securities of MFC outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of MFC Common Stock or other capital stock of MFC or contacts, commitments, understandings or arrangements by which MFC is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

                    (4) Except as disclosed in the Disclosure Schedule, each certificate representing shares of MFC Common Stock issued by MFC in replacement of any certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by MFC only upon receipt of an Affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying MFC against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement certificate.

          (b) Authorization and No Default. MFC's Board of Directors has, by all appropriate action, approved this Agreement and the Company Merger and authorized the execution of this Agreement on its behalf by its duly authorized officers and the performance by MFC of its obligations hereunder. Montgomery's Board of Directors has, by all appropriate action, approved this Agreement, Exhibit B, and the Subsidiary Merger and authorized the execution hereof and of Exhibit B on its behalf by its duly authorized officers and the performance by Montgomery of its obligations hereunder and under Exhibit B. Nothing in the articles of incorporation, charter or bylaws of MFC or Montgomery, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which MFC or Montgomery or any of its Subsidiaries are bound or subject which is material to MFC and its Subsidiaries taken as a whole or to the Company Merger or the Subsidiary Merger would prohibit or inhibit MFC or Montgomery from consummating this Agreement, the Company Merger or the Subsidiary Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by MFC and Montgomery and constitutes a legal, valid and binding obligation of MFC and Montgomery, enforceable against MFC and Montgomery in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by judicial discretion in applying principles of equity. No other corporate acts or proceedings are required to be taken by MFC or Montgomery (except for approvals by their respective shareholders) to authorize the execution, delivery and performance of this Agreement and Exhibit B. Except for the requisite approvals of the OTS, no notice to, filing with, or authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution of this Agreement or consummation of the Company Merger by MFC or the Subsidiary Merger by Montgomery. MFC and its Subsidiaries are neither in default under nor in violation of any provision of their articles of incorporation or charter, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement, except for defaults and violations which will not have a Material Adverse Effect on MFC and its Subsidiaries, taken as a whole. For purposes of this Agreement, "Material Adverse Effect" means with respect to UCB or MFC, any effect that (1) is both material and adverse to the financial position, results of operation or business of UCB and its Subsidiaries taken as a whole, or MFC and its Subsidiaries taken as a whole, respectively, other than
(A) the effects of any change attributable to or resulting from changes in economic conditions, laws, regulations or accounting guidelines (generally accepted accounting principles or otherwise) applicable to depository institutions generally, or in general levels of interest rates, (B) payments associated with the Company Merger or the Subsidiary Merger, (C) charges required under Section 6.12 hereof, or (D) actions or omissions of either UCB or MFC, or any of their Subsidiaries, taken with the prior informed written consent of the other party in contemplation of the transactions contemplated by this Agreement; or (2) would materially impair the ability of either UCB or MFC to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Company Merger or the Subsidiary Merger and the other transactions contemplated by this Agreement.

          (c) Subsidiaries. Each of MFC's Subsidiaries the name and jurisdiction of incorporation of which is disclosed in the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. The number of issued and outstanding shares of capital stock of each such Subsidiary is set forth in the Disclosure Schedule, all of which shares are owned by MFC or MFC's
Subsidiaries, as the case may be, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. There are no options, warrants or rights outstanding to acquire any capital stock of any of MFC's Subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of MFC's Subsidiaries, nor does any such Subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except for the ownership of readily marketable securities, FHLB stock and as may be disclosed in the Disclosure Schedule, neither MFC nor any of MFC's Subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

          (d) Financial Information. The consolidated balance sheets of MFC and its Subsidiaries as of June 30, 1999 and June 30, 2000, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three (3) years ended June 30, 2000, together with the notes thereto, included in MFC's Form 10-K for the fiscal year ended June 30, 2000, as currently on file with the Securities and Exchange Commission (the "SEC"), and the periodic financial statements for the fiscal quarters ended September 30, 2000, December 31, 2000 and March 31, 2001, together with the notes thereto, included in MFC's Forms 10-Q for such quarters as currently on file with the SEC (together, the "MFC Financial Statements"), copies of which have been provided to UCB, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and for the absence of footnotes and normal year end adjustments in the quarterly MFC Financial Statements) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of MFC and its consolidated Subsidiaries as of the dates and for the periods indicated.

          (e) Absence of Changes. Except as set forth in the Disclosure Schedule, since June 30, 2000, there has not been any material adverse change in the financial condition, the results of operations or the business of MFC and its Subsidiaries taken as a whole, nor have there been any events or transactions having a Material Adverse Effect on MFC and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, any changes for which MFC or its Subsidiaries, make provisions or other adjustments solely pursuant to Section
6.12 hereof, shall not be deemed to be a material adverse change.

          (f) Regulatory Enforcement Matters. Except as may be disclosed in the Disclosure Schedule, neither MFC nor any of its Subsidiaries is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of thrifts or thrift holding companies or engaged in the insurance of thrift deposits or any other governmental agency having supervisory or regulatory authority with respect to MFC or any of its Subsidiaries.

          (g) Tax Matters. Each of MFC and its Subsidiaries has filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Except as set forth in the Disclosure Schedule, neither MFC nor its Subsidiaries are (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the Internal Revenue Service (the "IRS") or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality ("Governmental Authority") for assessment or collection of taxes. None of the tax returns of MFC or its Subsidiaries has been audited by the IRS or any state tax agency for any period since 1985. Neither MFC nor its Subsidiaries are, to the knowledge of MFC, the subject of any threatened action or proceeding by any governmental authority for assessment or collection of taxes. The reserve for taxes in the unaudited financial statements of MFC for the quarter ended March 31, 2001, is, in the opinion of management, adequate to cover all of the tax liabilities of MFC and its Subsidiaries (including, without limitation, income taxes and franchise fees) as of such date in accordance with generally accepted accounting principles ("GAAP").

          (h) Litigation. Except as may be disclosed in the Disclosure Schedule and except for foreclosure and other collection proceedings commenced in the ordinary course of business by Montgomery with respect to loans in default with respect to which no claims have been asserted against Montgomery, there is no litigation, claim or other proceeding before any arbitrator or Governmental Authority pending or, to the knowledge of MFC, threatened, against MFC or any of its Subsidiaries, or of which the property of MFC or any of its Subsidiaries is or would be subject involving a monetary amount, singly or in the aggregate, in excess of $25,000, or a request for specific performance, injunctive relief, or other equitable relief. No litigation, claim or other proceeding disclosed in the Disclosure Schedule is material to MFC and its Subsidiaries taken as a whole.

          (i) Employment Agreements. Except as may be disclosed in the Disclosure Schedule, neither MFC nor any of its Subsidiaries is a party to or bound by any contract for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by MFC or such Subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination. A description of each such agreement which is in writing is included in the Disclosure Schedule.

          (j) Reports. Except as may be disclosed in the Disclosure Schedule, MFC and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the OTS, (ii) the Federal Deposit Insurance Corporation (the "FDIC"), (iii) the SEC, (iv) any state securities authorities, and (v) any other Governmental Authority with jurisdiction over MFC or any of its Subsidiaries. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (k) Loans and Investments.

                    (1) Except as set forth in the Disclosure Schedule, as of June 30, 2001, Montgomery and its Subsidiaries have no loan in excess of $10,000 that has been classified by regulatory examiners or management of Montgomery as "Substandard," "Doubtful" or "Loss" or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. As of the date hereof, the most recent loan watch list of Montgomery and a list of all loans in excess of $10,000 that Montgomery has determined to be ninety (90) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

                    (2) All loans reflected in the MFC Financial Statements as of March 31, 2001, and which have been made, extended, renewed, restructured, approved, amended or acquired since March 31, 2001, (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) to the best of Montgomery's knowledge, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that Montgomery has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Montgomery or its Subsidiary as the secured party or mortgagee.

                    (3) Except as set forth in the Disclosure Schedule, the reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the MFC Financial Statements are, in the opinion of management of MFC, adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates. To the best knowledge of MFC, the aggregate loan balances outstanding as of March 31, 2001, in excess of the reserve for loan losses as of such date, were, as of March 31, 2001, collectible in accordance with their respective terms.

                    (4) None of the investments reflected in the MFC Financial Statements as of and for the quarter ended March 31, 2001, and none of the investments made by MFC or its Subsidiaries since March 31, 2001, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of MFC or any of its Subsidiaries to dispose freely of such investment at any time.

                    (5) Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which MFC has any participation interest or which have been made with or through another financial institution on a recourse basis against Montgomery.

          (l) Employee Matters and ERISA.

                    (1) Except as may be disclosed in the Disclosure Schedule, neither MFC nor any of its Subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of MFC or any of its Subsidiaries and to the knowledge of MFC there is no present effort nor existing proposal to attempt to unionize any group of employees of MFC or any of its Subsidiaries.

                    (2) Except as may be disclosed in the  Disclosure  Schedule,
          (i) MFC and its Subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither MFC nor any of its Subsidiaries is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against MFC or any Subsidiary pending or, to the knowledge of MFC, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of MFC, threatened against or directly affecting MFC or any Subsidiary; and (iv) neither MFC nor any Subsidiary has experienced any work stoppage or other such labor difficulty during the past five
          (5) years.

                    (3) Except as may be disclosed in the Disclosure Schedule, neither MFC nor any Subsidiary maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including (without limitation) any multiemployer plan (as defined in Section 3(37) of ERISA), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of MFC or any Subsidiary (the "MFC Employee Plans"). To the knowledge of MFC, no present or former employee of MFC or any Subsidiary has been charged with breaching nor has breached a fiduciary duty under any of the MFC Employee Plans. Except as may be disclosed in the Disclosure Schedule, neither MFC nor any of its Subsidiaries participates in, nor has it in the past five
          (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan. Except as may be disclosed in the Disclosure Schedule, neither MFC nor any Subsidiary maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees or directors of MFC or any Subsidiary. MFC has provided to UCB a true, accurate and complete copy of each written plan or program disclosed in the Disclosure Schedule or a summary plan description therefor. MFC has also provided to UCB, with respect to each such plan or program to the extent available to MFC, all (i) amendments or supplements thereto, (ii) summary plan descriptions, (iii) descriptions of all current participants in such plans and programs and all participants with benefit entitlements under such plans and programs, (iv) contracts relating to plan documents, (v) actuarial valuations for any defined benefit plan, (vi) valuations for any plan as of the most recent date, (vii) determination letters from the IRS,
          (viii) the most recent annual report filed with the IRS, (ix) registration statements on Form S-8 and prospectuses, and (x) trust agreements.

                    (4) All liabilities of the MFC Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no MFC Employee Plan, at the end of any plan year, or at March 31, 2001, had or has had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on such MFC Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as may be noted on the MFC Financial Statements, MFC and its Subsidiaries have no contingent or actual liabilities under Title IV of ERISA as of March 31, 2001. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred with respect to any of the MFC Employee Plans, whether or not waived, nor does MFC or any of its affiliates have any liability or potential liability as a result of the underfunding of, or termination of, or withdrawal from, any plan by MFC or by any person which may be aggregated with MFC for purposes of Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the MFC Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, or to the knowledge of MFC threatened or imminent with respect to any MFC Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which MFC or any of its Subsidiaries would be liable after March 31, 2001, except as is reflected on the MFC Financial Statements. As of March 31, 2001, MFC and its Subsidiaries had no liability for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under
          Section 502 of ERISA with respect to any MFC Employee Plan. All MFC Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA.

          (n) Title to Properties; Insurance. Except as may be disclosed in the Disclosure Schedule, (i) MFC and its Subsidiaries have marketable title, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the MFC Financial Statements and easements, rights-of-way, and other restrictions which do not have a Material Adverse Effect on MFC and its Subsidiaries, taken as a whole, and further excepting in the case of other real estate owned ("OREO"), as such real estate is internally classified on the books of MFC or its Subsidiaries, rights of redemption under applicable law) to all of their owned real properties; (ii) all leasehold interests for real property and any material personal property used by MFC and its Subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms; (iii) to our knowledge, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of MFC, threatened with respect to such properties; and (iv) MFC and its Subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by MFC or its Subsidiaries in their respective businesses, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements and, in the case of non-exclusive licenses, of other licensees, which rights do not materially adversely interfere with the use of such property. All material insurable properties owned or held by MFC and its Subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with thrift holding companies of similar size. The Disclosure Schedule sets forth, for each policy of insurance maintained by MFC and its Subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

          (o) Environmental Matters.

                    (1) As used in this  Agreement,  "Environmental  Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which MFC, UCB and their Subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

                    (2) Except as may be disclosed in the Disclosure Schedule and based on the best knowledge, after reasonable investigation, of MFC, neither the conduct nor operation of MFC or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of MFC and its Subsidiaries and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of MFC and its Subsidiaries of Environmental Laws or obligate (or potentially obligate) MFC or its Subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to MFC and its Subsidiaries. Except as may be disclosed in the Disclosure Schedule and based on the best knowledge, after reasonable investigation, of MFC, neither MFC nor any of its Subsidiaries has received any notice from any person or entity that MFC or its Subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

          (p) Compliance with Law. MFC and its Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and conduct and have conducted their businesses in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses.

          (q) Brokerage. Except as may be disclosed in the Disclosure Schedule and with the exception of fees payable to Keefe, Bruyette & Woods, Inc., there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by MFC or its Subsidiaries.

          (r) No Undisclosed Liabilities. MFC and its Subsidiaries do not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against MFC or its Subsidiaries giving rise to any such liability) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of MFC or the notes thereto, except (i) for liabilities set forth or reserved against in the MFC Financial Statements, (ii) for normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of MFC and its Subsidiaries since the date of the most recent balance sheet included in the MFC Financial Statements, which such fluctuations in the aggregate are not material to MFC and its Subsidiaries taken as a whole, (iii) liabilities relating to the possible sale of MFC or other transactions contemplated by this Agreement, and (iv) as may be disclosed in the Disclosure Schedule.

          (s)  Properties,   Contracts  and  Other  Agreements.  The  Disclosure
Schedule lists or describes the following:

                    (1) Each parcel of real property owned by MFC or its Subsidiaries and the principal buildings and structures located thereon;

                    (2) Each lease of real property to which MFC or its Subsidiaries is a party, identifying the parties thereto, the annual rental payable, the term and expiration date thereof and a brief description of the property covered;

                    (3) Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by MFC or its Subsidiaries other than Montgomery;

                    (4) Each guaranty by MFC or any of its Subsidiaries of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by Montgomery in the ordinary course of its business) or any warranty or indemnification agreement;

                    (5) Each agreement between MFC or any of its Subsidiaries and any present or former officer, director or shareholder of MFC or any of its Subsidiaries (except for deposit or loan agreements entered into in the ordinary course of Montgomery's business);

                    (6) Each lease or license where MFC has an annual payment in excess of $10,000 with respect to personal property involving MFC or any of its Subsidiaries, whether as lessee or lessor or licensee or licensor;

                    (7) The name and annual salary as of June 30, 2000, of each director or employee of MFC or its Subsidiaries and any employment agreement or arrangement with respect to each such person; and

                    (8) Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of MFC or its Subsidiaries not referred to elsewhere in this Section which (i) involves payment by MFC or its Subsidiaries (other than as disbursement of loan proceeds to customers) of more than $50,000 annually or in the aggregate unless, in the latter case, such is terminable within one (1) year without premium or penalty; (ii) involves payments based on profits of MFC or its Subsidiaries; (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or (iv) were not made in the ordinary course of business.

Copies of each document, plan or contract listed and described in the Disclosure Schedule have been provided to UCB. Neither MFC nor any of its Subsidiaries nor, to MFC's knowledge, any other party thereof, is in default under any such contracts and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default.

          (t) Interim Events. Except as disclosed in the Disclosure Schedule, since March 31, 2001, neither MFC nor its Subsidiaries has paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date of this Agreement would require the prior written consent of UCB pursuant to Section 4.01 hereof.

          (u) Statements True and Correct. None of the information supplied or to be supplied by MFC or its Subsidiaries for inclusion in (i) the Proxy Statements (as defined in Section 6.03 hereof), and (ii) any other documents to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statements, when first mailed to the shareholders of MFC and at the time of the MFC shareholders' meeting referred to in 6.02 hereof, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that MFC is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

          (v) Books and Records. The books and records of MFC and its Subsidiaries have been fully, properly and accurately maintained in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of MFC and its Subsidiaries.

          (w) Deposit Insurance. The deposits of Montgomery are insured by the FDIC up to applicable limits and in accordance with the Federal Deposit Insurance Corporation Act, as amended, and Montgomery has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

5.03 Representations and Warranties of UCB. Except as set forth in the Disclosure Schedule corresponding to the relevant paragraph below, UCB and Union Federal hereby represent and warrant, jointly and severally, to MFC as follows:

          (a) Organization and Capital Stock.

                    (1) UCB is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the corporate power to own all of its property and assets, to incur all of its liabilities, and to carry on its business as now being conducted. Union Federal is a savings and loan holding company registered with the OTS under HOLA.

                    (2) The authorized capital stock of UCB consists of (i) 5,000,000 shares of UCB Common Stock, of which, as of the date hereof, 2,270,000 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, without par value, of which no shares are issued and outstanding. All of the issued and outstanding shares of UCB Common Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of UCB Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of UCB.

          (b) Authorization and No Default. UCB's Board of Directors has, by all appropriate action, approved this Agreement and the Company Merger and authorized the execution of this Agreement on its behalf by its duly authorized officers and the performance by UCB of its obligations hereunder. Union Federal's Board of Directors has, by all appropriate action, approved this Agreement, Exhibit B, and the Subsidiary Merger and authorized the execution hereof and of Exhibit B on its behalf by its duly authorized officers and the performance by Union Federal of its obligations hereunder and under Exhibit B. Nothing in the articles of incorporation, charter or bylaws of UCB or Union Federal, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which UCB or Union Federal or any of its Subsidiaries are bound or subject which is material to UCB and its Subsidiaries taken as a whole or to the Company Merger or the Subsidiary Merger would prohibit or inhibit UCB or Union Federal from consummating this Agreement, the Company Merger or the Subsidiary Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by UCB and Union Federal and constitutes a legal, valid and binding obligation of UCB and Union Federal, enforceable against UCB and Union Federal in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by judicial discretion in applying principles of equity. No other corporate acts or proceedings are required to be taken by UCB or Union Federal (except for approvals by their respective shareholders) to authorize the execution, delivery and performance of this Agreement and Exhibit B. Except for the requisite approvals of the OTS, no notice to, filing with, or authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution of this Agreement or consummation of the Company Merger by UCB or the Subsidiary Merger by Union Federal. UCB and its Subsidiaries are neither in default under nor in violation of any provision of their articles of incorporation or charter, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement, except for defaults and violations which will not have a Material Adverse Effect on UCB and its Subsidiaries, taken as a whole.

          (c) Subsidiaries. Each of UCB's Subsidiaries the name and jurisdiction of incorporation of which is disclosed in the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. The number of issued and outstanding shares of capital stock of each such Subsidiary is set forth in the Disclosure Schedule, all of which shares are owned by UCB or UCB's
Subsidiaries, as the case may be, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. There are no options, warrants or rights outstanding to acquire any capital stock of any of UCB's Subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of UCB's Subsidiaries, nor does any such Subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except for the ownership of readily marketable securities, FHLB stock and as may be disclosed in the Disclosure Schedule, neither UCB nor any of UCB's Subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

          (d) Financial Information. The consolidated balance sheets of UCB and its Subsidiaries as of December 30, 1999 and December 30, 2000, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three (3) years ended December 31, 2000, together with the notes thereto, included in UCB's Form 10-K for the fiscal year ended December 31, 2000, as currently on file with the SEC, and the periodic financial statements for the fiscal quarter ended March 31, 2001, together with the notes thereto, included in UCB's Form 10-Q for that quarter as currently on file with the SEC (together, the "UCB Financial Statements"), copies of which have been provided to MFC, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and for the absence of footnotes and normal year end adjustments in the quarterly UCB Financial Statements) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of UCB and its Subsidiaries as of the dates and for the periods indicated.

          (e) Absence of Changes. Except as set forth in the Disclosure Schedule, since December 31, 2000, there has not been any material adverse change in the financial condition, the results of operations or the business of UCB and its Subsidiaries taken as a whole, nor have there been any events or transactions having a Material Adverse Effect on UCB and its Subsidiaries, taken as a whole.

          (f) Regulatory Enforcement Matters. Except as may be disclosed in the Disclosure Schedule, neither UCB nor any of its Subsidiaries is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of thrifts or thrift holding companies or engaged in the insurance of thrift deposits or any other governmental agency having supervisory or regulatory authority with respect to UCB or any of its Subsidiaries.

          (g) Tax Matters. Each of UCB and its Subsidiaries has filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Except as set forth in the Disclosure Schedule, neither UCB nor its Subsidiaries are (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the Internal Revenue Service (the "IRS") or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality ("Governmental Authority") for assessment or collection of taxes. None of the tax returns of UCB or its Subsidiaries has been audited by the IRS or any state tax agency during the past ten years. Neither UCB nor its Subsidiaries are, to the knowledge of UCB, the subject of any threatened action or proceeding by any governmental authority for assessment or collection of taxes. The reserve for taxes in the unaudited financial statements of UCB for the quarter ended March 31, 2001, is, in the opinion of management, adequate to cover all of the tax liabilities of UCB and its Subsidiaries (including, without limitation, income taxes and franchise fees) as of such date in accordance with GAAP.

          (h) Litigation. Except as may be disclosed in the Disclosure Schedule and except for foreclosure and other collection proceedings commenced in the ordinary course of business by Union Federal with respect to loans in default with respect to which no claims have been asserted against Union Federal, there is no litigation, claim or other proceeding before any arbitrator or Governmental Authority pending or, to the knowledge of UCB, threatened, against UCB or any of its Subsidiaries, or of which the property of UCB or any of its Subsidiaries is or would be subject involving a monetary amount, singly or in the aggregate in excess of $25,000, or a request for specific performance, injunctive relief, or other equitable relief. No litigation, claim or other proceeding disclosed in the Disclosure Schedule is material to UCB and its Subsidiaries taken as a whole.

          (i) Loans and Investments.

                    (1) Except as set forth in the Disclosure Schedule, as of June 30, 2001, Union Federal and its Subsidiaries have no loan in excess of $10,000 that has been classified by regulatory examiners or management of Union Federal as "Substandard," "Doubtful" or "Loss" or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. As of the date hereof, the most recent loan watch list of Union Federal and a list of all loans in excess of $10,000 that Union Federal has determined to be ninety (90) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

                    (2) All loans reflected in the UCB Financial Statements as of March 31, 2001, and which have been made, extended, renewed, restructured, approved, amended or acquired since March 31, 2001, (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) to the best of Union Federal's knowledge, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that Union Federal has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Union Federal or its Subsidiary as the secured party or mortgagee.

                    (3) Except as set forth in the Disclosure Schedule, the reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the UCB Financial Statements are, in the opinion of management of UCB, adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates. To the best knowledge of UCB, the aggregate loan balances outstanding as of March 31, 2001, in excess of the reserve for loan losses as of such date, were, as of March 31, 2001, collectible in accordance with their respective terms.

                    (4) None of the investments reflected in the UCB Financial Statements as of and for the quarter ended March 31, 2001, and none of the investments made by UCB or its Subsidiaries since March 31, 2001, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of UCB or any of its Subsidiaries to dispose freely of such investment at any time.

                    (5) Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which UCB has any participation interest or which have been made with or through another financial institution on a recourse basis against Union Federal.

          (j) Employee Matters and ERISA.

                    (1) Except as may be disclosed in the Disclosure Schedule, neither UCB nor any of its Subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of UCB or any of its Subsidiaries and to the knowledge of UCB there is no present effort nor existing proposal to attempt to unionize any group of employees of UCB or any of its Subsidiaries.

                    (2) Except as may be disclosed in the  Disclosure  Schedule,
          (i) UCB and its Subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither UCB nor any of its Subsidiaries is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against MFC or any Subsidiary pending or, to the knowledge of UCB, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of UCB, threatened against or directly affecting UCB or any Subsidiary; and (iv) neither UCB nor any Subsidiary has experienced any work stoppage or other such labor difficulty during the past five
          (5) years.

                    (3) Except as may be disclosed in the Disclosure Schedule, neither UCB nor any Subsidiary maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including (without limitation) any multiemployer plan (as defined in Section 3(37) of ERISA), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of UCB or any Subsidiary (the "UCB Employee Plans"). To the knowledge of UCB, no present or former employee of UCB or any Subsidiary has been charged with breaching nor has breached a fiduciary duty under any of the UCB Employee Plans. Except as may be disclosed in the Disclosure Schedule, neither UCB nor any of its Subsidiaries participates in, nor has it in the past five
          (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan. Except as may be disclosed in the Disclosure Schedule, neither UCB nor any Subsidiary maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees or directors of UCB or any Subsidiary.

                    (4) All liabilities of the UCB Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no UCB Employee Plan, at the end of any plan year, or at March 31, 2001, had or has had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on such UCB Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as may be noted on the UCB Financial Statements, UCB and its Subsidiaries have no contingent or actual liabilities under Title IV of ERISA as of March 31, 2001. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the
          Code) has been incurred with respect to any of the UCB Employee Plans, whether or not waived, nor does UCB or any of its affiliates have any liability or potential liability as a result of the underfunding of, or termination of, or withdrawal from, any plan by UCB or by any person which may be aggregated with UCB for purposes of Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the UCB Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, or to the knowledge of UCB threatened or imminent with respect to any UCB Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which UCB or any of its Subsidiaries would be liable after March 31, 2001, except as is reflected on the UCB Financial Statements. As of March 31, 2001, UCB and its Subsidiaries had no liability for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under
          Section 502 of ERISA with respect to any UCB Employee Plan. All UCB Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA.

          (k) Title to Properties; Insurance. Except as may be disclosed in the Disclosure Schedule, (i) UCB and its Subsidiaries have marketable title, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the UCB Financial Statements and easements, rights-of-way, and other restrictions which do not have a Material Adverse Effect on UCB and its Subsidiaries, taken as a whole, and further excepting in the case of other real estate owned ("OREO"), as such real estate is internally classified on the books of UCB or its Subsidiaries, rights of redemption under applicable law) to all of their owned real properties; (ii) all leasehold interests for real property and any material personal property used by UCB and its Subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms; (iii) to our knowledge, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of UCB, threatened with respect to such properties; and (iv) UCB and its Subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by UCB or its Subsidiaries in their respective businesses, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements and, in the case of non-exclusive licenses, of other licensees, which rights do not materially adversely interfere with the use of such property. All material insurable properties owned or held by UCB and its Subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with thrift holding companies of similar size. The Disclosure Schedule sets forth, for each policy of insurance maintained by UCB and its Subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

          (l) Environmental Matters. Except as may be disclosed in the Disclosure Schedule and based on the best knowledge, after reasonable investigation, of UCB, neither the conduct nor operation of UCB or its
Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of UCB and its Subsidiaries and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of UCB and its Subsidiaries of Environmental Laws or obligate (or potentially obligate) UCB or its Subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to UCB and its Subsidiaries. Except as may be disclosed in the Disclosure Schedule and based on the best knowledge, after reasonable investigation, of UCB, neither UCB nor any of its Subsidiaries has received any notice from any person or entity that UCB or its Subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially
responsible)   for  the  cleanup  or  other   remediation  of  any   pollutants,
contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

          (m) Compliance with Law. UCB and its Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects and conduct and have conducted their businesses in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses.

          (n) Brokerage. Except as may be disclosed in the Disclosure Schedule and with the exception of fees payable to Edelman & Co., Ltd., there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by UCB or its Subsidiaries.

          (o) No Undisclosed Liabilities. UCB and its Subsidiaries do not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against UCB or its Subsidiaries giving rise to any such liability) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of UCB or the notes thereto, except (i) for liabilities set forth in or reserved against the UCB Financial Statements, (ii) for normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of UCB and its Subsidiaries since the date of the most recent balance sheet included in the UCB Financial Statements, which such fluctuations in the aggregate are not material to UCB and its Subsidiaries taken as a whole, (iii) liabilities relating to the possible acquisition of MFC or other transactions contemplated by this Agreement, and
(iv) as may be disclosed in the Disclosure Schedule.

          (p) Statements True and Correct. None of the information supplied or to be supplied by UCB or its Subsidiaries for inclusion in (i) the Proxy Statements (as defined in Section 6.03 hereof), and (ii) any other documents to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statements, when first mailed to the shareholders of UCB and at the time of the UCB shareholders' meeting (referred to in Section 6.02 hereof), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that UCB is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                                   Article VI

                                    Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of MFC, UCB, Montgomery and Union Federal agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Company Merger and the Subsidiary Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02      Shareholder Approvals.

          (a) Each of UCB and MFC agrees to take, in accordance with applicable law, applicable rules of NASDAQ, and its articles of incorporation and by-laws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement and the consummation of the actions and transactions contemplated hereby, and to solicit shareholder approval and adoption, as promptly as practicable after the Registration Statement (as hereinafter defined) is declared effective. The UCB Board of Directors and the MFC Board of Directors each is recommending and, unless either Board of Directors, after having consulted with and considered the advice of outside counsel and its financial advisor, has determined in good faith that to do so would result in a failure by the directors to discharge properly their fiduciary duties in accordance with Indiana law, the MFC Board of Directors and the UCB Board of Directors will continue to recommend to the shareholders of MFC and UCB, respectively, that it approves this Agreement and the Company Merger, and take any other action required to permit consummation of the transactions contemplated hereby.

          (b) Each of MFC and UCB agree to take all action necessary in their respective capacities as sole shareholder of Montgomery and Union Federal to approve and adopt the Merger Agreement for Subsidiary Merger set forth in Exhibit B hereto and the transactions contemplated thereby.

6.03      Registration Statement.

          (a) UCB agrees to prepare a registration statement on Form S-4 (the "Registration Statement"), to be filed by UCB with the SEC in connection with the issuance of UCB Common Stock in the Company Merger (including the proxy statements and prospectus and other proxy solicitation materials of MFC and UCB constituting a part thereof (the "Proxy Statements") and all related documents). The Proxy Statements shall fully disclose that MFC's shareholders have dissenters' rights under IND. CODE ss. 23-1-44 et. seq.. MFC shall advise UCB promptly of any exercise of such rights by an MFC shareholder. Both MFC and the Surviving Corporation agree to comply with the requirements contained in IND. CODE ss. 23-1-44 et. seq. applicable to them. MFC agrees to cooperate, and to cause its Subsidiaries to cooperate, with UCB, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statements; and, provided that MFC and its Subsidiaries have cooperated as required above, UCB agrees to file the Registration Statement with the SEC as promptly as reasonably practicable after the date hereof. Each of MFC and UCB agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. UCB also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. MFC agrees to furnish to UCB all information concerning MFC, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

          (b) Each of MFC and UCB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) the Proxy Statements and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the shareholders meetings for the respective corporations, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statements or any amendment or supplement thereto. Each of MFC and UCB further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statements to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statements.

          (c) UCB agrees to advise MFC, promptly after UCB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of UCB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Press Releases. Each of MFC and UCB agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, in the written opinion of outside counsel to such party, is required by law or regulation and as to which such party has used its best efforts to discuss with the other party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of such party or any of its representatives that was not permitted by this Agreement).

6.05      Access; Information.

          (a) Each of MFC and UCB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

          (b) Each of MFC and UCB agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 in accordance with that certain Confidentiality Agreement dated as of March 20, 2001, by and between UCB and MFC. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

          (c) No  investigation  by either  party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

6.06 Acquisition Proposals. MFC and UCB each agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving MFC or UCB, respectively, or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, MFC or UCB, respectively, or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing, an "Acquisition Proposal"); provided however, that if MFC or UCB is not otherwise in violation of this Section 6.06, the MFC or UCB Board of Directors may provide information to, and may engage in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if the MFC or UCB Board of Directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to engage in any such negotiations or discussions would constitute a failure to discharge properly the fiduciary duties of such directors in accordance with Indiana law. MFC or UCB shall promptly (within 24 hours) advise the other party following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise the other party of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statements, MFC shall deliver to UCB a schedule of each person that, to MFC's knowledge, is or is reasonably likely to be, as of the date of MFC shareholders' meeting, deemed to be an "affiliate" of it (each, a "MFC Affiliate") as that term is used in Rule 145 under the Securities Act. MFC agrees to use its reasonable best efforts to cause each person who may be deemed to be an MFC Affiliate to execute and deliver to MFC and UCB on or before the date of mailing of the Proxy Statements an agreement in the form attached hereto as Exhibit C.

6.08 NASDAQ Listing. UCB agrees to use its reasonable best efforts to list, prior to the Effective Date, on the National Market System of NASDAQ, subject to official notice of issuance, the shares of UCB Common Stock to be issued to the holders of MFC Common Stock in the Company Merger.

6.09      Regulatory Applications.

          (a) UCB and MFC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and any Governmental Authority necessary to consummate the transactions contemplated by this Agreement (including any authorizations from the OTS to approve dividend distributions to UCB or MFC deemed advisable by the parties to carry out the terms of this Agreement and to permit the repurchase by UCB of shares of UCB Common Stock issued in the Company Merger). Each of UCB, MFC, Montgomery and Union Federal agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. Copies of applications and correspondence with such Governmental Authorities promptly shall be provided to the other party.

          (b) Each of UCB and MFC agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.10 Title Insurance. MFC shall deliver to UCB prior to the Effective Date copies of its most recent owner's closing title insurance binder or abstract on each parcel of real estate described in the Disclosure Schedule, or such other evidence of title reasonably acceptable to UCB. MFC will also provide to UCB upon request any updates or new policies or abstracts on any such real estate as UCB shall reasonably request. UCB shall make any such requests for new policies or abstracts within 20 days after the date hereof, and agrees to pay the costs of any such policies or abstracts so requested.

6.11 Environmental Reports. MFC shall provide UCB copies of any environmental reports it has obtained or received with respect to real property owned, leased or operated by MFC or its Subsidiaries within 5 days after the date hereof. UCB, within 20 days after the date hereof, shall order a phase one environmental report of real property owned by MFC or its Subsidiaries as to which UCB has not been provided reports pursuant to the foregoing sentence for which UCB desires a phase one environmental investigation. No such reports shall be requested with respect to single family non-agricultural residential property of one acre or less unless UCB has reason to believe that such property might contain any such waste materials or otherwise might be contaminated. If required by any phase one investigation or similar environmental report provided to or obtained by UCB pursuant to this Section 6.11 in UCB's reasonable opinion, and within 10 days after learning of such requirement, UCB shall order a report of a phase two investigation on properties requiring such additional study. UCB shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify MFC of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $250,000 as reasonably estimated by an environmental expert retained for such purpose by UCB and reasonably acceptable to MFC, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then UCB shall have the right pursuant to
Section 7.03(f) hereof, for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement, which shall be UCB's sole remedy in such event. UCB agrees to pay the costs of any phase one investigation or environmental report requested pursuant to this section and the cost of any phase two investigation prepared or conducted at UCB's request pursuant to this section which does not recommend or suggest as being appropriate the taking of any remedial or corrective actions. MFC agrees to pay the costs of any phase two investigation prepared or conducted at UCB's request pursuant to this section which recommends or suggests as being appropriate the taking of any remedial or corrective action.

6.12      Conforming Accounting and Reserve Policies; Restructuring Expenses.

          (a) Notwithstanding that MFC believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, MFC recognizes that UCB may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time, UCB and MFC shall consult and cooperate with each other with respect to conforming, based upon such consultation, as specified in each case in writing to MFC by UCB, and subject to the conditions in Section 6.12(d) below and as hereinafter provided, the loan, accrual and reserve policies of MFC and its Subsidiaries to those policies of UCB.

          (b) In addition, from and after the date of this Agreement to the Effective Time, MFC and UCB shall consult and cooperate with each other with respect to determining, as specified in a written notice from UCB to MFC, based upon such consultation, subject to the conditions in Section 6.12(d) below and as hereinafter provided, appropriate and reasonable accruals, reserves and charges to establish and take in respect of severance costs and other appropriate and reasonable charges and accounting adjustments taking into account the parties' business plans following the Company Merger.

          (c) MFC and UCB shall consult and cooperate with each other with respect to determining, as specified in a written notice from UCB to MFC, based upon such consultation, subject to the conditions in Section 6.12(d) below and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes the expenses of the Company Merger and the Subsidiary Merger to be incurred in connection with the Company Merger and the Subsidiary Merger.

          (d) Subject to applicable laws, MFC shall (i) establish and take such reserves and accruals at such time as UCB shall reasonably request to conform MFC's loan, accrual and reserve policies to UCB's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Company Merger and the Subsidiary Merger and restructuring charges related to or to be incurred in connection with the Company Merger and the Subsidiary Merger, in each case at such times as are reasonably requested by UCB, but in no event prior to two business days before the Effective Date; provided, however, that on the date such reserves, accruals and charges are to be taken, UCB shall certify to MFC that all conditions to UCB's obligation to consummate the Company Merger set forth in Sections 7.01 and 7.03 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to UCB's obligation to consummate the Company Merger) have been satisfied or waived; and provided, further, that MFC shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

          (e) No reserves,  accruals or charges  taken in  accordance  with this
Section 6.12 may be a basis to assert a violation of a breach of a representation, warranty or covenant of MFC herein or a basis to assert that MFC has suffered a Material Adverse Effect.

6.13      D & O Insurance.

          (a) For a period of three years from the Effective Time, UCB shall use its reasonable best efforts to obtain an endorsement to its director's and officer's liability insurance policy to cover the present and former officers and directors of MFC or any of its Subsidiaries (determined as of the Effective
Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by MFC; provided however, that if UCB is unable to obtain such endorsement, then MFC may purchase tail coverage under its existing director and officer liability insurance policy for such claims; provided further that in no event shall UCB be required to expend in the aggregate during such three-year period more than three times the current annual amount spent by MFC (the "Insurance Amount") to maintain or procure its current directors' and officers' insurance coverage; provided further, that if UCB is unable to maintain or obtain the insurance called for by this Section 6.13(a), UCB shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of MFC or any Subsidiary may be required to make application and provide customary representations and warranties to UCB's insurance carrier for the purpose of obtaining such insurance.

          (b) For six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of MFC and its Subsidiaries against all losses, expenses (including attorneys' fees), claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the IBCL and by UCB's or MFC's Articles of Incorporation as in effect on the date hereof (whichever is more favorable to the officers and directors of MFC and its Subsidiaries), including provisions relating to advances of expenses incurred in the defense of any action or suit.

          (c) If UCB shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity (a "Change of Control"), then and in each case, proper provision shall be made so that the successors and assigns of UCB shall assume the obligations set forth in this Section 6.13.

6.14 Notification of Certain Matters. Each of MFC and UCB shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.15 Stock Option Plan. Within 45 days of the date as of which this Agreement is dated, MFC will use its best efforts to obtain written consents from each holder to whom a MFC Stock Option is outstanding consenting to the disposition of such option in accordance with the provisions of Section 3.01 above, and agreeing not to exercise such option on or before the Effective Date unless (A) this Agreement is terminated and the Company Merger is abandoned pursuant to Article IX or (B) such exercise is made not more than one week before the date on which the option otherwise would cease to be exercisable; provided, however, that MFC shall obtain such consents from the members of the Board of Directors of MFC who hold such MFC Stock Options.

6.16 Recognition and Retention Plan. Prior to the Effective Time, Montgomery and MFC will take all necessary steps to provide that the awards of restricted stock made under the Montgomery Financial Corporation 1997 Recognition and Retention Plan (the "1997 RRP") and the Montgomery Savings Management Recognition Plan and Trust Agreement (the "MRP") shall become fully vested, subject to any applicable bank regulatory requirements, automatically no later than the Effective Time. Such steps shall include any necessary amendments to the 1997 RRP to so provide. To the extent that recipients of awards under the 1997 RRP need to consent to any such actions, Montgomery shall obtain such consents from the MFC directors who are recipients of those awards. Shares of MFC Common Stock held in the 1997 RRP or the MRP which vest at the Effective Time shall be converted into the Consideration to the extent provided in Article III and pursuant to Elections made by or on behalf of the recipients of awards of such shares.

6.17 ESOP. As of the Effective Date, the Montgomery Financial Corporation Employee Stock Ownership Plan (the "MFC ESOP") shall be terminated, all shares of MFC Common Stock held by the MFC ESOP shall be converted into rights to receive the Consideration in respect thereof, all outstanding indebtedness of the MFC ESOP shall be repaid, any assets remaining in the suspense fund under the MFC ESOP shall be allocated to Participants' account as earnings as of the Effective Date, under the MFC ESOP, and the net assets of the MFC ESOP shall be distributed to Participants under the MFC ESOP and their beneficiaries, subject to the receipt of a favorable determination letter from the IRS and except as otherwise required by applicable law. Prior to the Effective Time, MFC shall be entitled to make payments when due on the MFC ESOP loan to the extent such payments (i) are fully deductible for tax purposes as contributions to the ESOP,
(ii) do not adversely affect the qualified status of the MFC ESOP, and (iii) reflect a contribution level consistent with past practice calculated on a pro rata basis for the partial plan year period (which contribution shall only apply to the taxable cash compensation of employee/participants excluding any severance payments arising from any of the transactions contemplated by this Agreement). MFC and Montgomery shall make all amendments to the MFC ESOP required to permit the actions described in this Section 6.19. MFC, through its counsel, after consultation with UCB and its counsel, shall file the notifications or applications with the IRS necessary to comply with the provisions of this Section 6.19. If for any reason the IRS will not permit the MFC ESOP to be terminated or distributions be made to employees of MFC and its Subsidiaries as provided above unless the MFC ESOP is amended, MFC may make such required amendment; provided, however, that (i) no such amendment shall require or have the effect of requiring UCB or its Subsidiaries to make any contributions to the MFC ESOP at or after the Effective Time, (ii) no such amendment shall require or have the effect of requiring MFC or its Subsidiaries to make any additional contributions to the MFC ESOP at or prior to the Effective Time, (iii) any such amendment shall be conditioned upon its not having an adverse effect upon the qualified status of the MFC ESOP under Section 401(a) of the Code, and (iv) no such amendment shall require or have the effect of requiring the continuation of the MFC ESOP after the Effective Date except to the extent and for so long as the MFC ESOP may be so continued without having an adverse effect on the qualified status under Section 401(a) of the Code of any other employee pension benefit plan of UCB or a Subsidiary of UCB that is intended to be so qualified.

6.18 Defined Contribution Plans. Montgomery maintains a Cash or Deferred Profit Sharing Plan ("MFC 401(k) Plan") and Union Federal maintains a Financial Institutions Thrift Plan ("Union Federal 401(k) Plan"). MFC shall make contributions to the MFC 401(k) Plan between the date hereof and the Effective Date consistent with the terms of the MFC 401(k) Plan and past practices. At the Effective Time, subject to applicable law and the requirements of the Union Federal 401(k) Plan, Union Federal shall assume the MFC 401(k) Plan, merge such plan into its own Union Federal 401(k) Plan, and amend as necessary the participation agreement of such merged plan so that, (i) from and after the Effective Time, employees of Montgomery who become employees of Union Federal will accrue benefits pursuant to the Union Federal 401(k) Plan as adopted by Union Federal resulting from the merger of the Montgomery 401(k) Plan with the Union Federal 401(k) Plan, and (ii) from and after the merger of those plans, former MFC employees participating in the merged plan shall receive credit for eligibility and vesting purposes, for the service of such employees with MFC and its Subsidiaries prior to the Effective Time as if such service were with UCB and its Subsidiaries; provided, however, that the benefit of any such former MFC employee in respect of service prior to the Effective Time shall be determined under the contribution formulae under the Montgomery 401(k) Plan as in effect from time to time prior to the Effective Time and the benefit of any such former MFC employee in respect of service from and to the Effective Time shall be determined under the contribution formulae under the Union Federal 401(k) Plan as in effect from time to time from and after the Effective Time.

6.19 Deferred Compensation Agreement. Upon the consummation of the Merger, Union Federal shall assume Montgomery's obligations under the Deferred Compensation Agreement entered into by Montgomery and Earl F. Elliott; provided, however, that prior to the Effective Time, such Agreement shall be amended to provide for a lump sum cash payment to Mr. Elliott on January 1, 2003, of the amount accrued on the books and records of Union Federal under such Agreement as of such date.

6.20     Employee Matters.

          (a) UCB agrees that those employees of MFC or its Subsidiaries who become employees of UCB or its Subsidiaries on the Effective Date ("Former MFC Employees"), while they remain employees of UCB or its Subsidiaries after the Effective Date will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by UCB to similarly situated employees of UCB and its Subsidiaries, except as otherwise provided herein. At the Effective Time, except as provided below with respect to the UCB ESOP and Union Federal's Financial Institutions Retirement Fund, UCB will amend or cause to be amended each employee benefit and welfare plan of UCB and its Subsidiaries in which Former MFC Employees are eligible to participate, to the extent necessary, so that as of the Effective Time (i) such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with MFC and its Subsidiaries as if such service were with UCB and its Subsidiaries, (ii) Former MFC Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of UCB or its
Subsidiaries in which they are eligible to participate and may commence participation in such plans on the Effective Date, (iii) Former MFC Employees will retain credit for unused sick leave and vacation pay which has been accrued as of the Effective Time, and (iv) for purposes of determining the entitlement of Former MFC Employees to sick leave and vacation pay following the Effective Time, the service of such employees with MFC and its Subsidiaries shall be treated as if such service were with UCB and its Subsidiaries. Notwithstanding the foregoing, UCB is not required to permit Former MFC Employees who participated in the MFC ESOP to participate in UCB's ESOP until January 1, 2004, and no Former MFC Employees shall be eligible to participate in Union Federal's Financial Institutions Retirement Fund. UCB and Union Federal agree to make no further contributions to Union Federal's Financial Institution Retirement Fund and to terminate it as soon as practicable after the excess of plan assets over plan liabilities has been eliminated.

          (b) MFC and its Subsidiaries will comply with applicable law and the terms of the relevant Employee Plan with respect to the voting of any MFC Common Stock held by any such plan.

          (c) Earl F. Elliott is retiring and will cease to be an employee of MFC or Montgomery or their respective successors as of the Effective Time. Prior to the Effective Time, Mr. Elliott will continue to be paid the compensation provided for in his employment agreement with Montgomery and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Effective Date will be paid when due under those plans. At the Effective Time, Mr. Elliott's employment agreement with Montgomery shall terminate, and Montgomery shall pay to Mr. Elliott, in consideration of such termination, a cash sum (the "Cash Sum") equal to $340,160, less the value at the Effective Date for purposes of ss.280G of the Code, of any restricted stock or stock options which vest as a result of the Company Merger. Montgomery will use its best efforts to obtain from Mr. Elliott, within 30 days after the date as of which this Agreement is dated, a binding written commitment, in the event the Company Merger is consummated, to accept the amounts payable under this Section 6.22(c) in lieu of any amounts that otherwise would be payable under his employment agreement.

          (d) Union Federal agrees to employ J. Lee Walden as its Chief Financial Officer pursuant to the terms of the Employment Agreement attached hereto as Exhibit D, and agrees to use its best efforts to negotiate and enter into with Mr. Walden an agreement on the terms set forth in Exhibit D or on such alternate terms as Mr. Walden and UCB may agree. Prior to the Effective Time, J. Lee Walden will continue to be paid the compensation provided for in his employment agreement with Montgomery and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Effective Date will be paid when due under those plans. At the Effective Time, Mr. Walden's employment agreement with Montgomery shall terminate, and Montgomery shall pay to Mr. Walden, in consideration of such termination, a cash sum (the "Cash Sum") equal to $254,789, less the value at the Effective Date for purposes of ss.280G of the Code, of any restricted stock or stock options which vest as a result of the Company Merger. Montgomery will use its best efforts to obtain from Mr. Walden, within 30 days after the date as of which this Agreement is dated, a binding written commitment, in the event the Company Merger is consummated, to accept the amounts payable under this Section 6.22(d) in lieu of any amounts that otherwise would be payable under his employment agreement.

6.21 Severance. With the exception of Earl F. Elliott and J. Lee Walden, those employees of MFC or its Subsidiaries as of the Effective Time (i) who UCB or its Subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause within nine months after the Effective Date, and
(ii) who sign and deliver a termination and release agreement in the form attached hereto as Exhibit E, shall be entitled to severance pay equal to one week of pay, at their rate of pay in effect at the Effective Time, for each full year of continuous service with MFC or its Subsidiaries or their successors not in excess of 20 years completed prior to the Effective Time or, in the case of employees who continue as employees of UCB or its Subsidiaries after the Effective Time, prior to their termination as such. Nothing in this Section 6.23 shall be deemed to limit or modify UCB's at will employment policy.

6.22 Directors. UCB agrees that its directors will use their best efforts, subject to their fiduciary duties, to cause each of the directors appointed to the UCB board pursuant to Section 1.01(e) of this Agreement to be included in management's slate of directors for an additional three-year term on the Board when their terms expire in 2003 or 2004, as applicable; and that the directors of Union Federal will do the same for the directors appointed pursuant to
Section 2.01(e) of this Agreement hereof.


                                   Article VII

                    Conditions to Consummation of the Merger

7.01 Conditions to Each Party's Obligation to Effect the Company Merger. The respective obligation of each of UCB and MFC to consummate the Company Merger is subject to the fulfillment or written waiver by UCB and MFC prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approvals. This Agreement and the actions and transactions contemplated hereby shall have been duly adopted by the affirmative vote of the holders of the requisite number of the outstanding shares of MFC Common Stock and UCB Common Stock entitled to vote thereon in accordance with applicable law, the MFC Articles of Incorporation, the MFC Bylaws, the UCB Articles of Incorporation and the UCB Code of By-laws, and the actions and transactions contemplated in the Merger Agreement for Subsidiary Merger shall have been duly adopted by MFC and UCB, acting in their respective capacities as sole shareholders of Montgomery and Union Federal.

          (b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Company Merger and the Subsidiary Merger, and for the prevention of any termination of any material right, privilege, license or agreement of either UCB or MFC or their respective Subsidiaries, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which would have been such that UCB would not reasonably have entered into this Agreement had such condition or restriction been known as of the date hereof.

          (c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Company Merger and the Subsidiary Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole.

          (d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f) Blue Sky Approvals. All permits and other authorizations under the state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of UCB Common Stock to be issued in the Company Merger shall have been received and be in full force and effect.

          (g) Listing. The shares of UCB Common Stock to be issued in the Company Merger shall have been approved for listing on the National Market System of NASDAQ, subject to official notice of issuance.

7.02 Conditions to Obligation of MFC. The obligation of MFC to consummate the Company Merger is also subject to the fulfillment or written waiver by MFC prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of UCB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, except for any failures, noncompliances, facts, events or circumstances, which when aggregated with all other failures, non-compliances, facts, events or circumstances would not have a Material Adverse Effect, as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and MFC shall have received a certificate, dated the Effective Date, signed on behalf of UCB by the Chief Executive Officer and the Chief Financial Officer of UCB to such effect.

          (b) Performance of Obligations of UCB. UCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and MFC shall have received a certificate, dated the Effective Date, signed on behalf of UCB by the Chief Executive Officer and the Chief Financial Officer of UCB to such effect.

          (c) Opinion of Counsel. MFC shall have received an opinion, dated the Effective Date, of Barnes & Thornburg, counsel to UCB, in substantially the same form as that attached hereto as Exhibit F.

          (d) Tax Opinion of UCB's Counsel. MFC shall have received an opinion of Barnes & Thornburg, counsel to UCB, to the effect that (1) the Company Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and
(2) no gain or loss will be recognized by shareholders of MFC to the extent they receive shares of UCB Common Stock as Consideration in exchange for shares of MFC Common Stock.

          (e) Keefe Bruyette Fairness Opinion. MFC shall have received the opinion of Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette"), dated the date of this Agreement and the date of the Proxy Statements (which shall be appended as an exhibit thereto), that the Consideration to be received in the Company Merger by the shareholders of MFC is fair to the shareholders of MFC from a financial point of view.

7.03 Conditions to Obligation of UCB. The obligation of UCB to consummate the Company Merger is also subject to the fulfillment or written waiver by UCB prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of MFC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, except for any failures, non-compliances, facts, events or circumstances, which when aggregated with all other failures, non-compliances, facts, events or circumstances would not have a Material Adverse Effect, as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and MFC shall have received a certificate, dated the Effective Date, signed on behalf of MFC by the Chief Executive Officer and the Chief Financial Officer of MFC to such effect.

          (b) Performance of Obligations of MFC. MFC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and UCB shall have received a certificate, dated the Effective Date, signed on behalf of MFC by the Chief Executive Officer and the Chief Financial Officer of MFC to such effect.

          (c) Opinion of Counsel. UCB shall have received an opinion, dated the Effective Date, of Silver, Freedman & Taff, Counsel to MFC, in substantially the same form as that attached hereto as Exhibit G; provided that matters of Indiana law may be opined to by C. Rex Henthorn, as counsel to MFC.

          (d) Tax Opinion of UCB's Counsel. UCB shall have received an opinion of Barnes & Thornburg, counsel to UCB, dated the Effective Date, to the effect that the Company Merger constitutes a "reorganization" within the meaning of
Section 368 of the Code.

          (e) Edelman & Co., Ltd. Fairness Opinion. MFC shall have received the opinion of Edelman & Co., Ltd. ("Edelman") dated the date of this Agreement and the date of the Proxy Statements (which shall be appended as an exhibit thereto), that the Consideration to be received in the Company Merger by the shareholders of MFC is fair to the shareholders of MFC from a financial point of view.

          (f) Environmental Report. UCB shall have received the environmental reports required by Section 6.11 hereof, and shall not have elected, pursuant thereto and pursuant to Section 9.01(e) hereof, to terminate and cancel this Agreement.

          (g) Closing Book Value. The Closing Book Value of MFC shall not be less than the consolidated stockholders' equity of MFC as of March 31, 2001. As used in the preceding sentence, the term "Closing Book Value" shall mean the amount of the consolidated stockholders' equity of MFC, as of the end of the month immediately preceding the Closing Date, determined in accordance with generally accepted accounting principles, plus (i) the amount of any decrease in the consolidated stockholders' equity of MFC resulting from or attributable to expenses of the Company Merger or the Subsidiary Merger, plus (ii) any reduction of consolidated stockholders' equity theretofore recorded solely as a result of accruals, reserves or charges taken by MFC at the request of UCB pursuant to
Section 6.12 hereof.


                                  Article VIII

                                     Closing

8.01      Deliveries  by MFC at Closing.  At the Closing,  MFC shall  deliver to
          UCB:

          (a) certified copies of the Articles of Incorporation, Charter and Bylaws of MFC and each of its Subsidiaries;

          (b) the officers' certificates required by Sections 7.03(a) and 7.03(b) hereof;

          (c) a certified copy of the resolutions of MFC's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Company Merger;

          (d) a certified copy of the resolutions of Montgomery's Board of Directors and sole shareholder, as required for valid approval of the execution of this Agreement and Exhibit B and the consummation of the Subsidiary Merger;

          (e) a Certificate of the Secretary of State of the State of Indiana, dated a recent date, stating that MFC is validly existing;

          (f)       Certificates  of the OTS,  the  Federal  Home  Loan  Bank of
                    Indianapolis ("FHLB of Indianapolis"), and the FDIC, dated recent dates, relating to the valid existence, membership in the FHLB of Indianapolis, and the FDIC insurance of deposits of Montgomery;

          (g) Articles of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement and including as an exhibit thereto the Plan of Merger attached hereto as Exhibit A in proper form for filing with the Secretary of State of the State of Indiana in order to cause the Company Merger to become effective pursuant to the IBCL;

          (h) Articles of Combination executed by Montgomery reflecting the terms and provisions of this Agreement and Exhibit B in proper form for filing with the OTS in order to cause the Subsidiary Merger to become effective under federal law;

          (i) a legal opinion from counsel for MFC in form reasonably acceptable to UCB counsel, opining with respect to the matters required by Section 7.03(c) hereto; and

          (j) such other documents as UCB or its counsel may reasonably request.

8.02      Deliveries by UCB at the Closing. At the Closing, UCB shall deliver to
          MFC:

          (a)       the officers'  certificates  required by Section 7.02(a) and
                    (b) hereof;

          (b) a certified copy of the resolutions of MFC's Board of Directors authorizing the execution of this Agreement and the consummation of the Company Merger;

          (c) a certified copy of the resolutions of Union Federal's Board of Directors and its sole shareholder authorizing the execution of this Agreement and the consummation of the Subsidiary merger;

          (d) Articles of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement and including as an exhibit thereto the Plan of Merger attached hereto as Exhibit A in proper form for filing with the Secretary of State of the State of Indiana in order to cause the Company Merger to become effective pursuant to the IBCL;

          (e) Articles of Combination executed by Union Federal reflecting the terms and provisions of this Agreement and Exhibit B in proper from for filing with the OTS in order to cause the Subsidiary Merger to become effective under federal law;

          (f) a legal opinion from counsel for UCB, in form reasonably acceptable to MFC's counsel, opining with respect to the matters required by Section 7.02(c) hereto; and

          (g) such other documents as MFC or its counsel may reasonably request.


                                   Article IX

                                   Termination

9.01 Termination. This Agreement may be terminated and the Company Merger may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of UCB and MFC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. At any time prior to the Effective Time, by UCB or MFC, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

          (c) Delay. At any time prior to the Effective Time, by UCB or MFC, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event that the Company Merger is not consummated by March 31, 2002, except to the extent that the failure of the Company Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

          (d) No Approval. By MFC or UCB, in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (1) the approval of any Governmental Authority required for consummation of the Company Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority or (2) any shareholder approval contemplated by Section 6.02 herein is not obtained.

          (e) Environmental Reports. MFC may terminate this Agreement to the extent provided by Section 6.11 hereof by giving written notice thereof to MFC.

          (f) Failure to Recommend, Etc. By either party if (1) prior to the effectiveness of the Registration Statement, the Board of Directors of the other party shall not have recommended adoption and approval of this Agreement to its shareholders, or (2) at any time prior to the receipt of the approval of the other party's shareholders contemplated by Section 7.01(a), the other party's Board of Directors shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of the other party (whether in accordance with Section 6.02 or otherwise).

          (g) Acceptance of Superior  Proposal.  By MFC, if,  without  breaching
Section 6.06, MFC shall contemporaneously enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the MFC Board, after consulting with and considering the advice of MFC's outside counsel and financial advisors, to constitute a Superior Proposal; provided, that the right to terminate this Agreement under this Section 9.01(g) shall not be available to MFC unless it delivers to UCB (1) written notice of MFC's intention to terminate at least five days prior to termination and (2) simultaneously with such termination, the Fee referred to in Section 9.03. For purposes of this Section 9.01(g), "Superior Proposal" means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of MFC receiving the Acquisition Proposal, taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (1) if accepted, is significantly more likely than not to be consummated, and (2) if consummated, is reasonably likely to result in a materially more favorable transaction than the Company Merger for MFC and its shareholders and other relevant constituencies.

9.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Company Merger pursuant to this
Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 9.03 and 10.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

9.03      Liquidated  Damages.  If (1) UCB terminates this Agreement pursuant to
Section 9.01(f) (at a time when MFC could not also terminate pursuant to Section 9.01(f)) or (2) MFC terminates this Agreement pursuant to Section 9.01(g), then, within five business days of such termination, MFC shall pay UCB by wire transfer in immediately available fund, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy, $750,000 (the "Fee"). If MFC terminates this Agreement pursuant to Section 9.01(f) (at a time when UCB could not also terminate pursuant to Section 9.01(f)), then within five business days of such termination, UCB shall pay the Fee to MFC by wire transfer in immediately available funds. If this Agreement is terminated solely by reason of the failure of a party to this Agreement to receive shareholder approval of the Company Merger, and if, and only if, an Acquisition Proposal for the party was publicly announced (or otherwise disseminated to the shareholders of the party), prior to the date that the party's shareholders voted against the adoption of this Agreement) and if, twelve months of the date of such termination, a change in control of the party is consummated, then the acquired party shall pay the Fee to the other party by wire transfer in immediately available funds. (For purposes of this Section 9.03, a "change in control" of a party to this Agreement shall be deemed to have taken place if: (w) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the party itself, a Subsidiary thereof, or any employee benefit plan of the party or any of its Subsidiaries, is or becomes the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the then-issued and outstanding common stock of the party or the combined voting power of the then- outstanding securities of the party, whether through a tender offer or otherwise; (x) there occurs any consolidation or merger in which the party is not the continuing or surviving corporation (except for a merger in which the holders of the party's common stock and/or other voting stock immediately prior to the merger have the same proportionate ownership of common and/or other voting stock of the surviving corporation immediately after the merger); (y) there occurs any consolidation or merger in which the party is the surviving corporation but in which shares of its common and/or other voting stock would be converted into cash or securities of any other corporation or other property or if its shareholders own less than 50% of the outstanding common stock immediately after the transaction; or (z) there occurs any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the party.) Notwithstanding the foregoing, no Fee shall be required to be paid if UCB or MFC terminates this Agreement solely because of the failure of either party to obtain the shareholder approval of this Agreement and the actions and transactions contemplated hereby.


                                    Article X

                                  Miscellaneous

10.01 Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Sections 6.05(b), 9.02, and 9.03 and in this Article X, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained in Section 6.13 which by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision, or (b) amended or modified at any time, by an agreement in writing executed by both parties, except that, after approval of the Company Merger by the shareholders of MFC or of UCB, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

10.03     Counterparts.   This   Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed to constitute an original.

10.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Indiana applicable to contracts made and to be performed entirely within such State.

10.05 Expenses. Subject to Sections 9.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and postage expenses relating to the MFC and the UCB shareholder meeting shall be shared equally between MFC and UCB.

10.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

              If to UCB, to:

              Joseph E. Timmons, President
              Union Community Bancorp
              221 E. Main Street
              P.O. Box 151
              Crawfordsville, Indiana 47933-1800
              Facsimile: (765) 364-9416


              With a copy to:

              Claudia V. Swhier, Esq.
              Barnes & Thornburg
              11 South Meridian Street
              Indianapolis, Indiana 46204
              Facsimile: (317) 231-7433

              If to MFC, to:

              J. Lee Walden, Chief Operating Officer
              Montgomery Financial Corporation
              119 East Main Street
              Crawfordsville, Indiana 47933
              Facsimile: (765) 362-7069

              With a copy to:

              Marty Meyrowitz, Esq.
              Silver, Freedman & Taff, L.L.P.
              1100 New York Avenue, N.W.
              Washington, D.C. 20005-3934
              Facsimile: (202) 682-0354

10.07 Entire Understanding; No Third Party Beneficiaries. This Agreement (together with the Disclosure Schedules and the Exhibits hereto) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.13 hereof (which is intended to be for the benefit of those present and former officers and directors of MFC and its Subsidiaries affected thereby and may be enforced by such persons), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MONTGOMERY FINANCIAL                            UNION COMMUNITY BANCORP
CORPORATION                                     "UCB"
("MFC")

By:   /s/ J. Lee Walden                         By:   /s/ Joseph E. Timmons
   ----------------------------                    ----------------------------
Printed: J. Lee Walden                          Printed: Joseph E. Timmons

Title:   President                              Title:   President

MONTGOMERY SAVINGS, A FEDERAL                   UNION FEDERAL SAVINGS AND
ASSOCIATION                                     LOAN ASSOCIATION


By:   /s/ J. Lee Walden                         By:   /s/ Joseph E. Timmons
   ----------------------------                    ----------------------------
Printed: J. Lee Walden                          Printed: Joseph E. Timmons

Title:   President                              Title:   President


          Each of the undersigned directors of MFC hereby (a) agrees in his capacity as a director to recommend to MFC's shareholders the approval of this Agreement and the Merger, except as otherwise provided in Sections 6.02 and 6.06 of this Agreement, (b) agrees in his individual capacity to vote his shares of MFC Common Stock that are registered in his personal name (and agrees to use his best efforts to cause all additional shares of MFC Common Stock owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Company Merger, and (c) agrees to provide any consents required from such director contemplated by Sections 6.15 and 6.16 hereof. In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of MFC Common Stock with the purpose of avoiding his agreements set forth in the preceding sentence.

          Dated this 23rd day of July, 2001.


                                          /s/ Earl F. Elliott
                                          --------------------------------------
                                          Earl F. Elliott


                                          /s/ Mark E. Foster
                                          --------------------------------------
                                          Mark E. Foster


                                          /s/ Robert C. Wright
                                          --------------------------------------
                                          Robert C. Wright


                                          /s/ C. Rex Henthorn
                                          --------------------------------------
                                          C. Rex Henthorn


                                          /s/ J. Lee Walden
                                          --------------------------------------
                                          J. Lee Walden


                                          /s/ John E. Woodward
                                          --------------------------------------
                                          John E. Woodward


                                          /s/ Joseph M. Malott
                                          --------------------------------------
                                          Joseph M. Malott

          Each of the undersigned directors of UCB hereby (a) agrees in his capacity as a director to recommend to UCB's shareholders the approval of this Agreement and the Merger, except as otherwise provided in Sections 6.02 and 6.06 of this Agreement, and (b) agrees in his individual capacity to vote his shares of UCB Common Stock that are registered in his personal name (and agrees to use his best efforts to cause all additional shares of UCB Common Stock owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Company Merger. In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of UCB Common Stock with the purpose of avoiding his agreements set forth in the preceding sentence.

          Dated this 23rd day of July, 2001.


                                          /s/ Philip L. Boots
                                          --------------------------------------
                                          Philip L. Boots


                                          /s/ John M. Horner
                                          --------------------------------------
                                          John M. Horner


                                          /s/ Marvin L. Burkett
                                          --------------------------------------
                                          Marvin L. Burkett


                                          /s/ Phillip E. Grush
                                          --------------------------------------
                                          Phillip E. Grush


                                          /s/ Samuel H. Hildebrand
                                          --------------------------------------
                                          Samuel H. Hildebrand


                                          /s/ Harry A. Siamas
                                          --------------------------------------
                                          Harry A. Siamas


                                          /s/ Joseph E. Timmons
                                          --------------------------------------
                                          Joseph E. Timmons

                                List of Exhibits
                                ----------------

Exhibit                    Title
-------                    -----

A                      Plan of Merger

B                      Form of Merger Agreement for Subsidiary Merger

C                      Form of Affiliate Agreement

D                      Form of Employment Agreement

E                      Form of Termination and Release Agreement

F                      Form of Opinion of UCB's Counsel

G                      Form of Opinion of MFC's Counsel

                                                                         ANNEX B
                                                                         -------
                        [EDELMAN & CO., LTD. LETTERHEAD]

November 6, 2001

Board of Directors
Union Community Bancorp
221 E. Main St.
Crawfordsville, IN

Gentlemen:

We understand that Union Community Bancorp ("UCBC") and Montgomery Financial Corporation ("MONT") have entered into an Agreement and Plan of Reorganization dated July 23, 2001, as amended ("the Agreement"), providing for the acquisition of 100% of the outstanding shares of common stock, $.01 par value per share, of MONT ("MONT Common Stock") by UCBC pursuant to a merger transaction (the "Merger"). Under the Agreement, upon consummation of the Merger, each share of MONT Common Stock issued and outstanding will be converted into the right to receive 1.1244 shares of UCBC common stock, without par value ("UCBC Common Stock"), or $15.00 in cash, subject to certain limitations and conditions, as described in section 3.01 of the Agreement (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to UCBC of the Consideration to be paid with respect to the shares of MONT Common Stock.

In forming our opinion, we have reviewed, among other things, (i) with respect to MONT, Annual Reports on Form 10-KSB for the fiscal years ended June 30, 1997 through 2001; Annual Reports to Shareholders for the fiscal years ended June 30, 1997 through 2000; and the press release dated October 30, 2001 containing financial information for the quarter ended September 30, 2001; (ii) with respect to UCBC, Annual Reports on Form 10-K and Annual Reports to Shareholders for the fiscal years ended December 31, 1997 through 2000; Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001; the press release dated October 22, 2001 containing financial information for the quarter ended September 30, 2001; and the audited financial statements of Union Federal Savings and Loan Association and Subsidiary for the fiscal year ended December 31, 1996; (iii) the Agreement; (iv) certain other information concerning the future prospects of MONT and UCBC, and of the combined entity, as furnished by the respective companies, which we discussed with the senior management of MONT and UCBC; (v) historical market price and trading data for MONT and UCBC Common Stock; (vi) the financial performance and condition of MONT and UCBC and similar data for other financial institutions which we believed to be relevant; (vii) the financial terms of other mergers which we believed to be relevant; and
(viii) such other information as we deemed appropriate.

We met with certain senior officers of MONT and UCBC to discuss the foregoing as well as other matters relevant to our opinion including the past and current business operations, financial condition and future prospects of MONT and UCBC. We also took into account our assessment of general economic, market and financial conditions, and such additional financial and other factors as we deemed relevant.

In conducting our review and preparing our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without independently verifying any such information and have further relied upon the assurances of management of MONT and UCBC that they are not aware of any facts or circumstances that would make such information misleading or inaccurate. We relied upon the management of MONT and UCBC in forming a view of the future prospects of MONT and UCBC, and in forming assumptions regarding a variety of matters, including, but not limited to, cost savings resulting from the proposed transaction. We assumed, without independent verification, that the allowances for loan losses at MONT and UCBC were adequate to cover such losses. We did not inspect any properties, assets or liabilities of MONT or UCBC and did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of MONT or UCBC. In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement.

In addition to our services in connection with rendering this opinion, we have acted as financial advisor to the UCBC Board of Directors in connection with this transaction and will receive a fee for our services upon closing of the Merger. Our engagement and the opinion expressed herein are for the benefit of the UCBC Board of Directors. Our opinion is directed solely to the fairness, from a financial point of view, of the Consideration and does not address the decision to effect the Merger or constitute a recommendation to any UCBC shareholder as to how such shareholder should vote on the Merger. It is further understood that our opinion is based on economic and market conditions and other circumstances existing as of November 6, 2001, and does not represent an opinion as to what the value or trading price of UCBC stock will be at any point in the future.

It is understood that, except for inclusion in full in the Joint Proxy Statement/Prospectus relating to the Merger, this letter may not be disclosed or otherwise referred to without our prior written consent, which will not be unreasonably withheld, except as may otherwise be required by law or by a court of competent jurisdiction.

Based on and subject to the foregoing and such other factors as we deem relevant, we are of the opinion as of the date hereof that the Consideration is fair, from a financial point of view, to the holders of UCBC Common Stock.

Sincerely,


/s/ Edelman & Co., Ltd.
Edelman & Co., Ltd.

                                                                         ANNEX C
                                                                         -------
                   [KEEFE, BRUYETTE & WOODS, INC. LETTERHEAD]






November 6, 2001



Board of Directors
Montgomery Financial Corporation
119 E. Main St.
Crawfordsville, IN 47993

Dear Members of the Board:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Montgomery Financial Corporation ("MONT"), of the consideration to be paid by Union Community Bancorp ("UCB") in the merger between MONT and UCB, whereby UCB would be the surviving entity in the merger (the "Merger"). We have not been requested to opine as to, and our opinion does not in any manner address, MONT's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement of Merger and Plan of Reorganization, dated July 23, 2001, by and among MONT and UCB (the "Agreement"), at the effective time of the Merger, UCB will acquire all of MONT's issued and outstanding shares of common stock. UCB will issue to the holders of MONT Common Stock 1.1244 shares (the "Exchange Ratio") of Common Stock, without par value, of UCB ("UCB Common Stock") (the "Per Share Stock Consideration"), or $15.00 in cash (such sum, the "Per Share Cash Consideration" and together with the Per Share Stock Consideration, the "Consideration") provided that the aggregate number of shares of UCB Common Stock that shall be issued in the Merger shall equal the product of (a) 50% and (b) the Exchange Ratio, times (c) the number of shares of MONT Common Stock outstanding. The options of MONT that remain outstanding at the time of the Merger will be cashed out at the difference between the value of the Per Share Cash Consideration and the exercise price. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by MONT including (i) Agreement of Merger and Plan of Reorganization by and among MONT and Union, (ii) Annual Report, Proxy Statement and Form 10-K for the years ended June 30, 1999, 2000 and 2001, (iii) the quarterly report on Form 10-Q for the quarter ended September 30, 2001, (iv) forecasted quarterly earnings budgets prepared by MONT management for the quarter ended December 31, 2001, and (v) other information we deemed relevant. We discussed with management and the boards of directors of MONT and its wholly-owned subsidiary, Montgomery Savings Association, the current position and prospective outlook for MONT. We considered historical quotations and the prices of recorded transactions in MONT's common stock. We reviewed financial and stock market data of other savings institutions and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For UCB, we reviewed (i) Annual Report, Proxy Statement and Form 10-K for the years ended December 31, 1999 and 2000, (ii) the quarterly report on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001,
(iii) forecasted quarterly earnings budgets prepared by UCB management for the quarter ended December 31, 2001; and (iv) other information we deemed relevant.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by MONT and UCB and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from MONT, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of MONT's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of MONT or UCB. We have further relied on the assurances of management of MONT and UCB that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to MONT or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to MONT in connection with the Merger and will receive a fee for such services. In addition, MONT has agreed to indemnify us for certain liabilities arising out of our engagement by MONT in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the Consideration to be paid by UCB in the Merger is fair, from a financial point of view, to the stockholders of MONT.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of MONT used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of MONT in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,


/s/ Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, Inc.

                                                                         ANNEX D
                                                                         -------

                        INDIANA BUSINESS CORPORATION LAW
                   TITLE 23. BUSINESS AND OTHER ASSOCIATIONS
                    ARTICLE 1. BUSINESS CORPORATIONS - TYPES
                         CHAPTER 44. DISSENTERS' RIGHTS

ss.23-1-44-1.  "Corporation" defined.

     As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

ss. 23-1-44-2. "Dissenter" defined.

     As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

ss.23-1-44-3.  "Fair value" defined.

     As used in this chapter, "fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

ss. 23-1-44-4. "Interest" defined.

     As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

ss.23-1-44-5.  "Record shareholder" defined.

     As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

ss. 23-1-44-6. "Beneficial shareholder" defined.

     As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

ss. 23-1-44-7. "Shareholder" defined.

     As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

ss.23-1-44-8.  Shareholder dissent.

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party if:

               (A) Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

               (B)  The shareholder is entitled to vote on the merger.

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

          (4)  The approval of a control share acquisition under IC 23-1-42.

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

          (1) Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

          (2) Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets-National Market Issues or a similar market.

     (c)  A shareholder:

          (1)  Who  is  entitled   to  dissent   and  obtain   payment  for  the
               shareholder's shares under this chapter; or

          (2) Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

          may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

ss.23-1-44-9.  Beneficial shareholder dissent.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

          (1) the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

ss.23-1-44-10. Notice of dissenters' rights preceding shareholder vote.

     (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

     (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

ss.23-1-44-11. Notice of intent to dissent.

     (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) Must not vote the shareholder's shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

ss.23-1-44-12. Notice of dissenters' rights following action creating rights.

     (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

     (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken.

     The  dissenters' notice must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

          (5)  Be accompanied by a copy of this chapter.

ss.23-1-44-13. Demand for payment by dissenter.

     (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

ss.23-1-44-14. Transfer of shares restricted after demand for payment.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

ss.23-1-44-15. Payment to dissenter.

     (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

     (b)  The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares; and

          (3)  A statement  of the  dissenter's  right to demand  payment  under section 18 of this chapter.

ss.23-1-44-16. Return of shares and release of restrictions.

     (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

ss.23-1-44-17. Offer of fair value for shares obtained after first announcement.

     (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

ss.23-1-44-18. Dissenter demand for fair value under certain conditions.

     (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

          (1) The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

          (2) The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

ss. 23-1-44-19. Effect of failure to pay demand--Commencement of judicial appraisal proceeding.

     (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e)  Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

ss. 23-1-44-20. Judicial determination and assessment of costs.

     (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                                                         ANNEX E
                                                                         -------


                               Table of Contents

Message to Shareholders....................................................    1
Selected Consolidated Financial Data.......................................    2
Management's Discussion and Analysis.......................................    3
Report of Independent Auditor..............................................   16
Consolidated Balance Sheet.................................................   17
Consolidated Statement of Income...........................................   18
Consolidated Statement of Shareholders' Equity.............................   19
Consolidated Statement of Cash Flows.......................................   20
Notes to Consolidated Financial Statements.................................   21
Directors and Officers.....................................................   39
Shareholder Information....................................................   41




Description of Business

     Union Community Bancorp (the "Holding Company" and together with the Association, as defined below, the "Company") is an Indiana corporation organized in September, 1997, to become a savings and loan holding company upon its acquisition of all the issued and outstanding capital stock of Union Federal Savings and Loan Association ("Union Federal" or the "Association") in connection with the Association's conversion from mutual to stock form. The Holding Company became the Association's holding company on December 29, 1997; therefore, all historical financial and other data contained for periods prior to December 29, 1997 herein relate solely to the Association while historical financial and other data contained herein for the period after December 29, 1997 relate to the Company. The principal asset of the Holding Company currently consists of 100% of the issued and outstanding shares of capital stock, $.01 par value per share, of the Association.

     The Association is a federal savings and loan association which conducts its business from a full-service office located in Crawfordsville, Indiana. The Association plans to open its first branch office in Crawfordsville in the Spring of 2001. The Association offers a variety of lending, deposit and other financial services to its retail and commercial customers. The Association's principal business consists of attracting deposits from the general public and originating mortgage loans, most of which are secured by one- to four-family residential real property in Montgomery County. The Association also offers multi-family loans, construction loans, non-residential real estate loans, home equity loans and consumer loans, including single-pay loans, loans secured by deposits, installment loans and commercial loans. The Association derives most of its funds for lending from deposits of its customers, which consist primarily of certificates of deposit, demand accounts and savings accounts.

To Our Shareholders:
On behalf of our employees and Board of Directors, I take great pleasure in providing you with the 2000 Annual Report to Shareholders of Union Community Bancorp, the holding company for Union Federal Savings and Loan Association.

The century date change came and went with barely a whisper around the world. But behind the scenes considerable effort and resources were expended to achieve this "non-event." Several worked diligently to assure uninterrupted service for our customers and none of us were disappointed. On January 3, 2000, it was business as usual when we opened our doors, much to the delight of customers and employees alike. As we enter the new millennium, we are dedicated to the growth and continued value of your Company.

Our return on average assets was 1.59% and return on average equity was 5.17%. We are proud of our efficiency ratio of 35.9% for 2000. This means we spent 35.9 cents to earn $1.00 of income. The industry average is near 60 cents.

During the year, a 10% stock repurchase program was authorized and completed. Since our conversion in 1997, we have authorized and repurchased a total of 25%, or 700,750 shares, at a cost of approximately $8.3 million. We have announced an additional 5% repurchase in 2001. Each repurchase enhances shareholder value and this was reflected in our earnings per share numbers. These repurchases evidence our commitment to create value for our shareholders over the long term.

As we work to set our course at Union Federal, aware of the changes in today's financial services markets, we continually endeavor to better define our place in our industry and in our community. To grow, we must continue providing new products to meet the ever changing needs of our customers. This spring we will open our first full-service branch at 1688 Crawfordsville Square Drive. We invite our customers to visit this location. We remain committed to providing excellent banking services for the people of this area and we continually look for better ways to serve our customers.

The Management and the Board of Directors want to thank you for your business, your support and your confidence in Union Federal Savings and Loan Association. We encourage you to recommend Union Federal to your friends, neighbors and associates, and we look forward to serving you with the same professional service that has marked our performance for the past 88 years. Please review this Annual Report and join us at the meeting on April 18, 2001.

                                             Sincerely,



                                             \s\ Joseph E. Timmons
                                             -----------------------------------
                                             Joseph E. Timmons,
                                             President & Chief Executive Officer

                     SELECTED CONSOLIDATED FINANCIAL DATA OF
                     UNION COMMUNITY BANCORP AND SUBSIDIARY

The following selected consolidated financial data of the Company is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Annual Report.


                                                                              At  December 31,
                                                        -----------------------------------------------------------
                                                        2000          1999        1998          1997         1996
                                                        -----------------------------------------------------------
                                                                           (Dollars in thousands)
Summary of Selected Consolidated
Financial Condition Data:
Total assets.......................................  $125,383      $120,654     $108,162     $132,040       $82,789
Loans, net.........................................   109,505       106,174       90,900       78,436        72,697
Cash and interest-bearing deposits in other banks (1)   4,755         3,117        6,191       44,781         1,465
Investment securities available for sale...........       ---           315          ---          ---           ---
Investment securities held to maturity.............     7,597         7,522        8,026        5,820         5,747
Deposits...........................................    72,816        68,990       64,846       62,258        60,436
Stock subscriptions refundable.....................       ---           ---          ---       22,687           ---
Borrowings.........................................    15,189        12,496        1,793        3,573         7,880
Shareholders' equity...............................    36,188        38,280       40,531       42,906        13,910

                                                                           Year Ended December 31,
                                                       ------------------------------------------------------------
                                                        2000          1999        1998          1997         1996
                                                       ------------------------------------------------------------
Summary of Operating Data:
Total interest and dividend income.................    $9,222        $8,470       $8,105       $6,801         $6,11
Total interest expense.............................     4,601         3,817        3,415        3,836         3,424
                                                       ------        ------       ------       ------        ------
   Net interest income.............................     4,621         4,653        4,690        2,965         2,688
Provision for loan losses..........................        60            60          110          165            48
                                                       ------        ------       ------       ------        ------
   Net interest income after provision for loan losses  4,561         4,593        4,580        2,800         2,640
                                                       ------        ------       ------       ------        ------
Other income (losses):
   Equity in losses of limited partnership.........      (100)          (44)        (121)        (158)         (173)
   Gain on sales of available for sale securities..        46            73          ---          ---           ---
   Other...........................................       124           110           73           62            57
                                                       ------        ------       ------       ------        ------
     Total other income (losses)...................        70           139          (48)         (96)         (116)
                                                       ------        ------       ------       ------        ------
Other expenses:
   Salaries and employee benefits..................     1,102         1,069          850          480           461
   Net occupancy expenses..........................        45            47           39           39            39
   Equipment expenses..............................        23            27           28           22            20
   Deposit insurance expense.......................        15            44           46           31           495
   Legal and professional fees.....................       109           127          128           34            29
   Data processing.................................        77           122           77           66            57
   Other...........................................       314           323          296          289           201
                                                       ------        ------       ------       ------        ------
     Total other expenses..........................     1,685         1,759        1,464          961         1,302
                                                       ------        ------       ------       ------        ------
Income before income taxes.........................     2,946         2,973        3,068        1,743         1,222
Income taxes.......................................     1,011         1,003        1,094          545           336
                                                       ------        ------       ------       ------        ------
   Net income......................................    $1,935        $1,970       $1,974       $1,198       $   886
                                                       ======        ======       ======       ======       =======

Table continued on following page

                    SELECTED CONSOLIDATED FINANCIAL DATA OF
               UNION COMMUNITY BANCORP AND SUBSIDIARY (continued)

                                                                           Year Ended December 31,
                                                        ------------------------------------------------------------
                                                           2000         1999        1998           1997        1996
                                                        ------------------------------------------------------------
Supplemental Data:
Basic earnings per share...........................       $.87          $.81         $.70           ---         ---
Diluted earnings per share.........................        .87           .81          .70           ---         ---
Dividends per share................................        .585          .465         .355          ---         ---
Dividend payout ratio..............................      67.24%        57.41%       50.71%          ---         ---
Interest rate spread during period..................       2.12%         2.31%        2.23%        2.55%        2.54%
Net yield on interest-earning assets (2) ..........       3.87          4.14         4.42         3.50         3.53
Return on assets (3)...............................       1.59          1.72         1.82         1.38         1.13
Return on equity (4)...............................       5.17          5.02         4.65         8.10         6.54
Other expenses to average assets (5)...............       1.39          1.53         1.35         1.11         1.66
Equity to assets (6)...............................      28.86         31.73        37.47        32.49        16.80
Average equity to average assets...................      30.77         34.25        39.24        17.03        17.31
Average interest-earning assets to average
   interest-bearing liabilities....................     145.47        153.70       167.89       120.98       121.94
Non-performing assets to total assets (6)..........        .33           .22          .32          .07          .59
Allowance for loan losses to total loans
   outstanding (6).................................        .44           .40          .40          .32          .22
Allowance for loan losses to
   non-performing loans (6)........................     118.23        253.69       103.72       484.62        32.52
Net charge-offs to average
   total loans outstanding ........................        ---           ---          ---          .10          ---
Number of full service offices (6).................          1             1           1             1            1

------------
(1) Includes certificates of deposit in other financial institutions.
(2) Net interest income divided by average interest-earning assets.
(3) Net income divided by average total assets.
(4) Net income divided by average total equity.
(5) Other expenses divided by average total assets.
(6) At end of period.



                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

General

     The Holding Company was incorporated for the purpose of owning all of the outstanding shares of Union Federal. The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto included herein.

     In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and the Company's general market area. The forward-looking statements contained herein include, but are not limited to, those with respect to the following matters:

     1.  Management's determination of the amount of loan loss allowance;

     2.  The effect of changes in interest rates; and

     3.  Changes in deposit insurance premiums.


Average Balances and Interest Rates and Yields

     The following tables present for the years ended December 31, 2000, 1999 and 1998, the balances, interest rates and average monthly balances of each category of the Company's interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts. Management believes that the use of month-end average balances instead of daily average balances has not caused any material difference in the information presented.


                                                      Average Balance Sheet/Yield Analysis

                                                                  Year Ended December 31,
                                    ------------------------------------------------------------------------------------------------
                                                 2000                           1999                          1998
                                    --------------------------------- -----------------------------  -------------------------------
                                      Average              Average    Average             Average     Average             Average
                                      Balance  Interest(1) Yield/Cost Balance Interest(1) Yield/Cost  Balance Interest(1) Yield/Cost
                                    ------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-earning deposits.......   $2,131      $102       4.79%    $2,981     $123       4.13%     $11,441  $   600      5.24%
   Mortgage-backed securities......    2,677       229       8.55      3,093      238       7.69        3,304      257      7.78
   Other investment securities.....    5,105       319       6.25      5,451      329       6.04        4,301      257      5.98
   Loans receivable (2)(5).........  108,312     8,486       7.83    100,056    7,710       7.71       86,421    6,932      8.02
   FHLB stock......................    1,044        86       8.24        876       70       7.99          735       59      8.03
                                     -------     -----               -------    -----                 -------    -----
     Total interest-earning assets.  119,269     9,222       7.73    112,457    8,470       7.53      106,202    8,105      7.63
                                                 -----                          -----                            -----
Non-interest earning assets, net
   of allowance for loan losses....    2,354                           2,173                            2,030
                                    --------                        --------                         --------
     Total assets.................. $121,623                        $114,630                         $108,232
                                    ========                        ========                         ========
Liabilities and shareholders' equity:
Interest-bearing liabilities:
   Savings deposits................   $3,077       123       4.00     $3,389      134       3.95       $3,466      139      4.01
   Interest-bearing demand.........   19,119       942       4.93     16,422      793       4.83       11,920      496      4.16
   Certificates of deposit.........   48,182     2,790       5.79     47,313    2,548       5.39       46,999    2,729      5.81
   FHLB advances...................   11,612       746       6.42      6,043      342       5.66          873       51      5.84
                                     -------     -----               -------    -----                 -------    -----
     Total interest-bearing
        liabilities...............    81,990     4,601       5.61     73,167    3,817       5.22       63,258    3,415      5.40
                                                 -----                          -----                            -----
Other liabilities..................    2,210                           2,199                            2,504
                                     -------                         -------                          -------
     Total liabilities.............   84,200                          75,366                           65,762
Shareholders' equity...............   37,423                          39,264                           42,470
                                     -------                         -------                          -------
     Total liabilities and
         shareholders'
         equity.................    $121,623                        $114,630                         $108,232
                                    ========                        ========                         ========
Net interest-earning assets......    $37,279                         $39,290                          $42,944
Net interest income..............               $4,621                         $4,653                           $4,690
                                                ======                         ======                           ======
Interest rate spread (3).........                            2.12%                          2.31%                           2.23%
Net yield on weighted average
   interest-earning assets (4)...                            3.87%                          4.14%                           4.42%
Average interest-earning assets
   to average interest-bearing
     liabilities                      145.47%                         153.70%                          167.89%

---------------------
(1) Interest income on loans receivable includes loan fee income of $70,000, $79,000 and $88,000 for each of the years ended December 31, 2000, 1999 and 1998, respectively.

(2)  Total loans less loans in process.

(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.

(4) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

(5)  The balances include nonaccrual loans.

Interest Rate Spread

     The Company's results of operations have been determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and general and administrative expenses. The Company's net interest income is determined by the interest rate spread between the yields the Company earns on interest-earning assets and the rates it pays on interest-bearing liabilities, and by the relative amounts of interest-earning assets and interest-bearing liabilities.

     The following table sets forth the weighted average effective interest rate that the Company earned on its loan and investment portfolios, the weighted average effective cost of its deposits and advances, the interest rate spread, and net yield on weighted average interest-earning assets for the periods. Average balances are based on average month-end balances. Management believes that the use of month-end average balances instead of daily average balances has not caused any material difference in the information presented.


                                                                         Year Ended December 31,
                                                            ------------------------------------------------
                                                            2000                  1999                  1998
                                                            ----                  ----                  ----
Weighted average interest rate earned on:
   Interest-earning deposits.......................         4.79%                 4.13%                 5.24%
   Mortgage-backed securities......................         8.55                  7.69                  7.78
   Other investment securities.....................         6.25                  6.04                  5.98
   Loans receivable................................         7.83                  7.71                  8.02
   FHLB stock......................................         8.24                  7.99                  8.03
     Total interest-earning assets.................         7.73                  7.53                  7.63
Weighted average interest rate cost of:
   Savings deposits................................         4.00                  3.95                  4.01
   Interest-bearing demand.........................         4.93                  4.83                  4.16
   Certificates of deposit.........................         5.79                  5.39                  5.81
   FHLB advances...................................         6.42                  5.66                  5.84
     Total interest-bearing liabilities............         5.61                  5.22                  5.40
Interest rate spread (1)...........................         2.12                  2.31                  2.23
Net yield on weighted average
   interest-earning assets (2).....................         3.87                  4.14                  4.42

------------------------
(1) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities.

(2) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.

                                                                         Increase (Decrease) in Net Interest Income
                                                                    --------------------------------------------------
                                                                                          Total
                                                                    Due to                Due to                  Net
                                                                     Rate                 Volume                Change
                                                                    --------------------------------------------------
                                                                                      (In thousands)
Year ended December 31, 2000 compared
to year ended December 31, 1999
   Interest-earning assets:
     Interest-earning deposits..................................     $  18                  $ (39)             $    (21)
     Mortgage-backed securities.................................        25                    (34)                   (9)
     Other investment securities................................        11                    (21)                  (10)
     Loans receivable...........................................       131                    645                   776
     FHLB stock.................................................         2                     14                    16
                                                                     ------                  -----             ---------
       Total....................................................       187                    565                   752
                                                                     ------                  -----             ---------
   Interest-bearing liabilities:
     Savings deposits...........................................         1                    (12)                  (11)
     Interest-bearing demand....................................        16                    133                   149
     Certificates of deposit....................................       195                     47                   242
     FHLB advances..............................................        52                    352                   404
                                                                     ------                  -----             ---------
       Total....................................................       264                    520                   784
                                                                     ------                  -----             ---------
   Net change in net interest income............................    $  (77)                $   45              $    (32)
                                                                     ======                =======             =========
Year ended December 31, 1999 compared
to year ended December 31, 1998
   Interest-earning assets:
     Interest-earning deposits..................................    $ (107)              $   (370)             $   (477)
     Mortgage-backed securities.................................        (3)                   (16)                  (19)
     Other investment securities................................         3                     69                    72
     Loans receivable...........................................      (281)                 1,059                   778
     FHLB stock.................................................       ---                     11                    11
                                                                     ------                  -----             ---------
       Total....................................................      (388)                   753                   365
                                                                     ------                  -----             ---------
   Interest-bearing liabilities:
     Savings deposits...........................................        (2)                    (3)                   (5)
     Interest-bearing demand....................................        89                    208                   297
     Certificates of deposit....................................      (199)                    18                  (181)
     FHLB advances..............................................        (2)                   293                   291
                                                                     ------                  -----             ---------
       Total....................................................      (114)                   516                   402
                                                                     ------                  -----             ---------
   Net change in net interest income............................    $ (274)              $    237             $     (37)
                                                                     ======                =======             =========
Year ended December 31, 1998 compared
to year ended December 31, 1997
   Interest-earning assets:
     Interest-earning deposits..................................   $   (53)              $    407              $    354
     Mortgage-backed securities held to maturity................       (28)                    71                    43
     Other investment securities held to maturity...............        12                     48                    60
     Loans receivable...........................................      (126)                   968                   842
     FHLB stock.................................................       ---                      5                     5
                                                                     ------                  -----             ---------
       Total....................................................      (195)                 1,499                 1,304
                                                                     ------                  -----             ---------
   Interest-bearing liabilities:
     Savings deposits...........................................        (5)                   (15)                  (20)
     Interest-bearing demand....................................       (14)                    66                    52
     Certificates of deposit....................................       (12)                   (23)                  (35)
     Stock subscriptions refundable.............................       ---                   (130)                 (130)
     FHLB advances..............................................        (3)                  (285)                 (288)
                                                                     ------                  -----             ---------
       Total....................................................       (34)                  (387)                 (421)
                                                                     ------                  -----             ---------
   Net change in net interest income............................     $(161)                $1,886                $1,725
                                                                     ======                =======             =========

Financial Condition at December 31, 2000 Compared to Financial Condition at December 31, 1999

     Total assets increased approximately $4.7 million, or 3.9%, to $125.4 million at December 31, 2000, from $120.7 million at December 31, 1999. The increase was primarily due to loan growth of $3.3 million. Net loans increased by 3.1% to $109.5 million due to an increase in customer demand and an increased focus by the Company in the areas of commercial and consumer lending.

     Loans and Allowance for Loan Losses. Average loans for the year ended December 31, 2000 were $108.3 million compared to average loans for the 1999 period of $100.1 million, an increase of approximately 8.2%. The growth in loans was funded primarily by increases in deposits and FHLB advances. The average rates on loans were 7.71% for 1999 and 7.83% for 2000, an increase of 12 basis points. As loans increased, the allowance for loan losses also increased from $422,000 at December 31, 1999 to $480,000 at December 31, 2000. The allowance for loan losses as a percentage of total loans remained constant from 1999 to 2000 at .4%. The increase in the allowance for loan losses was a result of a $60,000 provision for loan losses for the year ended December 31, 2000. The ratio of the allowance for loan losses to non-performing loans was 253.7% at December 31, 1999 compared to 118.2% at December 31, 2000. Nonperforming loans increased from $166,000 at December 31, 1999 to $406,000 at December 31, 2000.

     Deposits. Deposits increased $3.8 million to $72.8 million during 2000, an increase of 5.5%. Increased deposits were utilized to fund loan growth.
Certificates of deposit accounted for the majority of the growth with an increase of $4.1 million, or 8.8%, during this period. Average total deposits increased $3.3 million, or 4.8%, from $67.1 million for the year ended December 31, 1999 compared to $70.4 million for the year ended December 31, 2000.

     Borrowed Funds. Borrowed funds increased $2.7 million from December 31, 1999 to December 31, 2000. The increase in total borrowed funds was comprised of an increase in FHLB advances of $2.9 million and a decrease in the note payable to Pedcor Investments - 1993-XVI, LP ("Pedcor"), a limited partnership organized to build, own and operate a 48-unit apartment complex, of $183,000. The note to Pedcor was used to fund an investment in the Pedcor low-income housing income tax credit limited partnership and bears no interest so long as there exists no event of default. As with deposits, the increased borrowed funds were used to fund loan growth. Average FHLB advances increased to $11.6 million for 2000 compared to $6.0 million for 1999.

     Shareholders' Equity. Shareholders' equity decreased approximately $2.1 million to $36.2 million at December 31, 2000. The decrease was primarily due to stock repurchases of $3.0 million and cash dividends of $1.3 million. These decreases were offset by net income for year ended December 31, 2000 of $1.9 million, Employee Stock Ownership Plan shares earned of $119,000 and unearned compensation amortization of $227,000.

Financial Condition at December 31, 1999 Compared to Financial Condition at December 31, 1998

     Total assets increased approximately $12.5 million, or 11.5%, to $120.7 million at December 31, 1999, from $108.2 million at December 31, 1998. The increase was primarily due to loan growth of $15.3 million offset by a decrease in cash and cash equivalents of $3.1 million. Net loans increased by 16.8% to $106.2 million due to an increase in customer demand and an increased focus by the Company in the areas of commercial and consumer lending.

     Loans and Allowance for Loan Losses. Average loans for the year ended December 31, 1999 were $100.1 million compared to average loans for the 1998 period of $86.4 million, an increase of approximately 16%. The growth in loans was funded by a decrease in short-term interest bearing deposits and increases in deposits and FHLB advances. The average rates on loans were 8.02% for 1998 and 7.71% for 1999, a decrease of 31 basis points. As loans increased the allowance for loan losses also increased from $362,000 at December 31, 1998 to $422,000 at December 31, 1999. The allowance for loan losses as a percentage of total loans remained constant from 1998 to 1999 at .40%. The increase in the allowance for loan losses was a result of a $60,000 provision for loan losses for the year ended December 31, 1999. The ratio of the allowance for loan losses to non-performing loans was 103.7% at December 31, 1998 compared to 253.7% at December 31, 1999. Nonperforming loans decreased from $349,000 at December 31, 1998 to $166,000 at December 31, 1999.

     Deposits. Deposits increased $4.1 million to $69.0 million during 1999, an increase of 6.4%. Increased deposits were utilized to fund loan growth. Interest bearing demand accounted for the majority of the growth with an increase of $6.0 million, or 50.5%, during this period. Average total deposits increased $4.7 million, or 7.6%, from $62.4 million for the year ended December 31, 1998 compared to $67.1 million for the year ended December 31, 1999.

     Borrowed Funds. Borrowed funds increased $10.7 million from December 31, 1998 to December 31, 1999. The increase in total borrowed funds was comprised of an increase in FHLB advances of $10.9 million and a decrease in the note payable to Pedcor Investments - 1993-XVI, LP ("Pedcor"), a limited partnership organized to build, own and operate a 48-unit apartment complex, of $183,000. The note to Pedcor was used to fund an investment in the Pedcor low-income housing income tax credit limited partnership and bears no interest so long as there exists no event of default. As with deposits, the increased borrowed funds were used to fund loan growth. Average FHLB advances increased to $6.0 million for 1999 compared to $873,000 for 1998.

     Shareholders' Equity. Shareholders' equity decreased approximately $2.3 million to $38.3 million at December 31, 1999. The decrease was primarily due to stock repurchases of $3.4 million and cash dividends of $1.2 million. These decreases were offset by net income for year ended December 31, 1999 of $2.0 million, Employee Stock Ownership Plan shares earned of $122,000 and unearned compensation amortization of $227,000.

Comparison of Operating Results For Years Ended December 31, 2000 and 1999

     General. Net income decreased $35,000, or 1.8%, from $1,970,000 for the year ended December 31, 1999 to $1,935,000 for the year ended December 31, 2000. The return on average assets was 1.59% and 1.72% for the years ended December 31, 2000 and 1999, respectively.

     Interest Income. Total interest income was $9.2 million for 2000 compared to $8.5 million for 1999. The increase in interest income was primarily due to an increase in volume. Average earning assets increased $6.8 million, or 6.1%, from $112.5 million for 1999 compared to $119.3 million for 2000. The average yield on interest-earning assets increased from 7.53% for the year ended December 31, 1999 to 7.73% for the comparable period in 2000.

     Interest Expense. Interest expense increased $784,000, or 20.5%, for the year ended December 31, 2000 compared to the year ended December 31, 1999. Average interest-bearing liabilities increased $8.8 million, or 12.1%, from $73.2 million for the 1999 period to $82.0 million during the 2000 period. Average deposits increased by $3.3 million, or 4.8%, from $67.1 million for the 1999 period to $70.4 million for the 2000 period. Average FHLB advances increased $5.6 million, or 92.2%, from $6.0 million for the 1999 period to $11.6 million during the 2000 period.

     Net Interest Income. Net interest income decreased $32,000, or .7%, for the year ended December 31, 2000 compared to the year ended December 31, 1999. The decrease was primarily due to a decline in the net interest margin from 4.14% for the year ended December 31, 1999 to 3.87% for the year ended December 31, 2000.

     Provision for Loan Losses. The provision for loan losses for the years ended December 31, 2000 and 1999 was $60,000. The provision for loan losses was considered adequate, based on growth, size, condition and components of the loan portfolio.

     Other Income (Losses). Other income (losses) decreased from income of $139,000 for the year ended December 31, 1999 to income of $70,000 for the comparable period in 2000. This decrease was in part due to $73,000 of gains on sales of securities available for sale during 1999 compared to gains of $46,000 during 2000. In addition, equity in losses of the limited partnership was up $56,000 from 1999 due to the operating results of the limited partnership. The investment in the limited partnership represents a 99% equity interest in Pedcor. In addition to recording the equity in the losses of Pedcor, a benefit of low-income housing income tax credits in the amount of $178,000 for both 2000 and 1999 was recorded.

     Salaries and Employee Benefits. Salaries and employee benefits were $1,102,000 for the year ended December 31, 2000 compared to $1,069,000 for the 1999 period, an increase of $33,000, or 3.1%. This increase was in part due to normal increases in employee compensation and related payroll taxes.

     Net Occupancy and Equipment Expenses. Occupancy expenses and equipment expenses decreased $6,000, or 7.9%, during 2000 compared to 1999.

     Deposit Insurance Expense. Deposit insurance expense decreased $28,000, or 65.0% during 2000 compared to 1999.

     Legal and Professional Fees. Legal and professional fees were $109,000 for the year ended December 31, 2000 compared to $127,000 for the 1999 period, a decrease of $18,000.

     Data Processing. Data processing expense decreased from $122,000 for the year ended December 31, 1999 to $77,000 for the comparable period in 2000, a decrease of $45,000. This decrease was due to $45,000 of non-recurring expenses related to the Company's data processing conversion during the first quarter of 1999.

     Other Expense. Other expenses, consisting primarily of expenses related to advertising, directors' fees, supervisory examination fees, supplies, and postage decreased $10,000, or 3.0% for 2000 compared to 1999. The decrease resulted from nominal decreases in a variety of expense categories.

     Income Tax Expense. Income tax expense increased $8,000, or .8%, during 2000 compared to 1999. The effective tax rate was 34.3% and 33.7% for the respective 2000 and 1999 periods. For both periods, the primary difference between the effective tax rate and the statutory tax rate relates to the benefit received from low-income housing tax credits.

Comparison of Operating Results For Years Ended December 31, 1999 and 1998

     General. Net income decreased $4,000, or .2%, from $1,974,000 for the year ended December 31, 1998 to $1,970,000 for the year ended December 31, 1999. The decrease was primarily due to an increase in total other expenses. The return on average assets was 1.72% and 1.82 % for the years ended December 31, 1999 and 1998, respectively.

     Interest Income. Total interest income was $8.5 million for 1999 compared to $8.1 million for 1998. The increase in interest income was due to an increase in volume. Average earning assets increased $6.3 million, or 5.9%, from $106.2 million for 1998 compared to $112.5 million for 1999. The average yield on interest-earning assets decreased from 7.6% for the year ended December 31, 1998 to 7.5% for the comparable period in 1999.

     Interest Expense. Interest expense increased $402,000, or 11.8%, for the year ended December 31, 1999 compared to the year ended December 31, 1998. Average interest-bearing liabilities increased $9.9 million, or 15.6%, from $63.3 million for the 1998 period to $73.2 million during the 1999 period. Average deposits increased by $4.7 million, or 7.5%, from $62.4 million for the 1998 period to $67.1 million for the 1999 period. Average FHLB advances increased $5.2 million, or 592.2%, from $873,000 for the 1998 period to $6.0 million during the 1999 period.

     Net Interest Income. Net interest income decreased $37,000, or .8%, for the year ended December 31, 1999 compared to the year ended December 31, 1998. The decrease was primarily due to a decline in the net interest margin from 4.4 % for the year ended December 31, 1998 to 4.1% for the year ended December 31, 1999.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 1999 was $60,000 compared to $110,000 for the same period in 1998. The provision and the related increase in the allowance for loan losses were considered adequate, based on growth, size, condition and components of the loan portfolio.

     Other Income (Losses). Other income (losses) increased from losses of $48,000 for the year ended December 31, 1998 to income of $139,000 for the comparable period in 1999. This increase was in part due to $73,000 of gains on sales of securities available for sale. Securities available for sale with a cost of $523,000 were sold during the third quarter of 1999. In addition, equity in losses of the limited partnership was down $77,000 from 1998 due to the operating results of the limited partnership. The investment in the limited partnership represents a 99% equity in Pedcor. In addition to recording the equity in the losses of Pedcor, a benefit of low-income housing income tax credits in the amount of $178,000 for both 1999 and 1998 was recorded.

     Salaries and Employee Benefits. Salaries and employee benefits were $1.1 million for the year ended December 31, 1999 compared to $850,000 for the 1998 period, and increase of $219,000, or 25.8%. This increase was in part due to a $114,000 increase in compensation expense related to the recognition and retention compensation plan that became effective on June 30, 1998. The remaining increase resulted from an increase in the number of full-time equivalent employees and normal increases in employee compensation and related payroll taxes.

     Net Occupancy and Equipment Expenses. Occupancy expenses and equipment expenses increased $7,000, or 10.4%, during 1999 compared to 1998.

     Deposit Insurance Expense. Deposit insurance expense decreased $2,000, or 4.3%, from $46,000 for the year ended December 31, 1998 to $44,000 for the same period in 1999.

     Legal and Professional Fees. Legal and professional fees were $127,000 for the year ended December 31, 1999 compared to $128,000 for the 1998 period, a decrease of $1,000.

     Data Processing. Data processing expense increased from $77,000 for the year ended December 31, 1998 to $122,000 for the comparable period in 1999, an increase of $45,000. This increase was due to approximately $45,000 of non-recurring expenses related to the Company's data processing conversion during the first quarter of 1999.

     Other Expense. Other expenses, consisting primarily of expenses related to advertising, directors' fees, supervisory examination fees, supplies, and postage increased $27,000, or 9.1% for 1999 compared to 1998. The increase resulted from nominal increases in a variety of expense categories.

     Income Tax Expense. Income tax expense decreased $91,000, or 8.3%, during 1999 compared to 1998. The effective tax rate was 33.7% and 35.7% for the respective 1999 and 1998 periods. For both periods, the primary difference between the effective tax rate and the statutory tax rate relates to the benefit received from low-income housing tax credits.

Liquidity and Capital Resources

     The following is a summary of the Company's cash flows, which are of three major types. Cash flows from operating activities consist primarily of net income generated by cash. Investing activities generate cash flows through the origination and principal collection on loans as well as purchases and sales of securities. Investing activities will generally result in negative cash flows when the Company experiences loan growth. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings. The following table summarizes cash flows for each year in the three-year period ended December 31, 2000.


                                                                             Year Ended December 31,
                                                                 --------------------------------------------------
                                                                  2000                  1999                  1998
                                                                 --------------------------------------------------
                                                                                 (In thousands)
Operating activities..........................................   $2,499                $2,099                $2,355
                                                                 ------                ------                -------
Investing activities:
Investment securities

     Purchases of investment securities
       available for sale.....................................      ---                  (812)                  ---
     Proceeds from sales of investment
       securities available for sale..........................      336                   596                   ---
     Proceeds from maturities and paydowns of
     mortgage-backed securities held to maturity..............      259                   731                   607
     Purchases of other investment
       securities held to maturity............................     (300)               (1,415)               (9,204)
     Proceeds from maturities of
       investment securities held to maturity.................      ---                 1,200                 6,400
Purchase of loans.............................................     (375)               (1,439)                 (800)
Other net change in loans.....................................   (2,928)              (14,088)              (11,729)
Purchase of FHLB of Indianapolis stock........................      ---                  (299)                  (37)
Proceeds on sale of foreclosed real estate....................      ---                   100                     5
Purchases of premises and equipment...........................      (35)                  (45)                  (18)
Other investing activities....................................      ---                    (3)                   (2)
                                                                 ------                ------                -------

     Net cash used by investing activities....................   (3,043)              (15,474)              (14,778)
                                                                 ------               --------             ---------
Financing activities:
Net change in
   Interest-bearing demand and savings deposits...............     (264)                6,316                   (28)
   Certificates of deposits...................................    4,090                (2,171)                2,616
   Stock subscription escrow accounts.........................      ---                   ---               (22,687)
Proceeds from borrowings......................................   19,000                11,000                   ---
Repayment of borrowings.......................................  (16,307)                 (297)               (1,780)
Net change in advances by borrowers
   for taxes and insurance....................................        9                    (5)                   54
Cash dividends................................................   (1,322)               (1,118)                 (729)
Contribution of unearned compensation ........................      ---                   ---                (1,754)
Repurchase of common stock....................................   (3,024)               (3,424)               (1,859)
Proceeds from sale of common stock, net of costs..............      ---                   ---                   ---
                                                                 ------               --------             ---------
     Net cash provided (used) by financing activities.........    2,182                10,301               (26,167)
                                                                 ------               --------             ---------
Net increase (decrease) in cash and cash equivalents.........    $1,638               $(3,074)             $(38,590)
                                                                 ======               ========             =========

     Federal law requires that savings associations maintain an average daily balance of liquid assets in an amount not less than 4% or more than 10% of their withdrawable accounts plus short-term borrowings. Liquid assets include cash, certain time deposits, certain bankers' acceptances, specified U.S. government, state or federal agency obligations, certain corporate debt securities, commercial paper, certain mutual funds, certain mortgage-related securities, and certain first-lien residential mortgage loans. The OTS regulation, which implements this statutory provision, requires a savings association to hold liquid assets in an amount that is not less than 4% of its net withdrawable accounts and short-term borrowings. Savings associations are no longer required to maintain short-term liquid assets constituting at least 1% of their average daily balance of net withdrawable deposit accounts and current borrowings, as was formerly required under the previous OTS liquidity regulation. A savings association may calculate compliance with the OTS liquidity requirement based upon its average daily balance of liquid assets during each quarter. The OTS may impose monetary penalties on savings associations that fail to meet these liquidity requirements. As of December 31, 2000, Union Federal had liquid assets of $12.4 million, and a regulatory liquidity ratio of 13.5%.

     Pursuant to OTS capital regulations, savings associations must currently meet a 1.5% tangible capital requirement, a leverage ratio (or core capital) requirement of 3% to 5% depending upon the association's supervisory rating for safety and soundness, and a total risk-based capital to risk-weighted assets ratio of 8%. At December 31, 2000, Union Federal's capital levels exceeded all applicable regulatory capital requirements currently in effect. The following table provides the minimum regulatory capital requirements and Union Federal's capital ratios as of December 31, 2000:

                                                               At December 31, 2000
                                          --------------------------------------------------------------------------
                                              OTS Requirement                    Union Federal's Capital Level
                                          ---------------------             ----------------------------------------
                                           % of                               % of                          Amount
Capital Standard                          Assets        Amount              Assets(1)      Amount          of Excess
                                          ------        ------              ---------      ------          ---------
                                                                             (Dollars in thousands)
Tangible capital....................       1.5%         $1,873                27.8%       $34,716           $32,843
Core capital (2)....................       3.0           3,747                27.8         34,716            30,969
Risk-based capital..................       8.0           5,417                52.0         35,195            29,778


(1) Tangible and core capital levels are shown as a percentage of total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(2) The OTS core capital requirement for savings associations is comparable to the OCC requirement for national banks. The OTS regulation requires at least 3% of total adjusted assets for savings associations that receive the highest supervisory rating for safety and soundness, and 4% to 5% for all other savings associations. Union Federal is in compliance with this regulation.

     As of December 31, 2000, management is not aware of any current recommendations by regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse effect on Union Federal's liquidity, capital resources or results of operations.

Impact of Inflation

     The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     The Company's primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

     The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that the Company has made. The Company is unable to determine the extent, if any, to which properties securing its loans have appreciated in dollar value due to inflation.

Quarterly Results of Operations

     The following table sets forth certain quarterly results for the years ended December 31, 2000 and 1999.


                                           Net         Provision                     Basic        Diluted
Quarter       Interest     Interest     Interest       For Loan        Net         Earnings      Earnings      Dividends
Ended          Income       Expense      Income         Losses       Income        Per Share     Per Share     Per Share
----------------------------------------------------------------------------------------------------------
                                      (Dollars in thousands except for per share data)

2000:
March         $2,282       $1,069        $1,213          $15          $535           $0.23          $0.23       $0.140
June           2,277        1,107         1,170           15           494            0.22           0.22        0.145
September      2,312        1,189         1,123           15           472            0.22           0.22        0.150
December       2,351        1,236         1,115           15           434            0.21           0.21        0.150

1999:
March         $2,022         $871        $1,151          $15          $435           $0.17          $0.17       $0.105
June           2,087          912         1,175           15           470            0.19           0.19        0.110
September      2,153          983         1,170           15           540            0.22           0.22        0.120
December       2,208        1,051         1,157           15           525            0.23           0.23        0.130


Quantitative and Qualitative Disclosures about Market Risks

     An important component of Union Federal's asset/liability management policy includes examining the interest rate sensitivity of its assets and liabilities and monitoring the expected effects of interest rate changes on its net portfolio value.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If Union Federal's assets mature or reprice more quickly or to a greater extent than its liabilities, Union Federal's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if Union Federal's assets mature or reprice more slowly or to a lesser extent than its liabilities, its net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Union Federal's policy has been to mitigate the interest rate risk inherent in the historical business of savings associations, the origination of long-term loans funded by short-term deposits, by pursuing certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates.

     Because of the lack of customer demand for adjustable rate loans in its market area, Union Federal primarily originates fixed-rate real estate loans, which accounted for approximately 75.8% of its loan portfolio at December 31, 2000. To manage the interest rate risk of this type of loan portfolio, Union Federal limits maturities of fixed-rate loans to no more than 20 years. In addition, Union Federal continues to offer and attempts to increase its volume of adjustable rate loans when market interest rates make these type loans more attractive to customers.

     Management believes it is critical to manage the relationship between interest rates and the effect on Union Federal's net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Union Federal manages assets and liabilities within the context of the marketplace, regulatory limitations and within limits established by its Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

     The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of savings associations. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Associations which do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. As Union Federal does not meet either of these requirements, it is not required to file Schedule CMR, although it does so voluntarily. Under the regulation, associations which must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk based capital requirement if their interest rate exposure is greater than "normal." The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

     It is estimated that at December 31, 2000, NPV would decrease 14% and 22% in the event of 200 and 300 basis point increases in market interest rates, respectively, compared to 20% and 30% for the same increases at December 31, 1999. Union Federal's NPV at December 31, 2000 would increase 9% and 13% in the event of 200 and 300 basis point decreases in market rates, respectively. A year earlier, 200 and 300 basis point decreases in market rates would have increased NPV 15% and 22%, respectively.

      Presented below, as of December 31, 2000 and 1999, is an analysis performed by the OTS of Union Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points. At December 31, 2000, 2% of the present value of Union Federal's assets was approximately $2.5 million. Because the interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 200 basis point decrease) was $5.2 million at December 31, 2000, Union Federal would have been required to deduct $1.4 million from its total capital available to calculate its risk based capital requirement if it had been subject to the OTS' reporting requirements under this methodology. Union Federal's exposure to interest rate risk results from the concentration of fixed rate mortgage loans in its portfolio.


                                                December 31, 2000
--------------------------------------------------------------------------------------------------------------------------
      Change                     Net Portfolio Value                                 NPV as % of PV of Assets
     In Rates            $ Amount           $ Change              % Change           NPV Ratio          Change
----------------------------------------------------------------------------------------------------------------------
                                          (Dollars in thousands)
     + 300 bp *           $28,334            $(7,835)              (22)%               24.37%           (422) bp
     + 200 bp              30,971             (5,198)              (14)                25.88            (271) bp
     + 100 bp              33,658             (2,511)               (7)                27.33            (126) bp
         0 bp              36,169                                                      28.59
     - 100 bp              38,066              1,897                 5                 29.44               85 bp
     - 200 bp              39,395              3,226                 9                 29.95              137 bp
     - 300 bp              40,949              4,780                13                 30.56              197 bp


             Interest Rate Risk Measures: 200 Basis Point Rate Shock

          Pre-Shock NPV Ratio: NPV as % of PV of Assets............       28.59%
          Exposure Measure: Post-Shock NPV Ratio...................       25.88%
          Sensitivity Measure: Change in NPV Ratio.................       271 bp



                                                December 31, 1999
--------------------------------------------------------------------------------------------------------------------------
      Change                     Net Portfolio Value                                 NPV as % of PV of Assets
     In Rates            $ Amount           $ Change              % Change           NPV Ratio          Change
----------------------------------------------------------------------------------------------------------------------
                                          (Dollars in thousands)

     + 300 bp *           $22,656           $(9,490)                (30)%             20.81%           (615) bp
     + 200 bp              25,801            (6,345)                (20)              22.97            (399) bp
     + 100 bp              29,033            (3,112)                (10)              25.06            (190) bp
         0 bp              32,145                                                     26.96
     - 100 bp              34,871             2,726                   8               28.53              157 bp
     - 200 bp              37,056             4,910                  15               29.72              276 bp
     - 300 bp              39,087             6,941                  22%              30.78              382 bp



             Interest Rate Risk Measures: 200 Basis Point Rate Shock

     Pre-Shock NPV Ratio: NPV as % of PV of Assets................        26.96%
     Exposure Measure: Post-Shock NPV Ratio.......................        22.97%
     Sensitivity Measure: Change in NPV Ratio.....................        399 bp

----------------------
* Basis points (1 basis point equals .01%)

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

                          Independent Auditor's Report

Board of Directors
Union Community Bancorp
Crawfordsville, Indiana

We have audited the accompanying consolidated balance sheet of Union Community Bancorp and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Union Community Bancorp and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.


Olive LLP

/s/ Olive LLP

Indianapolis, Indiana
January 17, 2001


                     Union Community Bancorp and Subsidiary
                           Consolidated Balance Sheet

December 31                                                                               2000              1999
-------------------------------------------------------------------------------------------------------------------
Assets

   Cash                                                                           $       210,601   $       286,812
   Interest-bearing demand deposits                                                     4,544,085         2,830,213
                                                                                  ---------------------------------
     Cash and cash equivalents                                                          4,754,686         3,117,025
   Investment securities

     Available for sale                                                                                     315,463
     Held to maturity (fair value of $7,582,000 and $7,199,000)                         7,597,432         7,521,923
                                                                                  ---------------------------------
       Total investment securities                                                      7,597,432         7,837,386
   Loans, net of allowance for loan losses of $479,554 and $422,258                   109,505,174       106,173,782
   Premises and equipment                                                                 373,986           367,427
   Federal Home Loan Bank stock                                                         1,043,700         1,043,700
   Investment in limited partnership                                                      911,609         1,011,609
   Interest receivable                                                                    958,450           823,768
   Other assets                                                                           238,453           278,942
                                                                                  ---------------------------------
       Total assets                                                                  $125,383,490      $120,653,639
                                                                                  =================================
Liabilities
   Deposits

   Noninterest bearing                                                             $    1,769,103    $    1,151,075
   Interest bearing                                                                    71,047,357        67,839,367
                                                                                  ---------------------------------

       Total deposits                                                                  72,816,460        68,990,442
   Federal Home Loan Bank advances                                                     14,534,893        11,658,526
   Note payable                                                                           654,542           837,442
   Interest payable                                                                       196,223           122,565
   Dividends payable                                                                      326,783           315,591
   Other liabilities                                                                      666,655           449,158
                                                                                  ---------------------------------
       Total liabilities                                                            $  89,195,556     $  82,373,724
                                                                                  =================================
Commitments and Contingent Liabilities

Shareholders' Equity

   Preferred stock, without par value
     Authorized and unissued--2,000,000 shares
   Common stock, without par value
     Authorized--5,000,000 shares

     Issued and outstanding--2,341,000 and 2,600,700 shares                          $  22,868,943     $  25,389,422
   Retained earnings                                                                   16,025,304        15,912,206
   Accumulated other comprehensive income                                                                    15,385
   Unearned employee stock ownership plan (ESOP) shares                                (1,521,125)       (1,624,444)
   Unearned recognition and retention plan (RRP) shares                                (1,185,188)       (1,412,654)
                                                                                  ---------------------------------
       Total shareholders' equity                                                      36,187,934        38,279,915
                                                                                  ---------------------------------
       Total liabilities and shareholders' equity                                    $125,383,490      $120,653,639
                                                                                  =================================


See notes to consolidated financial statements.


                     Union Community Bancorp and Subsidiary
                        Consolidated Statement of Income

Year Ended December 31                                                 2000               1999             1998
-------------------------------------------------------------------------------------------------------------------
Interest and Dividend Income
   Loans                                                              $8,486,167       $7,710,042        $6,932,194
   Investment securities
     Mortgage-backed securities                                          228,826          237,665           256,870
     Other investment securities                                         318,995          329,441           257,305
   Dividends on Federal Home Loan Bank stock                              86,120           70,089            58,866
   Deposits with financial institutions                                  102,128          123,002           599,612
                                                                      ----------       ----------        ----------
       Total interest and dividend  income                             9,222,236        8,470,239         8,104,847
                                                                      ----------       ----------        ----------
Interest Expense

   Deposits                                                            3,855,702        3,474,851         3,364,222
   Federal Home Loan Bank advances                                       745,894          342,481            50,952
                                                                      ----------       ----------        ----------
       Total interest expense                                          4,601,596        3,817,332         3,415,174
                                                                      ----------       ----------        ----------
Net Interest Income                                                    4,620,640        4,652,907         4,689,673
   Provision for loan losses                                              60,000           60,000           110,000
                                                                      ----------       ----------        ----------
Net Interest Income After Provision for Loan Losses                    4,560,640        4,592,907         4,579,673
                                                                      ----------       ----------        ----------
Other Income (Losses)
   Equity in losses of limited partnership                              (100,000)         (43,500)         (121,000)
   Net realized gains on sales of available-for-sale securities           46,128           73,150
   Other income                                                          124,279          109,485            73,126
                                                                      ----------       ----------        ----------
       Total other income (losses)                                        70,407          139,135           (47,874)
                                                                      ----------       ----------        ----------
Other Expenses
   Salaries and employee benefits                                      1,101,660        1,068,985           849,909
   Net occupancy expenses                                                 45,001           46,989            38,741
   Equipment expenses                                                     23,123           26,967            28,182
   Deposit insurance expense                                              15,245           43,556            45,847
   Legal and professional fees                                           108,741          126,733           128,193
   Data Processing                                                        77,314          121,994            76,901
   Other expenses                                                        314,062          323,871           295,413
                                                                      ----------       ----------        ----------
       Total other expenses                                            1,685,146        1,759,095         1,463,186
                                                                      ----------       ----------        ----------
Income Before Income Tax                                               2,945,901        2,972,947         3,068,613
   Income tax expense                                                  1,010,821        1,002,512         1,094,377
                                                                      ----------       ----------        ----------
Net Income                                                            $1,935,080       $1,970,435        $1,974,236
                                                                      ==========       ==========        ==========
Basic Earnings per Share                                                    $.87               $.81              $.70

Diluted Earnings per Share                                                   .87                .81               .70


See notes to consolidated financial statements.


                     Union Community Bancorp and Subsidiary
                 Consolidated Statement of Shareholders' Equity

                                   Common Stock                                    Accumulated
                                   ------------                                       Other
                                  Shares                Comprehensive   Retained  Comprehensive  Unearned     Unearned
                               Outstanding    Amount       Income       Earnings     Income     ESOP Shares  Compensation  Total
                               -----------    ------    -------------   --------  ------------- -----------  ------------  -----

Balances, January 1, 1998      $3,041,750  $29,637,592                $15,108,285             $(1,840,000)              $42,905,877
Comprehensive income
   Net income                                             $1,974,236    1,974,236                                         1,974,236
                                                          ==========
Cash dividends
   ($.355 per share)                                                     (999,293)                                         (999,293)
Purchase of common stock         (152,087)  (1,483,829)                  (375,155)                                       (1,858,984)
Contribution for unearned
   RRP shares                                                                                              $(1,753,853)  (1,753,853)
Amortization of unearned
   compensation expense                                                                                        113,733      113,733
ESOP shares earned                              39,881                                             109,264                  149,145
                                ----------------------                --------------------------------------------------------------
Balances, December 31, 1998     2,889,663   28,193,644                 15,708,073               (1,730,736) (1,640,120)  40,530,861
Comprehensive income
   Net income                                             $1,970,435    1,970,435                                         1,970,435
   Other comprehensive
       income, net of tax
     Unrealized gains on
       securities, net of
       reclassification adjustment                            15,385                  $15,385                                15,385
                                                          ----------
Comprehensive income                                      $1,985,820
                                                          ==========
Cash dividends ($.465 per share)                                       (1,162,604)                                       (1,162,604)
Purchase of common stock         (288,963)  (2,820,059)                  (603,698)                                       (3,423,757)
Amortization of unearned
   compensation expense                                                                                        227,466      227,466
ESOP shares earned                              15,837                                             106,292                  122,129
                                ----------------------                --------------------------------------------------------------
Balances, December 31, 1999     2,600,700   25,389,422                 15,912,206      15,385   (1,624,444) (1,412,654)  38,279,915
Comprehensive income
   Net income                                             $1,935,080    1,935,080                                         1,935,080
   Other comprehensive loss,
    net of tax
     Unrealized losses on
       securities, net of
       reclassification
       adjustment                                            (15,385)                 (15,385)                              (15,385)
                                                          -----------
Comprehensive income                                      $1,919,695
                                                          ==========
Cash dividends ($.585 per share)                                       (1,333,440)                                       (1,333,440)
Purchase of common stock         (259,700)  (2,535,911)                  (488,542)                                       (3,024,453)
Amortization of unearned
   compensation expense                                                                                        227,466      227,466
ESOP shares earned                              15,432                                             103,319                  118,751
                                ----------------------                --------------------------------------------------------------
Balances, December 31, 2000    $2,341,000  $22,868,943                $16,025,304  $        0  $(1,521,125)$(1,185,188) $36,187,934
                               =======================                ==============================================================



See notes to consolidated financial statements.



                     Union Community Bancorp and Subsidiary
                      Consolidated Statement of Cash Flows

Year Ended December 31                                                   2000              1999             1998
                                                                      ---------------------------------------------
Operating Activities
   Net income                                                         $1,935,080       $1,970,435        $1,974,236
   Adjustments to reconcile net income to net cash provided by operating activities
   Provision for loan losses                                              60,000           60,000           110,000
   Depreciation                                                           28,260           32,589            30,344
   Deferred income tax                                                   (41,757)          20,928           (40,926)
   Investment securities accretion, net                                  (34,546)         (12,061)           (9,223)
   Gains on sale of investment securities available for sale             (46,128)         (73,150)
   Gains on sale of foreclosed real estate                                                   (284)           (2,500)
   Equity in losses of limited partnership                               100,000           43,500           121,000
   Amortization of unearned compensation expense                         227,466          227,466           113,733
   ESOP shares earned                                                    118,751          122,129           149,145
   Net change in
     Interest receivable                                                (134,682)        (109,077)         (133,165)
     Interest payable                                                     73,658           13,228            (9,530)
     Other assets                                                          4,313          (38,750)           (8,396)
     Other liabilities                                                   208,146         (157,776)           60,780
                                                                      ---------------------------------------------
       Net cash provided by operating activities                       2,498,561        2,099,177         2,355,498
                                                                      ---------------------------------------------

Investing Activities
   Investment securities
     Purchases of investment securities available for sale                               (812,492)
     Purchases of investment securities held to maturity                (300,000)      (1,415,000)       (9,203,586)
     Proceeds from sales of investment securities available for sale     336,115          595,655
     Proceeds from maturities and paydowns of mortgage-backed
       securities held to maturity                                       259,037          731,300           606,716
     Proceeds from maturities of investment securities held to maturity                 1,200,000         6,400,000
   Net change in loans                                                (3,303,368)     (15,527,383)      (12,529,034)
   Purchases of premises and equipment                                   (34,819)         (44,822)          (18,178)
   Proceeds from sale of foreclosed real estate                                           100,356             4,500
   Purchase of Federal Home Loan Bank of Indianapolis stock                              (299,200)          (36,800)
   Other investing activity                                                                (2,726)           (1,934)
                                                                      ---------------------------------------------
       Net cash used by investing activities                          (3,043,035)     (15,474,312)      (14,778,316)
                                                                      ---------------------------------------------

Financing Activities
   Net change in
     Interest-bearing demand and savings deposits                       (264,246)       6,316,311           (28,493)
     Certificates of deposit                                           4,090,264       (2,171,501)        2,616,080
     Stock subscription escrow accounts                                                                 (22,687,104)
   Proceeds from borrowings                                           19,000,000       11,000,000
   Repayment of borrowings                                           (16,306,533)        (296,900)       (1,780,225)
   Cash dividends                                                     (1,322,248)      (1,117,580)         (728,726)
   Contribution of unearned compensation                                                                 (1,753,853)
   Repurchase of common stock                                         (3,024,453)      (3,423,757)       (1,858,984)
   Net change in advances by borrowers for taxes and insurance             9,351           (5,493)           54,376
                                                                      ---------------------------------------------
       Net cash provided (used) by financing activities                2,182,135       10,301,080       (26,166,929)
                                                                      ---------------------------------------------

Net Increase (Decrease) in Cash and Cash Equivalents                   1,637,661       (3,074,055)      (38,589,747)

Cash and Cash Equivalents, Beginning of Year                           3,117,025        6,191,080        44,780,827
                                                                      ---------------------------------------------
Cash and Cash Equivalents, End of Year                                $4,754,686       $3,117,025        $6,191,080
                                                                      =============================================
Additional Cash Flows Information

   Interest paid                                                      $4,527,938       $3,804,104        $3,424,704
   Income tax paid                                                       938,419        1,087,326           984,063
   Loans transferred to (from) foreclosed real estate                    (88,024)         193,870            13,619



See notes to consolidated financial statements.

Union Community Bancorp and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 1 --  Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Union Community Bancorp (Company) and its wholly-owned subsidiary, Union Federal Savings and Loan Association (Association) and the Association's wholly-owned subsidiary, UFS Service Corp.
(UFS), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership and management of the Association. The Association operates under a federal thrift charter and provides full banking services. As a federally-chartered thrift, the Association is subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

The Association generates mortgage and consumer loans and receives deposits from customers located primarily in Montgomery County, Indiana and surrounding counties. The Association's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. UFS invests in a low income housing partnership.

Consolidation--The consolidated financial statements include the accounts of the Company, the Association and UFS after elimination of all material intercompany transactions.

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Association will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loans with payment delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Association considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

Allowance for loan losses is maintained to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by the provision for credit losses, which is charged against current period operating results and decreased by the amount of chargeoffs, net of recoveries. The Bank's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans, and the unallocated allowance.

The formula allowance is calculated by applying loss factors to certain classified loans, pools of loans and certain unused commitments. Changes in classifications of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on our historical loss experience and may be adjusted for significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance.

The unallocated allowance is based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The conditions evaluated in connection with the unallocated allowance may include existing general economic and business conditions affecting the Association's key lending areas, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle, and bank regulatory examination results.

The allowance for loan losses also incorporates the results of measuring impaired loans as provided in SFAS No. 114 and SFAS No. 118. A loan is considered impaired when management determines that it is probable that the Bank will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured by the difference between the recorded investment in the loan and the estimated present value of total expected future cash flows, discounted at the loan's effective rate, or the fair value of the collateral of the loan, if collateral dependent. Impairment is recognized by adjusting an allocation of the existing allowance for loan losses.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 2000, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Association operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets which range from 5 to 31.5 years.
Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank (FHLB) system. The required investment in the common stock is based on a predetermined formula.

Investment in limited partnership is recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

Stock options are granted for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Bank accounts for and will continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares have been excluded from the computation of average shares outstanding.

Note 2 -- Investment Securities


                                                                                      2000
                                                          ------------------------------------------------------------
                                                                              Gross            Gross
                                                          Amortized        Unrealized       Unrealized           Fair
December 31                                                 Cost              Gains           Losses             Value
----------------------------------------------------------------------------------------------------------------------

Held to maturity

   Federal agencies                                        $5,015               $16              $86            $4,945
   Mortgage-backed securities                               2,582                64                9             2,637
                                                          ------------------------------------------------------------
       Total held to maturity                              $7,597               $80              $95            $7,582
                                                          ============================================================



                                                                                      1999
                                                          ------------------------------------------------------------

                                                                              Gross            Gross
                                                          Amortized        Unrealized       Unrealized           Fair
December 31                                                 Cost              Gains           Losses             Value
----------------------------------------------------------------------------------------------------------------------
Available for sale
   Marketable equity securities                            $  290             $  25                            $   315
                                                          ------------------------------------------------------------
Held to maturity
   Federal agencies                                         4,715                               $329             4,386
   Mortgage-backed securities                               2,807                85               79             2,813
                                                          ------------------------------------------------------------
       Total held to maturity                               7,522                85              408             7,199
                                                          ------------------------------------------------------------
       Total investment securities                         $7,812              $110             $408            $7,514
                                                          ============================================================


The amortized cost and fair value of securities held to maturity at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Held to Maturity
                                                    -------------------------
                                                    Amortized           Fair
December 31                                           Cost              Value
-----------------------------------------------------------------------------
One to five years                                    $2,415            $2,406
Five to ten years                                       300               316
After ten years                                       2,300             2,223
                                                    -------------------------
                                                      5,015             4,945
Mortgage-backed securities                            2,582             2,637
                                                    -------------------------
       Totals                                        $7,597            $7,582
                                                    =========================

Securities with a carrying value of $2,606,000 and $2,807,000 were pledged at December 31, 2000 and 1999 to secure FHLB advances.

Proceeds from sales of securities available for sale during 2000 and 1999 were $336,000 and $596,000. Gross gains of $46,000 and $73,000 were realized on those sales.

Mortgage-backed securities included in investment securities held to maturity above consist of the following:



                                                                                      2000
                                                          ------------------------------------------------------------
                                                                              Gross            Gross
                                                          Amortized        Unrealized       Unrealized           Fair
December 31                                                 Cost              Gains           Losses             Value
----------------------------------------------------------------------------------------------------------------------

Held to maturity
   Government National Mortgage Corporation                $  622               $47               $3            $  666
   Federal Home Loan Mortgage Corporation                   1,897                17                3             1,911
   Federal National Mortgage Corporation                       55                                  3                52
   Other                                                        8                                                    8
                                                          ------------------------------------------------------------
       Total mortgage-backed securities                    $2,582               $64               $9            $2,637
                                                          ============================================================






                                                                                      1999
                                                          ------------------------------------------------------------
                                                                              Gross            Gross
                                                          Amortized        Unrealized       Unrealized           Fair
December 31                                                 Cost              Gains           Losses             Value
----------------------------------------------------------------------------------------------------------------------
Held to maturity
   Government National Mortgage Corporation                $  689               $59                             $  748
   Federal Home Loan Mortgage Corporation                   2,043                26              $74             1,995
   Federal National Mortgage Corporation                       63                                  5                58
   Other                                                       12                                                   12
                                                          ------------------------------------------------------------
       Total mortgage-backed securities                    $2,807               $85              $79            $2,813
                                                          ============================================================


Note 3 -- Loans and Allowance

December 31                                      2000              1999
-------------------------------------------------------------------------
Real estate mortgage loans
   One-to-four family                         $  83,012         $  80,552
   Multi-family                                   8,522             9,549
   Commercial                                    12,878            12,410
Real estate construction loans                    2,037             2,848
Commercial loans                                  3,661             1,394
Individuals' loans for household
   and other personal expenditures                  165               177
                                              ----------------------------
                                                110,275           106,930
Unamortized deferred loan fees                     (290)             (334)
Allowance for loan losses                          (480)             (422)
                                              ----------------------------
       Total loans                             $109,505          $106,174
                                             =============================


Year Ended December 31                  2000             1999              1998
--------------------------------------------------------------------------------
Allowance for loan losses
   Balances, beginning of year          $422             $362              $252
   Provision for losses                   60               60               110
   Loans charged off                      (2)
                                       -----------------------------------------
   Balances, end of year                $480             $422              $362
                                       =========================================

Information on impaired loans is summarized below.


December 31                                           2000              1999
--------------------------------------------------------------------------------
Impaired loans for which the discounted
   cash flows or collateral value
   exceeds the carrying value of the loan             $133              $197


Year Ended December 31                  2000             1999              1998
--------------------------------------------------------------------------------
Average balance of impaired loans       $131             $214              $110
Interest income recognized on
   impaired loans                         10               21                10
Cash basis interest included above        10               18                10

Note 4 -- Premises and Equipment

December 31                                              2000              1999
--------------------------------------------------------------------------------
Land                                                     $146              $146
Buildings                                                 579               579
Equipment                                                 206               171
                                                         -----------------------
       Total cost                                         931               896
Accumulated depreciation                                 (557)             (529)
                                                         -----------------------
       Net                                               $374              $367
                                                         =======================
Note 5 -- Investment in Limited Partnership

The investment in limited partnership of $912,000 and $1,012,000 at December 31, 2000 and 1999 represents a 99 percent equity in Pedcor Investments - 1993-XVI, LP (Pedcor), a limited partnership organized to build, own and operate a 48-unit apartment complex. In addition to recording its equity in the losses of Pedcor, the Company has recorded the benefit of low income housing tax credits of $178,000 for each of the years ended December 31, 2000, 1999 and 1998. Condensed financial statements for Pedcor are as follows:

December 31                                             2000              1999
--------------------------------------------------------------------------------
Condensed statement of financial condition
   Assets
     Cash                                            $     83           $    21
     Land and property                                  2,120             2,178
     Other assets                                         170               175
                                                     ---------------------------
       Total assets                                    $2,373            $2,374
                                                     ===========================
Liabilities

   Notes payable--Association                         $   535           $   659
   Notes payable--other                                 1,329             1,338
   Other liabilities                                      170               161
                                                     ---------------------------
       Total liabilities                                2,034             2,158
Partners' equity                                          339               216
                                                     ---------------------------
       Total liabilities and partners' equity          $2,373            $2,374
                                                     ===========================


Year Ended December 31                2000             1999              1998
--------------------------------------------------------------------------------

Condensed statement of operations
   Total revenue                     $ 258            $ 253             $ 232
   Total expenses                      318              318               354
                                     -------------------------------------------
       Net loss                      $ (60)           $ (65)            $(122)
                                     ===========================================

Note 6 -- Deposits

December 31                                    2000              1999
--------------------------------------------------------------------------------
Noninterest-bearing demand                  $  1,769          $  1,151
Interest-bearing demand                       17,559            18,030
Savings deposits                               2,773             3,184
Certificates and other time
   deposits of $100,000 or more               13,937            10,700
Other certificates and time deposits          36,778            35,925
                                            --------------------------
       Total deposits                        $72,816           $68,990
                                            ==========================

Certificates and other time deposits maturing in years ending December 31:

        2001                                 $28,993
        2002                                  11,500
        2003                                   6,794
        2004                                   2,166
        2005                                   1,262
                                             -------
                                             $50,715
                                             =======

Year Ended December 31                2000             1999              1998
--------------------------------------------------------------------------------
Interest expense on deposits
   Interest-bearing demand          $   942          $   793           $   496
   Savings deposits                     123              134               139
   Certificates                       2,791            2,548             2,729
                                    ------------------------------------------
                                    $ 3,856          $ 3,475           $ 3,364
                                    ============================================


Note 7 -- Federal Home Loan Bank Advances
                                                       2000
                                             -------------------------
                                                              Weighted
                                                               Average
December 31                                  Amount             Rate
----------------------------------------------------------------------
Advances from FHLB
   Maturities in years ending
     2001                                  $  8,129             6.66%
     2002                                       138             5.80
     2003                                       147             5.90
     2004                                       121             6.03
     Thereafter                               6,000             5.79
                                           --------------------------
                                           $ 14,535             6.31%
                                           ==========================

The Association has an available line of credit with the FHLB totaling $1,000,000. The line of credit expires March 1, 2001 and bears interest at a rate equal to the current variable advance rate. There were no drawings on this line of credit at December 31, 2000.

FHLB advances are secured by first-mortgage loans and investment securities totaling $87,087,000. Advances are subject to restrictions or penalties in the event of prepayment.

Note 8 -- Note Payable

The note payable to Pedcor dated February 1, 1994 in the original amount of $1,809,792 bears no interest so long as there exists no event of default. In the instances where an event of default has occurred, interest shall be calculated at a rate equal to the lesser of 14% per annum or the highest amount permitted by applicable law.

December 31                                                        2000
--------------------------------------------------------------------------------
Note payable to Pedcor
   Maturities in years ending
     2001                                                          $178
     2002                                                           174
     2003                                                           171
     2004                                                           132
                                                                   ----
                                                                   $655
                                                                   ====

Note 9 -- Income Tax

Year Ended December 31                     2000             1999              1998
----------------------------------------------------------------------------------
Income tax expense
   Currently payable
     Federal                            $   821           $  726            $  848
     State                                  231              256               287
   Deferred
     Federal                                (35)              16               (27)
     State                                   (6)               5               (14)
                                        -------------------------------------------
       Total income tax expense         $ 1,011           $1,003            $1,094
                                        ===========================================

Reconciliation of federal statutory
 to actual tax expense
   Federal statutory income tax at 34%  $ 1,002           $1,011            $1,043
   Effect of state income taxes             148              172               180
   Tax credits                             (178)            (178)             (178)
   Other                                     39               (2)               49
                                        -------------------------------------------
       Actual tax expense               $ 1,011           $1,003            $1,094
                                        ===========================================

Effective tax rate                         34.3%            33.7 %            35.7 %

The components of the cumulative net deferred tax asset included in other assets are as follows:

December 31                                              2000              1999
--------------------------------------------------------------------------------
Assets
   Allowance for loan losses                             $198              $173
   Pensions and employee benefits                          48                48
   Other                                                   36                19
                                                         -----------------------
       Total assets                                       282               240
                                                         -----------------------

Liabilities

   Depreciation                                           (28)              (23)
   State income tax                                        (7)               (5)
   FHLB stock dividend                                    (23)              (23)
   Loan fees                                              (12)              (16)
   Equity in partnership losses                          (110)             (107)
   Unrealized gain on securities available-for-sale                         (10)
                                                         -----------------------
       Total liabilities                                 (180)             (184)
                                                         -----------------------
Valuation Allowance                                        (2)               (7)
                                                         -----------------------
                                                         $100               $49
                                                         =======================

The valuation allowance at December 31, 2000 is $2,000, and was decreased by $5,000 during the current year.

Retained earnings include approximately $2,632,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $1,043,000.

Note 10 -- Other Comprehensive Income

                                                                 2000
                                             ---------------------------------------------
                                                                  Tax
                                             Before-Tax        (Expense)        Net-of-Tax
Year Ended December 31                         Amount           Benefit           Amount
------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities:
   Unrealized holding gains
        arising during the year                  $ 21             $ (7)             $ 14
   Less: reclassification adjustment
        for gains realized in net income           46              (17)               29
                                                -----------------------------------------
   Other comprehensive loss                      $(25)             $10              $(15)
                                                ==========================================




                                                                     1999
                                                 ---------------------------------------------
                                                                      Tax
                                                 Before-Tax        (Expense)        Net-of-Tax
Year Ended December 31                             Amount           Benefit           Amount
----------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities:
   Unrealized holding gains
        arising during the year                       $98             $(39)              $59
   Less: reclassification adjustment
        for gains realized in net income               73              (29)               44
                                                 ---------------------------------------------
   Other comprehensive income                         $25             $(10)              $15
                                                 =============================================


Note 11 -- Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Association uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

December 31                                         2000              1999
--------------------------------------------------------------------------------
Commitments to extend credit                       $4,341            $3,762
Standby letters of credit                           4,208             3,215

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Association upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Association to guarantee the performance of a customer to a third party.

The Company and Association have entered into an employment agreement with the president which provides for the continuation of salary and certain benefits for a specified period of time under certain conditions. Under the terms of the agreement, these payments could occur in the event of a change in control of the Company, as defined, along with other specific conditions. The contingent liability under the agreement in the event of a change in control is approximately $300,000. The Company is not required to pay any amounts under this agreement which cannot be deducted for federal income tax purposes.

The Company, Association and UFS are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 12 -- Dividend and Capital Restrictions

Without prior approval, current regulations allow the Association to pay dividends to the Company not exceeding retained net income for the current year plus those for the previous two years. The Association normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

At the time of conversion, a liquidation account was established in an amount equal to the Association's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Association after conversion. In the event of a complete liquidation, and only in such event, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to shareholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $14,473,000.

At  December  31,  2000,  the  shareholder's   equity  of  the  Association  was
$34,716,000, of which approximately $3,930,000 was available for the payment of dividends.

Note 13 -- Regulatory Capital

The  Association  is  subject  to  various   regulatory   capital   requirements
administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of an association in any of the undercapitalized categories can result in actions by regulators that could have a material effect on an association's operations. At December 31, 2000 and 1999, the Association is categorized as well capitalized and meets all subject capital adequacy requirements. There are no conditions or events since December 31, 2000 that management believes have changed the Association's classification.

The Association's actual and required capital amounts and ratios are as follows:


                                                                                            2000
                                                      -----------------------------------------------------------------
                                                                                Required for             To Be Well
                                                       Actual                Adequate Capital 1         Capitalized 1
December 31                                            Amount     Ratio      Amount       Ratio       Amount     Ratio
-----------------------------------------------------------------------------------------------------------------------
Total risk-based capital 1 (to risk-weighted assets)  $35,195    52.0%       $5,417        8.0%       $6,771      10.0%
Tier 1 capital 1 (to risk-weighted assets)             34,716    51.3%        2,708        4.0%        4,062       6.0%
Core capital 1 (to adjusted total assets)              34,716    27.8%        3,747        3.0%        6,245       5.0%
Core capital 1 (to adjusted tangible assets)           34,716    27.8%        2,498        2.0%                     N/A
Tangible capital 1 (to adjusted total assets)          34,716    27.8%        1,873        1.5%                     N/A
1 As defined by regulatory agencies



                                                                                1999
                                                      -----------------------------------------------------------------
                                                                                Required for             To Be Well
                                                       Actual                Adequate Capital 1         Capitalized 1
December 31                                            Amount     Ratio      Amount       Ratio       Amount     Ratio
-----------------------------------------------------------------------------------------------------------------------
Total risk-based capital 1 (to risk-weighted assets)  $32,954    50.3%       $5,245        8.0%       $6,557      10.0%
Tier 1 capital 1 (to risk-weighted assets)             32,532    49.6%        2,623        4.0%        3,934       6.0%
Core capital 1 (to adjusted total assets)              32,532    27.2%        3,592        3.0%        5,987       5.0%
Core capital 1 (to adjusted tangible assets)           32,532    27.2%        2,395        2.0%                     N/A
Tangible capital 1 (to adjusted total assets)          32,532    27.2%        1,796        1.5%                     N/A
1 As defined by regulatory agencies


Note 14 -- Employee Benefit Plans

The Company provides pension benefits for substantially all of its employees, and is a participant in a pension fund known as the Pentegra Group. This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. Pension expense was $2,000, $2,000, and $2,000 for 2000, 1999, and 1998.

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 50% for the first 5% of base salary contributed by participants. The Company's expense for the plan was $15,000, $8,000 and $10,000 for 2000, 1999, and 1998.

The Company has an ESOP covering substantially all employees of the Company and Association. The ESOP acquired 184,000 shares of the Company common stock at $10 per share with funds provided by a loan from the Company. Accordingly, the $1,840,000 of common stock acquired by the ESOP is shown as a reduction of shareholders' equity. Unearned ESOP shares totaled 152,112 and 162,444 at December 31, 2000 and 1999 and had a fair value of $1,901,400 and $1,787,000 at December 31, 2000 and 1999. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares, which may be distributed to participants or used to repay the loan, are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the
Board of Directors of the Association, are made to the ESOP. ESOP expense for the years ended December 31, 2000, 1999 and 1998 was $119,000, $122,000 and
$149,000. At December 31, 2000, the ESOP had 31,888 allocated shares, 152,112 suspense shares and no committed-to-be released shares. At December 31, 1999, the ESOP had 21,556 allocated shares, 162,444 suspense shares and no committed-to-be released shares.

The Association has a Recognition and Retention Plan and Trust (RRP). The Bank contributed $1,753,853 to the RRP for the purchase of 121,670 shares of Company common stock, and effective June 30, 1998, awards of grants for 78,900 of these shares were issued to various directors, officers and employees of the Association. These awards generally are to vest and be earned by the recipient at a rate of 20 percent per year, commencing June 30, 1999. The unearned portion of these stock awards is presented as a reduction of shareholders' equity. Expense under the plan for the years ended December 31, 2000, 1999 and 1998 was $227,000, $227,000 and $114,000.

Note 15 -- Stock Option Plan

Under the Company's stock option plan (Plan), which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest at a rate of 20 percent per year. During 1998, the Company authorized the grant of options for up to 304,175 shares of the Company's common stock. Effective June 30, 1998, the Company granted 186,000 of the options. The exercise price of each option, which has a ten-year life, was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. No options were granted in 2000 or 1999. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                         1998
--------------------------------------------------------------------------------
Risk-free interest rates                                                 5.5%
Dividend yields                                                          2.7%
Volatility factors of expected market price of common stock             14.0%
Weighted-average expected life of the options                         7 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:


                                                          2000             1999              1998
--------------------------------------------------------------------------------------------------
Net income                      As reported              $1,935            $1,970           $1,974
                                Pro forma                 1,837             1,872            1,876
Basic earnings per share        As reported                 .87               .81              .70
                                Pro forma                   .83               .77              .67
Diluted earnings per share      As reported                 .87               .81              .70
                                Pro forma                   .83               .77              .67

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2000, 1999 and 1998.

Year Ended December 31                             2000                       1999                      1998
-----------------------------------------------------------------------------------------------------------------------
                                                        Weighted-                 Weighted-                 Weighted-
                                                         Average                   Average                   Average
Options                                   Shares     Exercise Price  Shares    Exercise Price   Shares   Exercise Price
-----------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year              186,000      $14.59       186,000      $14.59
Granted                                                                                          186,000     $14.59
                                            -------                   -------                    -------
Outstanding, end of year                    186,000      $14.59       186,000      $14.59        186,000     $14.59
                                            =======                   =======                    =======
Options exercisable at year end              74,400                    37,200
Weighted-average fair value of
   options granted during the year                                                                $2.94


As of December 31, 2000, the 186,000 options outstanding have an exercise price of $14.59 and a weighted-average remaining contractual life of 7.5 years.

Note 16 -- Related Party Transactions

The Association has entered into transactions with certain directors, executive officers, significant shareholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Balances, January 1, 2000                           $2,986
   New loans, including renewals                       429
   Payments, etc. including renewals                  (344)
                                                    -------
Balances, December 31, 2000                         $3,071
                                                    =======

Deposits from related parties held by the Association at December 31, 2000, and 1999 totaled $2,038,000 and $1,930,000.

Note 17 -- Earnings Per Share

Earnings per share (EPS) were computed as follows:

                                                                              Year Ended December 31, 2000
                                                                       --------------------------------------------
                                                                                      Weighted            Per-Share
                                                                       Income      Average Shares          Amount
-------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share

   Income available to common shareholders                             $1,935         2,217,229           $.87
Effect of Dilutive Securities
   Stock options
                                                                       ------------------------
Diluted Earnings Per Share
   Income available to common shareholders and
     assumed conversions                                               $1,935         2,217,229           $.87
                                                                       ============================================

Options to purchase 186,000 shares of common stock at $14.59 per share were outstanding at December 31, 2000, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.


                                                                            Year Ended December 31, 1999
                                                                       --------------------------------------------
                                                                                      Weighted            Per-Share
                                                                       Income      Average Shares          Amount
-------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
   Income available to common shareholders                             $1,970         2,444,080           $.81
Effect of Dilutive Securities
   Stock options
                                                                       ------------------------
Diluted Earnings Per Share
   Income available to common shareholders and
     assumed conversions                                               $1,970         2,444,080           $.81
                                                                       ============================================


Options to purchase 186,000 shares of common stock at $14.59 per share were outstanding at December 31, 1999, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                                            Year Ended December 31, 1998
                                                                       --------------------------------------------
                                                                                      Weighted            Per-Share
                                                                       Income      Average Shares          Amount
-------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
   Income available to common shareholders                             $1,974         2,804,584           $.70
Effect of Dilutive Securities
   Stock options                                                                              9
                                                                       ------------------------
Diluted Earnings Per Share
   Income available to common shareholders and
     assumed conversions                                               $1,974         2,804,593           $.70
                                                                       ============================================

Note 18 -- Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Investment Securities--Fair values are based on quoted market prices.

Loans--The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Interest    Receivable/Payable--The    fair    value   of    accrued    interest
receivable/payable approximates carrying values.

Deposits--Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Advance  Payments  by  Borrowers  for  Taxes  and   Insurance--The   fair  value
approximates carrying value.

Federal Home Loan Bank Advances--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

Note Payable--Limited Partnership--The fair value of the borrowing is estimated using a discounted cash flow calculation, based on current rates for similar debt.

Off-Balance Sheet Commitments--Commitments include commitments to originate mortgage and consumer loans, and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.

The estimated fair values of the Company's financial instruments are as follows:

                                                                     2000                               1999
                                                          -------------------------------------------------------------
                                                          Carrying            Fair           Carrying            Fair
December 31                                                Amount             Value           Amount             Value
-----------------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                             $  4,755            $4,755         $  3,117          $  3,117
   Investment securities available for sale                                                      315               315
   Investment securities held to maturity                   7,597             7,582            7,522             7,199
   Loans, net                                             109,505           109,856          106,174           103,846
   Stock in FHLB                                            1,044             1,044            1,044             1,044
   Interest receivable                                        958               958              824               824

Liabilities
   Deposits                                                72,816            73,160           68,990            68,735
   Borrowings
     FHLB advances                                         14,535            14,366           11,659            11,646
     Notes payable--limited partnership                       655               572              837               712
   Interest payable                                           196               196              123               123
   Advances by borrowers for taxes and insurance              279               279              270               270


Note 19-- Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:


                             Condensed Balance Sheet

December 31                                                      2000              1999
---------------------------------------------------------------------------------------
Assets
   Cash                                                       $  1,581          $  5,555
   Investment securities available-for-sale                                          315
   Investment in subsidiary                                     34,716            32,532
   Other assets                                                    254               216
                                                              --------------------------
       Total assets                                           $ 36,551          $ 38,618
                                                              ==========================
Liability--other                                              $    363          $    338
Shareholders' Equity                                            36,188            38,280
                                                              --------------------------
       Total liabilities and shareholders' equity              $36,551           $38,618
                                                              ==========================



                          Condensed Statement of Income

Year Ended December 31                                                        2000             1999              1998
----------------------------------------------------------------------------------------------------------------------
Income
   Interest income                                                        $       8         $     11          $      4
   Other income                                                                 144              175                81
                                                                          --------------------------------------------
                                                                                152              186                85
                                                                          --------------------------------------------
Expenses
   Salaries and employee benefits                                                95               80                65
   Legal and professional fees                                                   68               83                97
   Other expenses                                                                15               17                14
                                                                          --------------------------------------------
     Total expenses                                                             178              180               176
                                                                          --------------------------------------------
Income (loss) before income tax and equity in
   undistributed income of subsidiaries                                         (26)               6               (91)
Income tax benefit (expense)                                                      4                9               (20)
                                                                          --------------------------------------------
Loss before equity in undistributed income of subsidiaries                      (22)              (3)              (71)
Equity in undistributed income of subsidiaries                                1,957            1,973             2,045
                                                                          --------------------------------------------
Net Income                                                                   $1,935           $1,970            $1,974
                                                                          ============================================





                      Consolidated Statement of Cash Flows

Year Ended December 31                                                        2000             1999              1998
----------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                                $1,935           $1,970          $  1,974
   Adjustments to reconcile net income to net cash provided by
     operating activities                                                    (1,899)          (1,900)           (2,165)
                                                                          --------------------------------------------
       Net cash provided (used) by operating activities                          36               70              (191)
                                                                          --------------------------------------------
Investing Activities

   Purchases of investments available for sale                                                  (812)
   Proceeds from sales of investments available for sale                        336              596
                                                                          --------------------------------------------
       Net cash used by investing activities                                    336             (216)
                                                                          --------------------------------------------
Financing Activities

   Cash dividend                                                             (1,322)          (1,118)             (729)
   Repurchase of common stock                                                (3,024)          (3,424)           (1,859)
                                                                          --------------------------------------------
       Net cash used by financing activities                                 (4,346)          (4,542)           (2,588)
                                                                          --------------------------------------------

Net Change in Cash                                                           (3,974)          (4,688)           (2,779)
Cash at Beginning of Year                                                     5,555           10,243            13,022
                                                                          --------------------------------------------
Cash at End of Year                                                          $1,581           $5,555           $10,243
                                                                          =============================================


Directors and Officers

                               Board of Directors

                                Joseph E. Timmons
                              Chairman of the Board
                      President and Chief Executive Officer
                   Union Federal Savings and Loan Association

         Philip L. Boots                              Samuel H. Hildebrand
         President, Boots Brothers                    President, Village
         Oil Company, Inc.                            Traditions, Inc.
         Marvin L. Burkett                            John M. Horner
         Farmer (Retired)                             President, Horner
                                                      Pontiac Buick, Inc.
         Phillip E. Grush                             Harry A. Siamas
         Optometrist                                  Attorney

                       Officers of Union Community Bancorp

         Joseph E. Timmons           Ronald L. Keeling   Denise E. Swearingen
         Chairman of the Board       Vice President      Secretary and Treasurer
         President and
         Chief Executive Officer     Alan L. Grimble
                                     Vice President

             Officers of Union Federal Savings and Loan Association

                  Joseph E. Timmons                Ronald L. Keeling
                  President and                    Senior Loan Officer
                  Chief Executive Officer          Vice President and
                                                   Assistant Secretary

                  Denise E. Swearingen             Alan L. Grimble
                  Secretary, Controller/           Commercial Loan Officer
                  Treasurer                        Executive Vice President

                                     Judith E. Wilson-Tulley
                                     Loan Officer
                                     Assistant Secretary

Directors and Officers

     Philip L. Boots (age 54) has served since 1985 as President of Boots Brothers Oil Company, Inc., a petroleum marketer that operates gasoline outlets, convenience grocery stores and car washes in the Crawfordsville area.

     Marvin L. Burkett (age 72) has worked as a self-employed farmer in Montgomery County since 1956. He currently is semi-retired from farming.

     Phillip E. Grush (age 69) worked as a self-employed optometrist in Crawfordsville from 1960 until September, 1996 when he sold his practice. He currently works for Dr. Michael Scheidler in Crawfordsville as a part-time employee/consultant.

     Samuel H. Hildebrand, II (age 61) a resident of Montgomery County since 1964, has served in management positions at R R Donnelley & Sons Co., Crawford Industries, Inc., and Atapco Custom Products. Since 1995, he has served as President of Hildebrand's Village Traditions, Inc. The company is engaged in property management as well as custom fabrication of rain gutter systems through its Custom Flo Division.

     John M. Horner (age 64) has served as the president of Horner Pontiac Buick, Inc. in Crawfordsville since 1974.

     Harry A. Siamas (age 50) has practiced law in Crawfordsville since 1976 and has served as Union Federal's attorney for 18 years.

     Joseph E. Timmons (age 66) has served as President and Chief Executive Officer of Union Federal since 1974 and of UFS Service Corp. since its inception in 1994. He has been an employee of Union Federal since 1954.

Shareholder Information

Market Information

     The Association converted from a federal mutual savings and loan association to a federal stock savings and loan association effective December 29, 1997, and simultaneously formed a savings and loan holding company, the Holding Company. The Holding Company's Common Stock, is traded on the NASDAQ National Market System under the symbol "UCBC." As of January 31, 2001, there were approximately 1,344 record holders of the Holding Company's Common Stock.

     Any dividends paid by the Holding Company will be subject to determination and declaration by the Board of Directors in its discretion. In determining the level of any future dividends, the Board of Directors will consider, among other factors, the following: tax considerations; industry standards; economic conditions; capital levels; regulatory restrictions on dividend payments by the Association to the Holding Company; and, general business practices.

     The Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders although the source of such dividends will depend in part upon the receipt of dividends from the Association. Applicable law restricts the amount of dividends Union Federal may pay to the Holding Company without obtaining the prior approval of the OTS to an amount that does not exceed Union Federal's year-to-date net income plus its retained net income for the preceding two years. The Holding Company is subject, however, to the requirements of Indiana law, which generally limit the payment of dividends to amounts that will not affect the ability of the Holding Company, after the dividend has been distributed, to pay its debts in the ordinary course of business and will not exceed the difference between the Holding Company's total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of the Holding Company's common stock.

     In addition to the foregoing, the portion of the Association's earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Association to pay cash dividends to the Holding Company without the payment of federal income taxes by the
Association   at  the  then  current  income  tax  rate  on  the  amount  deemed distributed, which would include any federal income taxes attributable to the distribution. The Holding Company does not contemplate any distribution by the Association that would result in a recapture of the Association's bad debt reserve or otherwise create federal tax liabilities.

                            Stock Price      Dividends

Quarter Ended            High        Low     Per Share
March 31, 1999         $12 1/2    $11 1/8     $.105
June 30, 1999           12         10 1/4      .110
September 30, 1999      12 1/2     10 13/16    .120
December 31, 1999       12 3/8      8 7/8      .130
March 31, 2000          11 3/8      9 15/16    .140
June 30, 2000           11 1/8     10 1/8      .145
September 30, 2000      12 3/4     11          .150
December 31, 2000       13 7/64    11 1/4      .150


Transfer Agent and Registrar
The Fifth Third Bank
Corporate Trust Operations
38 Fountain Square Plaza, MD - 1090F5
Cincinnati, Ohio 45202
(513) 579-5320 or (800) 837-2755


General Counsel
Barnes & Thornburg
11 South Meridian Street
Indianapolis, Indiana  46204

Independent Auditor
Olive LLP
201 N. Illinois Street, Suite 700S
Indianapolis, Indiana  46204


Shareholders and General Inquiries

The Company filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2000 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

     Joseph E. Timmons
     President and Chief Executive Officer
     Union Community Bancorp
     221 East Main Street
     Crawfordsville, Indiana 47933

                                                                         ANNEX F
                                                                         -------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q/A-1

                                   (Mark One)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001

                                       OR

[   ]      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
           EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM TO

                        Commission file number: 000-23543

                             UNION COMMUNITY BANCORP
               (Exact name of registrant specified in its charter)

Indiana                                                       35-2025237
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                           Identification  Number)

                              221 East Main Street
                          Crawfordsville, Indiana 47933
                    (Address of principal executive offices,
                               including Zip Code)

                                 (765) 362-2400
              (Registrant's telephone number, including area code)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such report), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

The number of shares of the Registrant's common stock, without par value, outstanding as of June 30, 2001 was 2,270,000.

                             Union Community Bancorp
                                    Form 10-Q/A

                                      Index

                                                                        Page No.
FORWARD LOOKING STATEMENT                                                     3

PART I.  FINANCIAL INFORMATION

Item 1.  Financial Statements

             Consolidated Condensed Balance Sheet                             4

             Consolidated Condensed Statement of Income                       5

             Consolidated Condensed Statement of Shareholders' Equity         6

             Consolidated Condensed Statement of Cash Flows                   7

             Notes to Unaudited Consolidated Condensed Financial Statements   8

Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations.                                           9

Item 3.  Quantitative and Qualitative Disclosures about Market Risk          11

PART II. OTHER INFORMATION

Item 1.  Legal Proceedings                                                   13
Item 2.  Changes in Securities                                               13
Item 3.  Defaults Upon Senior Securities                                     13
Item 4.  Submission of Matters to a Vote of Security Holders                 13
Item 5.  Other Information                                                   13
Item 6.  Exhibits and Reports on Form 8-K                                    13

SIGNATURES                                                                   14

                            FORWARD LOOKING STATEMENT

This Quarterly Report on Form 10-Q/A ("Form 10-Q/A") contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Form 10-Q/A and include statements regarding the intent, belief, outlook, estimate or expectations of the Company (as defined in the notes to the consolidated condensed financial statements), its directors or its officers primarily with respect to future events and the future financial performance of the Company. Readers of this Form 10-Q/A are cautioned that any such forward looking statements are not guarantees of future events or performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this Form 10-Q/A identifies important factors that could cause such differences. These factors include changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes.

PART I  FINANCIAL INFORMATION
Item 1.  Financial Statements

                     UNION COMMUNITY BANCORP AND SUBSIDIARY
                      Consolidated Condensed Balance Sheet
                                   (Unaudited)

                                                                                         June 30,               December 31,
                                                                                           2001                     2000
                                                                                  ------------------------ -------------------------
  Assets
       Cash                                                                           $      296,459          $      210,601
       Interest-bearing demand deposits                                                    2,660,136               4,544,085
                                                                                  ------------------------ -------------------------
           Cash and cash equivalents                                                       2,956,595               4,754,686
       Investment securities held to maturity                                              5,100,695               7,567,432
       Loans, net of allowance for loan losses of $509,554 and $479,554                  115,822,151             109,505,174
       Premises and equipment                                                                419,339                 373,986
       Federal Home Loan Bank stock                                                        1,180,700               1,043,700
       Investment in limited partnership                                                     876,609                 911,609
       Interest receivable                                                                   785,210                 958,450
       Other assets                                                                          213,235                 238,453
                                                                                  ------------------------ -------------------------

           Total assets                                                               $  127,354,534          $  125,383,490
                                                                                  ======================== =========================

  Liabilities
       Deposits
           Noninterest-bearing                                                        $    1,543,631          $    1,769,103
           Interest-bearing                                                               76,173,123              71,047,357
                                                                                  ------------------------ -------------------------
                Total deposits                                                            77,716,754              72,816,460
       Federal Home Loan Bank advances                                                    12,405,633              14,534,893
       Note payable                                                                          477,142                 654,542
       Interest payable                                                                      155,619                 196,223
       Dividends payable                                                                     317,683                 326,783
       Other liabilities                                                                     640,301                 666,655
                                                                                  ------------------------ -------------------------
           Total liabilities                                                              91,713,132              89,195,556

                                                                                  ------------------------ -------------------------

  Commitments and Contingent Liabilities


  Shareholders' Equity
       Preferred stock, no par value
           Authorized and unissued - 2,000,000 shares
       Common stock, no-par value
           Authorized - 5,000,000 shares
           Issued and outstanding - 2,270,000 and 2,341,000 shares                        22,191,349              22,868,943
       Retained earnings                                                                  15,992,459              16,025,304
       Unearned employee stock ownership plan (ESOP) shares                               (1,470,951)             (1,521,125)
       Unearned recognition and retention plan (RRP) shares                               (1,071,455)             (1,185,188)
                                                                                  ------------------------ -------------------------
           Total shareholders' equity                                                     35,641,402              36,187,934
                                                                                  ------------------------ -------------------------

           Total liabilities and shareholders' equity                                 $  127,354,534          $  125,383,490
                                                                                  ======================== =========================

  See notes to consolidated condensed financial statements.

                     UNION COMMUNITY BANCORP AND SUBSIDIARY
                   Consolidated Condensed Statement of Income
                                   (Unaudited)

                                                                        Three Months Ended                   Six Months Ended
                                                                              June 30                             June 30
                                                               ------------------ ---------------- ----------------- ---------------
                                                                      2001              2000             2001              2000
                                                               ------------------ ---------------- ----------------- ---------------
  Interest and Dividend Income
       Loans                                                      $  2,221,355    $   2,108,416      $  4,393,124       $4,214,690
       Investment securities                                            93,114          133,735           212,310          265,226
       Dividends on Federal Home Loan Bank stock                        22,814           20,760             45,804          41,520
       Deposits with financial institutions                             42,410           13,659            120,287          36,955
                                                               ---------------- ----------------- ----------------- ---------------
           Total interest and dividend income                        2,379,693        2,276,570          4,771,525       4,558,431
                                                               ---------------- ----------------- ----------------- ---------------

  Interest Expense
       Deposits                                                      1,028,747          933,270         2,060,096        1,830,652
       Federal Home Loan Bank advances                                 161,444          173,614           380,466          344,794
                                                               ---------------- ----------------- ----------------- ---------------
           Total interest expense                                    1,190,191        1,106,884         2,440,562        2,175,446
                                                               ---------------- ----------------- ----------------- ---------------

  Net Interest Income                                                1,189,502        1,169,686         2,330,963        2,382,985
       Provision for loan losses                                        15,000           15,000            30,000           30,000
                                                               ---------------- ----------------- ----------------- ---------------
  Net Interest Income After Provision for Loan Losses                1,174,502        1,154,686         2,300,963        2,352,985
                                                               ---------------- ----------------- ----------------- ---------------

  Other Income (Losses)
       Equity in losses of limited partnerships                        (10,000)         (25,000)          (35,000)        (55,000)
       Net realized gains on sales of available for sale
  securities                                                                                                                 8,331
       Other income                                                     40,036           28,767            84,184           61,863
                                                               ---------------- ----------------- ----------------- ---------------
           Total other income (losses)                                  30,036            3,767            49,184           15,194
                                                               ---------------- ----------------- ----------------- ---------------

  Other Expenses
       Salaries and employee benefits                                  307,531          266,848           618,061          532,954
       Net occupancy expenses                                           18,340           10,495            29,878           16,409
       Equipment expenses                                                9,364            5,119            15,836           10,097
       Legal and professional fees                                      49,440           48,521            80,815           71,326
       Data processing fees                                             30,241           19,538            48,530           39,040
       Other expenses                                                  116,458           85,952           234,989          159,262
                                                               ---------------- ----------------- ----------------- ---------------
           Total other expenses                                        531,374          436,473         1,028,109          829,088
                                                               ---------------- ----------------- ----------------- ---------------

  Income Before Income Tax                                             673,164          721,980         1,322,038        1,539,091
       Income tax expense                                              223,430          227,584           436,458          509,473
                                                               ---------------- ----------------- ----------------- ---------------

  Net Income                                                      $    449,734    $     494,396      $    885,580       $1,029,618
                                                               ================ ================= ================= ===============

  Basic Earnings per Share                                              $  .22           $  .22            $  .43            $ .45
                                                               ================ ================= ================= ===============

  Diluted Earnings per Share                                            $  .22           $  .22            $  .43            $ .45
                                                               ================ ================= ================= ===============

  See notes to consolidated condensed financial statements.

                     UNION COMMUNITY BANCORP AND SUBSIDIARY
            Consolidated Condensed Statement of Shareholders' Equity
                     For the Six Months Ended June 30, 2001
                                   (Unaudited)


                                              Common Stock                                Unearned
                                      ------------------------------
                                         Shares                           Retained          ESOP           Unearned
                                       Outstanding        Amount          Earnings         Shares         Compensation        Total
                                      -------------- ----------------- --------------- ---------------- ---------------- -----------

Balances, January 1, 2001               2,341,000      $22,868,943     $ 16,025,304    $(1,521,125)       $(1,185,188)  $36,187,934
  Net income for the period                                                 885,580                                         885,580
  Cash dividends ($.30 per share)                                          (635,367)                                       (635,367)
  Purchase of common  stock               (71,000)        (693,717)        (283,058)                                       (976,775)
  Amortization of unearned
compensation expense                                                                                           113,733      113,733
  ESOP shares earned                                        16,123                          50,174                           66,297
                                      -------------- --------------- ---------------- ---------------- ---------------- ------------
Balances, June 30, 2001                 2,270,000      $22,191,349       15,992,459    $(1,470,951)       $(1,071,455)  $ 5,641,402
                                      ============== =============== ================ ================ ================ ============

See notes to consolidated condensed financial statements.

                     UNION COMMUNITY BANCORP AND SUBSIDIARY
                 Consolidated Condensed Statement of Cash Flows
                                   (Unaudited)

                                                                                                   Six Months Ended
                                                                                                       June 30,
                                                                                              ---------------- ---------------
                                                                                                   2001             2000
                                                                                              ---------------- ---------------
  Operating Activities
       Net income                                                                              $    885,580    $   1,029,618
       Adjustments to reconcile net income to net cash provided by operating activities
         Provision for loan losses                                                                   30,000           30,000
         Depreciation and amortization                                                               17,624           17,568
         Investment securities accretion, net                                                        (1,664)        (14,090)
         Gain on sale of investment securities available for sale                                                    (8,331)
         Equity in losses of limited partnerships                                                    35,000           55,000
         Amortization of unearned compensation expense                                              113,733          113,733
         ESOP shares earned                                                                          66,297           55,663
         Net change in:
           Interest receivable                                                                      173,240           82,123
           Interest payable                                                                         (40,604)          45,754
           Other assets                                                                              25,218           52,931
           Other liabilities                                                                        (48,627)          13,633
                                                                                              ---------------- ---------------
                Net cash provided by operating activities                                         1,255,797        1,473,622
                                                                                              ---------------- ---------------

  Investing Activities
       Purchase of securities held to maturity                                                                      (300,000)
       Purchase of  FHLB stock                                                                     (137,000)
       Proceeds from sales of investment securities available for sale                                                87,997
       Proceeds from maturities of securities held to maturity and paydowns of mortgage-
        backed securities                                                                         2,498,401          121,476
       Net changes in loans                                                                      (6,346,977)      (1,880,090)
       Purchases of property and equipment                                                          (62,977)         (15,116)
                                                                                              ---------------- ---------------
                Net cash used by investing activities                                            (4,048,553)      (1,985,733)
                                                                                              ---------------- ---------------

  Financing Activities
       Net change in
         Interest-bearing demand and savings deposits                                             3,232,372        1,076,981
         Certificates of deposit                                                                  1,667,922          652,776
       Proceeds from borrowings                                                                   4,000,000        9,000,000
       Repayment of borrowings                                                                   (6,306,660)      (9,306,533)
       Cash dividends                                                                              (644,467)        (652,473)
       Repurchase of common stock                                                                  (976,775)      (1,240,031)
       Net change in advances by borrowers for taxes and insurance                                   22,273            6,696
                                                                                              ---------------- ---------------
                Net cash provided (used) by financing activities                                    994,665         (462,584)
                                                                                              ---------------- ---------------

  Net Change in Cash and Cash Equivalents                                                        (1,798,091)        (974,695)

  Cash and Cash Equivalents, Beginning of Period                                                  4,754,686        3,117,025
                                                                                              ---------------- ---------------

  Cash and Cash Equivalents, End of Period                                                     $  2,956,595    $   2,142,330
                                                                                              ================ ===============

  Additional Cash Flows Information
       Interest paid                                                                           $  2,481,166    $   2,129,692
       Income tax paid                                                                              524,000          517,025
       Transfers from loans to foreclosed assets                                                                      85,320

  See notes to consolidated condensed financial statements.

                     UNION COMMUNITY BANCORP AND SUBSIDIARY
         Notes to Unaudited Consolidated Condensed Financial Statements

Note 1: Basis of Presentation

The consolidated financial statements include the accounts of Union Community Bancorp (Company) and its wholly owned subsidiary, Union Federal Savings and Loan Association, a federally chartered savings and loan association (Union Federal). A summary of significant accounting policies is set forth in Note 1 of Notes to Financial Statements included in the December 31, 2000 Annual Report to Shareholders. All significant intercompany accounts and transactions have been eliminated in consolidation.

The interim consolidated financial statements have been prepared in accordance with instructions to Form 10-Q/A, and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

The interim consolidated financial statements at June 30, 2001, and for the three and six months ended June 30, 2001 and 2000, have not been audited by independent accountants, but reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for such periods.

Note 2: Earnings Per Share

Earnings per share have been computed based upon the weighted-average common shares outstanding. Unearned Employee Stock Ownership Plan shares have been excluded from the computation of average common shares outstanding.

                                              Three Months Ended                            Three Months Ended
                                                 June 30, 2001                                 June 30, 2000
                                                 -------------                                 -------------
                                                   Weighted                                      Weighted
                                                    Average        Per Share                     Average      Per Share
                                      Income        Shares           Amount         Income        Shares        Amount
                                      ------        ------           ------         ------        ------        ------
Basic earnings per share
   Income available to common
    shareholders                    $449,734       2,031,714          $ .22        $494,396      2,260,870       $ .22
                                                                      =====                                      =====

Effect of dilutive RRP awards
and stock options
                                    ---------      ---------                       --------      ----------

Diluted earnings per share
   Income available to  common
    shareholders and assumed
    conversions                     $449,734       2,031,614          $ .22        $494,396      2,260,870       $ .22
                                    ========       =========          =====        ========      =========       =====


                                               Six Months Ended                              Six Months Ended
                                                June 30, 2001                                  June 30, 2000
                                                -------------                                  -------------
                                                   Weighted                                       Weighted
                                                    Average        Per Share                      Average      Per Share
                                      Income        Shares           Amount          Income        Shares        Amount
                                      ------        ------           ------          ------        ------        ------
Basic earnings per share
   Income available to common
    shareholders                    $  885,580     2,054,427          $ .43        $1,029,618    2,292,573       $ .45
                                                                      =====                                      ======

Effect of dilutive RRP awards
and stock options
                                    ----------     ---------                       ----------    ---------

Diluted earnings per share
   Income available to  common
    shareholders and assumed
    conversions                     $  885,580     2,054,427          $ .43        $1,029,618    2,292,573       $ .45
                                    ==========     =========          =====        ==========    =========       =====

Note 3: Business Combinations

On July 23, 2001, the Company signed a definitive agreement to acquire Montgomery Financial Corporation ("Montgomery"), Crawfordsville, Indiana. The acquisition will be accounted for under the purchase method of accounting. Under the terms of the agreement, shareholders of Montgomery would have the right to elect to receive either 1.1244 shares of the Company's common stock or $15.00 in cash. However, fifty percent of the aggregate consideration must be paid in shares of common stock and there may be pro rata allocations of cash or stock made to shareholders to ensure that this requirement is satisfied. The transaction is subject to approval by shareholders of the Company and Montgomery and appropriate regulatory agencies. As of March 31, 2001, Montgomery had total assets and shareholders' equity of $142.9 million and $16.9 million, respectively.

Item 2: Management's Discussion and Analysis of Financial Condition and Results of Operations

General

Union Community Bancorp, an Indiana corporation (the "Company"), was organized in September, 1997. On December 29, 1997, it acquired the common stock of Union Federal Savings and Loan Association ("Union Federal") upon the conversion of Union Federal from a federal mutual savings and loan association to a federal stock savings and loan association.

Union Federal was organized as a state-chartered savings and loan association in 1913. Since then, Union Federal has conducted its business from its full-service office located in Crawfordsville, Indiana. Union Federal opened its first branch office in Crawfordsville on April 2, 2001. Union Federal's principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate. Union Federal's deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). Union Federal offers a number of financial services, including: (i) residential real estate loans; (ii) multi-family loans; (iii) commercial real estate loans; (iv) construction loans; (v) home improvement loans and consumer loans, including single-pay loans, loans secured by deposits, installment loans and commercial loans; (vi) money market demand accounts ("MMDAs"); (vii) passbook savings accounts; and (viii) certificates of deposit.

Union Federal currently owns one subsidiary, UFS Service Corp. ("UFS"), whose sole asset is its investment in Pedcor Investments 1993-XVI, L.P. ("Pedcor"), which is an Indiana limited partnership that was established to organize, build, own, operate and lease a 48-unit apartment complex in Crawfordsville, Indiana known as Shady Knoll II Apartments (the "Project"). Union Federal owns the limited partner interest in Pedcor. The general partner is Pedcor Investments LLC. The Project, operated as a multi-family, low- and moderate-income housing project, is completed and is performing as planned. Because UFS engages exclusively in activities that are permissible for a national bank, OTS regulations permit Union Federal to include its investment in UFS in its calculation of regulatory capital.

Union Federal's results of operations depend primarily upon the level of net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and investments, and costs incurred with respect to interest-bearing liabilities, primarily deposits and borrowings. Results of operations also depend upon the level of Union Federal's non-interest income, including fee income and service charges, and the level of its non-interest expenses, including general and administrative expenses.

Financial Condition

Total assets increased approximately $2.0 million, or 1.6%, to $127.4 million at June 30, 2001, from $125.4 million at December 31, 2000. The increase was primarily due to loan growth of $6.3 million offset by decreases in cash and cash equivalents and investment securities held to maturity. Net loans increased by 5.8% to $115.8 million due to an increase in customer demand and an increased focus by the Company in the areas of commercial and consumer lending. Cash and cash equivalents decreased by $1.8 million from December 31, 2000 to June 30, 2001. Investment securities held to maturity decreased $2.5 million during the six months ended June 30, 2001 primarily due to $2.3 million received on investment securities that were called prior to their scheduled maturity dates.

Deposits increased by $4.9 million to $77.7 million during the six months ended June 30, 2001. The increase in deposits was primarily used to fund loan growth. Borrowed funds decreased by $2.3 million, or 15.2%, from December 31, 2000 to June 30, 2001. The decrease in total borrowed funds resulted from a decrease in FHLB advances of $2.1 million and a decrease in the note payable to a limited partnership of $178,000.

Shareholders' equity decreased approximately $547,000 to $35.6 million at June 30, 2001. The decrease was primarily due to stock repurchases of $977,000 and cash dividends of $636,000. These decreases were offset by net income for six months ended June 30, 2001 of $886,000, Employee Stock Ownership Plan shares earned of $66,000 and unearned compensation amortization of $114,000.

Comparison  of  Operating  Results for the Three  Months Ended June 31, 2001 and
2000

Net income decreased approximately $44,000 from $494,000 for the three months ended June 30, 2000 to $450,000 for the three months ended June 30, 2001. The return on average assets was 1.43% and 1.63% for the three months ended June 30, 2001 and 2000, respectively.

Interest income increased $103,000, or 4.5%, from $2,277,000 for the three months ended June 30, 2000 to $2,380,000 for the comparable period in 2001. Interest expense increased approximately $83,000, or 7.5%, from $1,107,000 for the three months ended June 30, 2000 to $1,190,000 for the same period in 2001. As a result, net interest income for the three months ended June 30, 2001 amounted to $1,190,000, a $20,000 increase from the second quarter of 2000.

The provisions for loan losses made for the three months ended June 30, 2001 and 2000 were $15,000. The 2001 provision and the allowance for loan losses were considered adequate, based on size, condition and components of the loan portfolio. While management estimates loan losses using the best available information, no assurance can be given that future addition to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management's control.

Other income (losses) was $30,000 for the three months ended June 30, 2001 compared to $4,000 for the same period in 2000. Other income (losses) includes the equity in losses of the Company's investment in a limited partnership, Pedcor. The Company recorded $10,000 in equity losses during the 2nd quarter of 2001 as compared to $25,000 during the same period in 2000. In addition to recording the equity in the losses of Pedcor, a benefit of low-income housing income tax credits in the amount of $45,000 was recorded for the three months ended June 30, 2001 and 2000. Other income also increased during the three months ended June 30, 2001 as compared to the same period in 2000 due to nominal increases in a variety of income categories.

Other expenses increased approximately $95,000 from $437,000 for the three months ended June 30, 2000 to $532,000 for the comparable period in 2001. The increase was primarily due to the opening of the Association's branch office in Crawfordsville, Indiana on April 2, 2001.

Income tax expense decreased $5,000, or 2.2%, for the three months ended June 30, 2001 compared to the same period in 2000. The effective tax rates for the three months ended June 30, 2001 and 2000 were approximately 33% and 32%, respectively.

Comparison of Operating Results for the Six Months Ended June 31, 2001 and 2000

Net income decreased $144,000, or 14.0%, from $1,030,000 for the six months ended June 30, 2000 to $886,000 for the six months ended June 30, 2001. The return on average assets was 1.40% and 1.70 % for the six months ended June 30, 2001 and 2000, respectively.

Interest income increased $214,000, or 4.7%, from $4,558,000 for the six months ended June 30, 2000 as compared to $4,772,000 for the six months ended June 30, 2001. Interest expense increased $266,000, or 12.2%, from $2,175,000 for the six months ended June 30, 2000 to $2,441,000 for the same period in 2001. As a result, net interest income for the six months ended June 30, 2001 amounted to $2,331,000, a 2.2% decrease from six months ended June 30, 2000.

The provisions for loan losses made for the six months ended June 30, 2001 and 2000 were $30,000. The 2001 provision and the allowance for loan losses were considered adequate, based on size, condition and components of the loan portfolio. While management estimates loan losses using the best available information, no assurance can be given that future addition to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management's control.

Other income (losses) were $49,000 for the six months ended June 30, 2001 compared to $15,000 for the same period in 2000. Other income (losses) includes the equity in losses of the Company's investment in a limited partnership, Pedcor. The Company recorded $35,000 in equity losses during the six months ended 2001 as compared to $55,000 during the same period in 2001. In addition to recording the equity in the losses of Pedcor, a benefit of low-income housing income tax credits in the amount of $89,000 was recorded for the six months ended June 30, 2001 and 2000. Other income also increased during the six months ended June 30, 2001 as compared to the same period in 2000 due to nominal increases in a variety of income categories.

Other expenses increased $199,000 from $829,000 for the six months ended June 30, 2000 to $1,028,000 for the comparable period in 2001. The increase was primarily due to the opening of the Association's branch office as mentioned above.

Income tax expense decreased approximately $73,000, or 14.3%, for the six months ended June 30, 2001 compared to the same period in 2000. The effective tax rate was 33% for both six-month periods ended June 30, 2001 and 2000.

Asset Quality

Union Federal currently classifies loans as special mention, substandard, doubtful and loss to assist management in addressing collection risks and pursuant to regulatory requirements which are not necessarily consistent with generally accepted accounting principles. Special mention loans represent credits that have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects or Union Federal's credit position at some future date. Substandard loans represent credits characterized by the distinct possibility that some loss will be sustained if deficiencies are not corrected. Doubtful loans possess the characteristics of substandard loans, but collection or liquidation in full is doubtful based upon existing facts, conditions and values. A loan classified as a loss is considered uncollectible. Union Federal had $455,000 and $461,000 of loans classified as special mention as of June 30, 2001 and December 31, 2000 respectively. In addition, Union Federal had $1.3 million and $1.4 million of loans classified as substandard at June 30, 2001 and December 31, 2000, respectively. At June 30, 2001 and December 31, 2000, no loans were classified as doubtful or loss. At June 30, 2001, and December 31, 2000, respectively, $326,000 and $406,000 of the substandard loans were non-accrual loans. The allowance for loan losses was $510,000 or .44% of loans at June 30, 2001 as compared to $480,000 or .44% of loans at December 31, 2000.

Liquidity and Capital Resources

The standard measure of liquidity for savings associations is the ratio of cash and eligible investments to a certain percentage of net withdrawable savings accounts and borrowings due within one year. The minimum required ratio is currently set by the Office of Thrift Supervision regulation at 4%. As of June 30, 2001, Union Federal had liquid assets of $8.1 million and a liquidity ratio of 9.8%.

Other

The Securities and Exchange Commission maintains a Web site that contains reports, proxy information statements, and other information regarding registrants that file electronically with the Commission, including the Company. The address is http://www.sec.gov.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Presented below, as of June 30, 2001 and 2000, is an analysis performed by the OTS of Union Federal's interest rate risk as measured by changes in Union Federal's net portfolio value ("NPV") for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points.



                                           June 30, 2001
                                           -------------
                          Net Portfolio Value                             NPV as % of PV of Assets
   Changes
   In Rates        $ Amount         $ Change          % Change            NPV Ratio          Change
   --------        --------         ---------         --------            ---------          ------
   +300 bp           27,880           -8,003            -22%               23.09%           -417 bp
   +200 bp           30,519           -5,364            -15%               24.56%           -271 bp
   +100 bp           33,289           -2,594             -7%               26.00%           -126 bp
      0 bp           35,883                                                27.26%
   -100 bp           37,739            1,856              5%               28.05%            +79 bp
   -200 bp           38,881            2,998              8%               28.41%           +115 bp
   -300 bp           39,972            4,089             11%               28.73%           +147 bp




                                           June 30, 2000
                                           -------------
                           Net Portfolio Value                            NPV as % of PV of Assets
   Changes
   In Rates        $ Amount         $ Change          % Change            NPV Ratio          Change
   --------        --------         ---------         --------            ---------          ------
   +300 bp           24,872           -8,852            -26%               22.57%           -545 bp
   +200 bp           27,789           -5,935            -18%               24.47%           -354 bp
   +100 bp           30,765           -2,959             -9%               26.30%           -172 bp
      0 bp           33,724                                                28.01%
   -100 bp           36,386            2,663              8%               29.46%           +145 bp
   -200 bp           38,297            4,573             14%               30.43%           +242 bp
   -300 bp           40,081            6,358             19%               31.30%           +329 bp




The analysis at June 30, 2001 indicates that there have been no material changes in market interest rates or in the Company's interest rate sensitive instruments which would cause a material change in the market risk exposures which affect the quantitative and qualitative risk disclosures as presented in Item 7A of the Company's Annual Report on Form 10-K for the period ended December 31, 2000.

PART II.   OTHER INFORMATION

Item 1.       Legal Proceedings

              None.

Item 2.       Changes in Securities and Use of Proceeds

              None.

Item 3.       Defaults Upon Senior Securities.

              None.

Item 4.       Submission of Matters to Vote of Security Holders.

              On April 18, 2001, Union Community Bancorp held its Annual Meeting of Shareholders. Two directors were elected to terms expiring in 2004 by the following votes:

                  Philip L. Boots       For:   2,054,398     Withheld:   109,460
                  John M. Horner        For:   2,050,717     Withheld:   113,141

              The terms of office of the following directors of Union Community Bancorp continued after the Annual Shareholder Meeting:

                           Name                               Term Expires In
                           ----                               ---------------
                           Marvin L. Burkett                       2002
                           Phillip E. Grush                        2002
                           Joseph E. Timmons                       2002
                           Samuel H. Hildebrand                    2003
                           Harry A. Siamas                         2003

Item 5.       Other Information.

              None.

Item 6.       Exhibits and Reports on Form 8-K.

                   (a) On July 24, 2001, the Company filed a current report on Form 8-K disclosing the merger between Union Community Bancorp and Montgomery Financial Corporation the Agreement and Plan of Reorganization attached to which is an exhibit thereto.

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             UNION COMMUNITY BANCORP

Date:         October 5, 2001                     By: /s/ Joseph E. Timmons
              ---------------                         -------------------------
                                                     Joseph E. Timmons
                                                     President and
                                                     Chief Executive Officer

Date:         October 5, 2001                     By: /s/ Denise E. Swearingen
              ---------------                         --------------------------
                                                      Denise E. Swearingen
                                                      Treasurer

                                                                         ANNEX G
                                                                         -------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   FORM 10-KSB


[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

    For the Fiscal Year Ended June 30, 2001

         OR

[ ] TRANSITION  REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

    For the transition period from  ______________ to _____________

                         Commission File Number 0-29312

                        MONTGOMERY FINANCIAL CORPORATION
-------------------------------------------------------------------------------
              (Exact Name of Small Business Issuer in its Charter)


          Indiana                                          35-1962246
-------------------------------------------------------------------------------
(State or Other Jurisdiction of                           (IRS Employer
Incorporation or Organization)                          Identification No.)

119 East Main Street Crawfordsville, Indiana                  47933
-------------------------------------------------------------------------------
  (Address of Principal Executive Offices)                  Zip Code

Issuer's telephone number, including area code: (765) 362-4710

         Securities Registered under Section 12(b) of the Exchange Act:
                                      None

         Securities Registered under Section 12(g) of the Exchange Act:

                     Common Stock, par value $.01 per share
-------------------------------------------------------------------------------
                                (Title of Class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such requirements for the past 90 days. YES [X] NO [ ]

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

The issuer had $10.7 million in revenues for the fiscal year ended June 30, 2001.

As of September 26, 2001, there were issued and outstanding 1,207,698 shares of the issuer's Common Stock. The aggregate market value of the voting stock held by non-affiliates of the issuer, computed by reference to the last known sale price of such stock as of September 26, 2001, was $17.1 million.

                            Exhibit Index on Page 73
                               Page 1 of 74 Pages

                        MONTGOMERY FINANCIAL CORPORATION
                                   Form 10-KSB
                                      INDEX



                                                                            Page

Forward Looking Statement................................................    3

PART I
  Item 1.  Description of Business.......................................    3
  Item 2.  Description of Property.......................................   26
  Item 3.  Legal Proceedings.............................................   27
  Item 4.  Submission of Matters to a Vote of Security Holders...........   27

PART II
  Item 5.  Market for Common Equity and Related Stockholder Matters......   28
  Item 6.  Management's Discussion and Analysis or Plan of Operation.....   28
  Item 7.  Financial Statements..........................................   42
  Item 8.  Changes in and Disagreements with Accountants on Accounting
              and Financial Disclosure...................................   66

PART III
  Item 9.  Directors, Executive Officers, Promoters and Control Persons;
              Compliance with Section 16(a) of the Exchange Act..........   66
  Item 10. Executive Compensation........................................   68
  Item 11. Security Ownership of Certain Beneficial Owners and
              Management.................................................   71
  Item 12. Certain Relationships and Related Transactions................   72
  Item 13. Exhibits and Reports on Form 8-K..............................   73

Signatures...............................................................   74

                            FORWARD LOOKING STATEMENT

         This Annual Report on Form 10-KSB ("Form 10-KSB") contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Form 10-KSB and include statements regarding the intent, belief, outlook, estimates or expectations of the Company (as defined below), its directors, or its officers primarily with respect to future events and the future financial performance of the Company. Readers of this Form 10-KSB are cautioned that any such forward looking statements are not guarantees of future events or performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this Form 10-KSB identifies important factors that could cause such differences. These factors include but are not limited to changes in interest rates; loss of deposits and loan demand to other savings and financial institutions; substantial changes in financial markets; changes in real estate values and the real estate market; regulatory changes; or unanticipated results in pending legal proceedings.

                                     PART I

ITEM 1.  DESCRIPTION OF BUSINESS

GENERAL

         Montgomery Financial Corporation (the "Company") is an Indiana corporation organized in April 1997 by Montgomery Savings, a Federal Association, for the purpose of serving as a savings and loan holding company. Montgomery Savings Association, a Federal Association, was established in 1888 as an Indiana state-chartered mutual savings and loan association known as The Montgomery Savings Association. It was converted in 1985 to a federally chartered, mutual savings and loan association. On August 11, 1995, Montgomery Savings Association, a Federal Association, transferred substantially all its assets and liabilities to a federally-chartered stock savings and loan association named Montgomery Savings, a Federal Association (the "Association").

         In June 1997, the Company became the holding company of the Association and issued shares of common stock, par value $.01 per share ("Common Stock"), to the public. Pursuant to a Plan of Conversion and Agreement and Plan of Reorganization (the "Plan") adopted by the Association and Montgomery Mutual Holding Company, a federally chartered mutual holding company (the "Mutual Holding Company"), the Mutual Holding Company converted from mutual form to a federal interim stock savings institution and was simultaneously merged with and into the Association, with the Association being the surviving entity and a subsidiary of the Company. At the same time, the Company completed its initial public offering of 1,186,778 shares of Common Stock and exchanged 466,254 shares of Common Stock for the shares of the Association previously held by public stockholders.

         The principal asset of the Company is the outstanding stock of the Association, its wholly owned subsidiary. The Company presently has no separate operations and its business consists of the business of the Association. All references to the Company, unless otherwise indicated, at or before June 30, 1997, refer to the Association.

         The Association conducts business from five offices, two in Crawfordsville (Montgomery county), Indiana, one in Covington (Fountain county), Indiana, one in Williamsport (Warren county), Indiana, and one in Lafayette (Tippecanoe county), Indiana. The Company's principal executive offices are located at 119 East Main Street, Crawfordsville, Indiana 47933, and its telephone number is (765) 362-4710. At June

30, 2001, the Company and its subsidiaries (on a consolidated basis) had total assets of $136.9 million, total liabilities of $120.0 million, including $100.6 million of deposits, $17.6 million of Federal Home Loan Bank advances, and total stockholders' equity of $16.9 million. The deposits of the Association are insured by the Federal Deposit Insurance Corporation ("FDIC") under the Savings Association Insurance Fund ("SAIF"). The Association is subject to regulation and examination by the Office of Thrift Supervision (the "OTS").

         The Association is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans secured by one- to four-family residences.
Approximately 99.5% of the Association's depositors reside in the State of Indiana. One- to four-family residential loans amounted to $94.5 million, or 77.6%, of the Association's total loan portfolio at June 30, 2001. To a lesser extent, the Association originates loans secured by existing multi-family residential and nonresidential real estate, which amounted to $21.7 million, or 17.8%, of the total loan portfolio at June 30, 2001, as well as construction loans and consumer loans, which amounted to $4.8 million, or 4.0%, of the total loan portfolio and $789,000, or 0.6%, of the total loan portfolio at such date, respectively. The Association also invests in U.S. Government and federal agency obligations and mortgage-backed securities which are insured by federal agencies. The Association has one wholly owned subsidiary corporation, MSA Service Corporation ("MSA"). MSA engages in real estate management.

         At June 30, 2001, the Association exceeded all of its minimum capital requirements. Management attributes its strong capital position to its focus on loans secured by residential properties and a conservative lending philosophy on other types of loans.

LENDING ACTIVITIES

         The Association's revenue consists primarily of interest income generated by lending activities, including the origination of conventional fixed-rate and variable-rate mortgage loans on one- to four-family homes located in the Association's primary market area and consumer loans secured by savings deposits, residential real estate, and various other items of collateral. To a lesser extent, mortgage loans on multi-unit and nonresidential properties are also offered by the Association. The Association does not make loans insured by the Federal Housing Authority ("FHA loans") or loans guaranteed by the Veterans Administration ("VA loans").

         At June 30, 2001, the Association's net loan portfolio totaled $120.2 million. Loans secured by first mortgages on one- to four-family residences, including construction loans, totaled $92.0 million, or 75.6%, of the Association's loan portfolio at June 30, 2001, before net items. The Association originates and retains its mortgage loan portfolio, and currently does not originate mortgage loans for sale to the secondary market.

         Loans to One Borrower. Under OTS regulations, the aggregate amount of loans that the Association can make to any one borrower (including related entities with certain exceptions), is limited to an amount equal to 15% of unimpaired capital and retained income on an unsecured basis and an additional amount equal to 10% of unimpaired capital and retained income if the loan is secured by readily marketable collateral (generally financial instruments, not real estate) or $500,000, whichever is higher. The Association's maximum loan-to-one borrower limit was approximately $2.4 million as of June 30, 2001. The Association's largest amount outstanding to one borrower or group of related borrowers was a group of loans secured by unimproved land and a motel in the aggregate amount of $2.1 million. All of the loans to this borrower have performed in accordance with their terms since their origination.

         Loan Portfolio Data. The following table presents certain information about the composition of the Association's loan portfolio by loan type and security type as of the dates indicated.


                                                                                   At June 30,
                                                            -----------------------------------------------------------
                                                                  2001                2000                  1999
                                                            -----------------   ----------------    -------------------
                                                             Amount   Percent    Amount  Percent     Amount     Percent
                                                            --------  -------   -------- -------    --------    -------
                                                                                   (Dollars in Thousands)
Type of Loan:
    Mortgage loans:
        Residential....................................... $  87,891   73.12%     95,388   80.07%  $  88,989     79.87%
        Land..............................................     1,720    1.43       1,176    0.99       1,644      1.47
        Nonresidential....................................    19,302   16.06      15,522   13.03      13,467     12.09
    Construction:
        Residential.......................................     4,797    3.99       3,599    3.02       2,783      2.50
        Nonresidential....................................        50    0.04         ---    0.00         325      0.29
                                                            --------  ------    --------  ------    --------    ------
            Total mortgage loans..........................   113,760   94.64     115,685   97.11     107,208     96.22
                                                            --------  ------    --------  ------    --------    ------
    Other loans:
        Home equity.......................................     7,215    6.00       3,945    3.31       4,195      3.76
        Savings account and unsecured consumer loans......       789    0.66         928    0.78       1,199      1.08
                                                            --------  ------    --------  ------    --------    ------
            Total other loans.............................     8,004    6.66       4,873    4.09       5,394      4.84
                                                            --------  ------    --------  ------    --------    ------
    Less:
        Loans in process..................................     1,604    1.34       1,520    1.28       1,261      1.13
        Deferred loan fees (cost).........................      (322)  (0.27)       (319)  (0.27)       (300)    (0.27)
        Loan loss reserves................................       279    0.23         226    0.19         226      0.20
                                                            --------  ------    --------  ------    --------    ------
            Total adjustments.............................     1,561    1.30       1,427    1.20       1,187      1.06
                                                            --------  ------    --------  ------    --------    ------
            Total loans, net..............................  $120,203  100.00%   $119,131  100.00%   $111,415    100.00%
                                                            ========  ======    ========  ======    ========    ======

Type of Security:
    Residential:
        1-4 family........................................ $  92,045   76.58%  $  97,528   81.87%  $  90,908     81.59%
        5 or more units...................................       643    0.53       1,459    1.22         864       0.77
    Nonresidential........................................    19,352   16.10      15,522   13.03      13,792      12.38
    Land..................................................     1,720    1.43       1,176    0.99       1,644       1.47
    Residential-second mortgage...........................     7,215    6.00       3,945    3.31       4,195       3.77
    Savings accounts and unsecured consumer loans.........       789    0.66         928    0.78       1,199       1.08
                                                            --------  ------    --------  ------    --------    ------
            Total loans...................................   121,764  101.30     120,558  101.20     112,602     101.06
                                                            --------  ------    --------  ------    --------    ------
    Less:
        Loans in process..................................     1,604    1.34       1,520    1.28       1,261       1.13
        Deferred loan fees (cost).........................      (322)  (0.27)       (319)  (0.27)       (300)    (0.27)
        Loan loss reserves................................       279    0.23         226    0.19         226       0.20
                                                            --------  ------    --------  ------    --------    ------
            Total loans, net..............................  $120,203  100.00%   $119,131  100.00%   $111,415    100.00%
                                                            ========  ======    ========  ======    ========    ======

         The following table illustrates the maturities of the Association's loan portfolio at June 30, 2001. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is subject to repricing. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.


                                                  Due During Years Ended June 30,
                                -----------------------------------------------------------------
                                                             2005      2007       2012    2017
                                                              to        to         to      and
                                  2002     2003     2004     2006      2011       2016  following
                                -------   ------   ------   ------    -------   -------  --------
                                                     (Dollars in Thousands)

Residential mortgage........... $ 6,807   $2,858   $6,049   $3,938    $ 6,709   $24,297  $37,233
Nonresidential mortgage........   2,723      689    1,278      620      1,787    11,499      706
Residential construction.......   4,797      ---      ---      ---        ---       ---      ---
Nonresidential construction....      50      ---      ---      ---        ---       ---      ---
Land loans.....................   1,495       27       19      179        ---       ---      ---
Home equity loans..............     833      125      587    1,446      3,203       939       82
Savings account and unsecured
   consumer loans..............     353       59       94      247        ---        36      ---
                                -------   ------   ------   ------    -------   -------  -------
      Total.................... $17,058   $3,758   $8,027   $6,430    $11,699   $36,771  $38,021
                                =======   ======   ======   ======    =======   =======  =======


         The following table sets forth as of June 30, 2001, the dollar amount of all loans due after one year which have fixed and floating or adjustable interest rates.


                                                 Fixed   Variable
                                                 Rates    Rates    Total
                                                -------  -------  --------
                                                   (Dollars in Thousands)

Residential mortgage..........................  $69,601  $11,483   $81,084
Nonresidential mortgage.......................   14,176    2,403    16,579
Residential construction......................      ---      ---       ---
Nonresidential construction...................      ---      ---       ---
Land loans....................................      208       17       225
Home equity loans.............................    6,298       84     6,382
Savings account and unsecured consumer loans..      436      ---       436
                                                -------  -------  --------
      Total...................................  $90,719  $13,987  $104,706
                                                =======  =======  ========

         Residential Loans. The primary lending activity of the Association has been the origination of conventional loans for the acquisition or construction of single-family residences. The Association also originates loans on two- to four-family dwellings and multi-family housing (over four units). Each of these types of loans is secured by a mortgage on the underlying real estate and improvements thereon, if any.

         The Association makes loans on single family residences up to 90% of the value of the real estate and improvements (the "Loan-to-Value Ratio" or "LTV"). The Association makes loans from time to time of between 90% and 95% of the value of the real estate and obtains private mortgage insurance on those loans to reduce its exposure to 80% of the real estate's value or makes such loans on an uninsured basis as a part of the Association's Community Reinvestment Program for first-time buyers with low to moderate incomes.

         Adjustable-rate mortgage loans ("ARMs") are offered by the Association for terms of normally 15 to 20 years, although the Association will offer such loans up to terms of 25 years. The interest rate adjustment periods on the ARMs are usually one year. The maximum adjustment at each adjustment date is usually 2% with a maximum average adjustment of 4% over the term of the loan. The interest rate adjustments on ARMs presently originated by the Association are tied to changes in the monthly average yield of U.S. Treasury securities adjusted to a constant maturity of one year.

         The Association offers fixed-rate mortgage loans for terms of up to 20 years. Due to the nature of an investment in fixed-rate mortgage loans, such loans could have a negative effect upon the Association's interest rate spread because such loans do not reprice as quickly as the Association's cost of funds. Actual experience reveals, however, that, as a result of prepayments in connection with refinancings and sales of the underlying properties, residential loans generally remain outstanding for periods which are shorter than the maturity of such loans, although not as short as the periods in which the cost of funds is typically repricing.

         Of the total real estate loans originated by the Association during the year ended June 30, 2001, 7.91% were ARMs and 92.09% were fixed-rate loans.

         The Association's one- to four-family residential loan portfolio, including residential construction loans, totaled approximately $99.3 million at June 30, 2001, and represented 72.53% of total assets and 81.52% of total outstanding loans. Adjustable-rate one- to four-family residential loans comprised 14.29% and fixed- rate loans totaled 67.23% of the Association's total loans at June 30, 2001.

         Construction Loans. The Association offers residential construction loans to owner-occupants and occasionally to builders. At June 30, 2001, the Association had $4.8 million in outstanding residential construction loans.

         Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the total loan funds required to complete a project and the related Loan-to-Value Ratios. In the event a default on a construction loan occurs and foreclosure follows, the Association would have to take control of the project and attempt either to arrange for completion of construction or to dispose of the unfinished project.

         Nonresidential Real Estate Loans. The Association makes loans secured by raw land and nonresidential real estate consisting of farms and various retail and other income-producing properties. At June 30, 2001, these loans totaled $21.1 million, or approximately 17.31%, of the Association's total loans.

         Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. The Association has endeavored to reduce this risk by carefully evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management, the debt service ratio, the quality and characteristics of the income stream generated by the property and appraisals supporting the property's valuation. Federal regulations limit the amount of nonresidential mortgage loans which an association can make to 400% of its capital.

         Consumer Loans. The Association makes consumer loans primarily to depositors on the security of their savings deposits and loans secured by second real estate mortgages. To a lesser extent, unsecured loans are made to credit worthy deposit and mortgage customers of the Association. Second mortgage loans may have terms as long as 15 years depending upon the nature of the request. Such loans are limited in amount by determining 100% of the value of the real estate and subtracting any prior liens.

         The Association's normal policy is to loan no more than 95% of the current principal balance of pledged accounts. The current interest rate charged on such pledged accounts is usually 2% above the rate paid on the underlying deposit. At June 30, 2001, consumer loans totaled $0.8 million, or 0.65%, of the Association's total loans.

         Originations, Purchase and Sale of Loans. Loan originations are developed from a number of sources, including solicitations by the Association's staff, continuing business with depositors and other borrowers, real estate agents, newspaper and radio advertising and walk-in customers.

         Mortgage loan applications are taken by one of the Association's loan officers. The Association obtains a credit report, verification of employment and other documentation concerning the creditworthiness of the borrower and an appraisal of the fair market value of the real estate which will be given as security for the loan. Appraisals are performed by a designated licensed fee appraiser approved by the Board of Directors. Such loans are subject to approval upon the completion of the appraisal and the receipt of all necessary information on the credit history and creditworthiness of the borrower. At least two Board members must approve all loans over $250,000. All approved loans are reported to the full Board at their regular monthly meeting.

         If a mortgage loan application is approved, satisfactory evidence of merchantable title is obtained on the real estate and improvements which will secure the mortgage loan. Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name the Association as an insured mortgagee.

         The procedure for approval of construction/permanent loans is the same as for residential mortgage loans, except that for construction/permanent loans the Association evaluates the building plans, construction specifications and estimates of construction costs. The Association also evaluates the feasibility of the proposed construction project and the experience and record of the builder.

         Consumer loans are underwritten on the basis of the borrower's credit history, the value of the collateral and an analysis of the borrower's income and expenses and ability to repay the loan.

         The following table shows total loans originated and repaid during the periods indicated.


                                                      Years Ended June 30,
                                                 ----------------------------
                                                    2001     2000     1999
                                                 --------  --------  --------
                                                    (Dollars in Thousands)

Total gross loans at beginning of period.......  $120,558  $112,602  $100,883
Loans originated:
      Residential mortgage.....................    21,471    28,480    34,179
      Nonresidential mortgage..................     5,213     3,768     8,001
      Residential construction.................     3,962     4,460     3,180
      Nonresidential construction..............        50       ---       555
      Land loans...............................       311     1,698       471
      Other loans..............................     1,776       845     2,077
                                                 --------  --------  --------
            Total loans originated.............    32,783    39,251    48,463
                                                 --------  --------  --------

Participation loans purchased:
      Nonresidential mortgage..................        --       ---       ---

Participation loans sold:
      Nonresidential mortgage..................        --       ---       ---
Loan principal payments........................   (13,078)  (16,609)  (15,631)
Other changes, net(1)..........................   (18,499)  (14,686)  (21,113)
                                                 --------  --------  --------
            Total gross loans at end of period.  $121,764  $120,558  $112,602
                                                 ========  ========  ========

---------------------
(1) Represents changes other than cash repayments of principal (i.e., refinanced portion of new loans and foreclosed loans to real estate owned).


         Origination and Other Fees. The Association realizes interest income from its lending activities and also realizes income from late payment charges, credit life and disability insurance premium commissions and fees for other miscellaneous services.

NON-PERFORMING AND PROBLEM ASSETS

         The Association attempts to minimize loan delinquencies through careful underwriting procedures. When mortgage loans become delinquent, the Association attempts to bring the loans current through the assessment of late charges and adherence to its established collection procedures. Generally, after a loan payment is 15 days delinquent, a late charge of 5% of the amount of the payment is assessed and the Association contacts the borrower to request payment. The Association generally will initiate foreclosure proceedings after a loan is 90 days delinquent and only after attempts to obtain a deed in lieu of foreclosure are unsuccessful or inappropriate and when it becomes apparent that the loan will not be collectible or the collateral is becoming inadequate to support payments of the total debt. The above procedure similarly applies to consumer loans.

         Real estate acquired by the Association as a result of foreclosure or by deed in lieu of foreclosure and real estate securing loans deemed to be foreclosed in substance are classified as "real estate owned" until sold. When property is so acquired, or deemed to have been acquired, it is recorded at the lower of the unpaid principal balance of the loan or the fair value of the real estate at the date of acquisition, not to exceed net fair value minus estimated costs to sell. Periodically, real estate owned is reviewed to ensure that the fair value minus estimated costs to sell is no less than the carrying value and, if it is, the difference is charged to earnings as a loss. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

         Non-Performing Assets. At June 30, 2001, $2.2 million or 1.63% of the Association's total assets were non-performing assets compared to $1.4 million or 1.01% of its total assets at June 30, 2000. At June 30, 2001, residential loans and consumer loans accounted for $1.2 million and $38,000, respectively, of non-performing assets. The balance of non-performing assets consisted of $314,000 in nonresidential mortgage loans and $640,000 of real estate acquired in settlement of loans.

         All loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of principal or interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of the loan.

         For the year ended June 30, 2001, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $59,000. The amounts that were included in interest income on such loans were $20,000 for the year ended June 30, 2001.

         The following table sets forth the amounts and categories of the Association's non-performing assets.


                                                               June 30,
                                                        --------------------
                                                         2001    2000   1999
                                                        ------  ------  ----
                                                       (Dollars in Thousands)
Nonaccrual loans:
 Residential mortgage loans...........................  $  368  $  856  $422
 Nonresidential mortgage loans........................     289      25    16
 Consumer loans.......................................     ---     ---   ---
                                                        ------  ------  ----
   Total nonaccrual loans.............................     657     881   438
                                                        ------  ------  ----

Accruing loans contractually past due 90 days or more:
 Residential mortgage.................................     875      72    69
 Nonresidential mortgage..............................      25     ---   ---
 Consumer loans.......................................      38      37    40
                                                        ------  ------  ----
   Total accruing loans contractually past due
      90 days or more.................................     938     109   109
                                                        ------  ------  ----
   Total non-performing loans.........................   1,595     990   547
                                                        ------  ------  ----

Real estate acquired in settlement of loans (net).....     640     441   267
                                                        ------  ------  ----

Total non-performing assets...........................  $2,235  $1,431  $814
                                                        ======  ======  ====


         Delinquent Loans. The following table reflects the amount of loans in a delinquent status as of the dates indicated.


                                                    Years Ended June 30,
                                                  ------------------------
                                                   2001     2000     1999
                                                  ------   ------   ------
                                                    (Dollars in Thousands)
Loans delinquent for:
      30 to 59 days.............................  $2,446   $2,011   $1,940
      60 to 89 days.............................   1,025      666      885
      90 or more days...........................   1,595      990      547
                                                  ------   ------   ------
            Total delinquent loans..............  $5,066   $3,667   $3,372
                                                  ======   ======   ======
Ratio of total delinquent loans to total loans..   4.16%    3.04%    2.99%

         Classified Assets. Federal regulations and the Association's Asset Classification Policy provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful," or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of specific loss reserve is not warranted.

         An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances.

         At June 30, 2001, 2000 and 1999, the aggregate amounts of the Association's classified assets were as follows:


                                                    June 30,
                                        ------------------------------
                                         2001         2000       1999
                                        ------       ------     ------
                                            (Dollars in Thousands)
Classified assets:
      Special mention.................  $  ---       $  ---     $  ---
      Substandard.....................   2,636        1,395        852
      Doubtful........................     ---          ---        ---
      Loss............................     ---          ---        ---
                                        ------       ------     ------
            Total classified assets...  $2,636       $1,395     $  852
                                        ======       ======     ======

      General loan loss allowance.....  $  279       $  226     $  226
      Specific loan loss allowance....     ---          ---        ---
                                        ------       ------     ------
            Total allowances..........  $  279       $  226     $  226
                                        ======       ======     ======

         The Association regularly reviews its loan portfolio to determine whether any loans require classification in accordance with applicable regulations. As of the date of its most recent examination, the Association had no disagreement with the Office of Thrift Supervision as to asset classifications.

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is maintained through the provision for loan losses, which is charged to earnings. The allowance for loan losses is determined in conjunction with the Association's review and evaluation of current economic conditions (including those of its lending area), changes in the character and size of the loan portfolio, loan delinquencies (current status as well as past and anticipated trends) and adequacy of collateral securing loan delinquencies, historical and estimated net charge-offs and other pertinent information derived from review of the loan portfolio.

         The Association had an allowance for loan losses at June 30, 2001 of $279,000, which represented 17.49% of nonperforming loans. In management's opinion, the Association's allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio at June 30, 2001. However, there can be no assurance that regulators, when reviewing the Association's loan portfolio in the future, will not require increases in its allowances for loan losses or that changes in economic conditions will not adversely affect its loan portfolio.

         Summary of Loan Loss Experience. The following tables presents changes in the allowance during the past three fiscal years ended June 30, 2001.

                                                                     June 30,
                                                          -----------------------------
                                                           2001       2000        1999
                                                          ------     ------      ------
                                                              (Dollars in Thousands)

Balance of allowance at beginning of period.............  $  226     $  226      $  186
      Add: Recoveries on loans previously charged off...     ---        ---         ---
      Less: Charge-offs--residential real estate loans..     ---        ---         ---
                                                          ------     ------      ------
            Net charge-offs.............................     ---        ---         ---
      Provision for losses on loans.....................      53        ---          40
                                                          ------     ------      ------

Balance of allowance at end of period...................  $  279     $  226      $  226
                                                          ======     ======      ======

      Net charge-offs to total average loans
         outstanding for period.........................     ---        ---         ---

Allowance at end of period to net loans receivable
   at end of period.....................................    0.23%      0.19%       0.20%

Non-performing assets to total assets...................    1.63       1.01        0.66
Non-performing loans to total loans.....................    1.31       0.83        0.49
Allowance to non-performing loans.......................   17.49      22.83       41.32


         Allocation of Allowance for Loan Losses. The following table provides an analysis of the allocation of the Association's allowance for loan losses at the date indicated.

                                                                  June 30,
                                       -------------------------------------------------------------
                                              2001                   2000              1999
                                       -------------------   ------------------- -------------------
                                                 Percent               Percent             Percent
                                                 of loans              of loans            of loans
                                                 in each               in each             in each
                                                category              category            category
                                                   to                    to                  to
                                       Amount  total loans   Amount  total loans Amount  total loans
                                       ------  -----------   ------  ----------- ------  -----------
                                                           (Dollars in Thousands)
Balance at end of period
   applicable to:
Residential..........................  $   91     72.18%     $   93     79.12%   $   80      79.03%
Commercial real estate and land......     137     17.27          31     13.85        33      13.42
Construction loans...................     ---      3.98         ---      2.99       ---       2.76
Home equity and consumer
   loans.............................      46      6.57          44      4.04        44       4.79
Unallocated..........................       5       ---          58       ---        69        ---
                                       ------   -------      ------    ------    ------    -------
      Total..........................  $  279    100.00%     $  226    100.00%   $  226     100.00%
                                       ======   =======      ======    ======    ======    =======


Investments

         At June 30, 2001, the Company's investment portfolio consists of interest-bearing deposit accounts, marketable equity securities and Federal Home Loan Bank ("FHLB") stock. The following table sets forth information regarding the Company's investment portfolio at the dates indicated.

                                                                              June 30,
                                                  -----------------------------------------------------------------
                                                         2001                   2000                  1999
                                                  --------------------   --------------------  --------------------
                                                    Book      Percent     Book      Percent      Book      Percent
                                                   Value      of Total   Value      of Total    Value      of Total
                                                   ------      ------    ------      ------     ------      ------
                                                                    (Dollars in Thousands)
Interest-bearing deposits with banks............   $  239      100.00%   $  259      100.00%    $  219      100.00%
Investment securities:
      Municipals................................      ---        0.00%      ---        0.00%       ---        0.00%
      Marketable equity securities..............      324       14.61       444       19.00        881       41.32
                                                   ------      ------    ------      ------     ------      ------
            Total investment securities.........      324       14.61       444       19.00        881       41.32
FHLB stock......................................    1,893       85.39     1,893       81.00      1,251       58.68
                                                   ------      ------    ------      ------     ------      ======
Total investment securities
   and FHLB stock...............................   $2,217      100.00%   $2,337      100.00%    $2,132      100.00%
                                                   ======      ======    ======      ======     ======      ======

SOURCES OF FUNDS

         General. Deposits have traditionally been the primary source of the Association's funds for use in lending and other investment activities. In addition to deposits, the Association derives funds from interest payments and principal repayments on loans and income on earning assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions. Borrowings from the FHLB of Indianapolis are used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

         Deposits. Deposits are attracted principally from within the Association's primary market area through the offering of a selection of deposit instruments, including NOW accounts, regular passbook savings accounts, term certificate accounts and retirement savings plans. Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established on a periodic basis by the Association's chief executive officer, subject to review by the Board of Directors, based on the Association's liquidity requirements, growth goals and interest rates paid by competitors. The Association does not presently use brokers to attract deposits.

         The Association's deposits as of June 30, 2001 were represented by the various types of savings programs described below.


     Weighted
      Average                                                                               Balance at            Percent
     Interest            Term                                                Minimum         June 30,             of Total
       Rate            (Months)                  Category                    Amount            2001               Deposits
-------------------  -------------- ------------------------------------  ---------------  ---------------    ---------------

       2.18                        NOW accounts                                N/A             $    4,980             4.95%
       4.17                        Regular savings                             N/A                 20,055            19.93
       3.49                        Money market demand accounts                N/A                  4,608             4.58
       ---                         Demand accounts                             N/A                  2,475             2.46
                                                                                                ---------         --------
Total withdrawable                                                                                 32,118            31.92
                                                                                                 --------          -------

       6.20               18       IRA fixed rate and term                     500                  2,851             2.83
       6.04               30       IRA fixed rate and term                     500                    155             0.15
       4.32               3        Fixed rate and term                         500                     27             0.03
       5.00               6        Fixed rate and term                         500                  5,945             5.91
       5.92               12       Fixed rate and term                         500                 10,706            10.64
       6.25               18       Fixed rate and term                         500                  9,491             9.43
       6.26               24       Fixed rate and term                         500                 14,662            14.57
       5.83               30       Fixed rate and term                         500                  3,955             3.93
       5.77               36       Fixed rate and term                         500                  5,172             5.14
       5.79               48       Fixed rate and term                         500                  2,042             2.03
       6.07               60       Fixed rate and term                         500                  8,192             8.14
       5.00            3 to 60     Fixed rate and term                         500                  5,319             5.28
                                                                                                ---------         --------

Total certificates                                                                                 68,517            68.08
                                                                                                 --------          -------
Total deposits                                                                                   $100,635           100.00%
                                                                                                 ========          =======

         The  following  table   indicates  the  amount  of  the   Association's
certificates of deposit of $100,000 or more by the time remaining until maturity as of June 30, 2001.


                                                  At June 30, 2001
            Maturity Period                        (In thousands)
Three months or less.....................             $ 9,651
Four through six months..................               1,828
Seven through twelve months..............               5,451
Over twelve months.......................               5,288
                                                      -------
            Total........................             $22,218
                                                      =======

         The following table presents the change in dollar amount of deposit accounts by savings type for the years ended June 30, 2001, 2000 and 1999.


                                                                           June 30,
                                         ---------------------------------------------------------------------------
                                                   2001                      2000                    1999
                                         ------------------------- ------------------------ ------------------------
                                                  Percent Increase         Percent Increase         Percent Increase
                                                     of      or               of      or              of      or
                                           Amount  Total  Decrease  Amount  Total  Decrease  Amount  Total  Decrease
                                         -------- ------- -------- ------- ------- -------- ------- ------- --------
Demand accounts........................  $  2,475   2.46% $  (106) $ 2,581   2.82%  $1,232   $ 1,349   1.64% $  (516)
NOW accounts...........................     4,980   4.95      211    4,769   5.21      887     3,882   4.71      120
Regular savings........................    20,055  19.93    5,314   14,741  16.11    3,763    10,978  13.31    3,011
Money market demand
   accounts............................     4,608   4.58     (601)   5,209   5.69     (532)    5,741   6.96      (63)
Certificate of deposit.................    68,517  68.08    4,310   64,207  70.17    3,689    60,518  73.38   (4,066)
                                         -------- ------  -------  ------- ------   ------   ------- ------  -------
      Total............................  $100,635 100.00% $ 9,128  $91,507 100.00%  $9,039   $82,468 100.00% $(1,514)
                                         ======== ======  =======  ======= ======   ======   ======= ======  =======

         The  following   table  sets  forth  the  savings   activities  of  the
Association for the periods indicated.


                                                        Years Ended June 30,
                                                    --------------------------
                                                      2001     2000     1999
                                                    --------  -------  -------
                                                       (Dollars in Thousands)

Balance, beginning of period......................  $ 91,507  $82,468  $83,982
Net increase (decrease) before interest credited..     3,963    4,241   (6,199)
Interest credited.................................     5,165    4,798    4,685
                                                    --------  -------  -------
Net increase (decrease) in deposits...............     9,128    9,039   (1,514)
                                                    --------  -------  -------
Balance, end of period............................  $100,635  $91,507  $82,468
                                                    ========  =======  =======

         Deposit flows historically have been related to general economic conditions. To address these historical trends, the Association, as well as the thrift industry as a whole, has increasingly relied on short-term certificate accounts and other deposit alternatives that are more responsive to market conditions than passbook accounts and long-term certificates. This greater variety of deposit accounts has allowed the Association to be more competitive in obtaining funds. At the same time, however, these sources of funds can be more costly than traditional sources. In addition, the Association at times has become increasingly subject to short-term fluctuations in deposit flows as customers have become more interest-rate conscious.

         The ability of the Association to attract and maintain savings deposits and the Association's cost of funds have been, and will continue to be, significantly affected by money market conditions. The Association continues to rely upon its core deposits to support its operations.

         Borrowings. The FHLB System functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. As a member in good standing of the FHLB of Indianapolis, the Association is authorized to apply for advances from the FHLB of Indianapolis, provided certain standards of creditworthiness have been met. Advances are made pursuant to several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's regulatory capital or on the FHLB's assessment of the institution's creditworthiness. Under current regulations, an association must meet certain qualifications to be eligible for FHLB advances. The extent to which an association is eligible for such advances depends upon whether it meets the Qualified Thrift Lender Test (the "QTL Test"). If a savings institution meets the QTL Test, it will be eligible for 100% of the advances it would otherwise be eligible to receive. If a savings institution does not meet the QTL Test, it will be eligible for such advances only to the extent it holds specified QTL Test assets. At June 30, 2001, the Association was in compliance with the QTL Test.

         The following table sets forth the maximum amount of the Association's FHLB advances during the years ended June 30, 2001, 2000 and 1999 along with the balance of FHLB advances outstanding at the end of each such period.


                                                         Years Ended June 30,
                                                       2001    2000       1999
                                                     -------  -------   -------
                                                       (Dollars in Thousands)

Maximum balance outstanding at any month end........ $28,241  $28,241   $20,013
Period end balance..................................  17,630   28,241    20,013
Weighted average interest rate of FHLB advances
   at period end....................................   5.77%    6.04%     5.60%

Service Corporation

         OTS regulations permit federal savings associations to invest in the capital stock, obligations or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of the association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special purpose finance subsidiaries) in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations. A savings association that acquires a non-savings association subsidiary, or that elects to conduct a new activity within a subsidiary, must give the FDIC and the OTS at least 30 days advance written notice. The FDIC may, after consultation with the OTS, prohibit specified activities if it determines such activities pose a serious threat to the SAIF. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries).

         The Association currently owns one subsidiary, MSA Service Corporation ("MSA"), a real estate management company. At present, MSA owns a tract of land which is being developed for the construction of 7 condominium units. At June 30, 2001, MSA had total assets of $458,000, liabilities of $37,000 and net worth of $421,000. MSA had net income of $7,000 and net income of $12,000 for the years ended June 30, 2000 and 2001, respectively.

Employees

         As of June 30, 2001, the Association employed 47 persons, of which 46 are full-time equivalent employees and one is a part-time employee. None of the employees of Association are represented by a collective bargaining unit and management considers employee relations to be excellent. Employee benefits for the Association's full-time employees include, among other thing, health insurance, disability insurance, life insurance and participation in a 401(k) retirement plan.

                                   COMPETITION

         The Association's market area consists of Montgomery, Fountain, Tippecanoe and Warren counties, Indiana. The home office of the Association is located in Crawfordsville, Montgomery county, Indiana and its branch offices are in Fountain, Tippecanoe and Warren counties. The market area in Montgomery, Fountain and Warren counties is characterized by a lower growth rate in population and moderately lower unemployment levels. This market area's strongest employment categories are manufacturing, services and wholesale/retail trade with a lower level of residents employed in the agriculture and mining industry category. In addition to a large agricultural base, Montgomery, Fountain and Warren counties have over 40 major industrial businesses employing over 10,000 workers. These businesses manufacture travel trailers, bottle caps, industrial lighting, steel and car parts as well as many other products.

         The Association's branch office in Tippecanoe county was opened in April 1999. The addition of this branch office has provided the Association with an opportunity to enter into a market area with a higher growth rate in population and higher average household income levels than in the Association's other three county market area. Economic activity in Tippecanoe county continues to grow as new and existing businesses and manufacturers announce expansion and workforce additions. Tippecanoe county's labor force totals nearly 100,000 workers.

         In its market area, the Association competes for deposits with other savings institutions, commercial banks and credit unions. The primary factors in competing for deposits are interest rates and convenience of office location. In lending, the Association competes with other savings institutions, commercial banks, consumer finance companies, credit unions, leasing companies and other lenders. The Association competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable.

         On June 30, 2000, the latest date for which such data is available, there were approximately 36 different financial institutions with a total of 93 offices in Montgomery, Fountain, Warren and Tippecanoe counties. According to information provided by the FDIC, these institutions held approximately $2.7 billion in deposits in those 93 banking offices. The Association held approximately 3.7% of the deposits in the four county area.


                                   REGULATION

         General. The Association is a federally chartered savings association, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, the Association is subject to broad federal regulation and oversight extending to all its operations. The Association is a member of the Federal Home Loan Bank of Indianapolis and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System. As the savings and loan holding company of the Association, the Company also is subject to federal regulation and oversight.

         Federal Regulation of Savings Associations. The Office of Thrift Supervision has extensive authority over the operations of savings associations. As part of this authority, we are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the

Office of Thrift Supervision and the FDIC. When these examinations are conducted by the Office of Thrift Supervision and the FDIC, the examiners may require the Association to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the Office of Thrift Supervision.

         The Office of Thrift Supervision also has extensive enforcement authority over all savings institutions and their holding companies, including the Association and the Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions.

         Our general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At June 30, 2001, our lending limit under this restriction was $2.4 million.

         Insurance of Accounts and Regulation by the FDIC. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the Savings Association Insurance Fund or the Banking Insurance Fund. The FDIC also has the authority to initiate enforcement actions against institutions, after giving the Office of Thrift Supervision an opportunity to take action, and may terminate deposit insurance if it determines that an institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based total capital ratio of at least 10%) and considered healthy pay the lowest premiums while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premiums. Risk classifications of all insured institutions are made by the FDIC semi-annually. At June 30, 2001, the Association was classified as a well-capitalized institution.

         The premium schedule for Bank Insurance Fund and Savings Association Insurance Fund insured institutions ranged from 0 to 27 basis points. However, Savings Association Insurance Fund insured institutions and Bank Insurance Fund insured institutions are required to pay a Financing Corporation assessment in order to fund the interest on bonds issued to resolve thrift failures in the 1980s. This amount is currently equal to about 1.88 points for each $100 in domestic deposits for Savings Association Insurance Fund and Bank Insurance Fund insured institutions. These assessments, which may be revised based upon the level of Bank Insurance Fund and Savings Association Insurance Fund deposits, will continue until the bonds mature in 2017 through 2019.

         Regulatory Capital Requirements. All federally insured institutions are required to maintain minimum capital ratio standards, including a tangible capital ratio, a leverage ratio (or core capital) and a risk-based capital ratio. See Note 13 of the Notes to Consolidated Financial Statements in the Annual Report to Shareholders.

         The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). At June 30, 2001, we had tangible capital of $15.5 million, or 11.42% of adjusted total assets, which was approximately $13.5 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

         The capital standards also require core capital equal to at least 3% to 4% of adjusted total assets, depending on an institution's supervisory rating. Core capital generally consists of tangible capital. At June 30, 2001, we had core capital equal to $15.5 million, or 11.42% of adjusted total assets, which was $11.4 million above the minimum leverage ratio requirement of 3% as in effect on that date.

         The Office of Thrift Supervision risk-based capital requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance- sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the Office of Thrift Supervision has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by Fannie Mae or Freddie Mac.

         On June 30, 2001, we had total risk-based capital of approximately $14.8 million, including $15.5 million in core capital and $279,000 in qualifying supplementary capital, and risk-weighted assets of $86.7 million, or total capital of 17.1% of risk-weighted assets. This amount was $7.9 million above the 8% requirement in effect on that date.

         The Office of Thrift Supervision is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis. The Office of Thrift Supervision and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The Office of Thrift Supervision is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the Office of Thrift Supervision may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The Office of Thrift Supervision is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

         The Office of Thrift Supervision is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the Office of Thrift Supervision or the FDIC of any of these measures on the Company or the Association may have a substantial adverse effect on our operations and profitability.

         Limitations on Dividends and Other Capital Distributions. Office of Thrift Supervision regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. Office of Thrift Supervision regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

         A savings association, such as the Association, may make a capital distribution with prior notice to the Office of Thrift Supervision. The distribution may not exceed its net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid). Savings associations that would remain adequately capitalized following the proposed distribution and meet the other noted requirements must notify the Office of Thrift Supervision 30 days prior to declaring a capital distribution. All other institutions or those seeking to exceed the noted amounts must file an application for Office of Thrift Supervision approval before making the distribution.

         Qualified Thrift Lender Test. All savings institutions are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. This test requires a savings institution to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings institutions may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, these assets primarily consist of residential housing related loans and investments. At June 30, 2001, the Association met the test and has always met the test since its effectiveness.

         Any savings institution that fails to meet the qualified thrift lender test must convert to a national bank charter, unless it requalifies as a qualified thrift lender and remains a qualified thrift lender. If an institution does not requalify and converts to a national bank charter, it must remain Savings Association Insurance Fund-insured until the FDIC permits it to transfer to the Banking Insurance Fund. If an institution has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the institution is immediately ineligible to receive any new Federal Home Loan Bank borrowings and is subject to national bank limits for payment of dividends. If an institution has not requalified or converted to a national bank within three years after the failure, it must sell all investments and stop all activities not permissible for a national bank. In addition, it must repay promptly any outstanding Federal Home Loan Bank borrowings, which may result in prepayment penalties. If any institution that fails the qualified thrift lender test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Holding Company Regulation."

         Community Reinvestment Act. Under the Community Reinvestment Act, every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with the examination of the Association, to assess the institution's record of meeting the credit needs of its community and to take this record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by the Association. An unsatisfactory rating may be used as the basis for the denial of an application by the Office of Thrift Supervision. The

Association was examined for Community Reinvestment Act compliance as of December 23, 1997 and received a rating of "satisfactory".

         Transactions with Affiliates. Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of the Association include the Company and any company which is under common control with the Association. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the Office of Thrift Supervision. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

         Holding Company Regulation. The Company is a unitary savings and loan holding company subject to regulatory oversight by the Office of Thrift Supervision. The Company is required to register and file reports with the Office of Thrift Supervision and is subject to regulation and examination by the Office of Thrift Supervision. In addition, the Office of Thrift Supervision has enforcement authority over the Company and its non-savings association subsidiary, which also permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

         As a unitary savings and loan holding company, the Company generally is not subject to activity restrictions. If the Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company and the activities of the Company and any of its subsidiaries (other than the Association or any other Savings Association Insurance Fund insured savings association) would generally become subject to additional restrictions. If we fail the qualified thrift lender test, within one year the Company must register as, and will become subject to, the significant activity restrictions applicable to bank holding companies.

         Federal Securities Law. The stock of the Company is registered with the SEC under the Securities Exchange Act of 1934, as amended. The Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

         Montgomery Financial Corporation stock held by persons who are affiliates (generally executive officers, directors and 10% shareholders) of the Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Company meets specified current public information requirements, each affiliate of the Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

         Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At June 30, 2001, the Association was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the Office of Thrift Supervision.

         Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve Bank.

         Federal Home Loan Bank System. The Association is a member of the Federal Home Loan Bank of Indianapolis, which is one of 12 regional Federal Home Loan Banks that administer the home financing credit function of savings associations. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the Federal Home Loan Bank, which are subject to the oversight of the Federal Housing Finance Board. All advances from the Federal Home Loan Bank are required to be fully secured by sufficient collateral as determined by the Federal Home Loan Bank. In addition, all long-term advances must be used for residential home financing.

         As a member, the Association is required to purchase and maintain a minimum amount of stock in the Federal Home Loan Bank of Indianapolis. At June 30, 2001, the Association had $1.9 million in Federal Home Loan Bank stock, which was in compliance with this requirement. In past years, the Association has received substantial dividends on its Federal Home Loan Bank stock. Over the past five fiscal years these dividends have averaged 8.01% and were 8.19% for fiscal 2001.

                                    TAXATION

FEDERAL TAXATION

         Historically, savings associations, such as the Association, have been permitted to compute bad debt deductions using either the bank experience method or the percentage of taxable income method. However, for years beginning after December 31, 1995, no savings association may use the percentage of taxable income method of computing its allowable bad debt deduction for tax purposes. Instead, all savings associations are required to compute their allowable deduction using experience method. As a result of the repeal of the percentage of taxable income method, reserves taken after 1987 using the percentage of taxable income method must be included in future taxable income over a six-year period, although a two-year delay may be permitted for associations meeting a residential mortgage loan origination test. In addition, the pre-1988 reserve, for which no deferred taxes have been recorded, need not be recaptured unless
(i) the savings  association  no longer  qualifies as a bank under the Code,  or
(ii) the savings  association  pays out excess  dividends or  distributions,  or
(iii) the Association redeems its own stock.

         Depending on the composition of its items of income and expense, a savings association may be subject to the alternative minimum tax. A savings association must pay an alternative minimum tax on the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deducted claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid can be credited against regular tax due in later years.

         The Company and its subsidiaries file consolidated federal income tax returns on a fiscal year basis using the accrual method of accounting. The federal income tax returns of the Company have not been audited in recent years. In the opinion of management, any examination of still open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Company.

STATE TAXATION

         The Company is subject to Indiana's Financial Institutions Tax ("FIT"), which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of FIT, begins with taxable income as defined by
Section 63 of the Code and, thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes. The Company's state income tax returns have not been audited in recent years.


ITEM 2.   DESCRIPTION OF PROPERTY

         The following table provides certain information with respect to the Association's offices as of June 30, 2001.


                                             Year Opened        Approximate
Description and Address      Ownership       or Acquired      Square Footage
---------------------------- ------------ ------------------ ------------------

Main Office:                   Owned            1888              16,000
119 East Main Street
Crawfordsville, IN 47933

Mill Street Office:            Owned            1995               3,200
816 South Mill Street
Crawfordsville, IN 47933

Covington Office:              Owned            1991               2,800
417 Liberty Street
Covington, IN 47932

Williamsport Office:           Owned            1990               4,100
118 North Monroe Street
Williamsport, IN 47993

Lafayette Office:              Owned            1999               3,700
50 West 250 South
Lafayette, IN 47909

         The Association conducts its business and offers services from five offices consisting of its main office in Crawfordsville, its Mill Street office in Crawfordsville, its Covington office, its Williamsport office and its Lafayette office. The main office has approximately 16,000 square feet, including a basement, all of which is used for business and operations. The Mill Street office, the Association's first office to offer drive-up facilities, is located in a low to intermediate income area and contains approximately 3,200 square feet, all of which is used for deposit and loan functions. The Williamsport office has 2,300 square feet of office space and an additional 1,800 square feet of storage space on a second floor and also offers drive-up facilities. The Covington office contains approximately 2,800 square feet and offers a drive-up and ATM facilities. The Lafayette office, opened in April 1999, has approximately 3,700 square feet. This office, located approximately 23 miles from the main office, offers residents and businesses located in southwest Tippecanoe county a full service office including ATM, drive-up, lock boxes and all deposit and loan products offered by the Association.

         The Company also owns two buildings adjacent to its main office for future expansion, both of which are leased to unaffiliated businesses. The net book value of the buildings, furniture, fixtures and various bookkeeping, accounting and data processing equipment was $1.9 million at June 30, 2001. See "Premises and Equipment" in the Notes to Consolidated Financial Statements for additional information.

ITEM 3.  LEGAL PROCEEDINGS

         Although the Company and the Association are involved, from time to time, in various legal proceedings in the normal course of business, there are no material legal proceedings to which they presently are a party or to which any of the Company's or the Association's property is subject.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         No matter was submitted to a vote of the Company's security holders, through the solicitation of proxies or otherwise, during the quarter ended June 30, 2001.

                                     PART II

ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         The Company's common stock is listed on the Nasdaq SmallCap Market under the symbol "MONT".

         The following table sets forth the high and low bid prices of the Company's common stock for the periods indicated. The information in the table below was provided by the Nasdaq. The information reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                              Fiscal 2001                 Fiscal 2000
                      -----------------------------------------------------

                        High     Low   Dividends    High     Low  Dividends
                      -----------------------------------------------------

First Quarter          $ 9.750   8.500   0.055     10.375   9.000   0.055
Second Quarter          10.500   8.875   0.055      9.875   8.000   0.055
Third Quarter           12.000  10.000   0.055      9.750   6.438   0.055
Fourth Quarter          13.660  11.250   0.055      9.188   6.438   0.055

         At June 30, 2001 there were 262 holders of the Company's common stock and 1,207,698 shares of common stock issued and outstanding. At June 30, 2001, the sales price of the Company's common stock was $13.65 per share.

         The Company pays dividends upon the determination of the Board of Directors in its discretion that such payment is consistent with the long-term interests of the Company. Regulatory restrictions on dividend payments are described under the caption "Regulation - Limitations on Dividends and Other Capital Distributions."


ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following consolidated financial data as of and for the periods ended June 30, 2001, 2000, 1999, 1998 and 1997 have been derived from the audited consolidated financial statements of Montgomery. The financial data presented below is qualified in its entirety by the more detailed financial data appearing elsewhere herein, including Montgomery Financial Corporation ("Montgomery") audited consolidated financial statements and notes thereto.


                                                                  At June 30,
                                                2001      2000      1999       1998     1997
                                              --------  --------  --------  --------  --------
                                                              (In thousands)
Summary of Financial Condition

Total assets................................  $136,855  $138,122  $123,959  $117,163  $103,399
Interest-bearing deposits in other financial
   institutions.............................     7,716    10,390     4,629    10,785    11,473
Investment securities available for sale....       324       444       881       312        42
Loans receivable, net.......................   120,203   119,131    11,415   100,210    86,908
Deposits....................................   100,635    91,507    82,468    83,982    71,265
Borrowings..................................    17,630    28,241    20,632    11,261    11,428
Stockholders' equity........................    16,909    16,981    19,397    20,065    19,367

                                                                                Year Ended June 30,
                                                          2001             2000           1999          1998           1997
                                                       -----------        -------      ---------     ---------      ---------
                                                                              (Dollars in thousands)
Summary of Operating Results:
Interest income(1)..................................   $    10,437        $ 9,912      $   9,149     $   8,335      $   7,220
Interest expense....................................         6,749          5,953          5,150         4,570          4,456
                                                       -----------        -------      ---------     ---------      ---------
      Net interest income...........................         3,688          3,959          3,999         3,765          2,764
Provision for loan losses...........................            53             --             40             6             22
                                                       -----------        -------      ---------     ---------      ---------
      Net interest income after provision
         for loan losses............................         3,635          3,959          3,959         3,759          2,742
Other income........................................           219            166             86            65            105
Other expenses:
      Salaries and employee benefits................         1,774          1,647          1,337         1,200            934
      Other.........................................         1,473          1,320          1,124           988          1,359
                                                       -----------        -------      ---------     ---------      ---------
            Total non-interest expense..............         3,247          2,967          2,461         2,188          2,293
                                                       -----------        -------      ---------     ---------      ---------
Income before income tax............................           607          1,158          1,584         1,636            554
Income tax expense..................................           230            459            628           655            241
                                                       -----------        -------      ---------     ---------      ---------
      Net income....................................   $       377        $   699      $     956     $     981      $     313
                                                       ===========        =======      =========     =========      =========
Net income per share(2)
      Basic.........................................         $0.34          $0.56          $0.65         $0.64          $0.67
      Diluted.......................................          0.34           0.56           0.65          0.64           0.67
Net income per share without the special
   SAIF assessment(2)
      Basic.........................................          0.34           0.56           0.65          0.64           1.23
      Diluted.......................................          0.34           0.56           0.65          0.64           1.23
Dividends declared per share(3).....................          0.22           0.22           0.22          0.22           0.21
Dividend payout ratio(4)............................         64.71%         39.29%         33.85%        34.38%         31.34%

Performance Ratios:
Return on average assets(5).........................          0.27%          0.52%          0.79%         0.92%          0.32%
Return on average equity(6).........................          2.21           3.86           4.81          4.97           3.39
Average equity to average assets....................         12.13          13.56          16.48         18.60           9.88
Equity to assets at end of period...................         12.36          12.29          15.65         17.13          18.73
Interest rate spread(7).............................          2.13           2.44           2.65          2.70           2.64
Net interest margin(8)..............................          2.75           3.10           3.46          3.70           3.09
Average interest-earning assets to average
   interest-bearing liabilities.....................        112.22         114.17         118.34        122.17         108.91
Non-interest expenses to average assets.............          2.31           2.22           2.01          2.05           2.37
Net interest income after provision for
   loan losses to non-interest expenses.............         1.12x          1.33x          1.63x         1.73x          1.24x

Asset Quality Ratios:
Non-performing assets to total assets...............          1.63%          1.01%          0.66%         0.78%          0.59%
Allowance for loan losses to net loans
   receivable at end of period......................          0.23           0.19           0.20          0.19           0.21
Allowance for loan losses to non-performing
   loans at end of period...........................         17.49          22.83          41.32         25.69          35.86
Non-performing loans to total loans.................          1.31           0.83           0.49          0.72           0.58

------------------
(1) Loan origination fees are included in interest income, on a deferral basis.
(2) Computed based upon the weighted average of the 250,000 shares of publicly owned common stock of the Association that were outstanding during the year ended June 30, 1997 converted to 466,254 shares of Montgomery common stock in connection with the Conversion.
(3) Adjusted for conversion ratio.
(4) Dividends per share divided by net income per share.
(5) Net income divided by average total assets.
(6) Net income divided by average total equity.
(7) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated.
(8) Net interest income divided by average interest-earning assets.

         Capital  Requirements.   The  following  table  sets  forth  Montgomery
Savings' compliance with its capital requirements at June 30, 2001.

                                                                           Capital Level
                                                    OTS Requirement      at June 30, 2001(1)
                                                   ---------------- ----------------------------
                                                     % of              % of             Amount
                                                    Assets  Amount    Assets   Amount  of Excess
                                                   ------- -------- --------- -------- ---------
                                                              (Dollars in Thousands)
Capital Standard

Total risk-based capital (to risk weighted assets)   8.00%  $6,937    17.10%   $14,825  $ 7,888
Core (to adjusted tangible assets)                   2.00    2,718    11.42     15,521   12,803
Core capital (to adjusted total assets)              4.00    5,435    11.42     15,521   10,086

---------------
(1) Core capital figures are determined as a percentage of adjusted total assets; risk-based capital figures are determined as a percentage of risk-weighted assets in accordance with OTS regulations.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Montgomery Financial Corporation ("Montgomery" or the "Company") is an Indiana corporation which was organized for the primary purpose of serving as the holding company for Montgomery Savings, a Federal Association (the "Association"). The following discussion and analysis of the Company's financial condition as of June 30, 2001 and results of operation should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto included herein.

         In addition to the historical information contained herein, the following discussion contains forward-looking statements that are subject to risks and uncertainties, including but not limited to, changes in regional and national economic conditions, as well as in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, credit and other risks of lending and investment activities, demand for loans in the Company's market area and competition, which, individually or collectively, could affect the Company's financial performance and cause actual results for future periods to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

         The  Company  does  not  undertake,   and  specifically  disclaims  any
obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

AVERAGE BALANCES AND INTEREST RATES AND YIELDS

         The following table presents for the periods indicated the month-end average balances of each category of the Company's interest-earning assets and interest-bearing liabilities, and the average yields earned and interest rates paid on such balances. These yields and costs are determined by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.

                                                                          Year Ended June 30,
                                       --------------------------------------------------------------------------------------------
                                                    2001                        2000                           1999
                                       ---------------------------- ----------------------------- ---------------------------------
                                         Average  Interest  Average  Average  Interest    Average   Average  Interest    Average
                                       Outstanding Earned/  Yield/ Outstanding Earned/    Yield/  Outstanding Earned/     Yield/
                                         Balance    Paid     Cost    Balance    Paid       Cost     Balance    Paid        Cost
                                         --------  -------  ------- --------- ---------  --------- --------  ---------- -----------
Interest-earning assets:
     Interest-earning deposits.....      $ 11,879  $   627    5.28%  $  8,982  $   492     5.48%   $  8,183   $   401     4.90%
     Investment securities.........           446       16    3.59        643       21     3.27         607        22     3.62
     Loans(1)......................       119,887    9,639    8.04    116,395    9,258     7.95     105,575     8,637     8.18
     Stock in FHLB of Indianapolis.         1,893      155    8.19      1,762      141     8.00       1,116        89     7.97
                                         --------  -------           --------  -------             --------   -------

Total interest-earning assets......       134,105   10,437    7.78    127,782    9,912     7.76     115,481     9,149     7.92
Non-interest-earning assets........         6,307              ---      5,651      ---                5,207       ---
                                         --------  -------           --------  -------             --------   -------
Total assets.......................      $140,412   10,437           $133,433    9,912             $120,688     9,149
                                         ========  -------           ========  -------             ========   -------

Interest-bearing liabilities:
     Savings accounts..............      $ 17,504  $   808    4.62   $ 13,699  $   634     4.63    $  9,806   $   422     4.30
     NOW and money market
        accounts...................         9,447      311    3.29     10,012      328     3.28       9,794       329     3.36
     Certificates of deposits......        71,558    4,390    6.13     61,769    3,454     5.59      61,295     3,431     5.60
                                         --------  -------           --------  -------             --------   -------
     Total deposits................        98,509    5,509    5.59     85,480    4,416     5.17      80,895     4,182     5.17
     Borrowings....................        20,993    1,240    5.91     26,444    1,537     5.81      16,690       968     5.80
                                         --------  -------           --------  -------             --------   -------

Total interest-bearing liabilities.       119,502    6,749    5.65    111,924    5,953     5.32      97,585     5,150     5.28
Other liabilities..................         3,875      ---              3,414      ---                3,213       ---
                                         --------  -------           --------  -------             --------   -------
Total liabilities..................       123,377    6,749            115,338    5,953              100,798     5,150
Total stockholders' equity.........        17,035      ---             18,095      ---               19,890       ---
                                         --------  -------           --------  -------             --------   -------
Total liabilities and stockholders'
   equity..........................      $140,412    6,749           $133,433    5,953             $120,688     5,150
                                         ========  -------           ========  -------             ========   -------

Net interest-earning assets........      $ 14,603                    $  15,858                     $ 17,896
                                         ========                    =========                     ========

Net interest income/interest rate
   spread..........................      $  3,688             2.13     $ 3,959             2.44      $3,999               2.64
                                         ========                      =======                       ======
Average interest-earning assets to
   average interest-bearing liabilities   112.22%                      114.17%                      118.34%
Net interest margin(2).............                           2.75                         3.10                           3.46

------------
(1)      The average balance includes nonaccrual loans.
(2)      Net  interest   margin  is  net  interest  income  divided  by  average
         interest-earning assets.

         The following table sets forth the weighted average effective interest rates earned by the Company on its loan and investment portfolios, the weighted average effective cost of the Company's deposits, the interest rate spread of the Company, and the net yield on weighted average interest-earning assets for the periods and as of the dates shown.



                                                         As of        Year Ended June 30,
                                                       June 30, -----------------------------
                                                         2001      2001     2000      1999
                                                       -------- --------- --------  ---------
Weighted average yield on:
     Loans............................................   8.12%    8.04%     7.95%     8.18%
     Investment securities............................   4.32     3.70      3.27      3.62
     Total interest-earning assets....................   7.86     7.78      7.76      7.92
Weighted average rate on:
     Deposits.........................................   5.12     5.59      5.17      5.17
     Borrowings.......................................   5.77     5.91      5.81      5.80
     Total interest-bearing liabilities...............   5.21     5.65      5.32      5.28
Interest rate spread (spread between weighted
   average yield on total interest-earning assets
   and total interest bearing liabilities)............   2.65     2.13      2.44      2.64
Net interest margin (net interest income as a            N/A      2.75      3.10      3.46
   percentage of average interest-earning assets).....

RATE/VOLUME ANALYSIS

         The following table discloses the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by prior period volume) and (2) changes in volume (change in volume multiplied by prior period rate). Changes attributable to both rate and volume that cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.

                                                  Increase (Decrease) in Net Income
                                  -----------------------------------------------------------
                                   Year ended June 30, 2001 vs. Year ended June 30, 2000 vs.
                                    Year ended June 30, 2000      Year ended June 30, 1999
                                  ----------------------------- -----------------------------
                                   Increase (Decrease)          Increase (Decrease)
                                        Due to           Total         Due to        Total
                                  -------------------  Increase ------------------  Increase
                                   Volume     Rate    (Decrease)  Volume    Rate   (Decrease)
                                  --------- --------- --------- --------- -------- ----------
                                                      (Dollars in Thousands)
Interest-earning assets:
 Interest-earning deposits.......  $ 153      $ (18)    $ 135     $ 41     $  50     $ 91
 Investment securities...........     (7)         2        (5)       1        (2)      (1)
 Loans...........................    280        101       381      873      (252)     621
 Stock in FHLB of Indianapolis...     11          3        14       52       ---       52
                                   -----      -----     -----     ----     -----     ----
      Total......................    437         88       525      967      (204)     763
                                   -----      -----     -----     ----     -----     ----

Interest-bearing liabilities
 Savings accounts................    176         (2)      174      174        38      212
 NOW and money market accounts...    (19)         2       (17)       7        (8)      (1)
 Certificates of deposit.........    580        356       936       28        (5)      23
 Borrowings......................   (322)        25      (297)     566         3      569
                                   -----      -----     -----     ----     -----     ----
      Total......................    415        381       796      775        28      803
                                   -----      -----     -----     ----     -----     ----

Change in net interest income....  $  22      $(293)    $(271)    $192     $(232)    $(40)
                                   =====      =====     =====     ====     =====     ====

CHANGES IN FINANCIAL CONDITION

FINANCIAL CONDITION AT JUNE 30, 2001 COMPARED TO FINANCIAL CONDITION AT JUNE 30, 2000

         Montgomery's total assets were $136.9 million at June 30, 2001, an increase of $1.3 million, or 0.9% from June 30, 2000. During fiscal 2001, interest-earning assets decreased $1.7 million, or 1.3%. Short-term interest-bearing deposits decreased $2.7 million, or 25.7%. Loans increased a minimal $1.1 million, or 0.9% due to a decrease in loan demand in the market area. Interest-bearing deposits decreased $19,000 to $239,000 and investment securities decreased $120,000 to $324,000 during the twelve-month period. Real estate owned and held for development increased $482,000 or 37.0%. Real estate acquired in settlement of loans increased $235,000 due to the foreclosure of two single-family residences and one unimproved lot during the twelve month period. Two previously held properties were sold during the twelve-month period. All real estate acquired in settlement of loans, in the amount of $640,000, is currently available for sale. The appraised value of the real estate acquired equals or exceeds the book value. Therefore, no loss is expected to be realized upon the sale of the real estate acquired in settlement of loans. Real estate held for investment totaled $1,144,000 at June 30, 2001, an increase of $247,000, or 27.5% compared to June 30, 2000. This increase was primarily due an ongoing seven-unit condominium construction project. Premises and equipment decreased $56,000, or 1.7%. Deposits increased $9.1 million, or 10.0% and borrowings decreased $10.6 million, or 37.6% resulting in a net decrease in interest-bearing liabilities of $1.5 million, or 1.2%. The increase in deposits was primarily due to growth in branch offices. Interest rates required to retain these deposits were below comparable term Federal Home Loan Bank advances. The growth in deposits allowed Montgomery to pay off existing Federal Home Loan Bank advances with a higher cost of funds.

FINANCIAL CONDITION AT JUNE 30, 2000 COMPARED TO FINANCIAL CONDITION AT JUNE 30, 1999

         Montgomery's total assets were $138.1 million at June 30, 2000, and increase of $14.2 million, or 11.4%, from June 30, 1999. During fiscal 2000, interest-earning assets increased $13.7 million or 11.6%. Short-term interest-bearing deposits increased $5.7 million or 129.8%. Loans increased $7.7 million, or 6.9%. Interest-bearing deposits increased $39,000 to $259,000 and investment securities decreased $437,000 to $444,000 during the twelve-month period. Federal Home Loan Bank Stock increased from $1.3 million to $1.9 million. Real estate owned and held for development increased $120,000 or 10.2%. Real estate acquired in settlement of loans increased $138,000 due to a net increase during the twelve-month period of two single-family residences due to foreclosure. Two properties held at June 30, 1999 were sold during the twelve-month period. All real estate acquired in settlement of loans, in the amount of $405,000, was available for sale. The appraised value of the real estate acquired equals or exceeds the book value. Therefore, no loss was expected to be realized upon the sale of the real estate acquired in settlement of loans. Real estate held for investment totals $897,000, a decrease of $18,000, or 2.0%. Compared to June 30, 1999. Premises and equipment increased $397,000, or 14.0%, primarily due to an upgrade to the computer network system and the remodeling of the Covington office to accommodate the installation of a drive-up facility and an automated teller machine. Deposits increased $9.0 million, or 11.0%, and borrowings increased $7.6 million, or

36.9%, resulting in a net increase in interest-bearing liabilities of $16.6 million or 16.2%. The increase in deposits was primarily the result of an increase of approximately $7.1 million in deposits in the Lafayette office which opened in April 1999 and the Covington office which began offering drive-up and ATM services during the fiscal year. Borrowings increased $7.6 million, or 36.9%, primarily to fund loan growth. Due to the increase in deposits near fiscal year end, reductions to the advances were made as the advances matured. Stockholders' equity decreased $2.4 million, or 12.5%, primarily due to the use of $2.9 million for stock repurchase programs.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2001 AND JUNE 30, 2000

         General. Net income for the year ended June 30, 2001 was $377,000 compared to $699,000 for the year ended June 30, 2000, a decrease of $322,000, or 46.0%. Net interest income decreased $270,000 during the year ended June 30, 2001 as compared to the year ended June 30, 2000. Other income increased $52,000, or 31.4%, primarily due to an increase in service charges on deposit accounts. Non-interest expense increased $280,000, or 9.4%, primarily due to general increases in costs of operations and a net loss in real estate operations.

         Interest Income. Interest income for the year ended June 30, 2001 was $10.4 million, an increase of $526,000, or 5.3%, from interest income for fiscal 2000. The average balance of interest-earning assets for fiscal 2001 was $134.1 million compared to $127.8 million for fiscal 2000, an increase of $6.3 million, or 4.9%. This increase was primarily due to an increase in the average balance of loans in the amount of $3.5 million and an increase in average interest-earning deposits in the amount of $2.9 million from $9.0 million to $11.9 million. The average yield on interest-earning assets increased from 7.76% for fiscal 2000 to 7.78% for fiscal 2001. This increase was primarily due to an increase in average mortgage loan interest rates during fiscal 2001.

         Interest Expense. Interest expense for the year ended June 30, 2001 was $6.7 million compared to $6.0 million for the year ended June 30, 2000, an increase of $796,000, or 13.4%. Average interest-bearing liabilities increased from $111.9 million for the 2000 period to $119.5 million for fiscal 2001, an increase of $7.6 million, or 6.8%. The average cost of all interest-bearing liabilities increased from 5.32% for fiscal 2000 to 5.65% for fiscal 2001. The average cost of deposits increased from 5.17% for fiscal 2000 to 5.59% for fiscal 2001. The average cost of borrowings increased from 5.81% to 5.91% for the comparable periods. This was due to a general increase in local market rates.

         Provision for Loan Losses. The provision for loan losses was $53,000 for the year ended June 30, 2001, compared to no provision being made for the year ended June 30, 2000. Provision or adjustment entries are made periodically based on the Internal Loan and Asset Review Policy. A review is performed at least quarterly to determine the adequacy of the current balance in the allowance for loss accounts. Loans delinquent ninety days or more increased from $990,000 at June 30, 2000 to $1,595,000 on June 30, 2001. Non-performing loans to total loans at June 30, 2000 was 1.31% compared to 0.83% at June 30, 2000. The allowance for loan losses to non-performing loans was 17.5% at June 30, 2001 compared to 22.8% at June 30, 2000. The allowance to total loans was 0.23% and 0.19% for the comparable periods. Montgomery is continually re-evaluating the level of the allowance for loan losses as the amount of non-residential mortgage loans and other new loan products are offered.

         Non-Interest Income. Other income for the year ended June 30, 2001 was $219,000 compared to $166,000 for fiscal 2000, an increase of $53,000, or 31.9%.
Service charges on deposit accounts increased $53,000, or 88.5%, due to an increase in the service fee schedule for demand deposit accounts. Income from real estate operations was $16,000 for the year ended June 30, 2000. Due to a net loss on real estate operation for the year ended June 30, 2001. See the discussion under "Non-Interest Expense" below. During the year ended June 30, 2001, profit on the sale of securities available for sale was $35,000 compared to $55,000 for the year ended June 30, 2000, a decrease of $20,000, or 36.4%. Miscellaneous other income increased $36,000 primarily due to an increase in appraisal fee income as a result of Montgomery employing an in-house appraiser beginning in fiscal 2001. Employee costs, of approximately $25,000, associated with the appraiser are reflected in non-interest expense.

         Non-Interest Expense. Non-interest expense for the year ended June 30, 2001 was $3.2 million compared to $3.0 million, an increase of $280,000, or 9.4% from fiscal 2000. Salary and employee benefits increased $127,000, or 7.7%, to $1.8 million for fiscal 2001. This increase was primarily due to the addition of an in-house real estate appraiser and an increase in branch office personnel to accommodate growth. Net occupancy expense increased $68,000, primarily due to an additional $48,000 in real estate tax expense for accrual adjustment and an increase of $13,000 in depreciation expense due to the fiscal 2000 improvements to the Covington office. Equipment expense increased $10,000 due to the increase in expenses associated with growth and expansion. Data processing expense decreased $16,000 due to the conversion of the service bureau program and a decrease in per account costs. Advertising expense decreased $18,000 from fiscal 2000 primarily due to the higher than normal advertising expense during fiscal 2000 in order to promote the Lafayette, Indiana office. Other expenses for the year ended June 30, 2001 were $662,000 compared to $612,000 for the year ended June 30, 2000, an increased of $50,000, or 8.1%, primarily due to approximately $48,000 in legal and professional fees associated with the proposed merger with Union Community Bancorp announced July 23, 2001.

         Income Tax Expense. Income tax expense for the year ended June 30, 2001 was $230,000 compared to $459,000 for the year ended June 30, 2000. The decrease in income tax expense was due to the decrease in income before tax.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2000 AND JUNE 30, 1999

         General. Net income for the year ended June 30, 2000 was $699,000 compared to $956,000 for the year ended June 30, 1999, a decrease of $257,000, or 26.9%. Net interest income increased $40,000 during the year ended June 30, 2000 as compared to the year ended June 30, 1999. Other income increased $81,000, or 93.8%, primarily due to the gain on sale of available for sale securities. Non-interest expense increased $506,000, or 20.6%, primarily due to the increased costs of staffing, advertising and operation of the Lafayette Office opened in April 1999. Growth in other offices also contributed to the increase in expense.

         Interest Income. Interest income for the year ended June 30, 2000 was $9.9 million, an increase of $762,000, or 8.3%, from interest income for the same period in 1999. The average balance of interest-earning assets for the 2000 period was $127.8 million compared to $115.5 million for the 1999 period, an increase of $12.3 million, or 10.7%. This increase was primarily due to an increase in the average balance of loans in the amount of $10.8 million. Average interest earning deposits increased $800,000 from $8.2 million to $9.0 million. The average yield on interest-earning assets decreased from 7.92% for the 1999 period to 7.76% for the twelve months ended June 30, 2000. This decrease was primarily due to a decrease in mortgage loan interest rates during most of the twelve month period.

         Interest Expense. Interest expense for the year ended June 30, 2000 was $6.0 million compared to $5.2 million for the year ended June 30, 1999, an increase of $802,000, or 15.6%. Average interest-bearing liabilities increased from $97.6 million for the 1998 period to $111.9 million for the 2000 period, an increase of $14.3 million, or 14.7%. The average cost of all interest-bearing liabilities increased from 5.28% for fiscal 1999 to 5.32% for fiscal 2000. The average cost of deposits remain the same at 5.17% for the 2000 period compared to the period ending June 30, 1999. The average cost of borrowings increased from 5.80% to 5.81% for the comparable periods.

         Provision for Loan Losses. The provision for loan losses was $40,000 for the year ended June 30, 1999, compared to no provision being made for the year ended June 30, 2000. Provision or adjustment entries are made based on the Internal Loan and Asset Review Policy. A review is performed at least quarterly to determine the adequacy of the current balance in the allowance for loss accounts. Loans delinquent ninety days or more increased from $547,000 at June 30, 1999 to $990,000 on June 30, 2000. Non-performing loans to total loans at June 30, 2000 was 0.83% compared to 0.49% at June 30, 1999. The allowance for loan losses to non-performing loans was 22.8% at June 30, 2000 compared to 41.3% at June 30, 1999. The allowance to total loans was 0.19% and 0.20% for the comparable periods. Montgomery is continually re-evaluating the level of the allowance for loan losses as the amount of non-residential mortgage loans and other new loan products are offered.

         Non-interest Income. Other income for the year ended June 30, 2000 was $166,000 compared to $86,000 for the 1999 period, an increase of $80,000, or 93.8%. Service charges on deposit accounts increased $19,000 due to the increase in demand deposit accounts. Income from real estate operations decreased $13,000, or 45.2%, from $29,000 for the year ended June 30, 1999 to $16,000 for the current period. Net rental income included in the income from real estate income operations increased $8,000 but, was offset due to a decrease in the provision for noninterest earning assets of $10,000 in the 1999 and an increase of $11,000 in the 2000 period. During the year ended June 30, 2000 a profit on the sale of securities available for sale in the amount of $55,000 was realized. Miscellaneous other income increased $20,000 primarily due to increased fee income related to debit card and ATM usage and appraisal fee income.

         Non-Interest Expense. Non-interest expense for the year ended June 30, 2000 was $3.0 million compared to $2.5 million, an increase of $506,000, or 20.6% from the comparable 1999 period. Salary and employee benefits increased $310,000, or 23.2%, from $1.3 million for the 1999 period to $1.6 million for the 2000 period. This increase was primarily due to an increase in branch office personnel to accommodate growth and to staff the Lafayette, Indiana office which opened in 1999. Net occupancy expense increased $53,000, equipment expense increased $46,000 and data processing expense increased $5,000 due to the increase in expenses associated with growth and expansion. Advertising expense increased $33,000 from the 1999 period primarily due to the advertising increase to promote the Lafayette, Indiana office. Other expenses for the year ended June 30, 2000 were $612,000 compared to $537,000 for the year ended June 30, 1999, an increased of $76,000, or 14.1%. Included in other expenses for the 2000 period is approximately $6,000 in expense related to customer awareness of the Y2K issue with the balance of the increase being generally reflective of Montgomery's growth.

         Income Tax Expense. Income tax expense for the year ended June 30, 2000 was $459,000 compared to $628,000 for the year ended June 30, 1999. The decrease in income tax expense was due to the decrease in income before tax.

LIQUIDITY AND CAPITAL RESOURCES

         Montgomery's primary source of funds is its deposits. To a lesser extent, Montgomery has also relied upon loan payments and payoffs and FHLB advances as sources of funds. Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows can fluctuate significantly, being influenced by interest rates, general economic conditions and competition. Montgomery attempts to price its deposits to meet its asset /liability management objectives consistent with local market conditions.

         Federal regulations require Montgomery to maintain sufficient liquidity to ensure its safe and sound operation. Liquid assets include cash, cash equivalents consisting of short-term interest-earning deposits, certain other time deposits, and other obligations generally having remaining maturities of less than five years. Montgomery has historically maintained its liquidity ratio above all required levels. Montgomery's average liquidity ratio for the year ended June 30, 2001 was 10.5%. Liquidity management is both a daily and long-term responsibility of management. Montgomery adjusts liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in federal funds and short-term interest-bearing deposit accounts. If Montgomery requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB and collateral eligible for repurchase agreements.

         Cash flows for Montgomery are of three major types. Cash flows from operating activities consist primarily of income provided by cash. Investing activities generate cash flows through the origination, sale and principal collections on loans as well as the purchases and sales of investments. Montgomery's cash flows from investment resulted primarily from purchases and maturities of investment securities. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings.

         Montgomery considers its liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. Montgomery anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and long-term liabilities. At June 30, 2001, Montgomery had outstanding commitments to originate and fund loans of $5.1 million and no commitments to sell loans. Certificates of deposit scheduled to mature in one year or less at June 30, 2001 totaled $44.6 million. Management believes that a significant portion of these deposits will remain with Montgomery. At June 30, 2001, Montgomery had $1.0 million of FHLB advances which reprice in one year or less.

         The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can trigger actions by the regulatory agencies that, if undertake, could have a material effect on the Association's financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amount and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         At June 30, 2001, the Association believed that it met all capital adequacy requirements to which it was subject and the most recent notification from the regulatory agency categorized the Association as well capitalized under the regulatory framework for prompt corrective action.

         The Association's actual and required capital amounts and ratios were as follows:

                                                           June 30, 2001
                                          ----------------------------------------------
                                                          Required for       To Be Well
                                               Actual   Adequate Capital(1) Capitalized(1)
                                          --------------- -------------- ---------------
                                           Amount  Ratio  Amount  Ratio   Amount  Ratio
                                          -------- ------ ------- ------ -------- ------
                                                       (Dollars in Thousands)

Total risk-based capital(1) (to risk
   weighted assets).....................  $14,825  17.1%  $6,937   8.0%   $8,671    10.0%
Core (to adjusted tangible assets)......   15,521  11.4    2,718   2.0       N/A     N/A
Core capital(1) (to adjusted
   total assets)........................   15,521  11.4    5,435   4.0     6,794     5.0

-----------------------
(1)      As defined by the regulatory agencies.

ASSET/LIABILITY MANAGEMENT

         The Association, like other financial institutions, is subject to interest rate risk to the extent that its interest-bearing liabilities reprice on a different basis than its interest-earning assets. OTS regulations provide a Net Portfolio Value ("NPV") approach to the quantification of interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an immediate and sustained 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Thrift institutions with greater than

"normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to the 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. Regulations do exempt all institutions under $300 million in assets and risk based capital exceeding 12% from reporting information to calculate exposure and making any deduction from risk-based capital. At June 30, 2001, the Association's total assets were $136.9 million and risk-based capital was 17.1%; therefore the Association would have been exempt from calculating or making any risk-based capital reduction. The Association's management, however, believes interest-rate risk is an important factor and makes all reports necessary to OTS to calculate interest-rate risk on a voluntary basis. At June 30, 2001, 2.0% of the present value of the Association's assets was approximately $2.9 million, which was less than $5.3 million, the greatest decrease in NPV resulting from a 200 basis point change in interest rates. As a result, the Association, for OTS reporting purposes, would have been required to make a deduction from total capital in calculating its risk-based capital requirement had this rule been in effect and had the Association not been exempt from reporting on that date. Based on June 30, 2001 NPV information, the amount of the Association's deduction from capital, had it been subject to reporting, would have been approximately $1.2 million. Even with this reduction of risk-based capital and core capital, the Association would still be classified as "well capitalized."

         It has been and continues to be a priority of Montgomery's Board of Directors and management to manage interest rate risk and thereby limit any negative effect of changes in interest rates on Montgomery's NPV. Montgomery's Interest Rate Risk Policy, established by the Board of Directors, promulgates acceptable limits on the amount of change in NPV given certain changes in interest rates. Specific strategies have included shortening the amortized maturity of fixed-rate loans and increasing the volume of adjustable rate loans to reduce the average maturity of Montgomery's interest-earning assets. FHLB advances are used in an effort to match the effective maturity of Montgomery's interest-bearing liabilities to its interest-earning assets.

         Presented below, as of June 30, 2001, and June 30, 2000, is an analysis of Montgomery's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up and down 300 basis points in 100 point increments, compared to limits set by the Board. Assumptions used in calculating the amounts in this table are those assumptions utilized by the OTS in assessing the interest risk of the thrifts it regulates. Based upon assumptions at June 30, 2001 and June 30, 2000, the NPV of Montgomery was $21.9 million and $18.5 million, respectively. NPV is calculated by the OTS for the purpose of interest rate risk assessment and should not be considered as an indicator of value of Montgomery.

    Assumed      Board  At June 30, 2001   At June 30, 2000
   Change in     Limit  ----------------- -----------------
Interest Rates % Change $ Change $ Change $ Change $ Change
(Basis Points)  in NPV   in NPV   in NPV   in NPV   in NPV
--------------- -------- -------- -------- -------- --------
                                    (Dollars in Thousands)

     +300         -60    (8,092)    (37)   (6,421)    (35)
     +200         -50    (5,331)    (24)   (4,224)    (23)
     +100         -30    (2,439)    (11)   (2,011)    (11)
       0           0          0       0         0       0
     -100         -30     1,529       7     1,367       7
     -200         -50     2,454      11     1,970      11
     -300         -60     3,307      15     2,685      15


         In the event of a 300 basis point change in interest rate based upon estimates as of June 30, 2001, Montgomery would experience a 15% increase in NPV in a declining rate environment and a 37% decrease in NPV in a rising environment. During periods of rising rates, the value of monetary assets and liabilities decline. Conversely, during periods of falling rates, the value of monetary assets and liabilities increase. However, the amount of change in value of specific assets and liabilities due to changes in rates is not the same in a rising rate environment as in a falling rate environment (i.e., the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward rate movement). Based upon the NPV methodology, the increased level of interest rate risk experienced by Montgomery in recent periods was primarily due to the maturities of interest-earning assets increasing more than the maturities on interest-bearing liabilities due to the increase in fixed rate residential mortgage loans and non-residential loans.

IMPACT OF NEW ACCOUNTING STANDARDS

         Accounting for a Business Combination. Statement of Financial Accounting Standards ("SFAS") No. 141 requires that all business combinations should be accounted for using the purchase method of accounting; use of the pooling method is prohibited. A business combination occurs when an enterprise acquires all or a portion of the net assets that constitutes a business or equity interests of one or more other enterprises and obtains control over the enterprise or enterprises. All two-party and multi-party business combinations, including "roll-up" and "put-together" transactions are included in the scope of this Statement.

         This Statement requires that goodwill be initially recognized as an asset in the financial statement and measured as the excess of the cost of an acquired entity over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. In addition, SFAS No. 141 requires all other intangibles, such as core deposit intangibles for a financial institution, to be identified.

         The provisions of Statement No. 141 are effective for any business combination that is initiated after June 30, 2001.

         Accounting for Goodwill. Under the provisions of SFAS No. 142, goodwill should not be amortized but should be tested for impairment at the reporting unit level. Impairment test of goodwill should be done on an annual basis unless events or circumstances indicate impairment has occurred in the interim period. The annual impairment test can be performed at any time during the year as long as the measurement date is used consistently from year to year.

         Impairment testing is a two step process. The first step is a comparison of the fair value of a reporting unit to its carrying amount including goodwill. If the fair value of the reporting unit is greater than its carrying value, goodwill is not impaired and no further work is required. Companies should perform the first step of the impairment test on all goodwill within six months of initially applying the Statement. If the fair value is less, the second step should be performed. The second step is to compare the fair value of goodwill to its carrying amount. If the fair value of goodwill is less than its carrying value, then the goodwill is deemed impaired and a loss recognized. Any impairment loss recognized as a result of completing the transitional impairment test should be treated as a change in accounting principle and recognized in the first interim period financial statements.

         The provisions of Statement No. 142 would be effective for fiscal years beginning after December 15, 2001. Early adoption would be permitted for companies with a fiscal year beginning after March 15, 2001 provided that the first quarter financial statements have not been previously issued. In all cases, the Statement must be adopted as of the beginning of a fiscal year. Goodwill and intangible assets acquired in a transaction completed after June 30, 2001 but before this Statement is initially applied would be accounted for in accordance with the amortization and nonamortization provisions of the Statement. The useful economic life of previously recognized intangible assets should be reassessed upon adoption of the Statement, and remaining amortization periods should be adjusted accordingly. Intangible assets deemed to have an indefinite life would no longer be amortized.

         Since the Company has no legacy goodwill and is not currently in the process of acquiring another company, the adoption of SFAS 141 and 142 will have no impact on the Company's financial statements.

ITEM 7.  FINANCIAL STATEMENTS


                         Independent Accountants' Report




To the Stockholders and
Board of Directors
Montgomery Financial Corporation
Crawfordsville, Indiana


We have audited the consolidated statement of financial condition of Montgomery Financial Corporation and subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Montgomery Financial Corporation and subsidiary as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


BKD, LLP

/s/ BKD,LLP

Indianapolis, Indiana
August 3, 2001

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                  Consolidated Statement of Financial Condition


June 30                                                                 2001                   2000
                                                                    ------------           ------------
Assets
 Cash                                                               $    486,822           $    394,392
 Interest-bearing demand deposits                                      7,477,130             10,131,874
                                                                    ------------           ------------
       Total cash and cash equivalents                                 7,963,952             10,526,266
 Interest-bearing deposits                                               239,420                258,689
 Investment securities available for sale                                323,644                443,917
 Loans, net of allowance for loan losses of $279,000 and             120,203,405            119,130,784
 $226,000
 Premises and equipment                                                3,180,024              3,236,258
 Federal Home Loan Bank stock                                          1,893,300              1,893,300
 Foreclosed assets and real estate held for development, net           1,783,671              1,301,996
 Interest receivable                                                     787,800                951,010
 Other assets                                                            479,469                380,038
                                                                    ------------           ------------
       Total assets                                                 $136,854,685           $138,122,258
                                                                    ============           ============
Liabilities
 Deposits
       Noninterest bearing                                          $  2,475,314           $  2,580,192
       Interest bearing                                               98,159,878             88,926,339
                                                                    ------------           ------------
             Total deposits                                          100,635,192             91,506,531
 Federal Home Loan Bank advances                                      17,629,678             28,241,258
 Interest payable                                                        571,042                534,341
 Other liabilities                                                     1,109,477                859,417
                                                                    ------------           ------------
             Total liabilities                                       119,945,389            121,141,547
                                                                    ------------           ------------

 Commitments and Contingencies

Stockholders' Equity
 Preferred stock, $.01 par value
       Authorized and unissued--2,000,000 shares
 Common stock, $.01 par value
       Authorized--8,000,000 shares
       Issued and outstanding--1,207,698 and 1,244,790 shares             12,077                 12,448
 Additional paid-in capital                                            9,873,737             10,176,190
 Retained earnings                                                     8,159,612              8,102,308
 Unearned Employee Stock Ownership Plan (ESOP) shares                   (971,860)            (1,055,482)
 Unearned compensation                                                  (178,845)              (199,633)
 Accumulated other comprehensive income (loss)                            14,575                (55,120)
                                                                    ------------           ------------
             Total stockholders' equity                               16,909,296             16,980,711
                                                                    ------------           ------------

             Total liabilities and stockholders' equity             $136,854,685           $138,122,258
                                                                    ============           ============


See notes to consolidated financial statements.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                        Consolidated Statement of Income


Year Ended June 30                                    2001         2000         1999
                                                  -----------   ----------   ----------
Interest and Dividend Income
     Loans receivable                             $ 9,639,120   $9,257,296   $8,637,174
     Investment securities                             16,498       21,327       21,652
     Deposits with financial institutions             627,195      491,836      401,222
     Federal Home Loan Bank stock                     154,835      140,998       89,265
                                                  -----------   ----------   ----------
           Total interest and dividend income      10,437,648    9,911,457    9,149,313
                                                  -----------   ----------   ----------
Interest Expense
     Deposits                                       5,509,098    4,415,527    4,182,337
     Federal Home Loan Bank advances                1,240,088    1,529,321      968,294
     Other borrowings                                                7,883
                                                  -----------   ----------   ----------
           Total interest expense                   6,749,186    5,952,731    5,150,631
                                                  -----------   ----------   ----------

Net Interest Income                                 3,688,462    3,958,726    3,998,682
     Provision for loan losses                         53,000                    40,000
                                                  -----------   ----------   ----------

Net Interest Income After Provision for
   Loan Losses                                      3,635,462    3,958,726    3,958,682
                                                  -----------   ----------   ----------
Other Income
     Service charges on deposit accounts              113,049       59,981       41,256
     Real estate operations, net                                    16,265       29,662
     Net realized gains on sales of available-for-
        sale securities                                34,593       55,134
     Other income                                      71,053       35,058       14,977
                                                  -----------   ----------   ----------
           Total other income                         218,695      166,438       85,895
                                                  -----------   ----------   ----------
Other Expenses
     Salaries and employee benefits                 1,774,122    1,647,004    1,337,059
     Net occupancy expenses                           240,791      173,085      120,406
     Equipment expenses                               242,111      231,780      185,439
     Data processing fees                             165,923      181,992      176,869
     Deposit insurance expense                         18,856       33,840       50,427
     Advertising expense                               69,043       86,699       53,989
     Real estate operations, net                       74,031
     Other expenses                                   661,997      612,461      536,668
                                                  -----------   ----------   ----------
           Total other expenses                     3,246,874    2,966,861    2,460,857
                                                  -----------   ----------   ----------

Income Before Income Tax                              607,283    1,158,303    1,583,720
     Income tax expense                               229,800      459,200      627,900
                                                  -----------   ----------   ----------

Net Income                                        $   377,483   $  699,103   $  955,820
                                                  ===========   ==========   ==========


Net Income Per Share
     Basic                                               $.34        $.56          $.65
     Diluted                                              .34         .56           .65


See notes to consolidated financial statements.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                 Consolidated Statement of Stockholders' Equity


                                                                                                            Accumulated
                                    Common Stock                                                                Other
                                -------------------                                                             Compre-
                                                     Additional   Compre-                            Unearned  hensive
                                   Shares             Paid-in     hensive    Retained    Unearned     Compen-   Income
                                Outstanding  Amount   Capital     Income     Earnings  ESOP Shares    sation    (Loss)      Total
                                ---------- -------- ----------- ---------- ----------- ------------ ---------- -------- ------------
Balances, July 1, 1999          1,653,032  $16,530  $13,571,387            $7,782,192  $(1,230,802) $(128,507) $ 54,351 $20,065,151

Comprehensive income
  Net income                                                     $955,820     955,820                                       955,820
  Other comprehensive
   loss, net of tax
Unrealized losses on securities                                   (34,012)                                      (34,012)    (34,012)
                                                                 --------
Comprehensive income                                             $921,808
                                                                 ========
Cash dividends ($.22 per share)                                              (321,198)                                     (321,198)
ESOP shares earned                                        2,661                             89,006                           91,667
Purchase of stock                (131,890)  (1,319)  (1,082,155)             (285,563)                                   (1,369,037)
MRP shares earned                                       (27,112)                                       35,793                 8,681
                                ---------  -------  -----------            ----------  -----------  ---------   ------- -----------
Balances, June 30, 1999         1,521,142   15,211    2,464,781             8,131,251   (1,141,796)   (92,714)   20,339  19,397,072
Comprehensive income
  Net income                                                     $699,103     699,103                                       699,103
  Other comprehensive loss,
    net of tax
    Unrealized losses on
     securities, net of
     reclassification adjustment                                  (75,459)                                      (75,459)    (75,459)
                                                                 --------
Comprehensive income                                             $623,644
                                                                 ========
Cash dividends ($.22 per share)                                              (261,282)                                     (261,282)
ESOP shares earned                                      (10,760)                            86,314                           75,554
Purchase of stock                (296,052)  (2,960)   2,424,718)             (466,764)                                   (2,894,442)
Issuance of stock for
 Recognition and
  Retention Plan (RRP)             19,700      197      159,866                                      (160,063)
MRP and RRP shares earned                               (12,979)                                       53,144                40,165
                                ---------  -------  -----------            ----------  -----------  ---------   ------- -----------

Balances, June 30, 2000         1,244,790   12,448   10,176,190             8,102,308   (1,055,482)  (199,633)  (55,120) 16,980,711
Comprehensive income
 Net income                                                      $377,483     377,483                                       377,483
 Other comprehensive loss,
   net of tax
   Unrealized gains on
    securities, net of
    reclassification adjustment                                    69,695                                        69,695      69,695
                                                                 --------
Comprehensive income                                             $447,178
                                                                 ========
Cash dividends ($.22 per share)                                              (246,794)                                     (246,794)
ESOP shares earned                                        4,026                             83,622                           87,648
Purchase of stock                 (37,092)    (371)    (303,122)              (73,385)                                     (376,878)
MRP and RRP shares earned                                (3,357)                                       20,788                17,431
                                ---------  -------  -----------            ----------  -----------  ---------   ------- -----------

Balances, June 30, 2001         1,207,698  $12,077  $ 9,873,737            $8,159,612  $  (971,860) $(178,845)  $14,575 $16,909,296
                                =========  =======  ===========            ==========  ===========  =========   ======= ===========


See notes to consolidated financial statements.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                      Consolidated Statement of Cash Flows

Year Ended June 30                                          2001           2000          1999
                                                         -----------   -----------   -----------
Operating Activities
 Net income                                              $   377,483   $   699,103   $   955,820
 Adjustments to reconcile net income to net
   cash provided by operating activities
     Provision for loan losses                                53,000                      40,000
     Provision for loss on real estate owned                  63,829        11,041        15,000
     Depreciation                                            322,279       317,239       248,068
     Gain on sale of available for sale securities           (34,593)      (55,134)
     ESOP shares earned                                       87,648        75,554        91,667
     Amortization of unearned compensation                    17,431        40,165         8,681
     Deferred income tax                                     (57,913)      (18,357)       25,238
     Change in
      Interest receivable                                    163,210       (57,156)      (50,055)
      Interest payable                                        36,701       (32,291)       28,181
      Other assets                                           (99,431)      (35,002)      (97,774)
      Other liabilities                                      263,216        18,374      (369,248)
     Other adjustments                                        (1,124)       (3,288)          708
                                                         -----------   -----------   -----------
       Net cash provided by operating activities           1,191,736       960,248       896,286
                                                         -----------   -----------   -----------

Investing Activities
 Net change in interest-bearing deposits                      19,269       (39,226)       (4,463)
 Proceeds from maturities and paydowns of
    securities available for sale                                                         21,967
 Proceeds from sale of available-for-sale
   securities                                                320,274       367,164
 Purchase of securities available for sale                   (50,000)                   (647,220)
 Net change in loans                                      (1,513,842)   (7,794,544)  (11,368,796)
 Additions to real estate owned                             (296,206)     (118,060)     (240,689)
 Proceeds from real estate owned sales                       103,366        62,500       599,300
 Purchase of premises and equipment                         (229,364)     (678,094)   (1,050,647)
 Purchase of FHLB of Indianapolis stock                                   (642,600)     (329,200)
                                                         -----------   -----------   -----------
       Net cash used by investing activities              (1,646,503)   (8,842,860)  (13,019,748)
                                                         -----------   -----------   -----------
Financing Activities
 Net change in
     Noninterest-bearing, interest-bearing demand and
        savings deposits                                   4,819,082     5,350,066     2,551,618
     Certificates of deposit                               4,309,579     3,688,820    (4,065,955)
     FHLB line of credit                                                  (618,767)      618,767
 Proceeds from FHLB advances                                            11,000,000    11,000,000
 Repayment of FHLB advances                              (10,611,580)   (2,772,044)   (2,247,413)
 Proceeds from other borrowings                                            350,000
 Repayment of other borrowings                                            (350,000)
 Purchase of stock                                          (376,878)   (2,894,442)   (1,369,037)
 Dividends paid                                             (247,750)     (277,568)     (328,450)
                                                         -----------   -----------   -----------
      Net cash provided (used) by financing activities    (2,107,547)   13,476,065     6,159,530
                                                         -----------   -----------   -----------

Net Change in Cash and Cash Equivalents                   (2,562,314)    5,593,453    (5,963,932)

Cash and Cash Equivalents, Beginning of Period            10,526,266     4,932,813    10,896,745
                                                         -----------   -----------   -----------
Cash and Cash Equivalents, End of Period                 $ 7,963,952   $10,526,266   $ 4,932,813
                                                         ===========   ===========   ===========
Additional Cash Flow and Supplementary Information
    Interest paid                                        $ 6,712,485   $ 5,985,022   $ 5,122,450
    Income tax paid                                          233,720       481,144     1,082,864
    Loan balances transferred to real estate owned           388,221       240,605       123,126
    Dividends payable                                         66,424        67,380        83,666

See notes to consolidated financial statements.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 1 - Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Montgomery Financial Corporation (Company) and its wholly owned subsidiary, Montgomery Savings, a Federal Association (Association), and the Association's wholly owned subsidiary, MSA Service Corporation (MSA), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership and management of the Association. The Association operates under a federal thrift charter and provides full banking services. As a federally chartered thrift, the Association is subject to regulation by the Office of Thrift Supervision (OTS), and the Federal Deposit Insurance Corporation.

The Association generates mortgage and consumer loans and receives deposits from customers located primarily in central Indiana. The Association's loans are generally secured by specific items of collateral including real property and consumer assets.

MSA is a real estate management and development company.

Consolidation--The consolidated financial statements include the accounts of the Company, the Association and MSA after elimination of all material intercompany transactions.

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Association will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loans whose payments have insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered impaired. The Association considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans.

Allowances for loan and real estate losses are maintained to absorb loan and real estate losses based on management's continuing review and evaluation of the loan and real estate portfolios and its judgment as to the impact of economic conditions on the portfolios. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolios, the current condition and amount of loans and real estate owned outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses and the valuation of real estate is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 2001, the allowance for loan losses and carrying value of real estate owned are adequate based on information currently available. A worsening or protracted economic decline in the area within which the Association operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets, which range from 3 to 35 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank (FHLB) stock is a required investment for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Foreclosed assets and real estate held for development, net arises from loan foreclosure or deed in lieu of foreclosure and acquisition of real estate for development and are carried at the lower of cost or fair value less estimated selling costs. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property, net of rental and other income are expensed.

Stock options are granted for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for and will continue to account for stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

Earnings per share have been computed based upon the weighted average common and potential common shares outstanding during each year. Unearned ESOP shares have been excluded from the computation of average common shares and potential common shares outstanding.

Note 2 - Restriction on Cash and Due From Banks

The Association is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 2001, was $50,000.

Note 3 - Investment Securities

                                                                                2001
                                            ----------------------------------------------------------------------------
                                                                     Gross               Gross
                                                Amortized          Unrealized          Unrealized            Fair
June 30                                            Cost              Gains               Losses             Value
------------------------------------------  ------------------ ------------------  ------------------ ------------------
Available for sale
Marketable equity securities                       $300               $28                  $4                $324
                                                   ====               ===                  ==                ====


                                                                                2000
                                            ----------------------------------------------------------------------------
                                                                     Gross               Gross
                                                Amortized          Unrealized          Unrealized            Fair
June 30                                            Cost              Gains               Losses             Value
------------------------------------------  ------------------ ------------------  ------------------ ------------------
Available for sale
Marketable equity securities                       $535                $0                 $91                $444
                                                   ====                ==                 ===                ====

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

Note 4 - Loans and Allowance


June 30                                    2001           2000
--------                                 --------       --------
Loans
     Real estate mortgage loans
           One-to-four family            $ 87,248       $ 93,929
           Multi-family                       643          1,459
           Commercial                      21,022         16,698
     Real estate construction loans         4,847          3,599
     Home equity loans                      7,215          3,945
     Consumer loans                           448            565
     Share loans                              341            363
                                         --------       --------
                                          121,764        120,558
     Undisbursed portion of loans          (1,604)        (1,520)
     Deferred loan costs                      322            319
     Allowance for loan losses               (279)          (226)
                                         --------       --------
                                         $120,203       $119,131
                                         ========       ========



Year Ended June 30                  2001    2000   1999
------------------                  ----    ----   ----

Allowance for loan losses
     Balances, July 1               $226    $226   $186
     Provision for loan losses        53             40
                                    ----    ----   ----
     Balances, June 30              $279    $226   $226
                                    ====    ====   ====

Information on impaired loans is summarized below.


June 30                                                       2001
-------                                                       ----

Impaired loans with an allowance                              $907
                                                              ====
Allowance for impaired loans (included in the Company's
   allowance for loan losses)                                 $ 78


Year Ended June 30                                            2001
------------------                                            ----
Average balance of impaired loans                             $375
Interest income recognized on impaired loans                    32
Cash-basis interest included above                              31


At June 30, 2000 and during the years ended June 30, 2000 and 1999, the Company had no impaired loans.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

Note 5 - Premises and Equipment


June 30                           2001              2000
------------------           --------------     -------------

Land                                 $  493           $   493
Building                              2,571             2,546
Equipment                             2,009             1,843
                             --------------     -------------
         Total cost                   5,073             4,882
Accumulated depreciation             (1,893)           (1,646)
                             --------------     -------------
         Net                         $3,180            $3,236
                             ==============     =============


Note 6 - Foreclosed Assets and Real Estate Held for Development


June 30                                               2001           2000
-------                                              ------         ------

Real estate acquired in settlement of loans          $  715         $  441
Real estate held for development and income           1,346          1,063
Allowance for losses                                    (75)           (36)
                                                     ------         ------
                                                      1,986          1,468
Accumulated depreciation                               (202)          (166)
                                                     ------         ------

      Net                                            $1,784         $1,302
                                                     ======         ======



Year Ended June 30                             2001         2000        1999
                                             --------     -------     -------
Allowance for losses on real estate owned
  Balances, July 1                           $     36     $    25     $    10
  Provision for losses                             64          11          15
  Assets charged off                              (25)
                                             --------     -------     -------

  Balances, June 30                          $     75     $    36     $    25
                                             ========     =======     =======

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

Note 7 - Deposits


June 30                                     2001         2000
-------                                   --------     --------

Noninterest-bearing                       $  2,475     $  2,581
Interest-bearing demand                      9,588        9,978
Savings deposits                            20,055       14,741
Certificates and other time
  deposits of $100,000 or more              22,218       20,676
Other certificates and time deposits        46,299       43,531
                                          --------     --------

      Total deposits                      $100,635     $ 91,507
                                          ========     ========

Certificates and other time deposits maturing in years ending June 30


     2002                          $44,623
     2003                           15,400
     2004                            4,961
     2005                            1,296
     2006                            2,237
                                   -------
                                   $68,517
                                   =======

Note 8 - FHLB Advances

                                                           2001
                                               ---------------------------
                                                               Weighted-
                                                                Average
June 30                                          Amount           Rate
-------                                        ---------      ------------
Advances from FHLB
    Maturities in years ending June 30
         2002                                   $  1,022          5.40%
         2003                                        943          5.40
         2004                                      4,009          5.38
         2005                                        598          5.40
         Thereafter                               11,058          6.00
                                                --------
                                                 $17,630          5.77
                                                 =======


The Association has an available line of credit with the FHLB totaling $5,000,000. The line of credit expires March 1, 2002 and bears interest at a rate equal to the current variable advance rate.

The FHLB advances are secured by first mortgage loans totaling $83,544,000. Advances are subject to restrictions or penalties in the event of prepayment.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 9 - Income Tax


Year Ended June 30                              2001        2000      1999
-------------------                             -----       -----     -----

Income tax expense
    Currently payable
        Federal                                $ 226       $ 373     $ 431
        State                                     62         104       172
    Deferred
        Federal                                  (49)        (17)       16
        State                                     (9)         (1)        9
                                               -----       -----     -----

             Total income tax expense          $ 230       $ 459     $ 628
                                               =====       =====     =====

Reconciliation of federal statutory
   to actual tax expense
    Federal statutory income tax at 34%        $ 206       $ 394     $ 538
    Effect of state income taxes                  35          68       119
    Other                                        (11)         (3)      (29)
                                               -----       -----     -----

             Actual tax expense                $ 230       $ 459     $ 628
                                               =====       =====     =====

Effective tax rate                              37.8%       39.6%     39.6%



The components of the deferred tax liability are as follows at:


June 30                                             2001            2000
-------                                            ------          ------
Assets
   Allowance for loan losses                       $  111          $   88
   State income tax                                    20              23
   Retirement plans and other employee benefits        89              95
   Securities available for sale                                       36
   Other                                               38               2
                                                   ------          ------
     Total assets                                     258             244
                                                   ------          ------

Liabilities
   Depreciation                                     (260)           (252)
   FHLB of Indianapolis stock dividend               (30)            (30)
   Loan costs                                       (252)           (268)
   Securities available for sale                     (10)
                                                   ------          ------
     Total liabilities                              (552)           (550)
                                                   ------          ------

                                                   $(294)          $(306)
                                                   ======          ======

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Retained earnings at June 30, 2001, include approximately $1,500,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $590,000 at June 30, 2001.


Note 10 - Other Comprehensive Income


                                                         2001
                                       ----------------------------------------
                                       Before-Tax         Tax        Net-of-Tax
Year Ended June 30                       Amount         Expense        Amount
------------------                     ----------       -------      ---------
Unrealized gains on securities
Unrealized holding gains arising
   during the year                        $150           $(59)          $91
Less: reclassification adjustment
   for gains realized in net income         35            (14)           21
                                          ----           ----           ---
Net unrealized gains                      $115           $(45)          $70
                                          ====           ====           ===


                                                      2000
                                     ----------------------------------------
                                                       Tax
                                     Before-Tax      Benefit        Net-of-Tax
Year Ended June 30                     Amount       (Expense)         Amount
------------------                    --------       -------         --------

Unrealized losses on securities
Unrealized holding losses arising
  during the year                     $  (69)        $    27        $    (42)
Less: reclassification adjustment
  for gains realized in net income         55            (22)             33
                                      -------        -------        --------
Net unrealized losses                 $  (124)       $    49        $    (75)
                                      =======        =======        ========


                                                      1999
                                     ----------------------------------------
                                     Before-Tax        Tax         Net-of-Tax
Year Ended June 30                     Amount        Benefit         Amount
-------------------                   --------        -------       --------

Unrealized losses on securities
Unrealized holding losses arising
 during the year                      $   (56)       $    22        $    (34)
                                      =======        =======        ========

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 11 - Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying consolidated financial statements. The
Association's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Association uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                                              2001              2000
                                        ----------------- -----------------

Commitments to extend credit                $5,065            $3,472


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include residential real estate or other assets of the borrower.

The Company and Association are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 12 - Dividends and Capital Restrictions

The Company is not subject to any regulatory restrictions on the payment of dividends to its stockholders.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Without prior approval, current regulations allow the Association to pay dividends to the Company not exceeding retained net income for the current calendar year plus those for the previous two calendar years. The Association normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. OTS regulations also prohibit a savings association from declaring or paying any dividends if, as a result, the regulatory capital of the Association would be reduced below the minimum amount required to be maintained for the liquidation account established in connection with the conversion. Any additional amount of capital distributions would require prior regulatory approval.

At the time of conversion on June 30, 1997, a liquidation account was established in an amount equal to $420,000 of dividends waived by Montgomery Mutual Holding Company plus the Association's net worth at March 31, 1995. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Association after conversion. In the event of a complete liquidation, and only in such event, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $7,062,000.

At June 30, 2001, the stockholder's equity of the Association was $15,942,000. Although well capitalized, under current regulations in effect, the Association is required to apply to the Office of Thrift Supervision to pay dividends to the Company.

Note 13 - Regulatory Capital

The  Association  is  subject  to  various   regulatory   capital   requirements
administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Core 1 capital, and Core 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of an association in any of the undercapitalized categories can result in actions by regulators that could have a material effect on an association's operations. At June 30, 2001 and 2000, the Association is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 2001 that management believes have changed the Association's classification.

The Association's actual and required capital amounts and ratios are as follows:


                                                                                Required for           To Be Well
                                                              Actual         Adequate Capital 1      Capitalized 1
                                                       ------------------    -----------------    ------------------
As of June 30, 2001                                     Amount     Ratio     Amount      Ratio    Amount       Ratio
---------------------                                   ------    -------    ------      -----    ------       -----
Total risk-based capital 1 (to risk-weighted assets)   $14,825     17.10%    $6,937       8.0%    $8,671       10.0%
Tier 1 capital 1 (to risk-weighted assets)              15,521     17.90      3,469       4.0      5,203        6.0
Core capital 1 (to adjusted total assets)               15,521     11.42      5,435       4.0      6,794        5.0
Core capital 1 (to adjusted tangible assets)            15,521     11.42      2,718       2.0        N/A        N/A
Tangible capital 1 (to adjusted total assets)           15,521     11.42      2,038       1.5        N/A        N/A


As of June 30, 2000
---------------------

Total risk-based capital 1 (to risk-weighted assets)   $14,636     17.14%    $6,831       8.0%    $8,539       10.0%
Tier 1 capital 1 (to risk-weighted assets)              15,142     17.73      3,415       4.0      5,123        6.0
Core capital 1 (to adjusted total assets)               15,142     11.06      5,477       4.0      6,847        5.0
Core capital 1 (to adjusted tangible assets)            15,142     11.06      2,739       2.0        N/A        N/A
Tangible capital 1 (to adjusted total assets)           15,142     11.06      2,054       1.5        N/A        N/A

---------------
1  As defined by regulatory agencies

Note 14 - Employee Benefit Plans

The Company has a retirement savings Section 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 100 percent of the first 7 percent of base salary contributed by participants. The Company's expense for the plan was $70,000 for 2001, $66,000 for 2000 and $59,000 for 1999.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


On October 15, 1996, the stockholders of the Association approved a Management Recognition Plan (MRP). This plan was assumed by the Company in connection with the second conversion and reorganization. The plan allows for the purchase in the open market or through the issuance of authorized and unissued shares of up to 13,990 shares of common stock. On November 25, 1996, Montgomery purchased 1,865 shares for the MRP at a cost of $11,563 which was recorded as unearned compensation in stockholders' equity. On June 26, 1998, the Company purchased the remaining 12,123 shares necessary to fund the MRP at a cost of $155,325 which was recorded as unearned compensation in stockholders' equity. Restricted stock awards covering 13,988 shares of common stock have been awarded to Montgomery's officers and key employees under the MRP. The awards are to vest and be earned by the recipient at a rate of 20% per year.

The Board of Directors approved a 1997 Revenue and Recognition plan (RRP) that covered up to 4% of the common stock outstanding less the shares held in the MRP Plan. The RRP plan allows for the Company to issue 19,700 shares of common stock. On May 16, 2000, awards of 19,700 common shares were granted under the RRP to Montgomery's Directors, Officers and key employees and unearned compensation was recorded at the current market value of $8.125 per share at the grant date. The restricted stock awards covering 19,700 shares of common stock have been awarded. The awards granted to Montgomery's Directors, Chief Executive Officer, and President are to vest and be earned by the recipient at the rate of 20 percent per year. The remaining awards vested upon granting.

Expense under the MRP and RRP for fiscal years ended June 30, 2001, 2000 and 1999 was $17,000, $40,000 and $9,000.

As part of the second conversion, the Company established an ESOP covering substantially all employees of the Company. The ESOP acquired 132,250 shares at $10.00 per share in the conversion with funds provided by a loan from the Company. Accordingly, the $1,322,500 of stock acquired by the ESOP was shown as a reduction to stockholders' equity. Unearned ESOP shares totaled 97,186 and 105,548 at June 30, 2001 and 2000 and had a fair value of $1,327,000 and $930,000. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Bank, are made to the ESOP. The expense under the ESOP was approximately $88,000, $76,000 and $92,000 for the years ended June 30, 2001, 2000 and 1999.
At June 30, 2001, the ESOP had 33,483 shares allocated, 97,186 suspense shares and no shares committed-to-be-released. At June 30, 2000, the ESOP had 26,702 shares allocated, 105,548 suspense shares and no shares committed-to-be-released.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

Note 15 - Stock Option Plans

On October 15, 1996, the stockholders of the Association approved a 1995 Stock Option Plan and a 1995 Director Stock Option Plan. These plans were assumed by the Company in connection with the second conversion and reorganization. These plans allow for the purchase in the open market or through the issuance of authorized and unissued shares of up to 34,973 shares of common stock for the Stock Option Plan and the Director Stock Option Plan. Under the stock option plans, stock option rights covering 24,483 shares of common stock may be granted to officers and other key employees and 10,490 shares of common stock may be granted to directors of the Company.

The Company's 1995 stock option plans are accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations. Stock option awards vest and are exercisable one year following the date of stockholder approval and thereafter at a rate not in excess of 20% per year. All options become fully vested and exercisable in the event of the death or disability of the optionee. The incentive stock option exercise price will not be less than the fair market value of the common stock on the date of the grant of the option. The date on which the options are first exercisable is determined by the Board of Directors, and the terms of the stock options will not exceed ten years from the date of grant. The exercise price of each option was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of options granted in 1997 was estimated on the grant date using an option-pricing model with the following assumptions:


Risk-free interest rates                                        6.4%
Dividend yields                                                 3.37
Expected volatility factor of market price of common stock      11.0
Weighted-average expected life of the options                 7 years

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period which is five years. The pro forma effect on net income and earnings per share of this Statement are as follows:


Year Ended June 30                               2001       2000       1999
------------------                               ----       ----       ----

Net income                     As reported       $377       $699       $956
                               Pro forma          369        691        948

Basic earnings per share       As reported        .34        .56        .65
                               Pro forma          .34        .56        .64

Diluted earnings per share     As reported        .34        .56        .65
                               Pro forma          .33        .56        .64


The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended June 30, 2001, 2000 and 1999.


Year Ended June 30                            2001              2000               1999
-------------------                    ------------------ ------------------- ------------------
                                               Weighted-           Weighted-         Weighted-
                                                 Average             Average          Average
                                                Exercise            Exercise          Exercise
                Options                Shares    Price    Shares     Price    Shares    Price
------------------------------------- --------  -------- ---------- --------- -------- ---------
Outstanding, beginning of year        34,973    $6.97     34,973     $6.97    34,973    $6.97
Granted                                  ---                 ---                 ---
                                      ------              ------              ------
Outstanding, end of year              34,973    $6.97     34,973     $6.97    34,973    $6.97
                                     =======              ======              ======
Options exercisable at year end       27,976    $6.97     20,982     $6.97    13,988    $6.97



As of June 30, 2001, options outstanding totaling 34,973 have an exercise price of $6.97 and a weighted-average remaining contractual life of 5.6 years.

In addition, the Board of Directors and stockholders have approved a 1997 Stock Option Plan. Under the 1997 Plan, stock option and stock appreciation rights covering shares representing an aggregate of up to 10% of the common stock sold in the conversion may be granted to directors, officers and employees of the Company or its subsidiaries. As of June 30, 2001, no grants under the 1997 Plan have been made.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 16 - Earnings Per Share

Earnings per share were computed as follows:


Year Ended June 30                                        2001
--------------------                          ----------------------------------
                                                       Weighted-
                                                       Average        Per Share
                                            Income      Shares         Amount
                                            -----    -----------      ----------
Basic Earnings Per Share                     $377      1,095,730        .34
Income available to common stockholders
Effect of Dilutive Securities
MRP and RRP awards and stock options                      13,559
                                            -----      ---------
Diluted Earnings Per Share
Income available to common stockholders
   and assumed conversions                   $377      1,109,289        .34
                                             ====      =========


Year Ended June 30                                        2000
--------------------                          ----------------------------------
                                                       Weighted-
                                                       Average        Per Share
                                            Income      Shares         Amount
                                            -----    -----------   -------------
Basic Earnings Per Share
Income available to common stockholders      $699      1,238,567       $.56
Effect of Dilutive Securities
MRP and RRP awards and stock options                       7,062
                                             ----      ---------
Diluted Earnings Per Share
Income available to common stockholders
   and assumed conversions                   $699      1,245,629       $.56
                                             ====      =========


Year Ended June 30                                        1999
--------------------                          ----------------------------------
                                                       Weighted-
                                                       Average        Per Share
                                            Income      Shares         Amount
                                            -----    -----------   -------------
Basic Earnings Per Share
Income available to common stockholders      $956    1,469,942         $.65
Effect of Dilutive Securities
MRP awards and stock options                            11,838
                                             ----    ---------
Diluted Earnings Per Share
Income available to common stockholders
   and assumed conversions                   $956    1,481,780         $.65
                                             ====    =========

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)



Note 17 - Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Interest-bearing   Deposits--The   fair  value  of   interest-bearing   deposits
approximate carrying value.

Investment Securities--Fair values are based on quoted market prices.

Loans--The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest Receivable/Payable--The fair value of interest receivable/payable approximates carrying values.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Deposits--Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Federal Home Loan Bank Advances--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

Advance  Payments  by  Borrowers  for  Taxes  and   Insurance--The   fair  value
approximates carrying value.

Off-Balance Sheet Commitments--Commitments include commitments to originate mortgage loans, and extend lines of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


The estimated fair values of the Company's financial instruments are as follows:


                                                           2001                              2000
                                                ---------------------------       ---------------------------
                                                 Carrying           Fair           Carrying           Fair
June 30                                           Amount            Value           Amount            Value
--------                                         ----------       ----------       ----------       ----------
Assets
     Cash and cash equivalents                   $   7,964        $   7,964        $  10,526       $   10,526
     Interest-bearing deposits                         239              239              259              259
     Investment securities available for sale          324              324              444              444
     Loans, net                                    120,203          123,381          119,131          117,853
     Stock in FHLB                                   1,893            1,893            1,893            1,893
     Interest receivable                               788              788              951              951

Liabilities
     Deposits                                      100,635          101,686           91,507           90,846
     FHLB advances                                  17,630           18,143           28,241           26,713
     Interest payable                                  571              571              534              534
     Advances by borrowers for taxes and               240              240              216              216
     insurance

Off-Balance Sheet Assets
     Commitments to extend credit


                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 18 - Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:


                             Condensed Balance Sheet

June 30                                                2001            2000
-------                                             ----------     -----------

Assets
     Cash and cash equivalents                      $      438     $       664
     Interest-bearing deposits                              39              59
     Investment securities available for sale              324             444
     Real estate held for development                      168             165
     Investment in subsidiary                           15,942          15,551
     Other assets                                           50             185
                                                    ----------     -----------
          Total assets                                 $16,961         $17,068
                                                    ==========     ===========

Liabilities                                         $       52     $        87

Stockholders' Equity                                    16,909          16,981
                                                    ----------     -----------

     Total liabilities and stockholders' equity        $16,961         $17,068
                                                    ==========     ===========


                          Condensed Statement of Income

Year Ended June 30                              2001        2000         1999
------------------                              ----      -------        ----

Interest and dividend income                    $120      $   151        $235
Gain on sale of available
  for sale securities                             35           55
Dividends from subsidiary                                   2,000
                                                ----      -------        ----
                                                 155        2,206         235
                                                ----      -------        ----
Expenses
   Salaries and employee benefits                 45           35          53
   Other expenses                                148          112          88
                                                ----      -------        ----
      Total expenses                             193          147         141
                                                ----      -------        ----
Income (loss) before income
    tax expense and equity in
    undistributed income of subsidiary           (38)       2,059          94
Income tax expense (benefit)                     (24)          19          34
                                                ----      -------        ----
Income (loss) before equity in
   undistributed income of subsidiary            (14)       2,040          60
Equity in undistributed (distribution
   in excess of) income of subsidiary            391       (1,341)        896
                                                ----      -------        ----

Net Income                                      $377      $   699        $956
                                                ====      =======        ====

                 Montgomery Financial Corporation and Subsidiary
                             Crawfordsville, Indiana
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


                        Condensed Statement of Cash Flows


Year Ended June 30                                 2001      2000        1999
------------------                               -------   --------    -------
Operating Activities
     Net income                                  $   377   $    699    $    956
     Adjustments to reconcile net
      income to net cash provided
      by operating activities                       (265)     1,305        (871)
                                                 -------   --------    --------
         Net cash provided by operating
          activities                                 112      2,004          85
                                                 -------   --------    --------

Investing Activities
     Net change in interest bearing deposits          20         60          (4)
     Purchase of securities available for sale       (50)                  (647)
     Proceeds from sale of available-
        for-sale securities                          320        367
     Additions to real estate owned                   (3)        (1)        (64)
                                                 -------   --------    --------
         Net cash provided (used) by
          investing activities                       287        426        (715)
                                                 -------   --------    --------

Financing Activities
     Purchase of stock                              (377)    (2,894)     (1,369)
     Cash dividends                                 (248)      (277)       (328)
                                                 -------   --------    --------
         Net cash used by financing activities      (625)    (3,171)     (1,697)
                                                 -------   --------    --------
Net Change in Cash                                  (226)      (741)     (2,327)

Cash at Beginning of Year                            664      1,405       3,732
                                                 -------   --------    --------
Cash at End of Year                              $   438   $    664    $  1,405
                                                 =======   ========    ========

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         There were no such changes or disagreements during the applicable period.


                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Executive Officers

         The following information as to the business experience during the past five years is supplied with respect to each executive officer of the Company or the Association, as applicable. There are no arrangements or understandings between the persons named and any other person pursuant to which such officers were selected.


Name                Age Offices Held
------------------- --- ------------------------------------------------------
Nancy L. McCormick  45  Secretary and Treasurer of the Company and
                          Senior Vice President and Secretary of the Association
Steven V. Brier     48  Executive Vice President and Treasurer of the
                          Association and Chief Financial Officer of the Company and the Association

         Nancy L. McCormick. Ms. McCormick first joined the Association in 1983 and was appointed Secretary in 1984. Ms. McCormick is the custodian to the Association's records and assists the Chief Executive Officer in various management duties.

         Steven V. Brier. Mr. Brier joined the Association in 1990 as a branch manager. Mr. Brier currently is the Executive Vice President and the Chief Financial Officer of the Company and the Association.

         Officers are elected annually by the Board of Directors and serve for a one-year period and until their successors are elected.

Directors

         The table below sets forth certain information regarding the Company's directors.


                                                 Director   Director
                                                  of the     of the
                                                Association  Company  Term to
Name                Age Position Held              Since      Since   Expire
------------------- --- ----------------------- ----------- --------  -------
Earl F. Elliott     68  Vice-Chairman              1973       1997     2003
Mark E. Foster      48  Director                   1990       1997     2003
Robert C. Wright    56  Director                   1996       1997     2003
C. Rex Henthorn     63  Chairman of the Board      1981       1997     2002
Joseph M. Malott    64  Director                   1978       1997     2001
J. Lee Walden       53  Director,                  1995       1997     2001
                        Chief Executive Officer
John E. Woodward    73  Director                   1975       1997     2002


         The principal occupation of each director is set forth below. All directors have held their present position for at least five years unless otherwise indicated.

         Earl F. Elliott. Mr. Elliott is Vice-Chairman of the Company and Chairman of the Board of the Association. Mr. Elliott first joined the Association in 1973.

         Mark E. Foster. Mr. Foster is the General Manager of a retail farm equipment and automobile dealership located in Warren County, Indiana, a position he has held since 1983.

         Robert C. Wright. Mr. Wright is the owner and manager of a restaurant located in Vermillion County, Indiana, a position he has held since 1975.

         C. Rex Henthorn. Since 1963, Mr. Henthorn has practiced law in the State of Indiana. He is currently affiliated with the law firm Henthorn, Harris, Taylor & Weliever, P.C. in Crawfordsville, Indiana.

         Joseph M. Malott. For the past five years, Mr. Malott has been self-employed as a consultant to financial institutions.

         J. Lee Walden. Mr. Walden is currently the Chief Executive Officer of the Company and the Association. Mr. Walden first joined the Association in 1984.

         John E. Woodward. Mr. Woodward is retired. He was formerly the President of a collection agency and credit reporting bureau located in Montgomery County, Indiana, a position he had held since 1959.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Company common stock and other equity securities of the Company by the tenth of the month following a change. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2001, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with.

ITEM 10. EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

         The Company. Directors receive an annual stipend of $1,200 plus $100 for each meeting of the Board of Directors attended.

         The Association. Directors receive an annual stipend of $6,000 plus $200 for each meeting of the Board of Directors attended. In addition, directors receive $100 for attendance at committee meetings lasting one hour or less and $200 per committee meeting lasting over one hour (except that Messrs. Elliott and Walden who receive no fees for attending committee meetings held during their normal working hours).

EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation paid or granted to all persons who served as the Company's Chief Executive Officer during the fiscal year ended June 30, 2001. Mr. Walden became the Company's Chief Executive Officer following the Company's annual meeting in October 2000. Mr. Elliott and Mr. Walden may be referred to as the "Named Executive Officers."


                                  Summary Compensation Table
------------------------------------------------------------------------------------------------
                                                            Long Term
                                                          Compensation
                          Annual Compensation                Awards
                    ------------------------- ---------------------------------
                                                  Other    Restricted
Name and                                         Annual       Stock    Options/   All Other
Principal Position  Year Salary ($) Bonus ($) Compensation Awards ($)    SARs   Compensation ($)
------------------- ---- ---------- --------- ------------ ---------- --------- ----------------

Earl F. Elliott     2001  $113,000   $ 3,000      ---      $   ---         ---      $23,409(3)
  Vice-Chairman     2000   114,400    5,000       ---       48,726(2)      ---       29,101
                    1999   111,000    10,000      ---          ---         ---       21,823

J. Lee Walden       2001  $ 98,000   $ 2,800      ---      $   ---         ---      $11,598(5)
  Chief Executive   2000   90,460     3,500       ---       43,046(4)      ---       11,913
  Officer           1999   84,550     7,500       ---          ---         ---       14,436


(1) Mr. Elliott receives certain perquisites, but the incremental cost of providing such perquisites does not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.
(2) The value of the restricted stock awards was determined by multiplying the fair market value of the Common Stock on the date the shares were awarded by the number of shares awarded. Of these shares, 3,497 vest over a 5-year period ended May 16, 2004, and 2,500 vest over a 5-year period ended May 16, 2005. As of June 30, 2001, the number and aggregate value of the restricted stock holdings of Mr. Elliott were 4,099 and $55,951, respectively. Dividends paid on restricted shares are payable to the grantee and are not included in the table.
(3) Represents a contribution by the Association on behalf of Mr. Elliott of $7,022 pursuant to its 401(k) plan, $7,747 to the ESOP, and $8,640 of deferred compensation payable to Mr. Elliott upon his retirement.
(4) The value of the restricted stock awards was determined by multiplying the fair market value of the Common Stock on the date the shares were awarded by the number of shares awarded. Of these shares, 2,798 vest over a 5-year period ended May 16, 2004, and 2,500 vest over a 5-year period ended May 16, 2005. As of June 30, 2001, the number and aggregate value of the restricted stock holdings of Mr. Walden were 3,680 and $50,232, respectively. Dividends paid on restricted shares are payable to the grantee and are not included in the table.
(5) Represents a contribution by the Association on behalf of Mr. Walden of $4,968 pursuant to its 401(k) plan and $6,630 to the ESOP.


         The following table summarizes certain information relating to the value of options held by the Named Executive Officers at June 30, 2001. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the option. The Named Executive Officers did not exercise any of his options during the fiscal year. The value of an unexercised, in-the-money option at fiscal year-end is the difference between its exercise price and the fair market value of the underlying stock on June 30, 2001. The fair market value of the Company's common stock on June 30, 2001 was $13.65 per share based on the closing price of the common stock as reported on the Nasdaq SmallCap Market. The value of these options have not been, and may never be, realized since these options have not been, and may not ever be, exercised. Actual gains, if any, on exercise will depend on the value of the Company's common stock on the date of exercise.


                                                 Outstanding Stock Option Grants and
                                                  Value Realized as of June 30, 2001
                                       ---------------------------------------------------
                                        Securities Underlying
                                               Unexercised          In-the-Money Options
                                            Options at Fiscal                 at
                                               Year End (#)           Fiscal Year End ($)
                                       ------------------------- -------------------------
Name                                   Exercisable Unexercisable Exercisable Unexercisable
-------------------------------------- ----------- ------------- ----------- -------------
Earl F. Elliot, Vice-Chairman            2,200         552         $14,696      $3,687

J. Lee Walden, Chief Executive Officer   1,144         287         $ 7,642      $1,917

EMPLOYMENT AGREEMENTS

         The Association has entered into employment agreements with former Chief Executive Officer Elliott and Chief Executive Officer Walden providing for an initial term of three years. The employment agreements provide for an annual base salary in an amount not less than each individual's respective current salary and provide for an annual extension subject to the performance of an annual formal evaluation by disinterested members of the Board of Directors of the Association. The agreements also provide for termination upon the employee's death, for cause or in certain events specified by OTS regulations. The employment agreements are also terminable by the employee upon 90 days' notice to the Association.

         The employment agreements each provide for payment in an amount equal to 299% of the five-year annual average base compensation, in the event there is a "change in control" of the Association and employment involuntarily terminates in connection with such change in control or within twelve months thereafter. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. ss.ss. 574.3 or 4. Such events are generally triggered prior to the acquisition of control of 10% of the Company's Common Stock. If the employment of Vice Chairman Elliott or Chief Executive Officer Walden had been terminated as of June 30, 2001 under circumstances entitling them to severance pay as described above, they would have been entitled to receive a lump such cash payment of approximately $340,000 and $255,000, respectively.

SUPPLEMENTAL RETIREMENT BENEFIT

         The Association provides for a Supplemental Retirement Benefit to Mr. Elliott. The benefit consists of life insurance on Mr. Elliott's life equal in amount to twice his annual salary in the event of his death prior to retirement. In addition, the Association has agreed to pay Mr. Elliott a cash retirement payment of $100,000, plus accrued interest at a rate not to exceed 8% per annum, payable either in a lump sum within 30 days after his date of retirement or, at his election, in equal annual installments over such period of time as he shall elect, not to exceed five years. As a condition to his receiving the above-indicated cash retirement payments, Mr. Elliott will be required to enter into a written consulting agreement with the Association obligating him, during the remainder of his lifetime but subject to such limitation as his physical condition might impose, to render such reasonable business consulting and advisory services to the Association as the Board might request, and further obligating him not to enter into or engage in any activity or enterprise that would directly or indirectly involve substantial competition with the Association. The agreements also provide for the continued payment to each employee of health benefits for the remainder of the term of their contract in the event such individual is involuntarily terminated in the event of a change in control.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK OWNERSHIP OF SIGNIFICANT SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

         The following table presents information regarding the beneficial ownership of the Company's common stock as of August 31, 2001, by those persons or entities (or group of affiliated persons or entities) known by management to beneficially own more than 5% of the outstanding common stock of the Company, each director of the Company, each executive named in the summary compensation table appearing under Item 10 above, and all of the executive officers and directors of the Company as a group. As of August 31, 2001, there were 1,207,698 shares of the Company's common stock outstanding.


                                                           Shares Beneficially   Percent
Beneficial Owner                                                Owned(1)        of Class
---------------------------------------------------------- -------------------- --------

Community Trust & Investment Company, Trustee(2)                130,669           10.8%
   Montgomery Financial Corporation
   Employee Stock Ownership Plan
119 East Main Street
Crawfordsville, Indiana 47933

Earl F. Elliott(3)                                               21,804           1.8%
J. Lee Walden(4)                                                 14,177            1.2
C. Rex Henthorn(5)                                               18,505            1.5
Mark E. Foster(5)                                                 6,229             *
Joseph M. Malott(5)                                              13,505            1.1
John E. Woodward(5)                                              13,505            1.1
Robert C. Wright(5)                                               9,364             *

Directors and Executive Officers as a group (9 persons)(6)      123,688           10.2%

-----------------
* Less than 1%.
(1) Based upon information furnished by the respective directors, executive officers and director nominees. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes.
(2) The amount reported represents shares held by the Employee Stock Ownership Plan ("ESOP"), 35,064 of which have been allocated to accounts of participants. Community Trust & Investment Company, the trustee of the ESOP, may be deemed to own beneficially the shares held by the ESOP which have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. Unallocated shares held in the ESOP's suspense account or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares voted by participants.
(3) Includes 2,202 shares which may be acquired upon exercise of stock options granted under the Montgomery Savings, A Federal Association Stock Option Plan (the "Option Plan"), 4,099 shares held under the MRP and the RRP, 4,023 shares allocated to Mr. Elliott's account as of June 30, 2001, under the ESOP, and 255 shares held by Mr. Elliott's spouse for his descendants.
(4) Includes 1,145 shares which may be acquired upon exercise of stock options granted under the Option Plan, 3,680 shares held under the MRP and the RRP, and 3,071 shares allocated to Mr. Walden's account as of June 30, 2001, under the ESOP.
(5) Includes 1,678 shares which may be acquired upon exercise of stock options granted under the Montgomery Savings, A Federal Association Directors' Stock Option Plan (the "Directors' Option Plan").
(6) Includes 13,543 shares which may be acquired upon exercise of stock options granted under the Option Plan and the Directors' Option Plan.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Association has followed a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. Under the Association's current policy, all such loans to directors and senior officers are required to be made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectibility. The Association has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, and their associates. These transactions have been on substantially the same terms, including interest rates, collateral, and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. At June 30, 2001, the Association's loans to directors, officers and employees totaled approximately $1.6 million, or 9.3% of shareholders' equity.

         From time to time the Company has paid fees to Henthorn, Harris, Taylor & Weliever, P.C., a law firm in which Chairman Henthorn is a principal, for legal services performed for Montgomery. For the year ended June 30, 2001, Montgomery paid fees totaling $8,000 to such law firm for services provided to Montgomery. In addition, Henthorn, Harris, Taylor, & Weliever P.C. provides legal services from time to time in connection with loans made by Montgomery Savings, for which services such law firm is compensated by the borrowers.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

         (a) Exhibits.


                                                                          Reference to
Regulation                                                                Prior Filing
S-K Exhibit                                                             or Exhibit Number
  Number                      Document                                   Attached Hereto
----------- ----------------------------------------------------------- -----------------
   3(1)     The Articles of Incorporation of the Registrant                     *
   3(2)     The By-Laws of the Registrant                                       *
  10(1)     Form of Stock Option and Incentive Plan                             *
  10(2)     Employment Agreement between Montgomery Savings, A Federal
            Association and Earl F. Elliot                                      *
  10(3)     Employment Agreement between Montgomery Savings, A Federal
            Association and J. Lee Walden                                       *
  10(4)     Employee Stock Ownership Plan                                       *
  10(5)     Management Recognition and Retention Plan                           *
  10(6)     1997 Stock Option and Incentive Plan                               **
  10(7)     1997 Recognition and Retention Plan                                **
    21      Subsidiaries of the Registrant                                     21
    23      Consent of Independent Auditors                                    23

----------------
* Document is incorporated by reference as an Exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 333-24721)(the "Registration Statement"), as amended.
** Document is incorporated by reference as an Exhibit to the Registrant's proxy statement for the fiscal year ended June 30, 1998.

         (b) Reports on Form 8-K

             The Company filed no reports on Form 8-K during the quarter ended June 30, 2001.

                                   SIGNATURES

         Pursuant to the requirement of Section 13 or 15(d) of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      MONTGOMERY FINANCIAL CORPORATION



Date: September 28, 2001              By:  /s/ J. Lee Walden
                                          --------------------------------------
                                          J. Lee Walden, Chief Executive Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on this 28th day of September, 2001.

    Signatures                             Title                   Date

(1) Principal Executive Officer:

    /s/ J. Lee Walden
    ------------------------------
    J. Lee Walden                  Chief Executive Officer   September 28, 2001
                                   and Director

(2) Principal Financing and
    Accounting Officer:

    /s/ Steven V. Brier
    ------------------------------
   Steven V. Brier                 Chief Financial Officer   September 28, 2001


(3) Board of Directors:

     /s/ Earl F. Elliott
    ------------------------------
    Earl F. Elliott                Vice-Chairman             September 28, 2001

     /s/ Mark E. Foster
    ------------------------------
    Mark E. Foster                 Director                  September 28, 2001

    /s/ C. Rex Henthorn
    ------------------------------
    C. Rex Henthorn                Director                  September 28, 2001

     /s/ Joseph M.  Mallott
    ------------------------------
    Joseph M.  Mallott             Director                  September 28, 2001

     /s/ John E.  Woodward
    ------------------------------
    John E.  Woodward              Director                  September 28, 2001

     /s/ Robert C.  Wright
    ------------------------------
    Robert C.  Wright              Director                  September 28, 2001

                                                                      EXHIBIT 21
                                                                      ----------










                Subsidiaries of Montgomery Financial Corporation




Name                                           Jurisdiction of Incorporation
-----------------------------------------    ----------------------------------

Montgomery Savings, A Federal Association                 Federal

MSA Service Corp.                                         Indiana

                                                                      EXHIBIT 23
                                                                      ----------





                       Consent of Independent Accountants



We consent to the incorporation by reference to the Registration Statement on Form S-8 of Montgomery Financial Corporation (the "Company") of our report dated August 3, 2001on the consolidated financial statements of the Company which report is incorporated by reference in the Company's Annual Report on Form 10-K for the three years ended June 30, 2001 filed pursuant to the Securities Exchange Act of 1934.




/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana
September 28, 2001

                PART II - Information Not Required in Prospectus

Item 20.  Indemnification of Directors and Officers.

     Section 21 of the Indiana Business Corporation Law, as amended (the "BCL"), grants to each corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. This statute provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, by-laws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding. Section 10.05 and Article 13 of the Articles of Incorporation of the Registrant state as follows:

     Section 10.05. Limitation of Liability and Reliance on Corporate Records and Other Information.

          Clause 10.051. General Limitation. No Director, member of any committee of the Board of Directors, or of another committee appointed by the Board, Officer, employee or agent of the Corporation ("Corporate Person") shall be liable for any loss or damage if, in taking or omitting to take any action causing such loss or damage, either (1) such Corporate Person acted (A) in good faith, (B) with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and (C) in a manner such Corporate Person reasonably believed was in the best interests of the Corporation, or (2) such Corporate Person's breach of or failure to act in accordance with the standards of conduct set forth in Clause 10.051(1) above (the "Standards of Conduct") did not constitute willful misconduct or recklessness.

          Clause 10.052. Reliance on Corporate Records and Other Information. Any "Corporate Person" shall be fully protected, and shall be deemed to have complied with the Standards of Conduct, in relying in good faith, with respect to any information contained therein, upon (1) the Corporate Records, or (2) information, opinions, reports or statements (including financial statements and other financial data) prepared or presented by (A) one or more other Corporate Persons whom such Corporate Person reasonably believes to be competent in the matters presented, (B) legal counsel, pubic accountants or other persons as to matters that such Corporate Person reasonably believes are within such person's professional or expert competence, (C) a committee of the Board of Directors or other committee appointed by the Board of Directors, of which such Corporate Person is not a member, if such Corporate Person reasonably believes such committee of the Board of Directors or such appointed committee merits confidence, or
     (D) the Board of Directors, if such Corporate Person is not a Director and reasonably believes that the Board merits confidence.

                                   ARTICLE 13
                                Indemnification

     Section 13.01. General. The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as form time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a Director, Officer, employee or agent of the Corporation, or who, while serving as such Director, Officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interest of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

     Section 13.02. Authorization of Indemnification. To the extent that a Director, Officer, employee or agent of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 13.01 of this Article, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 13.01 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the Director, Officer, employee or agent is permissible in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not at the time parties to such action, suit or proceeding; or (2) if a quorum cannot be obtained under subdivision (1), by a majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to such action, suit or proceeding; or
(3) by special legal counsel: (A) selected by the Board of Directors or its committee in the manner prescribed in subdivision (1) or (2), or (B) if a quorum of the Board of Directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by a majority vote of the full Board of Directors (in which selection Directors who are parties may participate); or (4) by the Shareholders, but shares owned by or voted under the control of Directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

     Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (3) to select counsel.

     Section 13.03. Good Faith Defined.  For purposes of any determination under
Section 13.01 of this Article 13, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in
Section 13.01 if his action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (1) one or more Officers or employees of the Corporation or another enterprise whom he reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (3) a committee of the Board of Directors of the Corporation or another enterprise of which the person is not a member if he reasonably believes the committee merits confidence. The term "another enterprise" as used in this Section 13.03 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent. The provisions of this
Section 13.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 13.01 of this Article 13.

     Section 13.04. Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 13.02 of this Article, upon receipt of a written affirmation of the Director, Officer, employee or agent's good faith belief that he has met the standard of conduct described in Section 13.01 of this Article and upon receipt of a written undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount if it shall ultimately be determined that he did not meet the standard of conduct set forth in this
Article 13, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article 13.

     Section 13.05. Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles of Incorporation, the Corporation's By-Laws, any resolution of the Board of Directors or Shareholders, any other authorization, whenever adopted, after notice, by a majority vote of all Voting Stock then outstanding, or any contract, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as a person who has ceased to be a Director, Officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 13.06. Vested Right to Indemnification. The right of any individual to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving right to any action, suit or proceeding of the nature referred to in Section 13.01 of this Article 13 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article. To the extent such prior acts or omissions cannot be deemed to be covered by this
Article 13, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

     Section 13.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation s a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a Director, Officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

     Section 13.08. Additional Definitions. For purposes of this Article, references to the "Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     For purposes of this Article, serving an employee benefit plan at the request of the Corporation shall include any service as a Director, Officer, employee or agent of the Corporation which imposes duties on, or involves services by such Director, Officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" referred to in this Article.

     For purposes of this Article, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

     For purposes of this Article, "official capacity," when used with respect to a Director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a Director, shall mean the office in the Corporation held by the Officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

     Section 13.09. Payments a Business Expense. Any payments made to any indemnified party under this Article under any other right to indemnification shall be deemed to be an ordinary and necessary business expenses of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board of Directors, to any action for corporate waste or to any similar action.

     Under the Act, an Indiana corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Act. The Registrant has purchased insurance designed to protect and indemnify the Registrant and its officers and directors in case they are required to pay any amounts arising from certain claims, including claims under the Securities Act of 1933, which might be made against the officers and directors by reason of any actual or alleged act, error, omission, misstatement, misleading statement, neglect, or breach of duty while acting in their respective capacities as officers or directors of the Registrant.

Item 21.  Exhibits and Financial Statement Schedules

Exhibit No.    Description

     2 Agreement and Plan of Reorganization among Registrant, Montgomery Financial Corporation, Union Federal Savings and Loan Association and Montgomery Savings, A Federal Association (appears as Annex A to the prospectus).

     3(1) Registrant's Articles of Incorporation are incorporated by reference to Exhibit 3(1) to Registrant's Registration Statement on Form S-1 filed with the Commission on September 17, 1997 (the "Registration Statement").

     3(2)      Registrant's Amended and Restated Code of By-Laws.

     5 Opinion of Barnes & Thornburg regarding the legality of the securities being registered.*

     8         Opinion of Barnes & Thornburg regarding certain tax matters.*

    10(2) Union Community Bancorp Stock Option Plan incorporated by reference to Exhibit 10(2) to the Registration Statement.

    10(3) Union Federal Savings and Loan Association Recognition and Retention Plan and Trust incorporated by reference to Exhibit 10(3) to the Registration Statement.

    10(4) Union Community Bancorp Employee Stock Ownership Plan and Trust Agreement incorporated by reference to Exhibit 10(4) to the Registration Statement.

    10(5) Employment Agreement between Union Federal Savings and Loan Association and Joseph E. Timmons.*

    10(6) Exempt Loan and Share Purchase Agreement between Trust under Union Community Bancorp Employee Stock Ownership Plan and Trust Agreement and Union Community Bancorp incorporated by reference to Exhibit 10(6) to the Registration Statement.

    10(7) Employment Agreement between Union Federal Savings and Loan Association and Alan L. Grimble.*

    13 Annual Report to Shareholders for the fiscal year ended December 31, 2000 (appears as Annex E to the prospectus)

    21         Subsidiaries  of the  Registrant  incorporated  by  reference  to
               Exhibit 21 to Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

    23(1) Consent of Barnes & Thornburg (contained in Exhibit 5 filed herewith).*

    23(2)      Consent of BKD, LLP - Registrant*

    23(3)      Consent of BKD, LLP - Montgomery Financial Corporation*

    23(4)      Consent of Keefe, Bruyette & Woods, Inc.*

    23(5)      Consent of Edelman & Co., Ltd.*

    24 Power of Attorney (set forth on page S-2 to Registrant's Registration Statement on Form S-4 filed with the Commission on October 10, 2001).

    99(1)      Union Community Bancorp proxy card.

    99(2)      Montgomery Financial Corporation proxy card.

    99(3) Election Form and Transmittal letter and instructions to Shareholders at Montgomery Financial Corporation.

    99(4)      Consents of Director Nominees*

--------------------
*Previously filed.

Item 22.  Undertakings

     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (ss.230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14e-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Crawfordsville, State of Indiana, on November 2, 2001.

                                        UNION COMMUNITY BANCORP



                                        By:/s/  Joseph E. Timmons
                                           -------------------------------------
                                           Joseph E. Timmons
                                           President and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities indicated.

Signatures                              Title                      Date

(1) Principal Executive Officer                              )
                                                             )
/s/ Joseph E. Timmons                                        )
---------------------------------- President and Chief       )
Joseph E. Timmons                  Executive Officer         )
                                                             )
                                                             )
(2) Principal Financial and Accounting Officer:              )
                                                             )
/s/ Denise E. Swearingen                                     )
---------------------------------- Secretary and Treasurer   )
Denise E. Swearingen                                         )
                                                             )
                                                             ) November 2, 2001
(3) Directors:                                               )
                                                             )
Philip L. Boots                                              )
Marvin L. Burkett                                            )
Phillip E. Grush                                             )
Samuel H. Hildebrand                                         )
John M. Horner                                               )
Harry A. Siamas                                              )
Joseph E. Timmons                                            )
                                                             )
                                                             )
By:/s/ Joseph E. Timmons                                     )
   ----------------------------------                        )
   Joseph E. Timmons                                         )
   Attorney-in-fact                                          )